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                           KEY ENERGY SERVICES, INC.
                                   PROSPECTUS
                    UP TO 17,425,818 SHARES OF COMMON STOCK

                            ------------------------

                                Q SERVICES, INC.
                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 28, 2002

                            ------------------------

    This proxy statement/prospectus is being furnished to the holders of common stock, no par value, series A preferred stock, no par value, and series B preferred stock, no par value, of Q Services, Inc., a Texas corporation, in connection with the solicitation of proxies by the board of directors of Q
Services for use at its special meeting of shareholders to be held on June 28, 2002, at the time and place set forth in the Notice of Special Meeting of Shareholders, for the purpose of voting upon and approving:

    - the Plan and Agreement of Merger dated as of May 13, 2002, as amended, among Key Energy Services, Inc., a Maryland corporation, Key Merger Sub,
      Inc, a Texas corporation and a wholly-owned subsidiary of Key Energy
      Services, Inc., and Q Services, Inc., a Texas corporation, pursuant to which Key Merger Sub will be merged into Q Services with Q Services being the surviving corporation, and the transactions contemplated therein; and

    - to consider and transact such other business as may properly be brought before the special meeting or any adjournment thereof.

    If the merger is consummated, former holders of Q Services common stock will become Key shareholders and Q Services will become a wholly-owned subsidiary of Key.

    This proxy statement/prospectus also is being used in connection with the distribution of shares of the common stock, par value $.10 per share, of Key in connection with the proposed merger and, after the effective date of the merger, in connection with resales of Key's common stock by the selling shareholders named in this proxy statement/prospectus.

    Key's common stock is currently traded on the New York Stock Exchange under the symbol "KEG." The last reported sale price of Key's common stock on the New
York Stock Exchange on June 5, 2002 was $10.00. Neither the common stock nor the series A or series B preferred stock of Q Services is traded on any securities exchange.

 PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 15 IN THIS PROXY
                             STATEMENT/PROSPECTUS.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE
                                   SECURITIES
               OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS
    IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

         This proxy statement/prospectus is dated June 6, 2002 and was first mailed to Q Services shareholders on or about June 7, 2002
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                             ADDITIONAL INFORMATION

    Key has filed a registration statement on Form S-4 with the SEC with respect to the securities it may offer, including the common stock to be issued to the holders of Q Services common stock in the merger. This proxy statement/prospectus is part of that registration statement, and constitutes both a prospectus of Key and a proxy statement of Q Services for its special meeting. However it does not contain important business and financial information about Key. This information is available to you without charge. See
"Where You Can Find More Information" on page 85 of this proxy statement/ prospectus for additional information about Key, and information on file with the SEC. You may also request these documents from Key.

    TO OBTAIN TIMELY DELIVERY, Q SERVICES SHAREHOLDERS MUST REQUEST THIS
INFORMATION BY JUNE 20, 2002. You may obtain these documents without charge by writing or calling Key at the following address and telephone number:

                           KEY ENERGY SERVICES, INC.
                              400 South River Road
                          New Hope, Pennsylvania 18938
                             Attn: General Counsel
                                 (215) 862-7900
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                     QUESTIONS AND ANSWERS ABOUT THE MERGER

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Q:                      WHAT IS THE PROPOSED TRANSACTION?

A:                      A wholly-owned subsidiary of Key Energy Services, Inc. will merge into Q Services. As a result, former Q Services common shareholders will become Key common shareholders, and Q
                        Services will become a wholly-owned subsidiary of Key.

Q:                      WHY ARE THE COMPANIES PROPOSING THE MERGER?

A: The boards of directors of Key and Q Services believe the following benefits will be realized in the merger:

                            - combining the two companies will enhance two of the business lines that Key currently operates;

                            - a wider geographic area will be covered by the combined company than is covered by either company individually;

                            - substantial synergies and economies of scale can be realized through the combination of the two companies;

                            - Key's ability to respond to its overall customer base
                            during peak activity periods will be enhanced;

                            - the expanded service capability of Key will allow Key
                            to better meet its customer needs and to provide a
                              "total solution" service capability; and

                            - Key will have the opportunity to enter into markets
                              where it does not currently operate.

Q.                      WHAT IS THE PURCHASE PRICE THAT KEY IS PAYING FOR Q
                        SERVICES?

A:                      The purchase price for Q Services is the agreed upon
                        enterprise value of $265.0 million LESS certain reductions.
                        These reductions include the following:

                            - Q Services' total balance sheet liabilities, excluding
                            deferred income tax liability, reduced by Q Services'
                              current assets, each calculated as of the date the
                              merger closes. For purposes of the calculation,
                              liabilities will also include:

                                - severance benefits to certain Q Services
                                  employees; and

                                - Q Services' transaction costs, which consist
                               primarily of fees of a financial advisor and legal
                                  and accounting fees;

                            - amounts necessary to redeem Q Services' issued and outstanding series A preferred stock and series B preferred stock.

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Q:                      WHAT WILL I RECEIVE IN THE MERGER?

A: Holders of Q Services common stock will receive Key common stock in the merger. The number of shares of Key common stock issuable in exchange for each share of Q Services common stock will be based on, among other things:

                            - the purchase price that Key is paying for all
                            outstanding Q Services common stock as described above;
                              and

                            - the value of Key common stock based on the average of
                            the closing prices of Key common stock on the New York
                              Stock Exchange over the 10-day trading period
                              immediately preceding the day before the effective
                              date of the merger, but in no event below $11.00 or
                              above $13.00 per share.

Q:                      HOW MANY KEY SHARES WILL I RECEIVE FOR EACH SHARE OF Q
                        SERVICES COMMON STOCK THAT I HOLD?

A:                      Since the calculation of the number of shares of Key common stock issuable in exchange for each share of Q Services
                        common stock is subject to the variables described above and a post-closing adjustment, as of the date of this proxy
                        statement/prospectus, it is not possible to calculate the
                        exact number of shares of Key common stock that you will
                        receive in the merger. However, assuming the purchase price reductions equal those described above and the Q Services
                        balance sheet used to calculate the final merger
                        consideration is identical to the Q Services March 31, 2002 balance sheet included elsewhere in this proxy
                        statement/prospectus, approximately 1.0723 shares and
                        approximately 0.9073 shares of Key common stock would be
                        issuable in exchange for each share of Q Services common
                        stock assuming a Key share price of $11.00 or lower and
                        $13.00 or higher, respectively. On June 5, 2002, the closing price of Key common stock was $10.00 and the 10-day average share price was $11.02.

Q:                      WHAT IS THE PURCHASE PRICE HOLDBACK AND HOW DOES IT WORK?

A:                      Because of the post-closing adjustment described below, the number of shares of Key common stock issuable in the merger cannot be determined with precision on the effective date of the merger. Therefore, 5% of the merger consideration
                        payable to Q Services common shareholders and to holders of options and warrants to purchase Q Services common stock on the effective date of the merger will be held back by Key.
                        The purchase price holdback will be used to satisfy
                        adjustments to the purchase price based on differences
                        between the estimated and final balance sheets of Q Services as described above.

                            - If the final purchase price is less than the purchase
                            price estimated at closing by more than the amount of
                              the holdback, then the Q Services common shareholders,
                              option holders and warrant holders will not receive
                              the amount of the merger consideration that was held
                              back, and they will be required to pay back to Key
                              their pro rata share of the purchase price adjustment
                              that is in excess of the 5% holdback.

                            - If the final purchase price is less than the purchase
                            price estimated at closing, but in an amount less than
                              the amount of the 5% holdback, then Key will retain an
                              amount equal to the difference in the final and
                              estimated purchase price, and the Q Services common
                              shareholders, option holders and warrant holders will
                              receive the balance of the holdback.

                            - If the final purchase price is greater than the
                            purchase price estimated at closing, then Key will
                              distribute the entire holdback amount to the Q
                              Services common shareholders, option holders and
                              warrant holders and will also pay to such persons any
                              additional merger consideration necessary for the
                              final purchase price to have been paid in full.

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Q:                      IS THE PURCHASE PRICE SUBJECT TO A POST-CLOSING ADJUSTMENT?

A:                      Yes, the purchase price will be adjusted post-closing. The purchase price paid at closing will be calculated using an estimated Q Services balance sheet as of that date. After
                        the closing, a final balance sheet will be prepared and then compared to the estimated balance sheet to calculate the
                        final purchase price.

Q:                      WHO MUST APPROVE THE MERGER?

A:                      In addition to governmental and other regulatory approvals, the merger agreement and the merger must be approved by Q
                        Services' common and preferred shareholders voting together as a single class. Approval by Key's shareholders is not
                        required.

Q:                      WHAT SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER?

A: Approval of the merger requires the affirmative vote of two-thirds of the issued and outstanding Q Services common stock, series A preferred stock and series B preferred stock, voting as a single class.

Q:                      HOW MANY VOTES MAY I CAST?

A:                      Each holder of Q Services common stock is entitled to one
                        vote per share. Each holder of Q Services series A preferred stock and series B preferred stock is entitled to the number of votes determined by dividing the number of shares of Q
                        Services series A preferred stock or series B preferred
                        stock held by the holder by ten. Any fractional votes are
                        adjusted up or down as follows: a holder of ten shares of Q
                        Services series A preferred stock or series B preferred
                        stock is entitled to one vote, a holder of 15 shares of Q
                        Services series A preferred stock or series B preferred
                        stock is entitled to one vote, and a holder of 16 shares of
                        Q Services series A preferred stock or series B preferred
                        stock is entitled to two votes.

Q:                      DOES THE Q SERVICES BOARD OF DIRECTORS RECOMMEND VOTING IN
                        FAVOR OF THE MERGER?

A:                      Yes. After careful consideration, the Q Services board of
                        directors unanimously recommends that its common and
                        preferred shareholders vote in favor of the merger agreement and merger. In recommending approval of the merger, the
                        board of directors has considered the opinion of Lehman
                        Brothers, Inc. dated as of May 10, 2002, to the shareholders of Q Services to the effect that as of the date of the
                        written opinion, and based upon and subject to certain
                        matters stated in the opinion, the merger consideration is fair from a financial point of view to Q Services' common
                        shareholders.

Q:                      WHAT IF THE MERGER IS NOT COMPLETED?

A: If the merger is not completed, then holders of Q Services common stock, series A preferred stock and series B preferred stock will remain shareholders of Q Services.

Q:                      WHAT DO I NEED TO DO NOW?

A:                      We urge you to read this proxy statement/prospectus,
                        including the exhibits, carefully, and to consider how the merger will affect you as a shareholder of Q Services. You also should review the documents referenced under "Where You
                        Can Find More Information" on page 85.

Q:                      HOW DO I VOTE?

A:                      You may vote by mailing a signed proxy card in the enclosed return envelope as soon as possible so that your shares of Q
                        Services common or preferred stock may be represented at the special meeting. You may also attend the special meeting and vote in person.

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
Q:                      CAN I CHANGE MY VOTE?

A:                      Yes. You may change your vote by delivering a later-dated, signed proxy card to Q Services' secretary before the
                        special meeting, by delivering a written notice of
                        revocation or by attending the special meeting and voting in person.

Q:                      AM I ENTITLED TO DISSENTERS' RIGHTS?

A:                      Yes. If you are a holder of Q Services common stock and wish to dissent from the merger, you must deliver to Q Services, before the taking of the vote on the merger of the special meeting, a written objection to the merger setting out that your right to dissent will be exercised if the merger is
                        effective. There are additional procedural requirements you must follow to exercise your dissenters' rights. These
                        procedures are described in this proxy statement/prospectus under the caption "The Merger--Dissenters' Rights" on page
                        39.

Q:                      WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will be held on June 28, 2002, 9:00 a.m., Houston, Texas time, at The Briar Club, 2603
                        Timmons Lane, Houston, Texas 77027.

Q:                      AM I BEING ASKED TO VOTE ON ANY OTHER PROPOSALS AT THE
                        MEETING?

A: No. Q Services is not aware of any additional items to be voted upon at the meeting.

Q:                      WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:                      Key and Q Services are working to complete the merger as
                        quickly as possible. If the conditions to the merger are
                        satisfied or waived, Key and Q Services hope to complete the merger promptly following the special shareholders meeting.

Q:                      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:                      No. If the merger is completed, Key will promptly send you written instructions for sending in your stock certificates in exchange for the merger consideration to be issued at
                        closing.

Q:                      WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger or any related transactions, please call David Schorlemer, the chief financial officer of Q Services, at (713) 353-0191.

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                                    SUMMARY

    This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Exhibit A. Also see "Where You Can Find More Information" on page 85. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

INTRODUCTION

    Key will use this proxy statement/prospectus for the distribution of Key common stock to Q Services' common shareholders in the merger. Q Services is delivering this proxy statement/prospectus to its common and preferred shareholders in connection with the solicitation of votes for approval of the merger.

THE COMPANIES (see page 22)

    KEY ENERGY SERVICES, INC. Based on available industry data, Key is the largest onshore, rig-based well servicing contractor in the world. Key provides a complete range of well services to major oil companies and independent oil and natural gas production companies. Key conducts well servicing operations in various regions of the continental United States and internationally in Argentina and Canada. Key also is a leading onshore drilling contractor and conducts land drilling operations in a number of major domestic producing basins, as well as in Argentina and in Ontario, Canada. In addition to its other businesses, Key also produces and develops oil and natural gas reserves in the Permian Basin region and Texas Panhandle.

    Key's Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2001 and its Quarterly Report for the quarter ended March 31, 2002, accompany this proxy statement/prospectus as exhibits.

    Key's headquarters are located at 6 Desta Drive, Midland, Texas 79705, and its telephone number at that address is (915) 620-0300.

    Q SERVICES, INC. Q Services is an oilfield service company specializing in the delivery of products and services related to the production of natural gas and oil. Its customers include over 1,500 major and independent operating companies. Q Services' primary service lines include:

    - fishing and rental tool services;

    - field production services, including oilfield fluid transportation and logistics, frac tank rental, completion and production chemicals, lease crew services and site construction; and

    - pressure pumping services, including fracturing, acidizing, cementing and nitrogen services.

    Q Services' headquarters are located at 3100 Timmons Lane, Suite 300, Houston, Texas 77027, and its telephone number at that address is
(713) 869-6020.

THE MERGER (see page 26)

    A wholly-owned subsidiary of Key formed for the purpose of effecting the merger will merge into Q Services. As a result, Q Services common shareholders will become Key common shareholders, and Q Services will become a wholly-owned subsidiary of Key.

                                       5
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KEY'S REASONS FOR THE MERGER (see page 28)

    Key's board of directors and management believe the merger will benefit Key and its shareholders because the acquisition:

    - will expand its current oilfield trucking and fishing and rental tool service lines into new geographic markets;

    - will add pressure pumping as a new service line;

    - will allow Key to expand its existing customer base;

    - will increase Key's exposure to the natural gas markets;

    - is expected to be immediately accretive to earnings per share and cash flow per share; and

    - will reduce Key's debt-to-capitalization ratio.

Q SERVICES' REASONS FOR THE MERGER (see page 28)

    Q Services' board of directors and management believe the merger will benefit Q Services and its shareholders for the following reasons:

    - the combined company provides a strategic platform for future growth;

    - the combined company will have adequate capital sources to facilitate internal and external growth, which will result in an increased ability to focus on operational growth VS. capital structure;

    - the management team of the combined company will benefit from added depth and industry experience;

    - Q Services' shareholders will have the opportunity to participate in the potential for equity growth in a well-established larger public company after the merger;

    - the acquisition allows the Q Services shareholders greater liquidity through access to public markets following the merger; and

    - the merger will potentially reduce the risk of Q Services shareholders' investment after the merger as a result of the combined company having greater capital resources and being more geographically diversified.

RISK FACTORS (see page 15)

    See "Risk Factors" for a discussion of certain risks that should be considered by Q Services common and preferred shareholders in evaluating whether to approve the merger agreement and the merger.

WHAT YOU WILL RECEIVE IN THE MERGER (see page 43)

    As a result of the merger, each share of Q Services common stock that you own will be converted into the right to receive a number of shares of Key common stock determined in accordance with the merger agreement. Each share of Q Services preferred stock will be redeemed pursuant to its terms and under procedures set forth in the merger agreement and described in this proxy statement/ prospectus.

                                       6
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THE Q SERVICES SPECIAL MEETING (see page 24)

    The special meeting of the Q Services shareholders will be held on June 28, 2002, at 9:00 a.m., Houston, Texas time, at The Briar Club, 2603 Timmons Lane, Houston, Texas 77027. At the special meeting, Q Services' shareholders will be asked to vote "FOR" approval of the merger agreement and the merger.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE (see page 24)

    The record date for holders of Q Services common stock, series A preferred stock and series B preferred stock entitled to notice of and to vote at the special meeting is June 1, 2002. On the record date, there were 15,630,762 shares of Q Services common stock, 72,000 shares of Q Services series A preferred stock and 2,600 shares of Q Services series B preferred stock issued and outstanding and entitled to vote at the special meeting.

VOTE REQUIRED (see page 24)

    The vote required to approve the merger agreement and the merger is the affirmative vote of at least two-thirds of the issued and outstanding Q Services common stock, series A preferred stock and series B preferred stock, voting together as a single class.

VOTING AGREEMENTS (see pages 25 and 51)

    Holders of Q Services common stock owning an aggregate of approximately 73% of the combined voting power of all Q Services issued and outstanding common stock, series A preferred stock and series B preferred stock have agreed to vote all their shares "FOR" the merger agreement and merger. Consequently, approval of the merger agreement by Q Services' common and preferred shareholders is assured. However, because there are other conditions to closing that have not yet been fulfilled, closing of the merger is not assured.

FAIRNESS OPINION (see page 29)

    Lehman Brothers has delivered a written opinion, dated as of May 10, 2002, to the board of directors of Q Services to the effect that as of the date of the opinion, and based upon and subject to certain matters stated in the opinion, the merger consideration is fair from a financial point of view to the shareholders of Q Services. The full text of the Lehman Brothers opinion, which sets forth the assumptions and matters considered and the limitations under the review undertaken, is attached to this proxy statement/prospectus as Exhibit B and should be read carefully and in its entirety. Key did not obtain a fairness opinion in connection with the merger and Lehman Brothers' opinion was issued for the benefit of the Q Services shareholders only and does not in any manner address the fairness, from a financial point of view, of the consideration paid by Key in connection with the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF Q SERVICES (see pages 24 and 41)

    After careful consideration, the Q Services board of directors unanimously recommends that its common and preferred shareholders vote "FOR" the merger agreement and the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (see page 37)

    The merger has been structured as a reorganization for federal income tax purposes. Assuming the merger is treated as a reorganization, the Q Services common shareholders generally will not recognize gain or loss for federal income tax purposes on the exchange of their Q Services common stock for Key common stock in the merger, except for any gain on receipt of cash in respect of a purchase price adjustment payment.

                                       7
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ACCOUNTING TREATMENT (see page 39)

    Key will account for the merger as a purchase of a business, which means that the assets and liabilities of Q Services will be recorded at their fair value, with the remaining purchase price over the fair value of net identifiable assets and liabilities to be reflected as goodwill. The results of operations and cash flows of Q Services will be included in Key's results prospectively after the effective date of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (see page 36)

    In considering the recommendation of the Q Services board of directors regarding the merger, you should be aware of the interests that certain officers and directors of Q Services have in the merger that are different from your and their interests as shareholders.

    In connection with the merger, Craig M. Johnson, the president of Q Services, and David S. Schorlemer, the chief financial officer of Q Services, will enter into three year employment agreements with Key. Pursuant to these agreements, these individuals will be entitled to various benefits, including an annual base salary and discretionary cash bonus, participation in Key's stock option plan, reimbursement of certain expenses, guaranteed vacation, and other fringe benefits such as medical, life and disability insurance, retirement plans and a vehicle allowance. Several officers and directors of Q Services, including Messrs. Johnson and Schorlemer, will receive substantial severance payments upon the consummation of the merger, and some of those persons will remain employed by Q Services or Key after the merger. In addition, Messrs. Johnson and Schorlemer will be entitled to severance benefits if their employment with Key should be terminated under certain circumstances.

    David M. Johnson, chairman and chief executive officer of Q Services, will enter into a consulting and non-competition agreement with Key pursuant to which he will be entitled to receive, among other things, $150,000 per year for a period of two years. Mr. Johnson will also receive substantial severance payments from Q Services upon consummation of the merger.

    Officers and directors of Q Services who own Q Services common stock will participate in the merger on the same terms and conditions as Q Services' other common shareholders. Many members of Q Services' management and directors, however, have a substantial number of options to purchase Q Services common stock. Under the terms of the option agreements, the vesting of those options will accelerate as a result of the merger. All outstanding Q Services' options will either be converted into cash or exercised for shares of Q Services common stock, which will then be converted into Key common stock in the merger. Therefore, holders of options to purchase Q Services' common stock will receive immediate financial benefits as a result of the merger that they would not immediately receive if the merger were not occurring.

REGULATORY APPROVALS (see page 39)

    Key and Q Services are not aware of any governmental or regulatory requirements for consummation of the merger other than compliance with state corporate securities and federal antitrust laws, including compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

EFFECTS OF THE MERGER ON THE RIGHTS OF Q SERVICES SHAREHOLDERS (see page 69)

    After the merger, holders of Q Services common stock will become holders of Key common stock. On consummation of the merger, the certificate of incorporation and bylaws of Key, in addition to the applicable provisions of Maryland law, will govern the rights of all former holders of Q Services common stock.

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REGISTRATION OF KEY SHARES (see page 35)

    The merger agreement requires Key to use its reasonable efforts to maintain the effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus is a part, and to make this proxy statement/prospectus available for use by Q Services' shareholders who are affiliates of Q Services for resale of the Key shares they receive in the merger. Key may from time to time require that selling Q Services' shareholders identified in this proxy statement/prospectus refrain from effecting any public sales or distributions of the Key common stock they receive in the merger due to the existence of material and nonpublic information the disclosure of which would be required in this proxy statement/prospectus. However, this proxy statement/prospectus must be available for use by selling Q Services' shareholders identified in this proxy statement/prospectus for the resale of their Key shares received in the merger for a period of at least 22 consecutive trading days immediately after the effective date of the merger.

LISTING OF KEY COMMON STOCK (see page 49)

    The shares of Key common stock to be issued to the Q Services shareholders in the merger will be listed for trading on the New York Stock Exchange.

DISSENTERS' RIGHTS (see page 39)

    If you object to the merger, Texas law permits you to seek relief as a dissenting shareholder. If you are a Q Services shareholder and wish to dissent, you must deliver to Q Services, before the taking of the vote on the merger at the special meeting, a written objection to the merger that sets out that your right to dissent will be exercised if the merger is effective, and you also must supply certain other information. A proxy or vote against the merger is not sufficient to make this demand. You also must not vote in favor of the merger agreement.

    The provisions of Texas law relating to the exercise of appraisal rights are complicated, and failure to strictly adhere to those provisions may terminate or result in a waiver of your appraisal rights. Therefore, if you decide to exercise your appraisal rights to obtain an appraisal of the fair value of your Q Services shares, you may wish to consult with a qualified attorney.

    Copies of Articles 5.12 and 5.13 of the Texas Business Corporation Act, which govern this process, are attached as Exhibit C to this proxy statement/prospectus.

CONDITIONS PRECEDENT TO THE MERGER (see page 49)

    Key and Q Services are not obligated to complete the merger unless certain conditions are satisfied or waived by them. These include the following:

    - All waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or early termination with respect thereto shall have been obtained;

    - Certain actions shall have been taken with respect to Q Services' issued and outstanding options and warrants;

    - All of Q Services series A preferred and series B preferred stock shall have been redeemed;

    - Key shall have paid certain obligations of Q Services under Q Services' credit agreement;

    - The SEC shall have declared the post-effective amendment to the registration statement, of which this proxy statement/prospectus forms a part, effective under the Securities Act and such effectiveness shall not have been revoked on or before the effective date of the merger;

    - Q Services shall have terminated all shareholder, voting or similar agreements before the effective date of the merger;

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    - Certain Q Services employees shall have executed and delivered employment agreements with Key;

    - Certain individuals shall have entered into noncompetition agreements with Key;

    - Certain related party transactions to which Q Services is subject shall be amended to provide that Q Services may terminate those agreements on 30 days' notice without penalty; and

    - The satisfaction of certain other conditions customary in transactions similar to the merger.

    The party entitled to the benefit of any of these conditions may waive any of these conditions. Neither Key nor Q Services can make assurances that the conditions will be satisfied or waived or that the merger will occur.

NO SOLICITATION OF COMPETING TRANSACTIONS (see page 48)

    The merger agreement restricts Q Services' ability to solicit, initiate, encourage or enter into any alternative acquisition transactions with third parties. Q Services must promptly notify Key if it receives offers, proposals or expressions of interest for any such alternative transactions.

EFFECTIVE DATE (see page 42)

    The merger will become effective on the filing of the articles of merger with the Secretary of State of Texas. The articles of merger will be filed as soon as practicable after all conditions to the obligations of Key and Q Services to consummate the merger have been satisfied or waived.

TERMINATION OF THE MERGER AGREEMENT (see page 50)

    Key and Q Services can agree at any time to terminate the merger agreement without completing the merger, and the merger agreement may be terminated by either company if any of the following occurs:

    - the merger is not completed by July 17, 2002, subject to extension until October 15, 2002 to obtain certain governmental approvals; or

    - a court or other governmental authority seeks to prevent or prohibit the merger.

    Key may terminate the merger agreement if:

    - there has been a material adverse effect in the financial condition or business of Q Services since March 31, 2002;

    - Q Services' representations and warranties contained in the merger agreement concerning environmental matters and operation of saltwater disposal wells are not true as of the effective date of the merger, and all of those untrue representations and warranties in the aggregate would be reasonably likely to result in costs, damages, diminution in value, expenses, losses or liabilities with respect to the business, operations, assets or liabilities of Q Services of more than $5 million;

    - Q Services has failed to perform any of its covenants or agreements contained in the merger agreement and the failure has not been waived by Key; or

    - the holders of shares of Q Services' common stock representing in excess of 0.5% of the issued and outstanding shares of Q Services' common stock elected to exercise their dissenters' rights described above.

    Q Services may terminate the merger agreement if:

    - Key has failed to perform any of its covenants or agreements contained in the merger agreement and the failure has not been waived by Q Services; or

    - there has been a material adverse effect in the financial condition or business of Key and its subsidiaries since March 31, 2002.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS (see page 85)

    This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 15.

COMPARATIVE MARKET PRICE DATA

    KEY. Key's common stock is traded on the New York Stock Exchange under the symbol "KEG."

    On May 13, 2002, the last trading day before the public announcement of the proposed merger, the last sale price of Key's common stock, as reported by the New York Stock Exchange was $12.14 per share. On June 5, 2002, the last trading date before the date of this proxy statement/prospectus, the last sale price of Key's common stock, as reported by the New York Stock Exchange was $10.00.

    The market price of Key's common stock fluctuates and you are advised to obtain current market quotations for Key's common stock.

    Q SERVICES. Because there is no established trading market for the shares of Q Services common stock, information with respect to market prices for Q Services common stock has been omitted.

                         SUMMARY FINANCIAL INFORMATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KEY

    Key is providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical consolidated financial data presented below have been derived from Key's audited consolidated financial statements. The data presented for each of the nine-month periods ended March 31, 2002 and 2001 has been derived from Key's unaudited consolidated interim financial statements. As this information is only a summary, it should be read in conjunction with Key's historical consolidated financial statements (and related notes) contained in its annual and quarterly reports and other information that Key has filed with the SEC, which are attached as Exhibits D and E to this proxy statement/prospectus.

                                                           YEAR ENDED             NINE MONTHS ENDED
                                                            JUNE 30,                  MARCH 31,
                                                     -----------------------   -----------------------
                                                        2001         2000         2002         2001
                                                     ----------   ----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA

Revenues...........................................  $  873,262   $  637,732   $  632,815   $  622,960

Earnings from operations...........................     298,324      175,346      208,833      201,435

Net earnings (loss) before extraordinary item(1)...      62,281      (20,570)      46,999       36,191

Net earnings (loss)................................      62,710      (18,559)      44,009       37,289

Net earnings (loss) per share before extraordinary
  item
  Basic............................................        0.63        (0.25)        0.45         0.37
  Diluted..........................................        0.61        (0.25)        0.44         0.36

BALANCE SHEET DATA (AT END OF PERIOD)
Working capital....................................      90,597      160,741      110,083       96,690

Property and equipment, net........................     793,716      760,561      801,196      776,207

Total assets.......................................   1,228,284    1,246,265    1,231,907    1,191,126

Long-term debt and lease obligations, net of
  current portion..................................     485,961      651,945      437,349      527,254

Stockholders' equity...............................     476,878      382,887      546,215      429,652

------------------------

(1) Key recorded extraordinary items, net of the related tax effects, on early extinguishment of certain debt obligations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF Q SERVICES

    The annual selected historical consolidated financial data of Q Services presented below has been derived from Q Services' audited consolidated financial statements for such periods. The data presented for each of the three-month periods ended March 31, 2002 and 2001 has been derived from Q Services' unaudited consolidated interim financial statements. The audited consolidated financial statements of Q Services for the years ended December 31, 2001 and 2000, and the unaudited consolidated interim financial statements of Q Services for the three-month periods ended March 31, 2002 and 2001, have been included elsewhere within this proxy statement/prospectus. Such financial statements and the related footnotes should be referenced when reviewing the selected consolidated financial data for such periods. Additionally, the selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Q Services' Financial Condition and Results of Operations" for such periods, included elsewhere within this proxy statement/prospectus.

                                                            YEAR ENDED        THREE MONTHS ENDED
                                                           DECEMBER 31,            MARCH 31,
                                                        -------------------   -------------------
                                                          2001       2000       2002       2001
                                                        --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues..............................................  $179,115   $78,929    $ 38,612   $31,800

Earnings from operations..............................    30,416    10,810       2,063     6,500

Net earnings before extraordinary item(1).............    14,365     4,971         295     2,998

Net earnings(2).......................................    11,757     4,971         295     2,998

Net earnings per share
  Basic...............................................      1.00      1.19        0.02      0.39
  Diluted.............................................      0.95      1.03        0.02      0.36

BALANCE SHEET DATA (AT END OF PERIOD)
Working capital.......................................     7,199     5,001       8,009

Property and equipment, net...........................    95,966    42,103      96,181

Total assets..........................................   201,121    78,845     201,803

Long-term debt and lease obligations, net of current
  portion.............................................    66,855    32,571      68,492

Shareholders' equity..................................    84,698    27,360      85,298

------------------------

(1) Q Services recorded an extraordinary loss of $2,365, net of the related tax benefit of $1,277, in 2001 related to the early extinguishment of certain of its debt obligations.

(2) Net earnings represents the amount applicable to Q Services common shareholders after accrued preferred stock dividends. Q Services had accrued but unpaid preferred stock dividends of $243 during the year ended
    December 31, 2001 and $133 during the three months ended March 31, 2002.

SELECTED HISTORICAL CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

    The following table sets forth unaudited pro forma combined summary financial data, which are presented to give effect to the merger under the purchase method of accounting. The statements of operations data for the nine-month period ended March 31, 2002 and for the year ended June 30, 2001, have been prepared assuming that the merger was consummated on July 1, 2000. The balance sheet data assume that the merger was consummated on March 31, 2002.

    The unaudited pro forma combined summary financial data do not purport to represent what the financial position or results of operations of Key actually would have been had the merger occurred on the dates indicated or to project Key's financial results or results of operations for any future date or period. Furthermore, the unaudited pro forma combined summary financial data do not reflect any cost savings or other synergies that may result from the merger or any other changes that may occur as the result of post-combination activities and other matters. In addition, the unaudited pro forma combined summary statements of operations data exclude estimates of non-recurring charges directly attributable to the merger that will be charged to operations in the quarters after which the merger is actually consummated.

    The unaudited pro forma combined summary financial data should be read in conjunction with the historical consolidated financial statements of Key and Q Services, including the notes thereto, and the unaudited pro forma financial statements, including the notes thereto, contained elsewhere within this proxy statement/prospectus.

                                                              NINE MONTHS ENDED    YEAR ENDED
                                                                  MARCH 31,         JUNE 30,
                                                                     2002             2001
                                                              ------------------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
STATEMENT OF OPERATIONS DATA

Revenues....................................................       $  775,451       $992,990
Earnings from operations(1).................................          266,745        355,975
Income from continuing operations...........................           55,342         80,417
Income from continuing operations per share
  Basic.....................................................       $     0.46       $   0.76
  Diluted...................................................             0.45           0.73

BALANCE SHEET DATA
Working capital.............................................       $   86,968
Property and equipment, net.................................          942,363
Total assets................................................        1,521,066
Long-term debt and lease obligations, net of current
  portion...................................................          487,777
Shareholders' equity........................................          737,899

------------------------

(1) Earnings from operations is total revenues less well servicing, contract drilling and other expenses.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING IMPORTANT FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, TO DETERMINE WHETHER TO VOTE FOR THE MERGER.

RISKS RELATING TO THE MERGER

THE MERGER CONSIDERATION ISSUED ON THE EFFECTIVE DATE OF THE MERGER IS SUBJECT TO ADJUSTMENT. HOLDERS OF Q SERVICES COMMON STOCK MAY NEVER RECEIVE MERGER CONSIDERATION HELD BACK AS OF THE EFFECTIVE DATE OF THE MERGER AND MAY BE REQUIRED TO REFUND KEY A PORTION OF THE MERGER CONSIDERATION PREVIOUSLY GIVEN THEM TO SATISFY ANY POST-CLOSING ADJUSTMENTS.

    The purchase price to be paid by Key in the merger will be based in part upon an estimated balance sheet of Q Services as of the effective date of the merger. The purchase price will be adjusted based on a final balance sheet to be agreed to between Key and a representative of Q Services' shareholders following the effective date of the merger. Since the final balance sheet and the estimated balance sheet as of the effective date of the merger may differ, the ultimate purchase price Key will be required to pay for Q Services may differ from the price Key pays at the closing of the merger. Therefore, 5% of the merger consideration payable to Q Services' shareholders and to holders of options and warrants to purchase Q Services common stock on the effective date of the merger will be held back by Key. The purchase price holdback will be used to satisfy adjustments to the purchase price based on differences between the estimated and final balance sheets of Q Services as described above.

    Holders of Q Services common stock may never receive any of the merger consideration held back as of the effective date of the merger and may be required to refund to Key a portion of the merger consideration previously given to them following the effective date of the merger.

HOLDERS OF Q SERVICES COMMON STOCK MAY NOT KNOW THE NUMBER OF SHARES OF KEY COMMON STOCK THEY WILL RECEIVE UNTIL AFTER THE SPECIAL MEETING.

    The actual number of shares of Key common stock to be issued for each share of Q Services common stock will be determined based on the average closing prices of the Key common stock on the New York Stock Exchange for the ten trading days immediately preceding the day before the effective date of the merger, but will not be less than $11.00 nor more than $13.00 per share. The number of shares of Key common stock to be issued in the merger also will be based on an estimated balance sheet for Q Services as of the effective date of the merger, and will be subject to adjustment based on a final balance sheet as of the effective date to be delivered after consummation of the merger. Since it is not possible, as of the date of this proxy statement/prospectus, to determine the date the merger will become effective or the actual Key share price or the estimated or final balance sheet of Q Services as of such date, Q Services shareholders may be required to vote on approval of the merger without knowing the exact number of shares of Key common stock they will receive in the merger. Assuming the final Q Services balance sheet as of the effective date of the merger is identical to the balance sheet of Q Services as of March 31, 2002, contained elsewhere within this proxy statement/prospectus, each share of Q Services common stock will be converted into approximately 1.0723 or approximately 0.9073 shares of Key common stock, assuming the Key share price is $11.00 or lower or $13.00 or higher, respectively. There can be no assurance that the estimated or final balance sheet of Q Services as of the effective date of the merger will not be substantially different from the March 31, 2002 balance sheet contained elsewhere within this proxy statement/prospectus.

HOLDERS OF Q SERVICES COMMON STOCK MAY RECEIVE SHARES OF KEY COMMON STOCK THAT HAVE A CURRENT MARKET PRICE THAT IS LOWER THAN THE PRICE ATTRIBUTED TO THOSE SHARES FOR PURPOSES OF THE MERGER AT THE EFFECTIVE DATE OF THE MERGER.

    The actual number of shares of Key common stock to be issued for each share of Q Services common stock will be determined based upon the market value of the Key common stock as described above, but will not be less than $11.00 nor more than $13.00 per share. On the effective date of the merger, the holders of Q Services common stock could receive shares of Key common stock that have a current market price that is lower than the price attributed to those shares for purposes of the merger. For example, if the closing price of the Key common stock is less than $11.00 per share on the effective date of the merger, Q Services common shareholders would receive Key shares that have a current market price of less than $11.00 per share. As a result, the Q Services common shareholders would be unable to sell their shares of Key stock at the price at which it was valued for purposes of the merger until the market price of the Key common stock is at or above $11.00 per share. On June 5, 2002, the closing price of Key common stock was $10.00, and the 10-day average share price was $11.02.

THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT MAY NOT BE CONSUMMATED EVEN IF SHAREHOLDER APPROVAL FOR THE MERGER IS OBTAINED.

    The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though the Q Services shareholders may have approved it. You cannot be assured that all of the closing conditions to the merger will be satisfied, that any unsatisfied conditions will be waived or that the merger will occur.

Q SERVICES MAY LOSE AN OPPORTUNITY TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY ON MORE FAVORABLE TERMS BECAUSE OF PROVISIONS IN THE MERGER AGREEMENT.

    While the merger agreement is in effect, Q Services is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal, or offer to enter into certain transactions such as a merger, sale of assets or other business combination, with any person other than Key. In addition, certain of Q Services common shareholders have entered into voting agreements with Key pursuant to which they have agreed to vote all of their shares of Q Services common stock in favor of the merger. The shares subject to the voting agreements are a sufficient number to assure that Q Services will receive the requisite vote for approval of the merger. As a result, Q Services may lose an opportunity to enter into a more favorable transaction.

THE PRICE OF KEY COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE VALUE OF Q SERVICES.

    Upon completion of the merger, holders of Q Services common stock will become Key common shareholders. Key's business differs from that of Q Services, and Key's results of operations, as well as the price of Key common stock, may be affected by factors different from those affecting Q Services' operations.

SOME OF Q SERVICES' DIRECTORS AND OFFICERS HAVE INTERESTS THAT DIFFER IN SEVERAL RESPECTS FROM Q SERVICES SHAREHOLDERS.

    In considering the recommendation of the Q Services board of directors to approve the merger agreement and the merger, you should consider that some of Q Services' directors and officers have interests that differ from, or are in addition to, their interests as Q Services shareholders generally. These interests include benefits provided to them by Key under employment agreements and the continuation of certain indemnification arrangements. In addition, one of Q Services' officers and directors will enter into a consulting and non-competition agreement with Key that provides him benefits that will not be available to other Q Services shareholders. Certain officers and directors of Q

Services also will receive substantial compensation in the form of severance payments and accelerated vesting and subsequent payout of their stock options that would not be available to them unless the merger is consummated.

KEY WILL FACE SIGNIFICANT CHALLENGES IN INTEGRATING THE OPERATIONS OF KEY AND Q SERVICES AND, AS A RESULT, MAY NOT REALIZE THE BENEFITS OF CONSOLIDATION, SUCH AS ENHANCEMENT OF KEY'S BUSINESS LINES, EXPANDED GEOGRAPHIC COVERAGE AND REALIZATION OF SYNERGIES AND ECONOMICS OF SCALE.

    Integrating the operations and personnel of Key and Q Services will be a complex process, and Key cannot be certain that the integration will be completed in a timely manner or that the anticipated benefits of the merger will be achieved. The successful integration of Key and Q Services will require, among other things, the integration of the Companies' finance, human resources, operations and marketing groups and the coordination of the Companies' information systems. The diversion of the attention of Key's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of Key's business.

RISKS RELATED TO KEY

KEY'S BUSINESS IS DEPENDENT ON CONDITIONS IN THE OIL AND NATURAL GAS INDUSTRY, ESPECIALLY THE CAPITAL EXPENDITURES OF OIL AND NATURAL GAS COMPANIES.

    The demand for Key's services is primarily influenced by current and anticipated oil and natural gas prices. Prices for oil and natural gas historically have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas (including changes resulting from the ability of the Organization of Petroleum Exporting Countries to establish and maintain production quotas for oil prices), domestic and worldwide economic conditions and political instability in oil producing countries. Weakness in oil and natural gas prices may cause lower rates and lower utilization of available well service equipment. In addition, when oil and natural gas prices are weak, fewer wells are drilled, resulting in less drilling and less maintenance work for Key. Additional factors that affect demand for Key's services include:

    - the level of development, exploration and production activity of, and corresponding spending by, oil and natural gas companies;

    - oil and natural gas production costs;

    - government regulation; and

    - conditions in the worldwide oil and natural gas industry.

    In addition, Key anticipates prices for oil and natural gas will continue to be volatile and affect the demand for and pricing of its services. Reductions in oil and natural gas prices can result in a reduction in the trading prices and value of Key common stock, even if the reduction in oil and natural gas prices does not affect its business generally. However, a material decline in oil or natural gas prices or activities over a sustained period of time could materially adversely affect the demand for Key's services and, therefore, its results of operations and financial condition.

    Periods of diminished or weakened demand for Key's services have occurred in the past. Since the end of the first quarter of fiscal 2002 and continuing through the third quarter, Key has experienced a decrease in the demand for its services. Key believes this trend is due to an overall weakening of demand for onshore well services, which is attributable to lower prices for oil and natural gas and general economic uncertainty. If these conditions continue or worsen, they could have a material adverse effect on Key's financial condition and results of operations. In light of these and other factors relating to the oil and natural gas industry, Key's historical operating results may not be indicative of future performance.

AN ECONOMIC DOWNTURN MAY ADVERSELY AFFECT KEY'S BUSINESS.

    An economic downturn may cause reduced demand for petroleum-based products and natural gas. In addition, many oil and natural gas production companies often reduce or delay expenditures to reduce costs, which in turn may cause a reduction in the demand for Key's services during these periods. According to industry data, in July 2001, there were approximately 1,293 active drilling rigs in North America. In March 2002, the number of active drilling rigs had been reduced to 768. The number of active drilling rigs may be indicative of demands for services such as those Key provides. If the economic environment worsens, Key's business may be further adversely impacted.

KEY'S BUSINESS INVOLVES CERTAIN OPERATING RISKS, WHICH ARE PARTIALLY SELF-INSURED, AND KEY'S INSURANCE MAY NOT BE ADEQUATE TO COVER ALL LOSSES OR LIABILITIES IT MIGHT INCUR IN ITS OPERATIONS.

    Key's operations are subject to many hazards and risks, including the following:

    - blow-outs;

    - reservoir damage;

    - loss of well control;

    - cratering;

    - fires;

    - accidents resulting in serious bodily injury and the loss of life or property;

    - pollution and other damage to the environment; and

    - liabilities from accident or damage by our fleet of trucks.

    If these hazards occur they could result in suspension of operations, damage to or destruction of Key's equipment and the property of others and injury or death to personnel.

    Key self-insures a significant portion of these liabilities. For losses in excess of Key's self-insurance limits, Key maintains insurance from unrelated commercial carriers. However, its insurance may not be adequate to cover all losses or liabilities that it might incur in its operations. There can be no assurance that Key's insurance will adequately protect it against liability from all of the hazards of its business. Moreover, Key also is subject to the risk that it may not be able to maintain or obtain insurance of the type and amount it desires at a reasonable cost. If Key were to incur a significant liability for which it were not fully insured, it could have a material adverse effect on Key's financial position and results of operations.

KEY IS SUBJECT TO THE ECONOMIC, POLITICAL AND SOCIAL INSTABILITY RISKS OF DOING BUSINESS IN CERTAIN FOREIGN COUNTRIES.

    Key has investments and may make additional investments in Argentina and other foreign countries, including Canada and Egypt. As a result, Key is exposed to currency exchange rate fluctuations. Key also is exposed to other risks of international operations, including:

    - increased governmental ownership and regulation of the economy in the markets where it operates;

    - inflation and adverse economic conditions stemming from governmental attempts to reduce inflation, such as imposition of higher interest rates and wage and price controls;

    - increased trade barriers, such as higher tariffs and taxes on imports of agricultural commodities and commodity products;

    - exchange controls or other currency restrictions;

    - civil unrest or significant political instability;

    - expropriation, confiscatory taxation and nationalization of its assets located in the markets where it operates; and

    - governmental policies limiting returns to foreign investors.

    In fiscal 2001, Key's foreign operations accounted for less than 7% of its revenues. A substantial portion of these revenues were derived from its operations in Argentina. For fiscal 2001, revenues from operations in Argentina were $48.5 million, which accounted for 5.6% of Key's total revenues for this period. For fiscal 2001, net income from operations in Argentina was $4.5 million. For the nine months ended March 31, 2002, revenues from operations in Argentina were $28.0 million, which accounted for 4.4% of Key's total revenue for this period.

    Recently, Argentina has been negatively affected by volatile economic and political conditions. In December 2001, the Argentine government announced that it would restrict bank account withdrawals and would not service its public sector debt. Furthermore, in early January 2002, the Argentine government abandoned its decade-old fixed peso-dollar exchange rate and created a dual exchange rate system. As a result of this abandonment of the fixed peso-dollar exchange rate system, Key translated the assets of its Argentine subsidiary, which resulted in accumulated foreign currency translation losses of approximately $43.5 million and $24.2 million at March 31, 2002 and December 31, 2001, respectively. Additionally, the Argentine government has indicated that as part of its monetary policy changes, it will redenominate certain consumer loans from U.S. dollar denominated to Argentine peso denominated. As a result, Key recorded a foreign currency transaction loss of $1.8 million in the three months ended December 31, 2001 related to accounts receivable subject to certain U.S. dollar denominated contracts held by Key's Argentine subsidiary, which are subject to redenomination.

    Key believes that all of these events will negatively affect oil production in Argentina, and accordingly will have a negative effect on demand for Key's services in Argentina. The economic conditions in Argentina continue to be unstable and further devaluation of the Argentine peso may occur. Key continues to evaluate the structure of its operations in Argentina, but is currently unable to predict the effect that further instability in Argentina will have on its financial position.

KEY HISTORICALLY HAS EXPERIENCED A HIGH EMPLOYEE TURNOVER RATE. ANY DIFFICULTY KEY EXPERIENCES REPLACING OR ADDING WORKERS COULD ADVERSELY AFFECT ITS BUSINESS.

    Key historically has experienced an annual employee turnover rate of over 50%. The high turnover rate is caused by the nature of the work, which is physically demanding and performed outdoors. As a result, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with Key's. Key cannot assure that at times of high demand it will be able to retain, recruit and train an adequate number of workers. Potential inability or lack of desire by workers to commute to its facilities and job sites and competition for workers from other industries are factors that could affect Key's ability to attract and retain workers. Key believes that its wage rates are competitive with the wage rates of its competitors and other potential employers. A significant increase in the wages other employers pay could result in a reduction in Key's workforce, increases in its wage rates, or both. Either of these events could diminish Key's profitability and growth potential.

KEY IS SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS THAT EXPOSE IT TO POTENTIAL LIABILITY.

    Key's operations are regulated under a number of foreign, federal, state and local laws that govern, among other things, the handling, storage and disposal of waste materials, some of which are classified as hazardous substances, and the discharge of hazardous materials into the environment. Key's operations are subject to stringent regulations relating to protection of the environment and waste handling. In addition to liability for its own noncompliance, these regulations may expose Key to liability for noncompliance of other parties, without regard to whether it was negligent. Sanctions for noncompliance with applicable environmental laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. Furthermore, Key may be liable for costs for environmental clean-up at currently or previously owned or operated properties or off-site locations where it sent, disposed of, or arranged for disposal of hazardous materials. Compliance with existing laws or regulations, the adoption of new laws or regulations or the more vigorous enforcement of environmental laws or regulations could have a material adverse effect on Key's operations by increasing its expenses and limiting its future business opportunities.

KEY HAS A SIGNIFICANT AMOUNT OF INDEBTEDNESS AND COULD INCUR ADDITIONAL INDEBTEDNESS, WHICH COULD MATERIALLY ADVERSELY AFFECT ITS FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS AND PREVENT IT FROM FULFILLING ITS OBLIGATIONS UNDER ITS OUTSTANDING INDEBTEDNESS.

    Key had approximately $445.7 million of long-term indebtedness outstanding at March 31, 2002. Key is permitted under the indentures governing its public debt securities to incur additional debt, subject to certain limitations. If Key incurs additional debt, its increased leverage could, for example:

    - make it more difficult for Key to satisfy its obligations under its public debt securities or other indebtedness and, if Key fails to comply with the requirements of the other indebtedness, that failure could result in an event of default on its public debt securities or other indebtedness;

    - require Key to dedicate a substantial portion of its cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

    - limit Key's ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

    - limit Key's flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

    - detract from Key's ability to successfully withstand an industry or general economic downturn; and

    - place Key at a competitive disadvantage against less leveraged competitors.

KEY MAY NOT BE ABLE TO GENERATE SIGNIFICANT CASH FLOW TO MEET ITS DEBT SERVICE OBLIGATIONS.

    Key's ability to make payments on and to refinance its indebtedness, and to fund planned capital expenditures, will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Key's control.

    Key cannot assure you that its business will generate sufficient cash flow from operations to service its outstanding indebtedness, that future borrowings will be available to it under its credit facility in an amount sufficient to enable it to pay its indebtedness or to fund other liquidity needs. Key may need to refinance all or a portion of its existing indebtedness on or before maturity. Key cannot assure you that it will be able to refinance any of its indebtedness, including its credit facility, on commercially reasonable terms or at all.

KEY'S DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON IT THAT MAY AFFECT ITS ABILITY TO SUCCESSFULLY OPERATE ITS BUSINESS.

    Key's credit facility and the terms of the indentures for its public debt securities limit Key's ability to take various actions, such as:

    - incurring additional indebtedness;

    - paying dividends;

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    - repurchasing junior indebtedness;

    - making investments;

    - entering into transactions with affiliates;

    - merging or consolidating with other entities; and

    - selling all or substantially all of our assets.

    In addition, Key's credit facility requires it to maintain certain financial covenant ratios and satisfy certain financial condition tests, several of which become more restrictive over time and may require it to take action to reduce its debt or take some other action in order to comply with them. These restrictions also could limit Key's ability to obtain future financings, make needed capital expenditures, withstand a downturn in its business or the economy in general, or otherwise conduct necessary corporate activities. Key also may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on it by the restrictive covenants under its credit facility and indentures for its public debt securities.

KEY HAS PURSUED AND CONTINUES TO PURSUE STRATEGIC ACQUISITIONS. KEY'S BUSINESS MAY BE ADVERSELY AFFECTED IF IT CANNOT EFFECTIVELY INTEGRATE ACQUIRED OPERATIONS.

    A component of Key's strategy includes acquiring complementary businesses. Acquisitions involve a number of risks and challenges including:

    - Key's ability to integrate acquired operations;

    - potential loss of key employees and customers of the acquired companies;
      and

    - an increase in Key's expenses and working capital requirements.

    Any of these factors could adversely affect Key's ability to achieve anticipated levels of earnings and cash flow from acquisitions or realize other anticipated benefits. Furthermore, competition from other potential buyers could reduce Key's acquisition opportunities or cause Key to pay a higher price than it otherwise might pay.

THE TRADING PRICE OF KEY'S COMMON STOCK COULD BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

    The trading price of Key's common stock has been volatile. Factors such as announcements of fluctuations in Key's or its competitors' operating results and market conditions for oil and gas related stocks in general could have a significant impact on the future trading prices of Key's common stock. In particular, the trading price of the common stock of many oil and gas companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. In addition, the trading price of Key's common stock could be subject to significant fluctuations in response to variations in Key's prospects and operating results, which may in turn be affected by weakness in oil prices, changes in interest rates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading price of Key's common stock.

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                                 THE COMPANIES

KEY

    Based on available industry data, Key is the largest onshore, rig-based well servicing contractor in the world. Key provides a complete range of well services to major oil companies and independent oil and natural gas production companies, including:

    - rig-based well maintenance, workover, completion, and recompletion services (including horizontal recompletions);

    - oilfield trucking services; and

    - ancillary oilfield services.

    Key conducts well servicing operations onshore internationally in Argentina and in Ontario, Canada and in the following regions of the continental United
States:

    - Gulf Coast (including South Texas, Central Gulf Coast of Texas and South Louisiana);

    - Permian Basin of West Texas and Eastern New Mexico;

    - Mid-Continent (including the Anadarko, Hugoton and Arkoma Basins and the ArkLaTex region);

    - Four Corners (including the San Juan, Piceance, Uinta and Paradox Basins);

    - Eastern (including the Appalachian, Michigan and Illinois Basins);

    - Rocky Mountains (including the Denver-Julesberg, Powder River, Wind River, Green River and Williston Basins); and

    - California (the San Joaquin Basin).

    Key also is a leading onshore drilling contractor and conducts land drilling operations in a number of major domestic producing basins, as well as in Argentina and in Ontario, Canada. In addition to its other businesses, Key produces and develops oil and natural gas reserves in the Permian Basin region and Texas Panhandle.

    Key has built its leadership position in part through the acquisition of small, regional well service companies. Key has also implemented a strategy, which has also contributed to its position within the industry, to:

    - improve its balance sheet and reduce its level of debt;

    - build strong customer relationships by offering a broad range of equipment and services that will meet most of its customer's needs at the wellsite;

    - maximize utilization of its rig fleet by actively refurbishing its rigs and related equipment; and

    - train and professionally develop its employees, with an emphasis on safety.

Q SERVICES

    Q Services specializes in the delivery of products and services that enhance and maintain the production quality of existing oil and gas wells. Q Services' business lines include:

    - fishing and rental tool services used in the workover maintenance process and in drilling operations;

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    - field production services, which consist of oilfield fluid transportation and disposal services, frac tank rental, completion and production chemicals, lease crews and on-site construction services; and

    - pressure pumping services, which consist of fracturing, acidizing, cementing and nitrogen services used in well stimulation and maintenance processes.

    Q Services currently provides services in the following regions with over 1,000 personnel in 60 operating locations:

    - Northwest Texas and Oklahoma;

    - The Gulf Coast Region of Texas and Louisiana, including the inland waters and offshore in the Gulf of Mexico;

    - South Texas;

    - ArkLaTex Region;

    - Permian Basin of West Texas and Eastern New Mexico; and

    - Four Corners.

    Q Services has pursued a selective acquisition strategy to enhance its existing operations and to increase the breadth of its service offerings to its customers.

    Q Services conducts its business by following certain operating principles including:

    - a decentralized management structure;

    - continued investment in equipment and technology to improve operational efficiency and safety; and

    - customized products and services to meet the individual needs of its customers.

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                              THE SPECIAL MEETING

    This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by the Q Services board of directors for use at the special meeting of Q Services shareholders to vote for approval of the merger. This proxy statement/prospectus is also being furnished as a prospectus in connection with the issuance by Key of shares of Key common stock in the merger. This proxy statement/prospectus and the enclosed form of proxy are first being mailed to shareholders of Q Services on or about June 7, 2002.

DATE, TIME AND PLACE

    The special meeting will be held on June 28, 2002, at The Briar Club, 2603 Timmons Lane, Houston, Texas 77027, commencing at 9:00 a.m., Houston, Texas time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, holders of shares of Q Services common stock, series A preferred stock and series B preferred stock will be asked to consider and vote on:

    - a proposal to approve and adopt the merger agreement and the merger; and

    - any other matters that may properly come before the meeting.

BOARD OF DIRECTORS RECOMMENDATION

    After careful consideration, the Q Services board of directors has unanimously declared that the merger agreement and the merger are advisable and fair to and in the best interests of Q Services' shareholders. THE Q SERVICES BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF Q SERVICES COMMON STOCK, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE

    The Q Services board of directors has fixed the record date for the determination of the shareholders entitled to notice of and to vote at the special meeting as of the close of business on June 1, 2002. Accordingly, only shareholders of record of Q Services common stock, series A preferred stock and series B preferred stock at the close of business on June 1, 2002 are entitled to notice of and to vote at the special meeting. As of the record date, there were 15,630,762 shares of Q Services common stock, 72,000 shares of Q Services series A preferred stock and 2,600 shares of Q Services series B preferred stock outstanding.

QUORUM

    The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Q Services common stock, series A preferred stock and series B preferred stock will constitute a quorum for the transaction of business at the special meeting. Abstentions and non-votes will be considered present at the special meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the shareholders represented in person or by proxy at the special meeting may adjourn the meeting until such time and to such place as may be determined by a vote of the holders of a majority of the shares represented in person or by proxy at the meeting.

VOTE REQUIRED

    The vote required to approve the merger agreement and the merger is the affirmative vote of at least two-thirds of the issued and outstanding Q Services common stock, series A preferred stock and series B preferred stock, voting together as a single class.

    Each holder of Q Services common stock is entitled to one vote per share of Q Services common stock held by such holder. Each holder of Q Services series A preferred stock or series B preferred stock is entitled to the number of votes determined by dividing the number of shares of Q Services series A preferred stock or Series B preferred stock held by such holder by ten. Any fractional votes are adjusted up or down as follows: a holder of ten shares of Q Services series A preferred stock or series B preferred stock is entitled to one vote, a holder of 15 shares of Q Services series A preferred stock or series B preferred stock is entitled to one vote and a holder of 16 shares of series A preferred stock or series B preferred stock is entitled to two votes.

VOTING AGREEMENTS

    Certain common shareholders of Q Services have entered into voting agreements with Key. Under the voting agreements, each of these shareholders has agreed to vote all of the shares of Q Services common stock held by it in favor of approving the merger agreement and has also granted an irrevocable proxy to Key representatives to vote its shares of Q Services common stock at the special meeting. As of the record date, 10 shareholders of Q Services who executed voting agreements held in the aggregate 11,480,327 shares of Q Services common stock, which is approximately 73% of the combined voting power of all issued and outstanding Q Services common and preferred stock. Therefore, approval of the merger agreement by the Q Services shareholders is assured. However, because there are other conditions to closing that have not yet been fulfilled, closing of the merger is not assured.

PROXIES

    This proxy statement/prospectus is accompanied by a form of proxy to be used at the Q Services special meeting. Each Q Services common and preferred shareholder is requested to complete, sign and date the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Q Services.

    Shares of Q Services common stock and preferred stock represented by a properly executed proxy will, unless revoked, be voted in accordance with the instructions indicated or, if no instructions are indicated, will be voted "FOR" approval of the merger agreement and the merger, and in the best judgment of the individuals named in the proxy on any other matters which may properly come before the special meeting.

    You may abstain from voting by properly marking the "ABSTAIN" box on the proposal from which you wish to abstain. Your abstention will be counted as present for the purpose of determining the existence of a quorum. Abstentions will have the same effect as a vote against the approval of the merger agreement.

REVOCABILITY OF PROXIES

    You may revoke any proxy you have given at any time before its use by:

    - delivering to Q Services a written notice of revocation;

    - delivering to Q Services a proxy signed on a later date; or

    - voting in person at the special meeting.

    Attendance at the special meeting is not in itself sufficient to revoke a proxy.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of the Q Services board of directors. Q Services will bear the cost of the solicitation of proxies from its shareholders. In addition to soliciting proxies by mail, officers, directors and employees of Q Services, without receiving additional compensation, may solicit proxies by telephone, in person or by other means.

                                   THE MERGER

    This section of the proxy statement/prospectus, as well as the next section titled "The Merger Agreement" beginning on page 42, describes certain aspects of the proposed merger. These sections highlight significant information about the merger agreement and the merger, but may not include all the information that you would like to know. The merger agreement, as amended, is attached as Exhibit A to this proxy statement/prospectus. We urge you to read the merger agreement in its entirety.

GENERAL DESCRIPTION OF THE MERGER

    On May 13, 2002, Key, Key Merger Sub, Inc. and Q Services entered into a Plan and Agreement of Merger pursuant to which Key Merger Sub would be merged into Q Services with Q Services being the surviving corporation. Upon consummation of the merger, all common shareholders of Q Services will become holders of Key common stock and Q Services will be a wholly-owned subsidiary of Key. The merger will be effective when Key Merger Sub and Q Services file articles of merger with the Secretary of State of Texas.

    In connection with the merger, Q Services will redeem all of its issued and outstanding series A and series B preferred stock before consummation of the merger under procedures described elsewhere in this proxy statement/prospectus. In addition, all outstanding options and warrants to purchase Q Services common stock will have been amended to provide for cashless exercise and exercised, or classified as "cash out options" or "cash out warrants," with the cash value being paid to the holders in the form of notes under procedures set forth in the merger agreement and described elsewhere in this proxy statement/prospectus.

BACKGROUND OF THE MERGER

    On or about August 11, 2001, David M. Johnson, the chief executive officer of Q Services, received a telephone call from Thomas K. Grundman, then the chief financial officer of Key, in which Mr. Grundman requested a meeting with Mr. Johnson to discuss the two companies and their current strategic directions.

    On August 15, 2001, Mr. Johnson and David S. Schorlemer, the chief financial officer of Q Services, met with Mr. Grundman in Houston, Texas, and discussed Q Services' current strategy, its recent acquisition activity and business plan. Mr. Grundman indicated that, if Q Services was interested, Key would be interested in discussing a possible business combination and would be willing to assemble an acquisition team to review financial and other data in preparation of an offer. Mr. Johnson indicated that Q Services' current plan was to pursue its acquisition strategy and that Q Services would not be interested in pursuing a combination at that time.

    On September 5, 2001, Mr. Johnson, Mr. Schorlemer and Q Services' president, Craig M. Johnson, attended an industry conference in New York, New York, at which time a representative of Lehman Brothers introduced Mr. Craig Johnson and Mr. Schorlemer to Key's chairman and chief executive officer, Francis D. John. At that meeting, the parties discussed current market conditions and opportunities, including the prospect of a business combination between the companies.

    During the fall of 2001, Lehman Brothers, at the request of Key, contacted Q Services and its majority shareholder with respect to Key's desire to pursue discussions with Q Services. Q Services responded to Lehman Brothers that Q Services was not interested in entering into acquisition negotiations at that time.

    On or about February 25, 2002, Mr. Schorlemer contacted Key's current chief financial officer, Royce W. Mitchell, in Midland, Texas, to discuss with him matters involving the renewal of Q Services' insurance and Key's experience in those matters. During the call, the parties discussed the prospect of merging the companies.

    On or about February 26, 2002, Mr. Craig Johnson contacted Lehman Brothers to request that Lehman Brothers organize a meeting between Q Services' and Key's management groups to discuss the prospect of a business combination. It was determined that the meeting would be held in Orlando, Florida, where both parties would be attending investor conferences.

    On March 6, 2002, at the investor conference in Orlando, Florida, representatives of Q Services, Key and Lehman Brothers met and discussed the potential benefits a merger could provide to their respective shareholders. The parties agreed to conduct another meeting between Q Services' and Key's chief financial officers to exchange information and further discuss the prospects of a merger.

    On March 12, 2002, the parties executed a confidentiality agreement in preparation for the exchange of data between the companies. On March 13, 2002, Mr. Mitchell and Mr. Schorlemer met in Dallas, Texas to exchange data. During the meeting, the parties discussed the aspects of the potential merger and reviewed selected financial and operational data to better familiarize each other with the respective companies and their operating philosophies. Additionally, a preliminary time frame was established for Key to submit an offer and to request additional data to continue Key's internal analysis.

    On March 27, 2002, a meeting took place in Houston, Texas to introduce each company's management team to each other and to further discuss the respective companies' businesses and operating philosophies. In particular, Key was interested in understanding Q Services' fishing and rental tool business and pressure pumping operations. Another time frame was discussed regarding additional data requests and timing for an offer.

    During the last week of March 2002 and continuing into the first week of April 2002, Q Services and Key conducted purchase price negotiations with the parties agreeing to a merger consideration to be based on a $265 million enterprise valuation. On April 3, 2002, Mr. John and Key's general counsel, Mr. Jack D. Loftis, presented Mr. Schorlemer with a written non-binding term sheet at Q Services' headquarters in Houston, Texas.

    On April 8, 2002, Q Services met with its majority shareholder to discuss other strategic alternatives and the contemplated merger with Key. The other alternatives discussed included other potential business combinations that Q Services could consider and pursue.

    On April 10, 2002, Q Services held a board meeting at which representatives of Lehman Brothers presented an overview of the contemplated transaction for the purpose of discussing the $265 million enterprise valuation and requesting an approval by the board of directors for management to proceed with negotiations. Before the presentation by Lehman Brothers, the board of directors approved the execution of a letter agreement with Lehman Brothers for advisory services related to the contemplated merger transaction. Q Services' board of directors unanimously approved the action to proceed and requested that management update the board of directors on the status of the negotiations as they progressed.

    On April 11, 2002, Key held a board meeting to discuss, among other matters, Key's acquisition of Q Services. Mr. John made a brief presentation of the acquisition to the other members of the board at which time representatives of Lehman Brothers were invited to participate in the discussion. Lehman Brothers presented an overview of Q Services and an analysis of the business combination to the board. Lehman Brothers was then excused from the meeting at which time the board continued their discussion. The meeting concluded with the board recommending that Key proceed toward a definitive agreement.

    On April 17, 2002, Q Services met with the Key due diligence team in Houston, Texas, to discuss due diligence and transition planning, as well as to discuss the conceptual organization of the merged entities. Various representatives of Q Services and Key participated in separate meetings over the course of several days regarding various aspects of the operations, benefit plans and financial statements of the companies.

    On or about April 17, 2002, Key requested their counsel, Porter &
Hedges, L.L.P., begin drafting a definitive merger agreement between Key and Q Services. At that time, Q Services requested that their counsel, Vinson & Elkins L.L.P., provide assistance in this matter.

    Between April 17, 2002 and May 13, 2002, Key and Q Services and their respective legal and management teams completed their pre-signing due diligence efforts and conducted negotiations with respect to the merger agreement, employment agreements and other ancillary agreements.

    On May 9, 2002, Key held a telephonic board meeting in which Mr. John reviewed the status of negotiations on the definitive agreement with the other members of the board who unanimously approved the terms of the merger as outlined by Mr. John. Mr. Loftis delivered to the board members an executive summary of the transaction and a written consent approving the merger, which was executed by each board member.

    On May 10, 2002, Q Services' board of directors held a special meeting in Houston, Texas to consider the merger transaction with Key. During the meeting, Q Services' senior management team presented the proposed transaction and the terms of the merger agreement to its board of directors. Representatives of Lehman Brothers presented a summary of its financial analysis related to the proposed merger and addressed the fairness, from a financial point of view, of the consideration to be received by the shareholders of Q Services. A representative of Vinson & Elkins L.L.P. reviewed with the board its fiduciary duties under applicable law in connection with the proposed transaction. The board then discussed and reviewed the benefits and the potential risks and drawbacks of the proposed transaction and asked questions about the proposed merger. After a significant period of discussion and questions, the board authorized management to finalize the negotiations with Key, including the execution of all necessary legal documents and other matters.

    On May 13, 2002, a definitive merger agreement was executed between Key and Q Services.

KEY'S REASONS FOR THE MERGER

    Key's board of directors and management believe the merger will benefit Key and its shareholders because the acquisition:

    - will expand its current oilfield trucking and fishing and rental tool service lines into new geographic markets;

    - will add pressure pumping as a new service line;

    - will allow Key to expand its existing customer base;

    - will increase Key's exposure to the natural gas markets;

    - is expected to be immediately accretive to earnings per share and cash flow per share; and

    - will reduce Key's debt-to-capitalization ratio.

Q SERVICES' REASONS FOR THE MERGER

    Q Services' board of directors and management believe the merger will benefit Q Services and its shareholders for the following reasons:

    - the combined company provides a strategic platform for future growth;

    - the combined company will have adequate capital sources to facilitate internal and external growth which will result in an increased ability to focus on operational growth VS. capital structure;

    - the management team of the combined company will benefit from added depth and industry experience;

    - Q Services' shareholders will have the opportunity to participate in the potential for equity growth in a well-established larger public company after the merger;

    - the acquisition allows the Q Services shareholders greater liquidity through access to public markets following the merger; and

    - the merger will potentially reduce the risk of Q Services shareholders' investment after the merger as a result of the combined company having greater capital resources and being more geographically diversified.

OPINION OF Q SERVICES' FINANCIAL ADVISOR

    The following section sets forth a description of Lehman Brothers' fairness opinion provided to the board of directors of Q Services in connection with the merger. Key did not obtain a fairness opinion in connection with the merger and Lehman Brothers' opinion was issued for the benefit of the Q Services common shareholders only and does not in any manner address the fairness, from a financial point of view, of the consideration paid by Key in connection with the merger.

    Lehman Brothers acted as Q Services' financial advisor in connection with the merger. Q Services instructed Lehman Brothers, in its role as financial advisor, to evaluate the fairness, from a financial point of view, of the consideration offered to Q Services shareholders in the merger. On May 10, 2002, Lehman Brothers delivered its oral and written opinion to the Q Services board of directors that, as of such date and based upon and subject to certain conditions stated therein, from a financial point of view, the consideration offered to Q Services shareholders in the merger was fair to such shareholders.

    Q Services and Key entered into a transaction pursuant to which

    - Q Services will merge with a Key subsidiary and become a wholly-owned subsidiary of Key; and

    - upon effectiveness of the merger, each outstanding share of Q Services common stock will be converted into the right to receive that number of shares of Key common stock determined by

       - a fraction, the numerator of which shall be $265.0 million less total liabilities, as reflected on Q Services' estimated balance sheet, the amount required to redeem the preferred stock at closing, transaction fees and expenses, and certain severance costs plus total current assets, as reflected on Q Services' estimated balance sheet, and deferred tax liability, and the denominator of which is Key's average share price for the 10 trading days immediately preceding the day before the closing date; DIVIDED BY

       - the total number of shares of Q Services common stock issued and outstanding as of the closing date.

    Based on Q Services' estimated balance sheet as of March 31, 2002, the implied equity value for the merger is $193.9 million or $11.83 per Q Services share. The implied equity value and equity value per share may change based on Q Services' balance sheet as of the closing date and other terms and conditions as set forth in the merger agreement. The consideration offered to Q Services by Key is also subject to a collar on the value of the stock it delivers to Q Services shareholders of $11.00 to $13.00 per Key share. This fixes the number of Key shares for each share of Q Services common stock based on Key's average share price for the 10 trading days immediately preceding the day before the closing date if that price is below $11.00 or above $13.00.

    THE FULL TEXT OF THE LEHMAN BROTHERS WRITTEN OPINION, DATED AS OF MAY 10, 2002, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT B, AND IS INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF LEHMAN BROTHERS' OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION.

    No limitations were imposed by Q Services on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. The form and amount of the consideration to be received by Q Services shareholders in the merger was determined through arm's-length negotiations between the parties. Lehman Brothers' advisory services and opinion were provided for the use and benefit of the Q Services board of directors in connection with its consideration of the merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any Q Services shareholder as to how such shareholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Q Services' underlying business decision to proceed with the merger. In addition, Lehman Brothers' opinion does not address the prices at which shares of Key common stock will actually trade after the merger.

    In connection with rendering its opinion, Lehman Brothers reviewed and analyzed, among other things, the following:

    - the merger agreement and the specific terms of the merger;

    - publicly available information concerning Key that Lehman Brothers believed to be relevant to its analysis, including the Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001, December 31, 2001 and March 31, 2002;

    - financial and operating information with respect to the business, operations and prospects of Q Services and Key furnished to Lehman Brothers by Q Services;

    - a trading history of the common stock of Key from April 10, 2001 to May 10, 2002 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

    - a comparison of the historical financial results and present financial condition of each of Q Services and Key with each other and with those of other companies that Lehman Brothers deemed relevant;

    - a comparison of the financial terms of the merger with the financial terms of certain other recent public and private oil services transactions that Lehman Brothers deemed relevant;

    - published estimates of third party research analysts with respect to the future financial performance of Key;

    - the pro forma consequences of the merger on the future financial performance of Key, including the potential synergies and cost savings expected by managements of Q Services and Key to result from the merger; and

    - Q Services' current ability to fund future capital requirements to support the growth of Q Services as set forth in Q Services' business plan.

    In addition, Lehman Brothers had discussions with the management of Q Services concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

    In rendering its opinion, Lehman Brothers assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purpose of its opinion and further relied upon the assurances of management of Q Services and Key that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Lehman Brothers assumed that the financial forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each of Q Services and Key as to the future financial performance of Q Services and Key and that each of Q Services and Key will perform substantially in accordance with such projections. In addition, Lehman Brothers assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement; and upon advice of Q Services, Lehman Brothers assumed that the amounts and timing of the expected synergies are reasonable and that the expected synergies will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of each of Q Services and Key and did not make or obtain any evaluations or appraisals of the assets or liabilities of Q Services or Key, nor was Lehman Brothers furnished with any such appraisals. In addition, the Q Services board of directors did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit any indications of interest from any third party with respect to the purchase of all or a part of Q Services' business. Upon advice of Q Services and its legal and accounting advisors, Lehman Brothers assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the shareholders of Q Services. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions in effect on, and evaluated as of, May 10, 2002.

    In arriving at its opinion, Lehman Brothers made its determination as to the fairness, from a financial point of view, of the consideration offered to Q Services' shareholders on the basis of the financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. As a result, fairness opinions are not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Q Services or Key. None of Q Services, Key, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

FINANCIAL ANALYSES

    The following is a summary of the material financial analyses performed by Lehman Brothers in connection with providing its oral and written opinion to the Q Services board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the table must be read together with the text of each summary. The table alone does not constitute a complete description of the financial and comparative analyses. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of Q Services and Key and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Q Services and Key. Accordingly, analyses set forth in the table and described below must be considered as a whole. Considering any portion of such analyses, including the implied exchange ratios set forth in the table below, and of the factors considered without considering all analyses, factors and the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers' opinion.

IMPLIED EXCHANGE RATIO SUMMARY

                                                                          IMPLIED EXCHANGE
  VALUATION METHODOLOGY     SUMMARY DESCRIPTION OF VALUATION METHODOLOGY       RATIO
--------------------------  --------------------------------------------  ----------------
Discounted Cash Flow        Net present valuation of management            0.784--1.392
Analysis                    projections of after-tax cash flows using
                            selected discount rates and terminal value
                            multiples

Comparable Company Trading  Market valuation benchmark based on the        0.777--1.331
Analysis                    common stock trading multiples of selected
                            comparable companies

Comparable Acquisitions     Market valuation benchmark based on            0.590--1.273
Analysis                    consideration paid in selected comparable
                            transactions

Implied Exchange Ratio in                                                     0.994
the Merger(a)

Implied Exchange Ratios                                                    0.910--1.076
Based on Collar
Range(a)(b)

------------------------

(a) As calculated under the terms of the merger agreement and based on Q Services' estimated balance sheet as of March 31, 2002.

(b) The exchange ratio as of the date of Lehman Brothers' analysis which would prevail, respectively, if Key's average share price for the 10 trading days immediately preceding the day before the closing date is higher than $13.00 or lower than $11.00.

    DISCOUNTED CASH FLOW ANALYSIS. Lehman Brothers estimated the present value of the future after-tax cash flows expected to be generated from Q Services' operations based on information and projections by Q Services for the years 2002 through 2006, multiples to estimate the terminal value, and discount rates of 13.0% and 15.0% for the low and high ends of the discounted cash flow analysis range, respectively, assuming a tax rate of 38.0%. The discounted cash flow analysis performed on Q Services assumes that Q Services operations continue as a going concern in perpetuity.

    Lehman Brothers also estimated the present value of the future after-tax cash flows expected to be generated from Key's operations based on information and projections by Key for the years 2002 through 2006, multiples to estimate the terminal value, and discount rates of 11.0% and 13.0% for the low and high ends of the discounted cash flow analysis range, respectively, assuming a tax rate of 38.0%. The discounted cash flow analysis performed on Key assumes that Key's operations continue as a going concern in perpetuity.

    A comparison of the discounted cash flow analyses of Q Services and Key implies an exchange ratio range of 0.784 to 1.392. The implied exchange ratio in the merger as of the date of Lehman Brothers' analysis of 0.994 falls within this range, as does the implied exchange ratios based on the collar range.

    COMPARABLE COMPANY TRADING ANALYSIS. With respect to Q Services, Lehman Brothers reviewed the public stock market trading multiples for selected oilfield services companies, including, but not limited to, the following:

    - Key Energy Services, Inc.;

    - Oil States International, Inc.;

    - RPC, Inc.;

    - Superior Energy Services, Inc.; and

    - W-H Energy Services, Inc.

    For each of the selected oilfield services companies, using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain projected financial criteria based upon published analyst estimates, such as net income and discretionary cash flow. Lehman Brothers also calculated and analyzed the adjusted capitalization multiples of certain projected financial criteria based upon published analyst estimates, such as EBITDA (earnings before interest, taxes, depreciation and amortization). The adjusted capitalization of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock based upon its market value if publicly traded and its liquidation value if privately held, and the book value of any minority interest minus the cash balance. Lehman Brothers then applied reference multiples to the relevant Q Services financial statistics to arrive at an indicative comparable company valuation range.

    Because of the inherent differences between the businesses, operations and prospects of Q Services and the companies included in the comparable companies group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning the differences between the financial and operating characteristics of Q Services and the companies in the comparable companies group that would affect the equity values of Q Services and such comparable companies.

    With respect to Key, Lehman Brothers reviewed the public stock market trading multiples for selected land drilling companies, including, but not limited to, the following:

    - Grey Wolf, Inc.;

    - Helmerich & Payne, Inc.;

    - Nabors Industries, Inc.;

    - Patterson-UTI Energy, Inc.;

    - Precision Drilling, Inc.; and

    - Unit, Inc.

    For each of the selected land drilling companies, using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain projected financial criteria based upon published analyst estimates, such as net income and discretionary cash flow. Lehman Brothers also calculated and analyzed the adjusted capitalization multiples of certain projected financial criteria based upon published analyst estimates, such as EBITDA. The adjusted capitalization of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock based upon its market value if publicly traded and its liquidation value if privately held, and the book value of any minority interest minus the cash balance. Lehman Brothers then applied reference multiples to the relevant Key financial statistics to arrive at an indicative comparable company valuation range.

    Because of the inherent differences between the businesses, operations and prospects of Key and the companies included in the comparable companies group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning the differences between the financial and operating characteristics of Key and the companies in the comparable companies group that would affect the equity values of Key and such comparable companies.

    A comparison of the comparable company trading analyses of Q Services and Key implies an exchange ratio range of 0.777 to 1.331. The implied exchange ratio in the merger as of the date of Lehman Brothers' analysis of 0.994 falls within this range, as does the implied exchange ratios based on the collar range.

    COMPARABLE ACQUISITIONS ANALYSIS. With respect to Q Services, Lehman Brothers reviewed certain publicly available information on selected domestic U.S. and international transactions which were announced from June of 1995 to February of 2002 including, but not limited to, the following:

    - Weatherford International, Inc. / Enterra Corporation;

    - BJ Services Company / Nowsco Well Service, Ltd.;

    - EVI, Inc. / Weatherford Enterra, Inc.;

    - Key Energy Group, Inc. / Dawson Production Services, Inc.;

    - Nabors Industries, Inc. / Pool Energy Services Company;

    - Precision Drilling Corporation / Plains Energy Services, Ltd.;

    - Tuboscope, Inc. / Varco International, Inc.;

    - Patterson Energy, Inc. / UTI Energy, Inc.; and

    - BJ Services Company / OSCA, Inc.

    For each transaction, Lehman Brothers calculated enterprise value multiples based on the EBITDA during the last twelve months period prior to announcement of the transaction, the one year forward estimated EBITDA at announcement of the transaction and the two year forward estimated EBITDA at announcement of the transaction.

    Lehman Brothers then applied reference multiples to Q Services' above-mentioned statistics to arrive at an indicative comparable acquisitions valuation range.

    Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Q Services and the companies involved in the transactions analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the enterprise values of Q Services and such other companies.

    With respect to Key, Lehman Brothers reviewed certain publicly available information on selected domestic U.S. and international transactions which were announced from June of 1995 to February of 2002 including, but not limited to, the following:

    - Weatherford International, Inc. / Enterra Corporation;

    - BJ Services Company / Nowsco Well Service, Ltd.;

    - EVI, Inc. / Weatherford Enterra, Inc.;

    - Key Energy Group, Inc. / Dawson Production Services, Inc.;

    - Nabors Industries, Inc. / Pool Energy Services Company;

    - Precision Drilling Corporation / Plains Energy Services, Ltd.;

    - Tuboscope, Inc. / Varco International, Inc.;

    - Patterson Energy, Inc. / UTI Energy, Inc.; and

    - BJ Services Company / OSCA, Inc.

    For each transaction, Lehman Brothers calculated enterprise value multiples based on the EBITDA during the last twelve months period prior to announcement of the transaction, the one year forward estimated EBITDA at announcement of the transaction and the two year forward estimated EBITDA at announcement of the transaction.

    Lehman Brothers then applied reference multiples to Key's above-mentioned statistics to arrive at an indicative comparable acquisitions valuation range.

    Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Key and the companies involved in the transactions analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the enterprise values of Key and such other companies.

    A comparison of the comparable acquisitions analyses of Q Services and Key implies an exchange ratio range of 0.590 to 1.273. The implied exchange ratio in the merger as of the date of Lehman Brothers' analysis of 0.994 falls within this range, as does the implied exchange ratio based on the collar range.

PRO FORMA MERGER CONSEQUENCES ANALYSIS

    Lehman Brothers analyzed the pro forma impact of the merger on Key's projected earnings per share and discretionary cash flow per share. Projected net income and discretionary cash flow for calendar years 2002 and 2003 were based on management projections. Lehman Brothers compared the earnings and discretionary cash flow of Key on a standalone basis to the earnings and discretionary cash flow attributable to pro forma Key. The analysis indicated that the merger will be accretive to Key's net income and discretionary cash flow per share in 2002 and 2003.

ABOUT LEHMAN BROTHERS

    Lehman Brothers is an internationally recognized investment banking and advisory firm. Lehman Brothers, as part of its investment banking and financial advisory business, is continuously engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Q Services board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Q Services in particular and the oilfield service industry in general and because its investment banking professionals have substantial experience in transactions comparable to the merger.

    Pursuant to the terms of an engagement letter dated March 7, 2002, between Lehman Brothers and Q Services, Q Services agreed to pay Lehman Brothers a customary fee at the closing of the transaction. Q Services also agreed to reimburse Lehman Brothers for its reasonable expenses incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities and expenses in connection with its engagement. Lehman Brothers has previously rendered financial advisory and investment banking services to Q Services and Key for which it has received customary compensation.

RESALE OF KEY COMMON STOCK; REGISTRATION UNDER THE SECURITIES ACT

    The issuance of the shares of Key common stock to holders of Q Services common stock in the merger will be registered under the Securities Act. Upon issuance, these shares may be traded freely and without registration by those shareholders not deemed to be "affiliates" of Q Services as that term is defined for purposes of Rule 145 under the Securities Act. An affiliate of Q Services for this purpose is a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Q Services. Any subsequent transfer by an affiliate of Q Services must be permitted by the resale provisions of Rule 145 or Rule 144 promulgated under the Securities Act in the case of any person who became an affiliate of Key in the merger. Subject to black-out periods, this proxy statement/prospectus may be used by affiliates to resell their Key shares without regard to the restrictions on resale imposed by Rule 145 or Rule 144.

    In the merger agreement, Key has agreed to take commercially reasonable actions requested by a broker-dealer effecting block sales under this proxy statement/prospectus of the Key common stock on behalf of an affiliate, consistent with customary practice for transactions of this type. Key also has agreed, with certain exceptions, not to issue any shares of Key common stock for 60 days following the effective date of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

    In considering the recommendation of the Q Services board of directors in favor of the merger, Q Services' shareholders should be aware that certain of Q Services' directors and executive officers have interests in the merger that are different from or in addition to the interests of other Q Services shareholders.

    EMPLOYMENT AGREEMENTS. In connection with the merger agreement, Key will enter into an employment agreement with each of Craig M. Johnson, the president of Q Services, and David S. Schorlemer, chief financial officer of Q Services. Pursuant to these agreements, these individuals are entitled to various benefits, including, an annual base salary and discretionary cash bonuses, participation in Key's stock option plan, reimbursement of certain expenses, guaranteed vacation, and other fringe benefits, such as medical, life and disability insurance, retirement plans, and a vehicle allowance. Several officers and directors of Q Services, including Messrs. Johnson and Schorlemer, will receive substantial severance benefits upon consummation of the merger, and some of those persons will remain employees of Q Services or Key after the merger. Messrs. Johnson and Schorlemer will, collectively, receive severance payments of approximately $1,152,000 from Q Services upon consummation of the merger due to the change in control and change of duties of Messrs. Johnson and Schorlemer resulting from the merger. Messrs. Johnson and Schorlemer will be entitled to additional severance benefits from Key if their employment with Key should be terminated under certain circumstances.

    CONSULTING AND NON-COMPETITION AGREEMENT. In connection with the merger agreement, Key will enter into a consulting and non-competition agreement with David M. Johnson, chairman and chief executive officer of Q Services. Pursuant to the agreement, for a period of two years after the effective date of the merger, Mr. Johnson will be paid $150,000 per year and receive medical benefits and office support in exchange for certain noncompetition obligations to be set forth in the agreement. Since Mr. Johnson's employment agreement with Q Services will not continue beyond the merger, Mr. Johnson will receive severance payments in the approximate amount of $450,000 from Q Services upon consummation of the merger.

    ACCELERATION OF STOCK OPTIONS. Officers and directors of Q Services who own Q Services common stock will participate in the merger on the same terms and conditions as Q Services' other shareholders. Many members of Q Services' management and directors, however, have a substantial number of options to purchase Q Services common stock. Under the terms of the option agreements, the vesting of those options will accelerate as a result of the merger. All outstanding options will either be converted into cash or will be exercised before the merger for Q Services common stock and converted into Key common stock in the merger. Therefore, holders of options to purchase Q Services common stock will receive immediate financial benefits as a result of the merger that they would not receive if the merger were not occurring.

    INDEMNIFICATION. The merger agreement provides that the surviving corporation will continue to indemnify each person who is or was a director or an executive officer of Q Services before the merger pursuant to any indemnification provision contained in Q Services' articles of incorporation or bylaws, each as in effect on the date of the merger agreement. In addition, the merger agreement provides that the surviving corporation will, for a period of not less than three years, maintain directors' and officers' liability insurance covering Q Services' directors and executive officers that are currently covered by Q Services directors' and officers' liability insurance policy on terms that are not materially different.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material federal income tax consequences of the merger to the holders of Q Services common stock, preferred stock, cash out warrants or cash out options. This summary is based in part on the opinion of Porter & Hedges, L.L.P., counsel to Key, described below to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. This summary is based upon current provisions of the Code, existing regulations under the Code and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules, including the following:

    - dealers in securities;

    - foreign persons;

    - mutual funds;

    - insurance companies;

    - tax-exempt entities; and

    - holders who do not hold their shares as capital assets.

    Holders of Q Services common stock, preferred stock, cash out warrants or cash out options are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

    Porter & Hedges, L.L.P. has provided to Key an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under Section 368(a) and Section 368(a)(2)(E) of the Code. This opinion is based upon:

    - the merger agreement;

    - facts set forth in this proxy statement/prospectus;

    - certificates of officers of Key, Key Merger Sub and Q Services;

    - current provisions of the Code;

    - existing regulations under the Code;

    - current administrative rulings of the Internal Revenue Service;

    - court decisions; and

    - the assumption that the transactions contemplated by the merger agreement will be carried out strictly in accordance with the terms of the merger agreement.

    This opinion is not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a court would not sustain a contrary position. The opinion of Porter & Hedges, L.L.P. to Key has been filed as an exhibit to the post-effective amendment to the registration statement of which this proxy statement/prospectus is a part. Except to the extent that a holder makes arrangements with its personal tax advisor, none of the holders of Q Services common stock, preferred stock, cash out warrants or cash out options will receive or be provided with an opinion regarding the federal income or other tax consequences of the merger.

    Assuming the merger is treated as a reorganization within the meaning of
Section 368(a) of the Code:

    - no gain or loss will be recognized by a Q Services common shareholder upon the receipt of Key common stock in exchange for Q Services common stock except with respect to cash, if any, received in respect of a Key adjustment payment;

    - the aggregate tax basis of the shares of Key common stock received by a Q Services common shareholder in the merger will be the same as the aggregate tax basis of the shares of Q Services common stock surrendered in exchange therefor minus the amount of any cash received and plus any gain recognized by such shareholder on the exchange;

    - the holding period of the shares of Key common stock received by a Q Services common shareholder in the merger will include the holding period of the shares of Q Services common stock surrendered in exchange, provided that the shares of Q Services common stock are held as capital assets at the effective date of the merger;

    - holders of Q Services preferred stock will recognize gain or loss equal to the difference, if any, between the shareholders' tax basis in the Q Services preferred stock and the amount of cash received therefor. The gain or loss will be capital gain or loss if the preferred stock is held by the stockholder as a capital asset at the effective date of the merger. In the case of an individual, the tax rate applicable to the capital gain or loss will depend on the holding period for the preferred stock as of that time;

    - holders of Q Services preferred stock will recognize ordinary income equal to the amount of cash received as accrued dividends on such preferred stock;

    - holders of Q Services cash out warrants will recognize gain or loss equal to the difference, if any, between the warrant holders' tax basis in the Q Services cash out warrants and the amount of cash received therefor. The gain or loss will be capital gain or loss if the warrants are held by the holder as a capital asset at the effective date of the merger. In the case of an individual, the tax rate applicable to the capital gain or loss will depend on the holding period for the cash out warrants as of that time;

    - holders of Q Services cash out options who receive cash in exchange for the cancellation of such cash out options will recognize ordinary compensation income equal to the amount of cash received and such income will be subject to withholding of tax; and

    - a holder of Q Services common stock who receives cash in respect of any adjustment payment made by Key will recognize taxable gain if the fair market value of the Key common stock plus cash received exceeds the holder's tax basis in the Q Services common stock exchanged therefor. Any such gain will be limited to the amount of cash received. The gain will be capital gain if the Key common stock is held by the shareholder as a capital asset at the effective date of the merger. In the case of an individual, the tax rate applicable to the capital gain will depend on the holding period of the Q Services stock as of that time.

ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase business combination for financial reporting and accounting purposes under generally accepted accounting principles. Under the purchase method of accounting, the purchase price paid by Key for Q Services (including indirect costs of the merger) will be allocated to the identifiable assets and liabilities of Q Services based upon the fair value of Q Services identifiable assets and liabilities as of the effective date of the merger, with the excess of the purchase price over the fair value of net identifiable assets being allocated to goodwill. After consummation of the merger, the financial condition and results of operations of Q Services will be included (but not separately reported) in the consolidated financial position and results of operations of Key.

GOVERNMENT AND REGULATORY APPROVALS

    The merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which requires prior notice to the United States Federal Trade Commission and the Department of Justice of certain mergers before the consummation of the merger to allow the FTC and the DOJ an opportunity to review the proposed merger and, if deemed necessary, to oppose it for any anti-competitive effect. Following notification, the parties are subject to a waiting period of a minimum of 30 days during which the FTC and the DOJ review the proposed merger and may request additional information. Key and Q Services filed all required notifications with the FTC and the DOJ on June 4, 2002.

    Neither Key nor Q Services is aware of any other material governmental or regulatory approval required for completion of the merger.

DISSENTERS' RIGHTS

    If the merger is consummated, shareholders of Q Services who did not vote in favor of the merger will have certain rights to dissent and demand the appraisal of and payment in cash for the fair value of their shares of Q Services common stock pursuant to the Texas Business Corporation Act. Under the TBCA, these rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value, which will be the value as of the day immediately preceding the special meeting (excluding any depreciation or appreciation in anticipation of the merger), required to be paid in cash to the dissenting holders for their shares of Q Services common stock. The value so determined could be more or less than the merger consideration pursuant to the merger agreement.

    Any shareholder contemplating the exercise of appraisal rights is urged to review carefully the provisions of Articles 5.12 and 5.13 of the TBCA (copies of which are attached as Exhibit C to this proxy statement/prospectus), particularly with respect to the procedural steps required to perfect the right of appraisal. If the right of appraisal is lost due to the shareholder's failure to comply with the procedural requirements of Articles 5.12 and 5.13 of the TBCA, the shareholder will receive the consideration without interest for each share owned as of the effective date of the merger. Set forth below is a summary of the procedures relating to the exercise of the right of appraisal, which should be read in conjunction with the full text of Articles 5.12 and 5.13 of the TBCA.

    Article 5.12 of the TBCA provides that a shareholder wishing to exercise its rights for appraisal with respect to the merger must file, before the special meeting, a written objection to the merger stating that the shareholder's right to dissent will be exercised if the merger becomes effective and giving the shareholder's address, to which notice of the approval of the merger will be delivered or mailed in such event. If the merger is effected and the shareholder did not vote in favor of the merger, Key will, within ten days after the closing, deliver or mail to the shareholder written notice that the merger has been effected. To exercise the right of appraisal, a shareholder must, within ten days from the delivery or mailing of the notice from Key make a written demand on Key for payment of the fair value of the shareholder's shares of Q Services common stock. The demand must state the number of shares of Q Services common stock owned by such shareholder, and the shareholder's estimate of the fair value of such shares of Q Services common stock. Any shareholder failing to make the demand within the ten-day period will be bound by the merger.

    The demand should be executed by or for the shareholder of record, fully and correctly, as the shareholder's name appears on the certificate(s) formerly representing the shares of Q Services common stock. If shares of Q Services common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in the appropriate capacity. If shares of Q Services common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. Any shareholder who has made a demand may withdraw the demand at any time before payment for the shares of Q Services common stock is made or before any petition asking for a determination of the fair value of the shares of Q Services common stock is filed.

    Within 20 days after making a demand, the shareholder must submit the certificates representing the shares of Q Services common stock to Key for notation thereon that a demand has been made. The failure of a shareholder to submit the certificates will terminate the shareholder's rights of appraisal.

    Within 20 days after receipt of a demand, Key must deliver or mail to the shareholder a written notice that either:

    - accepts the amount claimed in the demand and agrees to pay such amount within 90 days after the closing upon the surrender of the duly endorsed certificates formerly representing such shareholder's shares of Q Services common stock; or

    - contains an estimate by Key of the fair value of the shares of Q Services common stock together with an offer to pay such amount within 90 days after the closing.

    If Key responds to the demand with an estimate of the fair value of the shares of Q Services common stock and the shareholder wishes to accept Key's estimate, Key must receive written notice from the shareholder accepting such estimate within 60 days after the shareholder receives the estimate from Key and surrendering the duly endorsed certificates formerly representing such shareholder's shares of Q Services common stock. If, within 60 days after the closing, the value of the shares of Q Services common stock is agreed upon between the shareholder and Key, payment for the shares of Q Services common stock will be made within 90 days after the closing and upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares of Q Services common stock or Q Services.

    If, within the period of 60 days after the closing, the shareholder and Key do not agree on the fair value of the shares of Q Services common stock, then the shareholder or Key may, within 60 days following the expiration of such 60 day period, file a petition in any court of competent jurisdiction in the county in which the principal office of Key is located, to obtain a judicial finding and determination of the fair value of the shareholder's shares of Q Services common stock. Upon filing the petition, the shareholder must serve Key with a copy of such petition. Within 10 days after being served with a copy of the petition, Key must file with the court a list of the names and addresses of shareholders who have demanded payment for their shares of Q Services common stock and with whom agreements as to the value of their shares have not been reached. If the petition is filed by Key, the petition must contain such a list. All shareholders will be notified by registered mail as to the time and place of the hearing of the petition. All shareholders so notified and Key will then be bound by the final judgement of the court. After the hearing of the petition, the court will determine the shareholders who have complied with the provisions of Article 5.12 and appoint one or more qualified appraisers who will determine the fair value of the shares of Q Services common stock and will file a report of that value with the clerk of the court. Each party will have reasonable opportunity to submit to the appraisers pertinent evidence

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as to the value of the shares of Q Services common stock. Either party may make exceptions to the appraiser's report. The court will then determine the fair value of the shares of Q Services common stock and will direct Key, upon receipt of the duly endorsed certificates formerly representing such shares of Q Services common stock, to pay the value together with interest thereon beginning on the 91st day after the closing to the date of the judgment to such shareholders entitled to payment. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in the shares of Q Services common stock or Q Services.

CERTAIN OTHER EFFECTS OF THE MERGER

    Q Services is a Texas corporation and Key is a Maryland corporation. The rights of Q Services' shareholders who receive Key common stock in the merger will be governed by Maryland law and also by the articles of incorporation and bylaws of Key. The rights of Q Services' shareholders under Maryland law and under Key's articles of incorporation and bylaws will differ in certain respects from their current rights under Texas law and Q Services' articles of incorporation and bylaws. See "Comparison of Rights of Shareholders of Key and Q Services" beginning on page 69.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF Q SERVICES

    The board of directors of Q Services has determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interest of its common shareholders. The board of directors of Q Services unanimously recommends that its common and preferred shareholders vote "FOR" the merger and the merger agreement.

VOTE REQUIRED

    Approval of the merger requires the affirmative vote of two-thirds of the issued and outstanding Q Services common stock, series A preferred stock and series B preferred stock, voting as a single class.

    Each holder of Q Services common stock is entitled to one vote per share of Q Services common stock held by such holder. Each holder of Q Services series A preferred stock or series B preferred stock is entitled to the number of votes determined by dividing the number of shares of series A preferred stock or series B preferred stock held by the holder by ten. Any fractional votes are adjusted up or down as follows: a holder of ten shares of series A preferred stock or series B preferred stock is entitled to one vote, a holder of 15 shares of series A preferred stock or series B preferred stock is entitled to one vote and a holder of 16 shares of Q Services series A preferred stock or series B preferred stock is entitled to two votes.

    Shareholders of Q Services owning an aggregate of approximately 73% of the combined voting power of Q Services issued and outstanding common stock, series A preferred stock and series B preferred stock have agreed to vote all their shares in favor of the merger agreement. Consequently, approval of the merger agreement by Q Services common and preferred shareholders is assured. However, because there are other conditions to closing that have not yet been fulfilled, closing of the merger is not assured.

    The officers and directors of Q Services beneficially own approximately 12,965,080 shares of Q Services common stock and no shares of preferred stock. No shares of common or preferred stock of Q Services are owned by any director or officer of Key.

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                              THE MERGER AGREEMENT

    This section of the proxy statement/prospectus describes certain aspects of the merger, including the material provisions of the merger agreement and certain additional agreements being entered into in connection with the merger. The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement, as amended is attached as Exhibit A to this proxy statement/prospectus and is incorporated herein by reference. You are encouraged to read the merger agreement in its entirety for a more complete description of the merger.

THE MERGER

    GENERAL STRUCTURE OF THE MERGER. On May 13, 2002, Key, Merger Sub and Q Services entered into a Plan and Agreement of Merger pursuant to which Merger Sub would be merged into Q Services with Q Services being the surviving corporation. The merger agreement was later amended by the parties on May 30, 2002. Upon consummation of the merger, all common shareholders of Q Services will become holders of Key common stock and Q Services will be a wholly-owned subsidiary of Key. The merger will be effective when Key, Merger Sub and Q Services file articles of merger with the Secretary of State of Texas.

    At the effective date of the merger, all shares of Q Services common stock will automatically be cancelled and will cease to exist. At that time, each holder of a certificate representing shares of Q Services common stock (other than shares as to which dissenters' rights to appraisal have been perfected) will cease to have any rights as a shareholder except the right to receive Key common stock in the merger. Holders who exercise and perfect dissenters' rights will be paid cash in an amount determined as described in "The Merger--Dissenters' Rights" on page 39 and will not receive a portion of the merger consideration.

    In connection with the merger:

    - all issued and outstanding shares of Q Services common stock will be converted into Key common stock as described below;

    - all shares of Q Services series A and series B preferred stock will be redeemed immediately before the effective date of the merger through the issuance of a non-interest bearing promissory redemption note to each such holder, with the redemption notes being paid in cash on the effective date of the merger;

    - certain options to receive Q Services common stock will be designated as "cash out options." Each cash out option will be surrendered to Q Services immediately before the effective date of the merger in exchange for a non-interest bearing promissory option note to each holder of a cash out option. Each option note will be in a principal amount equal to the cash value related to the option less any applicable withholding obligations. Option notes will be paid in cash on the effective date of the merger;

    - options other than the cash out options will be amended to allow a cashless exercise and will be exercised for Q Services common stock immediately before the effective date of the merger. The Q Services common stock issued with respect to these options will be converted into Key common stock (less any applicable withholding obligations) pursuant to the merger;

    - certain warrants to receive Q Services common stock will be designated as "cash out warrants." Each cash out warrant will be surrendered to Q Services immediately before the effective date of the merger in exchange for a non-interest bearing promissory warrant note to each holder of a cash out warrant. Each warrant note will be in a principal amount equal to the cash value

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
      related to the warrant less any applicable withholding obligations. Warrant notes will be paid in cash on the effective date of the merger; and

    - warrants other than the cash out warrants will be amended to allow a cashless exercise and will be exercised for Q Services common stock immediately before the effective date of the merger. The Q Services common stock issued with respect to these warrants will be converted into Key common stock (less applicable withholding obligations) pursuant to the merger.

    A more complete description of the conversion of Q Services common stock into Key common stock, the redemption of the Q Services series A and series B preferred stock and the treatment of options and warrants to purchase Q Services common stock is set forth below.

    CALCULATION OF PURCHASE PRICE. The aggregate merger consideration for the outstanding shares of Q Services common stock is $265.0 million:

    - LESS "total liabilities" as recorded on the Q Services balance sheet, including all of Q Services' transaction costs associated with the merger and related expenses, but excluding "deferred income tax liability, net"; and

    - LESS the aggregate principal amount of the promissory notes issued in connection with the redemption of Q Services series A and series B preferred stock (approximately $7,460,000);

    - PLUS the amount of Q Services' total current assets.

    The "total liabilities" will include, among other things, approximately $1,600,000 of severance payments to executive officers and approximately $3,500,000 of transaction costs, including finder's fees.

    MERGER CONSIDERATION. The merger consideration to be received for each share of Q Services common stock will be that number of Key shares equal to the result determined by:

    - DIVIDING the sum of the aggregate merger consideration plus the total proceeds that would be received by Q Services upon exercise of all options and warrants assuming all options and warrants are exercised for cash immediately before the effective date of the merger, and not taking into account any cashless exercise effected in connection with the merger;

    - BY the Key share price, which is the average of the closing prices of the Key common stock on the New York Stock Exchange over the ten trading days ending on the day immediately before the effective date of the merger, but in any event, not less than $11.00 nor greater than $13.00 per share; and

    - DIVIDING the results of that calculation by the number of fully-diluted Q Services shares outstanding.

    The aggregate merger consideration to be received by each holder of Q Services common stock will be equal to the result obtained by:

    - MULTIPLYING the merger consideration as calculated above;

    - BY the number of shares of Q Services common stock owned by such holder of Q Services common stock.

    Since the calculation of the number of shares of Key common stock issuable in exchange for each share of Q Services common stock is subject to several variables (including a post-closing adjustment), as of the date of this proxy statement/prospectus, it is not possible to calculate the number of shares of Key common stock that each Q Services shareholder will receive in the merger. However, assuming the Q Services balance sheet used to calculate the merger consideration is identical to the Q Services March 31, 2002 balance sheet included elsewhere in this proxy statement/prospectus, approximately 1.0723 shares and approximately 0.9073 shares of Key common stock would be issuable in exchange for

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each share of Q Services common stock assuming the Key share price of $11.00 or lower and $13.00 or higher, respectively.

    TREATMENT OF Q SERVICES PREFERRED STOCK. The merger agreement provides that immediately before the effective date of the merger, each issued and outstanding share of Q Services series A and series B preferred stock will be redeemed in accordance with their certificates of designation. In connection with that redemption, immediately before the effective date of the merger, Q Services will issue a non-interest bearing promissory note to each holder of issued and outstanding shares of Q Services series A and series B preferred stock in the amount required to effect redemption in accordance with their respective certificates of designation (or in accordance with agreements with holders of Q Services series A or series B preferred stock). Upon the issuance of the redemption notes, all shares of series A and series B preferred stock shall be redeemed, cancelled and cease to exist. The aggregate principal amount of the redemption notes will equal:

    - the stated value of the outstanding shares of series A and series B preferred stock;

    - PLUS accrued dividends payable in accordance with the respective certificates of designation of the series A and series B preferred stock through the date of redemption.

    On the effective date of the merger, the redemption notes will be paid in cash to each holder of those notes.

    TREATMENT OF Q SERVICES STOCK OPTIONS. The merger agreement provides that as one of Key's conditions to closing, all issued and outstanding options to purchase Q Services' common stock must be exercised or cancelled before the effective date of the merger. Certain options may be classified as "cash out options" that will be paid out in cash on the effective date of the merger. The aggregate amount of cash to be paid for the cash out options may not exceed $1,000,000. The cash out options will be amended to allow the holder to be issued a note in the principal amount equal to the "option payout" with respect to the option. The option payout is the dollar amount to be paid with respect to an option calculated as:

    - the number of shares of Q Services common stock subject to the option MULTIPLIED BY,

    - the "option spread," which is an amount equal to the "effective price per share" of the option less the exercise price of the option.

    Upon issuance and delivery of the option notes (less any applicable withholding obligations) to the holders of the cash out options, Q Services will cancel the cash out options and they will cease to exist. On the effective date of the merger, the option notes will be paid in cash subject to the purchase price holdback described below.

    Options that are not cash out options will be amended to provide for cashless exercise, and the Q Services common stock issued upon exercise of those options will be converted into Key common stock (less any applicable withholding obligations) in the merger.

    TREATMENT OF Q SERVICES WARRANTS. The merger agreement provides that as one of Key's conditions to closing, all issued and outstanding warrants to purchase Q Services common stock must be exercised before the effective date of the merger. Certain warrants may be classified as "cash out warrants" that will be surrendered to Q Services immediately before the effective date in exchange for a "warrant payout." The aggregate amount of cash to be paid for the cash out warrants may not exceed $500,000.

    A warrant payout means the dollar amount to be paid with respect to each warrant calculated as:

    - the number of shares of Q Services common stock the holder would have been entitled to receive had the holder exercised the warrant MULTIPLIED BY,

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
    - the "warrant spread," which is the amount equal to the "effective price per share" of the warrant less the exercise price of the warrant.

    Upon surrender of a cash out warrant, Q Services will issue a non-interest bearing promissory warrant note in a principal amount equal to the warrant payout less any applicable withholding obligations. Upon issuance and delivery of the warrant notes to the holders of the cash out warrants, the cash out warrants will be canceled and cease to exist. On the effective date of the merger, the warrant notes will be paid in cash subject to the purchase price holdback provisions described below.

    Warrants that are not cashout warrants will be amended to provide for cashless exercise. Warrants exercised pursuant to the cashless exercise will result in the issuance of Q Services common stock that will be converted into Key common stock in the merger.

    PURCHASE PRICE HOLDBACK. Because of the post-closing balance sheet adjustments, the number of shares of Key common stock issuable in the merger cannot be determined with precision on the effective date of the merger. Therefore, 5% of the Key shares and cash payable as merger consideration payable to Q Services' shareholders and to holders of options and warrants to purchase Q Services common stock on the effective date will be held back by Key. The escrowed shares and escrowed cash will be used to satisfy the adjustments to the purchase price based on differences between the estimated and final balance sheets of Q Services.

    PURCHASE PRICE ADJUSTMENT PAYMENT. The calculation of the purchase price to be paid at closing will be determined using an estimated balance sheet delivered by Q Services at closing. After closing, Key and a Q Services representative will agree on a "final balance sheet." The final balance sheet will be used to determine the final merger consideration to be paid to:

    - the holders of Q Services common stock;

    - the holders of cash out options; and

    - the holders of cash out warrants.

    If the final merger consideration determined using the final balance sheet EQUALS the merger consideration payable at closing:

    - the holders of the Q Services common stock will be entitled to receive from Key all of the escrowed shares in accordance with their PRO RATA ownership of Q Services common stock; and

    - the holders of cash out options and cash out warrants will be entitled to receive the escrowed cash in accordance with their respective option notes or warrant notes, as the case may be.

    If the final merger consideration determined using the final balance sheet EXCEEDS the merger consideration payable at closing, in addition to receiving the escrowed consideration:

    - the holders of the Q Services common stock will be entitled to receive from Key the difference between that holder's aggregate final merger consideration and that holder's aggregate merger consideration already received; and

    - the holders of cash out options and cash out warrants will be entitled to receive from Key the difference between the holder's final option or warrant payout and the holder's option payout and warrant payout already received.

    The difference between the final merger consideration and merger consideration payable at closing will be paid by Key in either cash or additional shares of Key common stock.

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
    If the final merger consideration determined using the final balance sheet IS LESS THAN the merger consideration payable at closing and the amount of the deficiency is less than the aggregate value of the escrowed consideration, then Key will:

    - deduct from the escrowed cash for each noteholder the difference between the holder's final option payout or final warrant payout and the holder's option payout or warrant payout already received;

    - deduct from the escrowed shares the number of shares of Key common stock equal to the Q Services adjustment payment (less the amount of escrowed cash divided by the Key share price); and

    - distribute the balance, if any, of the escrowed consideration to the holders of Q Services common stock, cash out options and cash out warrants.

    If the final merger consideration determined using the final balance sheet IS LESS THAN the merger consideration payable at closing and the amount of the deficiency is greater than the aggregate value of the escrowed consideration:

    - Key will retain the escrowed consideration;

    - the holders of the Q Services common stock will pay Key the difference between that holder's aggregate final merger consideration and that holder's aggregate merger consideration already received (after giving effect to the escrowed consideration); and

    - the holders of cash out options and cash out warrants will pay Key the difference between the holder's final option or warrant payout and the holder's option payout and warrant payout already received (after giving effect to the escrowed consideration).

    The deficiency payable by the holders of Q Services common stock, cash out options and cash out warrants may be paid, at such holder's option, by tendering shares of Key common stock already received or paying cash.

    FRACTIONAL SHARES. Key will not issue any fractional shares in the merger. If the number of shares of Key common stock issuable to a holder of Q Services common stock pursuant to the merger agreement results in a fractional share, then the number of shares of Key common stock issuable to such holder will be rounded up to the next whole number.

    EXCHANGE OF CERTIFICATES. Before the effective date of the merger, Key will designate a paying agent and will make available to the paying agent shares of Key common stock in amounts and at the times necessary for the payment of the merger consideration on surrender of certificates representing Q Services common stock. As soon as reasonably practical after the effective date of the merger, but in any event within five days following the effective date, the paying agent will mail to each holder of record of a certificate of Q Services common stock a letter of transmittal and instructions for use by surrendering holders of Q Services common stock to exchange the Q Services common stock certificates for certificates representing that number of shares of Key common stock, reduced by the number of shares that will be withheld as part of the escrow fund described above. You should not surrender your Q Services stock certificates for exchange until you receive the letter of transmittal and instructions. At and after the merger and until so surrendered, the Q Services stock certificates will represent only the right to receive the merger consideration.

    If any Q Services stock certificate is lost, stolen or destroyed, a Q Services shareholder must provide an appropriate affidavit of that fact. Key may require a Q Services shareholder to deliver a bond in a reasonable amount as indemnity against any claim that may be made against Key with respect to any lost, stolen or destroyed certificate.

    REPRESENTATIONS AND WARRANTIES OF Q SERVICES. The merger agreement includes customary representations and warranties by Q Services to Key, including representations and warranties as to:

    - due and valid corporate organization, good standing and authority to do business in all jurisdictions in which Q Services conducts business;

    - capitalization of Q Services;

    - the authorization, execution, delivery and enforceability of the merger agreement and certain other agreements contemplated by the merger agreement and related matters;

    - the identity of all Q Services common and preferred shareholders and the identity of each holder of options or warrants to purchase Q Services common stock;

    - the identity of all Q Services subsidiaries and Q Services ownership of those subsidiaries;

    - Q Services' financial statements;

    - the absence of certain changes in Q Services' business since March 31, 2002;

    - the filing of all tax returns, the payment of all taxes due and other tax matters;

    - intellectual property matters;

    - title to and condition of assets;

    - contracts of Q Services and its subsidiaries;

    - possession of necessary licenses and permits to conduct business;

    - pending or threatened litigation;

    - environmental matters;

    - compliance with applicable laws;

    - Q Services' employee benefit plans and other related matters;

    - operation of saltwater disposal wells;

    - regulatory matters relating to the merger;

    - Q Services' title to the properties it leases and owns;

    - insurance matters;

    - compliance with the rules and regulations of the United States Department of Transportation and any applicable state department of transportation; and

    - broker's and finder's fees in connection with the merger.

    None of the representations or warranties of Q Services to Key survive the closing of the merger.

    REPRESENTATIONS AND WARRANTIES OF KEY. The merger agreement also contains customary representations and warranties by Key to Q Services, including representations and warranties as to:

    - due and valid corporate organization, good standing and authority of Key to do business in all jurisdictions in which Key conducts business;

    - regulatory matters relating to the merger;

    - capitalization of Key;

    - the authorization, execution, delivery and enforceability of the merger agreement by Key;

    - effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

    - the authorization and validity of shares of Key common stock to be issued pursuant to the merger agreement;

    - absence of certain changes in Key's business since March 31, 2002; and

    - broker's and finder's fees in connection with the merger.

    None of the representations and warranties of Key to Q Services survive the closing of the merger.

    AGREEMENTS OF KEY AND Q SERVICES. Each of Key and Q Services has agreed that from the date of the merger agreement until the effective date of the merger, other than contemplated by the merger agreement, it will:

    - operate its business only in the usual, regular and ordinary manner and preserve its business as it currently is being operated;

    - maintain its properties in customary repair and condition, reasonable wear and tear excepted;

    - maintain its books of account and records in the usual, regular and ordinary manner;

    - comply in all material respects with all laws applicable to it and the conduct of its business;

    - permit the other party and its officers and authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys and agents for the purpose of determining the accuracy of the representations and warranties made in the merger agreement and the compliance with the covenants made in the merger agreement; and

    - use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of federal, state, local and foreign regulatory bodies and officials that may become necessary for performance of their obligations under the merger agreement, including, without limitation, filing of a Notification and Report Form pursuant to Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    ADDITIONAL AGREEMENTS OF Q SERVICES. Q Services has agreed from the date of the merger agreement to the effective date of the merger it will:

    - not enter into any employment contracts that cannot be terminated on 14 days' notice or that provide for certain severance payments or benefits;

    - not incur certain borrowings;

    - not enter into commitments of a capital expenditure nature or any contingent liability except as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair, not to exceed $1,000,000 in the aggregate;

    - not sell, dispose of or encumber any property or assets;

    - maintain its insurance at current levels;

    - not amend its articles of incorporation or bylaws;

    - not issue or sell or issue options or rights to subscribe to any shares of Q Services capital stock;

    - not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to holders of its capital stock other than the accrual of dividends on its series A and series B preferred stock;

    - no sooner than 20 days, but in any event as soon as practical after the date of this proxy statement/prospectus, call and hold a shareholders' meeting to vote for approval of the merger agreement and the merger;

    - not directly or indirectly solicit or encourage any inquiries regarding any acquisition proposal from any third party other than the proposals contemplated by the merger agreement; and

    - collect in full all related party receivables and advances to employees.

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ADDITIONAL AGREEMENTS OF KEY.  Key has agreed that it will:

    - file a post-effective amendment to its registration statement on Form S-4 relating to the merger and resales of shares of Key common stock issued in the merger by individuals who may be deemed to be underwriters;

    - list the shares of Key common stock to be issued in connection with the merger for trading on the New York Stock Exchange;

    - indemnify those individuals identified as selling shareholders in this proxy statement/prospectus against certain liabilities under the Securities Act;

    - not issue any shares of Key common stock during the 60 calendar day period beginning on the effective date of the merger, except for:

       - the issuance of Key common stock under the merger agreement;

       - issuance of any options granted to employees or directors of Key;

       - the issuance of any equity securities in connection with the acquisition of the equity interest, business or assets of any unaffiliated entity;

       - the issuance of equity securities of Key in exchange for outstanding securities of Key; and

       - the issuance of equity securities of Key upon the exercise of outstanding options, warrants or other securities convertible into or exchangeable for equity securities of Key.

    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF Q SERVICES. The obligation of Q Services to consummate the merger is conditioned upon the satisfaction of certain conditions, including the following:

    - the representations and warranties of Key in the merger agreement must be true with the same effect as though made at the effective date of the merger, except as effected by transactions permitted or contemplated by the merger agreement, and except for breaches of such representations and warranties, which in the aggregate would not be reasonably likely to result in a material adverse effect on the financial condition or business of Key and its subsidiaries taken as a whole;

    - no material litigation shall be pending or threatened that seeks to prevent or prohibit the merger or that may have a material adverse effect on the value of the consolidated assets of Key;

    - the delivery of certain opinions of counsel;

    - listing of the Key common stock to be issued in connection with the merger for trading on the New York Stock Exchange;

    - all waiting periods required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired with respect to the transactions contemplated by the merger agreement;

    - Key shall have entered into employment agreements with certain Q Services employees;

    - the approval by the requisite common and preferred shareholders of Q Services for the transactions contemplated by the merger agreement;

    - redemption of all issued and outstanding Q Services series A and series B preferred stock;

    - Key shall have paid obligations payable pursuant to Q Services' credit agreement; and

    - the SEC shall declare the post-effective amendment to the registration statement of which this proxy statement/prospectus forms a part effective under the Securities Act.

    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF KEY. The obligation of Key to consummate the transactions contemplated by the merger agreement is subject to the satisfaction of certain conditions, including the following:

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
    - the representations and warranties of Q Services contained within the merger agreement must be true as of the effective date of the merger, except for breaches:

       - caused by transactions permitted or contemplated by the merger agreement;

       - of certain representations and warranties concerning environmental matters and the operation of salt water disposal wells that would not be reasonably likely to result in costs, damages, expenses, losses or liabilities with respect to the operations, assets or liabilities of Q Series and its subsidiaries taken as a whole of more than $5,000,000; or

       - breaches of representations and warranties, other than those relating to environmental matters or the operation of salt water disposal wells, which in the aggregate would not be reasonably likely to result in a material adverse effect on the financial condition or business of Q Services and its subsidiaries taken as a whole;

    - no material litigation shall be pending or threatened that seeks to prevent or prohibit the merger or that may have a material adverse effect on Key;

    - the delivery of certain opinions of counsel;

    - all waiting periods required under Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired;

    - each of the officers and directors of Q Services and each of its subsidiaries shall have resigned as an officer or director;

    - certain Q Services employees shall have entered into employment agreements with Key;

    - certain individuals shall have entered into noncompetition agreements with Key;

    - the approval of the requisite shareholder vote of the common and preferred shareholders of Q Services with respect to the transactions contemplated by the merger agreement;

    - Q Services shall have terminated any shareholder voting or similar agreements on or before the effective date of the merger;

    - certain agreements between Q Services and its officers, directors, employees or affiliates will have been amended to provide for termination by Q Services on 30 days' notice without penalty;

    - all issued and outstanding options to purchase Q Services common stock shall have been either amended to provide for cashless exercise and shall have been exercised, or classified as cash out options, and the aggregate option payout with respect to the cash out options will not exceed $1,000,000;

    - all issued and outstanding warrants to purchase Q Services common stock shall either have been amended to provide for cashless exercise and such warrants shall have been exercised, or classified as a cash out warrant, and the aggregate warrant payout with respect to all cash out warrants will not exceed $500,000;

    - Q Services shall have taken all necessary steps to ensure that its series A and series B preferred stock has been redeemed;

    - Q Services shall terminate any severance policy of Q Services or any Q Services subsidiary without cost to either Q Services or Key; and

    - all severance agreements or policies shall have been terminated.

    TERMINATION. The merger agreement may be terminated at any time before the effective date of the merger, whether before or after approval of the merger agreement and the merger by the Q Services shareholders, by mutual written consent of Key and Q Services. The merger agreement may also be terminated by either Q Services or Key if the merger does not occur before July 17, 2002. However, this date may be extended until October 15, 2002 if the failure to consummate the merger results from a delay in the effectiveness of the post-effective amendment to Key's registration statement of which this proxy statement/prospectus is a part. The merger agreement also may be terminated by Key or Q Services as follows:

    TERMINATION BY KEY.  Key may terminate the merger agreement if:

    - the holders of more than 0.5% of Q Services issued and outstanding common stock elect to exercise their right to dissent to the merger;

    - Q Services has failed to perform any of its covenants or agreements contained in the merger agreement and such failure has not been waived by Key;

    - there has been a material adverse effect in the financial condition or business of Q Services and its subsidiaries since March 31, 2002; or

    - there has been a breach by Q Services of its representations or warranties concerning environmental matters or salt water disposal wells, and all of those untrue representation and warranties in the aggregate would be reasonably likely to result in costs damages, dimunitive in value, expenses, losses or liabilities of Q Services of more than $5,000,000.

    TERMINATION BY Q SERVICES. Q Services may terminate the merger agreement if:

    - Key has failed to perform any of its covenants or agreements contained in the merger agreement and such failure has not been waived by Q Services; or

    - there has been a material adverse effect on the financial condition or business of Key and its subsidiaries since March 31, 2002.

    EFFECT OF TERMINATION. If the merger agreement is terminated in accordance with its terms, the merger agreement will become void and have no force or effect, without any liability on the part of any party thereto. Notwithstanding the foregoing, the termination of the merger agreement will not relieve any party thereto from any liability for damages incurred as a result of a willful breach by such party of its covenants and agreements under the merger agreement occurring before the termination. Both Key and Q Services acknowledge that, in connection with a termination, breaches of a representation or warranty under the merger agreement shall not give rise to liability for damages unless the breach resulted from a knowing and intentional act involving actual fraud or an intent to mislead or deceive. In addition, if Key terminates the merger agreement under circumstances in which Key and Q Services are unable to agree as to the amount of a potential liability from a breach of certain environmental representations or warranties or certain representations or warranties relating to the operation of salt water disposal wells, and Key was not permitted to conduct environmental testing with respect to the disputed potential liability, then the termination will be without liability to Key.

VOTING AGREEMENTS

    Certain officers, directors and shareholders of Q Services have entered into voting agreements with Key, pursuant to which they have agreed to vote all of their shares of Q Services common stock in favor of the merger. Each of these shareholders has also granted an irrevocable proxy to Key representatives to vote such shareholder's shares of Q Services common stock at the special meeting. On the record date, these Q Services shareholders collectively owned 11,480,327 shares of Q Services common stock, representing approximately 73% of the shares of the combined voting power of Q Services issued and outstanding common stock, series A preferred stock and series B preferred stock.

    In addition, pursuant to the terms of the voting agreements, certain of these shareholders have agreed that, without the written consent of Key, they will not:

    - sell or otherwise dispose of or transfer any of their shares of Q Services common stock;

    - purchase any Key common stock or securities convertible for Key common stock; or

    - consent to any amendment to the Q Services articles of incorporation or bylaws; and

    - that, without the written consent of SCF-IV, L.P., during a period of 90 days from the effective date of the merger they will not:

       - sell, or otherwise dispose of or transfer any shares of Key common stock or any securities convertible into for Key common stock; or

       - enter into any swap or any other agreement or any transaction that transfers the economic consequence of ownership of Key common stock.

NONCOMPETITION AGREEMENTS

    As a condition to the closing of the merger agreement, certain shareholders of Q Services will enter into a noncompetition agreement, which provides, among other things, that for a period of five years from the closing of the merger agreement, they will not, directly or indirectly:

    - engage in business conducted by Q Services or any subsidiaries of Q Services (and their predecessors in interest) during the three-year period ending on the effective date of the merger agreement in Texas, all of the parishes of Louisiana, Arkansas, New Mexico, Oklahoma and offshore and the inland waters of the Gulf Coast;

    - request any customers or suppliers of Key or any affiliate of Key to curtail or cancel their business with Key or any affiliate of Key;

    - disclose to any person, firm or corporation any trade, technical or technological secrets of Key or any affiliate of Key or any details of their organization or business affairs except as required by law or legal process; or

    - induce or actively attempt to influence any employee of Key or any affiliate of Key to terminate his employment or hire any former employee of Key or any affiliate of Key within six months of his termination date with Key or any affiliate of Key.

EMPLOYMENT AGREEMENTS

    As a condition to the closing of the merger agreement, Craig M. Johnson, president of Q Services, and David S. Schorlemer, chief financial officer of Q Services, will each enter into an employment agreement with Key. Each of the employment agreements provides for an initial term of three years.
Mr. Johnson's employment agreement provides, among other things, that Mr. Johnson will serve as vice president of Key and will receive a base annual salary of $204,000. Mr. Schorlemer's employment agreement provides, among other things, that Mr. Schorlemer will serve as a vice president of Key and will receive a base annual salary of $180,000. Each of the employment agreements provides that if employment is terminated for cause or by either Mr. Johnson or Mr. Schorlemer, as the case may be, for any reason, Key shall have no further obligations except that the affected employee will be entitled to receive accrued but unpaid salary and unpaid expense reimbursements. If employment is terminated by Key other than for cause (including death or disability), the employee will be entitled to receive severance compensation equal to two times his base salary in effect on the termination date, payable in 24 equal monthly installments. Under certain circumstances, such as a change in control, the severance benefit will be payable in one lump sum. In addition, during the employment period, and for an additional period ranging between 12 and 24 months (depending upon the reason for the termination) after termination, the employee may not, directly or indirectly, participate or engage, any competing enterprise, such as any business engaged in the business of furnishing oilfield services, including, without limitation:

    - fluid hauling and disposal services;

    - trucking services;

    - frac tank rentals;

    - fishing and rental tools;

    - pressure pumping services;

    - contract drilling;

    - workover, completion and well maintenance; and

    - construction and field consulting

in any of the onshore or offshore oil or natural gas producing regions in the continental United States, Canada and Argentina or in any other oil or natural gas producing region throughout the world in which Key or any of its subsidiaries or affiliates conduct their business or operations during the employment period or the 12 to 24 month period thereafter.

The employment agreements also provide that the employee shall not, directly or indirectly:

    - solicit, raid, entice or otherwise induce any employee of Key or any of its subsidiaries or affiliates to be employed by competing enterprise or to otherwise leave the employ of Key; or

    - hire any former employee of Key or any of its subsidiaries or affiliates within six months of the termination of such employee's employment with Key.

SECOND AMENDMENT TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

    In connection with the execution and delivery of the merger agreement, the shareholders of Q Services amended the existing Amended and Restated Shareholders Agreement dated as of September 28, 2000, as previously amended. The Second Amendment to Amended and Restated Shareholders Agreement amended the termination provisions so that, in addition to the previous termination events, the shareholders agreement would automatically terminate upon the closing of the transactions contemplated by the merger agreement.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The Unaudited Pro Forma Combined Financial Statements of Key have been prepared to give effect to the acquisition of Q Services. On May 13, 2002, Key signed a definitive merger agreement with Q Services whereby Key will acquire all of the capital stock of Q Services. The Unaudited Pro Forma Combined Balance Sheet gives effect to the acquisition as if such transaction had taken place on March 31, 2002 and the Unaudited Pro Forma Combined Statements of Operations gives effect to the acquisition as if such transaction had taken place on July 1, 2000.

    The pro forma adjustments are based on available information and upon certain assumptions that Key believes are reasonable under the circumstances. The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with Key's historical consolidated financial statements, including the notes thereto, incorporated herein by reference and the financial statements of Q Services, including the notes thereto, included within this filing.

    THESE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF KEY HAD THE TRANSACTIONS DESCRIBED THEREIN BEEN CONSUMMATED ON THE RESPECTIVE DATES INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF KEY AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

                           KEY ENERGY SERVICES, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 2002

                                                                          PRO FORMA     PRO FORMA
                                                  KEY       Q SERVICES     ENTRIES       COMBINED
                                               ----------   ----------   ------------   ----------
                                                                   (THOUSANDS)
Current assets:
  Cash and cash equivalents..................  $   42,967    $  3,667    $ (42,000)(b)  $    3,134
                                                                            (1,500)(a)
  Accounts receivable, net of allowance for
    doubtful accounts........................     122,734      26,578           --         149,312
  Prepaid expenses and other current
    assets...................................      20,671      10,795        2,000 (a)      33,466
                                               ----------    --------                   ----------
Total current assets.........................     186,372      41,040                      185,912
                                               ----------    --------                   ----------
Net property and equipment...................     801,196      96,181       44,986 (a)     942,363
Goodwill, net................................     200,287      56,117       86,912 (a)     344,316
                                                                             1,000 (f)
Other assets.................................      44,052       8,465       (4,042)(a)      48,475
                                               ----------    --------                   ----------
Total assets.................................  $1,231,907    $201,803                   $1,521,066
                                               ==========    ========                   ==========
Current liabilities:
  Accounts payable...........................  $   20,521    $  5,693           --      $   26,214
  Other accrued liabilities..................      42,299      11,226        5,100 (a)      59,249
                                                                              (376)(c)
                                                                             1,000 (f)
  Accrued interest...........................       5,099         171         (171 )(b)      5,099
  Current portion of long-term debt and
    capital lease obligations................       8,370      15,941      (15,929)(b)       8,382
                                               ----------    --------                   ----------
Total current liabilities....................      76,289      33,031                       98,944
                                               ----------    --------                   ----------
Long-term debt, less current portion.........     437,349      68,492      (68,443)(b)     487,777
                                                                            42,543 (b)
                                                                             7,836 (c)
Other liabilities............................      20,857         773           --          21,630
Deferred tax liability.......................     151,197       6,749       16,870 (a)     174,816
Commitments and contingencies................          --          --                           --
Mandatorily redeemable preferred stock.......          --       7,460       (7,460)(c)          --
Stockholders' equity:
Common stock.................................      11,007      80,379        1,743(a)       12,750
                                                                           (80,379)(a)
Additional paid-in capital...................     513,378          --      189,941 (a)     703,319
Warrants.....................................          --       4,196       (4,196)(a)          --
Treasury stock, at cost......................      (9,682)         --           --          (9,682)
Accumulated other comprehensive income
  (loss).....................................     (44,083)        303         (303)(a)     (44,083)
Retained earnings............................      75,595         420         (420)(a)      75,595
                                               ----------    --------                   ----------
Total stockholders' equity...................     546,215      85,298                      737,899
                                               ----------    --------                   ----------
Total liabilities and stockholders' equity...  $1,231,907    $201,803                   $1,521,066
                                               ==========    ========                   ==========

SEE THE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                           KEY ENERGY SERVICES, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 2002

                                                                            PRO FORMA    PRO FORMA
                                                      KEY      Q SERVICES    ENTRIES     COMBINED
                                                    --------   ----------   ----------   ---------
                                                            (THOUSANDS, EXCEPT SHARE DATA)
REVENUES:
  Well servicing..................................  $552,901    $143,792         --      $696,693
  Contract drilling...............................    73,624          --         --        73,624
  Other...........................................     6,290      (1,156)        --         5,134
                                                    --------    --------                 --------
                                                     632,815     142,636                  775,451
                                                    --------    --------                 --------
COSTS AND EXPENSES:
  Well servicing..................................   368,932      84,724         --       453,656
  Contract drilling...............................    49,920          --         --        49,920
  Depreciation, depletion and amortization........    57,482      10,569    $   736(e)     68,787
  General and administrative......................    42,613      31,861                   74,474
  Interest........................................    32,921       5,369     (2,492)(d)    36,124
                                                                                326 (d)
  Other expenses..................................     5,130          --         --         5,130
                                                    --------    --------                 --------
                                                     556,998     132,523                  688,091
                                                    --------    --------                 --------
  Income before income taxes......................    75,817      10,113                   87,360
  Income tax expense..............................   (28,818)     (2,883)      (317)(g)   (32,018)
                                                    --------    --------                 --------
  Income from continuing operations...............  $ 46,999    $  7,230                 $ 55,342
                                                    ========    ========                 ========
EARNINGS PER SHARE:
  Basic...........................................  $   0.45                             $   0.46
  Diluted.........................................  $   0.44                             $   0.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic...........................................   104,435                              121,133
  Diluted.........................................   105,781                              122,479

SEE THE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                           KEY ENERGY SERVICES, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2001

                                                                            PRO FORMA    PRO FORMA
                                                     KEY      Q SERVICES     ENTRIES     COMBINED
                                                   --------   ----------   -----------   ---------
                                                           (THOUSANDS, EXCEPT SHARE DATA)
REVENUES:
  Well servicing.................................  $758,273    $119,332          --      $877,605
  Contract drilling..............................   107,639          --          --       107,639
  Other..........................................     7,350         396          --         7,746
                                                   --------    --------                  --------
                                                    873,262     119,728                   992,990
                                                   --------    --------                  --------
COSTS AND EXPENSES:
  Well servicing.................................   493,108      62,077          --       555,185
  Contract drilling..............................    77,366          --          --        77,366
  Depreciation, depletion and amortization.......    75,147       6,995    $ (5,512)(e)    76,630
  General and administrative.....................    67,334      27,754          --        95,088
  Interest.......................................    56,560       6,519      (2,483)(d)    61,307
                                                                                711 (d)
  Other expense..................................     4,464          --          --         4,464
                                                   --------    --------                  --------
                                                    773,979     103,345                   870,040
                                                   --------    --------                  --------
  Income before income taxes.....................    99,283      16,383                   122,950
  Income tax expense.............................   (37,002)     (5,433)        (98)(g)   (42,533)
                                                   --------    --------                  --------
  Income from continuing operations..............  $ 62,281    $ 10,950                  $ 80,417
                                                   ========    ========                  ========

EARNINGS PER SHARE:
  Basic..........................................  $   0.63                              $   0.76
  Diluted........................................  $   0.61                              $   0.73

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic..........................................    98,195                               105,732
  Diluted........................................   102,271                               109,808

SEE THE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                           KEY ENERGY SERVICES, INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

    The Unaudited Pro Forma Combined Financial Statements of Key have been prepared to give effect to the acquisition of Q Services. On May 13, 2002, Key signed a definitive merger agreement with Q Services whereby Key will acquire all of the capital stock of Q Services. The Unaudited Pro Forma Combined Balance Sheet gives effect to the acquisition as if such transaction had taken place on March 31, 2002 and the Unaudited Pro Forma Combined Statements of Operations give effect to the acquisition as if such transaction had taken place on July 1, 2000.

    Key--Means the consolidated balance sheet of Key as of March 31, 2002 and the consolidated statements of operations of Key for the nine months ended March 31, 2002 and the year ended June 30, 2001.

    Q Services--Means the consolidated balance sheet of Q Services as of March 31, 2002 and the consolidated statements of operations of Q Services for the nine months ended March 31, 2002 and the year ended June 30, 2001.

    The historical statement of operations column for Q Services for the year ended June 30, 2001, was obtained by subtracting the unaudited results for the six months ended December 31, 2001 from and adding the unaudited results for the six months ended December 31, 2000 to the operating results for the year ended December 31, 2001 included in the audited statement of operations contained elsewhere herein. Likewise, the historical statement of operations column for Q Services for the nine months ended March 31, 2002 was obtained by adding the unaudited results for the six months ended December 31, 2001 to the unaudited operating results for the three months ended March 31, 2002, contained elsewhere herein.

PRO FORMA ENTRIES

    (a) To record the allocation of the preliminary purchase price to the assets acquired and liabilities assumed from Q Services using the purchase method of accounting. The purchase price and the allocation of the purchase price to the assets acquired and liabilities assumed are preliminary; however, the actual purchase price and purchase price allocations are not expected to differ materially from the preliminary estimates.

    The purchase price is to be determined as the total of $265 million dollars plus current assets minus assumed liabilities but excluding deferred tax amounts. Key common shares to be issued are based on an average of the closing price for the ten trading days preceding closing. The calculation of Key shares issued will be based on a minimum share price of $11 and a maximum share price of $13. The calculation is illustrated below:

                                                                BALANCE AT
                                                              MARCH 31, 2002
                                                              ---------------
                                                                (THOUSANDS)
Agreed enterprise value.....................................      $265,000
Current assets..............................................        43,040
Less: Assumed debt subject to immediate repayment...........       (84,372)
    Other liabilities assumed...............................       (17,924)
    Severance payments due to change in control.............        (1,600)
    Mandatory redemption of preferred stock.................        (7,460)
    Transaction costs.......................................        (3,500)
                                                                  --------
Purchase price of Q Services' equity........................      $193,184
                                                                  ========

    An estimated $1,500,000 of the purchase price will be paid in cash representing the redemption of certain employee stock options and warrants. The remainder of the consideration will be an estimated 17,425,818 shares of Key common stock including 664,905 shares issued for outstanding Q Services options and warrants.

    The purchase price will be allocated based on the estimated fair values of Q Services' assets and liabilities at the date of the merger. For purposes of the unaudited pro forma financial statements, the purchase price has been allocated as follows:

Current assets..............................................   $ 43,040
Property, plant and equipment...............................    141,167
Goodwill and other intangibles..............................    143,029
Other assets................................................      4,423
                                                               --------
  Total assets acquired.....................................    331,659
                                                               --------
Current liabilities.........................................     38,131
Long-term debt..............................................     75,952
Deferred tax liability......................................     23,619
Other liabilities...........................................        773
                                                               --------
  Total liabilities assumed.................................    138,475
                                                               --------
  Net assets acquired.......................................   $193,184
                                                               ========

    (b) To record the repayment of Q Services' credit facility with cash and proceeds from Key's credit facility of approximately $42.5 million.

    (c) To record the redemption of Q Services' mandatorily redeemable preferred stock of approximately $7.4 million and accrued dividends of approximately
$0.4 million with proceeds from Key's existing credit facility.

    (d) To record the effects on interest expense of the elimination of Q Services' debt and mandatorily redeemable preferred stock through borrowings under Key's existing credit agreement.

    For the nine months ended March 31, 2002, a decrease in interest expense of $2.2 million was recorded based on Q Services' average debt balance of $73.4 million and additional borrowings of $7.8 million at Key's average effective rate of 5.3% less Q Services' recorded interest expense of $5.4 million.

    For the twelve months ended June 30, 2001, a decrease in interest expense of $1.8 million was recorded based on Q Services' average debt balance of $44.4 million and additional borrowings of $7.8 million at Key's average effective rate of 9.1% less Q Services' recorded interest expense of $6.5 million.

    (e) To record the estimated change in depreciation for the property, plant and equipment acquired due to differences between historical cost and the fair value assigned using the purchase method of accounting and the elimination of amortization of goodwill as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142").

    (f) To record Key's estimated costs associated with the purchase.

    (g) To adjust pro forma income tax expense, excluding non-deductible goodwill amortization.

                      Q SERVICES' SELECTED FINANCIAL DATA

    The selected financial data for Q Services for the fiscal years 1997 to 2001 have been derived from the audited financial statements of Q Services for such periods. Q Services' consolidated audited financial statements as of December 31, 2001 and 2000 are included elsewhere in this document. The selected financial data as of March 31, 2002, and for the three months ended March 31, 2002 and 2001 have been derived from Q Services' unaudited financial statements for such periods, which are included elsewhere in this document. The interim results set forth below for the three month period ended March 31, 2002 may not be indicative of results for the full year.

    The consolidated selected financial data should be read in conjunction with, "Management's Discussions and Analysis of Q Services' Financial Condition and Results of Operations," and the consolidated financial statements and their related notes.

                                Q SERVICES, INC.
                            SELECTED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                 THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                               MARCH 31,
                            ---------------------------------------------------------------   -------------------------
                               2001          2000         1999         1998         1997         2002          2001
                            -----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                                                              (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA
Revenues..................  $   179,115   $   78,929   $   51,749   $   49,470   $   36,189   $   38,612    $   31,800
Operating Costs:
  Operating, general and
    administrative........      137,380       63,238       43,608       41,788       28,132       33,000        23,678
  Depreciation and
    amortization(1).......       11,319        4,881        9,307        8,935        4,417        3,549         1,622
  Impairment charge(2)....           --           --          945           --           --           --            --
                            -----------   ----------   ----------   ----------   ----------   -----------   ----------
Earnings (loss) from
  operations..............       30,416       10,810       (2,111)      (1,253)       3,640        2,063         6,500
Interest expense, net.....        6,470        6,174        5,229        4,359        1,884        1,764         1,456
Gain (loss) on sale of
  assets..................       (1,535)         598         (990)         152          111          389            25
                            -----------   ----------   ----------   ----------   ----------   -----------   ----------
Earnings (loss) before
  income taxes and
  extraordinary items.....       22,411        5,234       (8,330)      (5,460)       1,867          688         5,069
Income tax provision
  (benefit)...............        8,046          263          160       (1,160)       1,419          260         2,071
Extraordinary loss, net of
  income tax benefit......        2,365           --           --           --           --           --            --
Preferred stock
  dividends...............          243           --           --           --           --          133            --
                            -----------   ----------   ----------   ----------   ----------   -----------   ----------
Net earnings (loss).......  $    11,757   $    4,971   $   (8,490)  $   (4,300)  $      448   $      295    $    2,998
                            ===========   ==========   ==========   ==========   ==========   ===========   ==========
Net earnings (loss) per
  share
Basic:
  Earnings (loss) before
    extraordinary loss....  $      1.20   $     1.19   $    (2.94)  $    (1.49)  $     0.93   $     0.02    $     0.39
  Extraordinary loss......        (0.20)          --           --           --           --           --            --
    Net earnings (loss)...  $      1.00   $     1.19   $    (2.94)  $    (1.49)  $     0.93   $     0.02    $     0.39
Diluted:
  Earnings (loss) before
    extraordinary loss....  $      1.14   $     1.03   $    (2.94)  $    (1.49)  $     0.58   $     0.02    $     0.36
  Extraordinary loss......        (0.19)          --           --           --           --           --            --
    Net earnings (loss)...  $      0.95   $     1.03   $    (2.94)  $    (1.49)  $     0.58   $     0.02    $     0.36
Weighted average common
  shares outstanding:
  Basic...................   11,729,719    4,166,661    2,883,199    2,883,199      481,849   15,083,747     7,612,511
  Diluted.................   12,434,107    4,808,693    2,883,199    2,883,199      771,493   16,191,686     8,316,898
Common shares issued at
  period end..............   15,083,747    7,562,722    2,883,199    2,883,199    2,883,199   15,083,747     8,202,864

                                                                                                 THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                               MARCH 31,
                            ---------------------------------------------------------------   -------------------------
                               2001          2000         1999         1998         1997         2002          2001
                            -----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                                                              (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA (AT END
  OF PERIOD)
Cash......................  $     5,963   $    4,668   $      586   $      367   $    1,438   $    3,667
Current assets............       42,379       22,450       12,305       10,680       11,456       41,040
Working capital
  (deficit)...............        7,199        5,001       (1,177)      (8,281)       3,132        8,009
Property, plant and
  equipment, gross........      130,124       67,299       48,942       51,648       34,168      130,192
Property, plant and
  equipment, net..........       95,966       42,103       27,452       36,550       26,810       96,181
Total assets..............      201,121       78,845       47,815       56,730       43,591      201,803
Current liabilities.......       35,180       17,449       13,482       18,961        8,324       33,031
Current portion of
  long-term debt and lease
  obligations.............       13,837        6,497        6,288       12,324        2,264       15,941
Current portion of non-
  compete obligations.....        1,242          279          645          165           --        1,182
Long-term debt and lease
  obligations, net of
  current portion.........       66,855       32,571       33,081       27,415       25,757       68,492
Non-current portion of
  non-compete
  obligations.............          998          931        1,036        1,655        1,912          773
Mandatorily redeemable
  preferred stock.........        7,460           --           --           --           --        7,460
Shareholders' equity......       84,698       27,360          172        8,662        6,780       85,298
OTHER DATA
EBITDA(3).................  $    40,200   $   16,289   $    6,206   $    7,834   $    8,168   $    6,001    $    8,147
Net cash provided by (used
  in)
  Operating activities....       23,089        7,219        3,345        4,392        3,755         (825)        2,700
  Investing activities....      (65,026)      (8,637)        (466)     (17,930)      (8,862)      (2,781)      (16,910)
  Financing activities....       43,232        5,500       (2,660)      12,467        6,344        1,310        13,341

------------------------

(1) Effective January 1, 2000, Q Services revised the estimated useful lives of its property, plant and equipment, thereby decreasing 2000 depreciation expense by approximately $3.6 million. Revisions were made to better reflect the expected usage of the assets over time and to be consistent with prevalent industry practice.

(2) A charge of $945 was recorded for the impairment of the goodwill of Q Services' subsidiary, Quality Oil Service, Inc., in 1999 in connection with the termination of such subsidiary's operations in New Mexico.

(3) EBITDA is earnings (including gain (loss) on sale of assets) before interest expense, preferred stock dividends, income tax expense, depreciation, amortization and other non-cash charges. EBITDA is presented because it is a widely accepted financial indication of a company's ability to service and incur debt. EBITDA should not be considered as an alternative to earnings (losses) as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                            OPERATIONS OF Q SERVICES

RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF Q SERVICES AND THE NOTES THERETO CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

QUARTER ENDED MARCH 31, 2002 VERSUS QUARTER ENDED MARCH 31, 2001

    GENERAL

    Q Services' revenues for the quarter ended March 31, 2002, increased
$6.8 million, or 21%, to $38.6 million from $31.8 million for the same period in 2001. The increase was primarily due to the incremental revenues associated with Q Services' 2001 acquisitions of Niewoehner, Inc. d/b/a American Energy Services and Palestine Contractors, LLC, which operate as Q Services' pressure pumping services division and Central Texas region of the field production services division, respectively. These acquisitions occurred after March 31, 2001. Accordingly, Q Services' results for the quarter ended March 31, 2001, did not include the effects of these acquisitions. Absent the effects of these acquisitions, Q Services' revenues totaled $24.9 million for the quarter ended March 31, 2002, representing a decline of approximately 22% when compared to the same period last year. Such decline was primarily related to Q Services' fishing and rental tool services business and was a direct result of a significant year-over-year decline in operating rig counts in Q Services' operating locations.

    OPERATING REVENUES

    FIELD PRODUCTION SERVICES. Field production services revenues for the quarter ended March 31, 2002, increased $1.2 million, or 6%, to $23.2 million from $22.0 million for the same period in 2001. The increase was primarily due to the incremental revenues associated with the Palestine acquisition, as previously discussed. Absent the effects of the Palestine acquisition, field production services revenues declined approximately $2.9 million, or 13%, to $19.1 million. The decline is primarily related to a drop in fluid transportation and frac tank rental revenues in Q Services' South Texas operating region due to the year-over-year operating rig count decline.

    PRESSURE PUMPING SERVICES. Pressure pumping services revenues for the quarter ended March 31, 2002, totaled approximately $9.6 million. Q Services' pressure pumping services segment was created in July 2001 in connection with the American Energy Services acquisition. Accordingly, there are no comparative 2001 figures for this segment for the quarter ended March 31, 2001.

    FISHING AND RENTAL TOOL SERVICES. Fishing and rental tool services revenues for the quarter ended March 31, 2002, decreased $4.0 million, or 41%, to $5.8 million from $9.8 million for the same period in 2001. The decline was due to a reduction in fishing tool and jar rentals and related services in all of Q Services' fishing and rental tool operating locations as a result of the year-over-year operating rig count decline.

    OPERATING EXPENSES

    FIELD PRODUCTION SERVICES. Field production services expenses for the quarter ended March 31, 2002, increased $1.9 million, or 16%, to $13.8 million from $11.9 million for the same period in 2001. The increase is primarily related to the Palestine acquisition, which occurred in 2001, as previously discussed. Absent the effects of such acquisition, field production services expenses declined approximately $1.2 million, or 10%, to $10.7 million. The decline was the result of lower overall wages and benefits expense due to a reduction in operating personnel headcount, coupled with reduced operating and maintenance costs due to the overall decline in revenues.

    PRESSURE PUMPING SERVICES. Pressure pumping services expenses for the quarter ended March 31, 2002, totaled approximately $6.8 million. As previously discussed, Q Services' pressure pumping services segment was created in July 2001 in connection with the American Energy Services acquisition. Accordingly, there are no comparative 2001 figures for this segment for the quarter ended March 31, 2001.

    FISHING AND RENTAL TOOL SERVICES. Fishing and rental tool services expenses for the quarter ended March 31, 2002, decreased $1.7 million, or 35%, to $3.1 million from $4.8 million for the same period in 2001. The decline was due to lower fishing tool operators expense, lower supplies expense and lower consigned equipment and jar rentals expense. Such reductions were directly correlated to the decline in fishing and rental tool operating revenues, as discussed above.

    DEPRECIATION AND AMORTIZATION EXPENSE

    Q Services' depreciation and amortization expense for the quarter ended March 31, 2002, increased $1.9 million, or 119%, to $3.5 million from $1.6 million for the same period in 2001. The increase is primarily due to additional depreciation and amortization expense associated with the American Energy Services and Palestine acquisitions consummated in 2001. Absent the effects of these acquisitions, depreciation and amortization expense increased by $0.1 million, or 6%, to $1.7 million. The increase is primarily due to additional depreciation expense associated with capital expenditures made in Q Services' field production services segment during the second half of 2001.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Q Services' selling, general and administrative expenses for the quarter ended March 31, 2002, increased $2.4 million, or 34%, to $9.4 million from $7.0 million for the same period in 2001. The increase is primarily due to the American Energy Services and Palestine acquisitions that were consummated after the first quarter of 2001. Absent the effects of these acquisitions, selling, general and administrative expenses for the quarter ended March 31, 2002, decreased by $0.2 million, or 3%, to $6.8 million. The reason for the decrease is lower overall administrative salaries and benefits expense in Q Services' field production services and fishing and rental tools segments as well as lower bad debt expense in Q Services' field production services segment, offset somewhat by higher overall corporate overhead costs as a result of the increased size of the consolidated entity.

YEAR ENDED DECEMBER 31, 2001 VERSUS YEAR ENDED DECEMBER 31, 2000

    GENERAL

    Q Services' revenues for the year ended December 31, 2001, increased
$100.2 million, or 127%, to $179.1 million from $78.9 million for the same period in 2000. The higher results were primarily due to the incremental revenues associated with the Palestine and American Energy Services acquisitions consummated in May and July of 2001, respectively. Accordingly, Q Services' results for the year ended December 31, 2000, did not include the effects of such acquisitions. Absent the effects of these acquisitions, Q Services' revenues totaled $133.3 million for the year ended December 31, 2001, representing an increase of approximately 69% when compared to the same period the previous year. These favorable results were a direct result of a significant increase in operating rig counts in Q Services' operating locations.

    OPERATING REVENUES

    FIELD PRODUCTION SERVICES. Field production services revenues for the year ended December 31, 2001, increased $59.9 million, or 118%, to $110.7 million from $50.8 million for the year 2000. The increase was primarily due to the incremental revenues associated with the Palestine acquisition, as previously discussed. Absent the effects of the Palestine acquisition, field production services contributed $92.8 million in revenues, which was $42.0 million, or 83%, higher than the comparable revenues in 2000. Growth in field production revenues was primarily related to increases in vacuum and pump truck services and mud, chemical and water sales in Q Services' various operating locations.

    PRESSURE PUMPING SERVICES. Pressure pumping services revenues for the year ended December 31, 2001, totaled approximately $27.8 million. Q Services' pressure pumping services segment was created in July 2001 in connection with the American Energy Services acquisition. Accordingly, there are no comparative 2000 figures for this segment for the year ended December 31, 2000.

    FISHING AND RENTAL TOOL SERVICES. Fishing and rental tool revenues for the year ended December 31, 2001, increased $12.5 million, or 44%, to $40.6 million from $28.1 million for the same period in 2000. The rise was due to higher fishing tool and jar rentals and related services in all of Q Services' fishing and rental tool operating locations as a result of the year-over-year increase in operating rigs in Q Services' operating locations.

    OPERATING EXPENSES

    FIELD PRODUCTION SERVICES. Field production services expenses for the year ended December 31, 2001, increased $34.7 million, or 126%, to $62.3 million from $27.6 million for the same period in 2000. The increase is primarily related to the Palestine acquisition, which occurred in May of 2001, as previously discussed. Absent the effects of that acquisition, field production services expenses increased approximately $22.6 million, or 82%, to $50.2 million. The increase was the result of higher overall wages and benefits expense due to an increase in operating personnel headcount, coupled with higher operating and maintenance costs due to the significant increase in revenues.

    PRESSURE PUMPING SERVICES. Pressure pumping services expenses for the year ended December 31, 2001, totaled approximately $16.9 million. As previously discussed, Q Services' pressure pumping services segment was created in July 2001 in connection with the American Energy Services acquisition. Accordingly, there are no comparative 2000 figures for this segment for the year ended December 31, 2000.

    FISHING AND RENTAL TOOL SERVICES. Fishing and rental tool services expenses for the year ended December 31, 2001, increased $6.7 million, or 50%, to $20.2 million from $13.5 million for the same period in 2000. The increase was due to higher fishing tool operators expense, higher supplies expense, higher consigned equipment and jar rentals expense and higher insurance premiums. The increases were directly correlated to the growth in fishing and rental tool operating revenues, as discussed above.

    DEPRECIATION AND AMORTIZATION EXPENSE

    Q Services' depreciation and amortization expense for the year ended December 31, 2001, increased $6.4 million, or 131%, to $11.3 million from $4.9 million for the same period in 2000. The increase is primarily due to additional depreciation and amortization expense associated with the Palestine and American Energy Services acquisitions consummated in May and July of 2001, respectively. Absent the effects of these acquisitions, depreciation and amortization expense increased $2.9 million, or 59%, to $7.8 million. The increase is primarily due to additional depreciation expense associated with capital expenditures made in Q Services' field production services segment, specifically in Q Services' Northwest Texas region, during 2001.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Q Services' selling, general and administrative expenses for the year ended December 31, 2001, increased $15.8 million, or 71%, to $37.9 million from $22.1 million for the same period in 2000. The increase is primarily due to the Palestine and American Energy Services acquisitions that were consummated in May and July of 2001. Absent the effects of these acquisitions, selling, general and administrative expenses for the year ended December 31, 2001, increased by $8.4 million, or 38%, to $30.5 million. The primary reason for the increase is higher overall administrative salaries and benefits expense in Q Services' field production services and fishing and rental tools segments and higher overall corporate overhead costs as a result of the increased size of the consolidated entity.

LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 2002, Q Services had approximately $3.7 million in cash and cash equivalents, down from approximately $6.0 million at December 31, 2001. The decline of approximately $2.3 million during the quarter was due to:

    - a net use of cash from investing activities of $2.8 million (primarily for capital expenditures in Q Services' pressure pumping services segment);

    - a net use of cash of $0.8 million from operating activities (primarily due to annual insurance premium prepayments); and

    - a net increase in cash of $1.3 million from financing activities due to borrowings under Q Services' revolving credit facility, somewhat offset by principal payments made under Q Services' term loan facility.

    As of March 31, 2002, Q Services had approximately $68.5 million in long-term debt and $15.9 million in current maturities of long-term debt and other short-term debt obligations outstanding. Included in long-term debt was approximately $68.3 million under Q Services' existing term loan and revolving credit facility and approximately $0.2 million in other long-term obligations. Included in current maturities of long-term debt and other short-term obligations was approximately $13.3 million under Q Services' existing term loan facility, $2.4 million related to the financing of a portion of Q Services' general and workers' compensation liability policy, and $0.2 million in other short-term obligations. Additionally, Q Services had approximately $3.1 million in outstanding letters of credit as of March 31, 2002.

    In March 2002, Q Services renewed its general and workers' compensation liability insurance policies. In connection with the renewal of these policies, Q Services paid approximately $1.4 million in up front premium and related insurance costs and financed an additional $2.4 million over the remaining one-year policy term. The amounts that were financed have been reflected in the "Current portion of long-term debt and other short-term obligations" in Q Services' unaudited consolidated balance sheet as of March 31, 2002.

    In addition to the $3.7 million in cash and cash equivalents on hand at March 31, 2002, Q Services also had approximately $9.9 million in unused borrowing capacity under its existing revolving credit facility as of March 31, 2002.

    As of December 31, 2001, Q Services had approximately $6.0 million in cash and cash equivalents, up from approximately $4.7 million at December 31, 2000. The increase of approximately $1.3 million during the year was due to:

    - a net increase in cash of $43.2 million from financing activities attributable to proceeds from stock issuances as well as net borrowings made under Q Services' newly executed term loan facility;

    - a net increase of cash of $23.1 million from operating activities (primarily from the operating results previously mentioned); and

    - an offset from a net use of cash from investing activities of $65.0 million (primarily for the acquisitions of Palestine and American Energy Services and incremental capital expenditures made during the year).

    In December 2001, Q Services executed a $100.0 million term loan and credit facility with a number of banks, including Lehman Brothers, who acted as the lead syndication agent. The facility included an $80.0 million term loan facility and up to $20.0 million in borrowing capacity under a revolving credit facility. Additionally, the facility provides up to $5.0 million for the issuance of letters of credit on behalf of Q Services. However, any outstanding letters of credit reduce the borrowing capacity under the revolving credit facility. Borrowings under the facility are secured by substantially all of the assets of Q Services.

    As of December 31, 2001, Q Services had approximately $66.8 million in long-term debt compared to $32.6 million at December 31, 2000, and $13.8 million in current maturities of long-term debt and other short-term debt obligations outstanding compared to $6.5 million at December 31, 2000. The increase from December 31, 2000 to December 31, 2001 was primarily due to incremental borrowings made during 2001 to finance Q Services' acquisitions and capital expenditures. In connection with the closing of the term loan facility in December 2001, Q Services used a majority of the new term loan to retire its existing debt and lease obligations.

    In addition to the $6.0 million in cash and cash equivalents, Q Services also had approximately $8.8 million in unused borrowing capacity under its existing revolving credit facility with Lehman Brothers as of December 31, 2001 after accounting for the $1.5 million in outstanding letters of credit as of December 31, 2001.

    Management of Q Services believes that existing cash and cash equivalents as of December 31, 2001, supplemented by available borrowings under its revolving credit facility and cash generated from ongoing operations, will be sufficient to meet its anticipated cash needs for at least the next 12 months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Q Services' exposure to market risk is effectively limited to the interest rate risk associated with its various debt obligations. As of December 31, 2001, Q Services had total debt outstanding of approximately $80.6 million. Of this amount, approximately $0.6 million in various obligations carried a fixed rate of interest. The remaining $80.0 million, which represents borrowings made under Q Services' term loan facility, consummated in December 2001, bears interest at a floating rate tied primarily to the three-month LIBOR rate, plus an applicable margin. As of December 31, 2001, the average floating interest rate on Q Services' outstanding term loan facility was approximately 6.50%.

    In February 2002, Q Services entered into an interest rate swap agreement with three banks to fix the LIBOR interest rate on $48.0 million (or 60%) of the $80.0 million term loan. Such swap agreement effectively fixed the floating rate component of the term loan at 3.75% and expires in December 2004, consistent with the maturity date of the underlying term loan. The notional amount of the swap will amortize over the three-year term to match the principal amortization of the underlying term loan.

    In March 2002, Q Services borrowed $5.0 million under its revolving credit facility and paid approximately $3.3 million of its outstanding term loan balance. Consistent with the term loan facility, borrowings under Q Services' revolving credit facility bear interest at a floating rate tied to the three-month LIBOR rate, plus an applicable margin.

    Based on a sensitivity analysis performed as of December 31, 2001, it is estimated that a one percentage point increase or decrease in applicable interest rates would increase or decrease Q Services' income before income taxes in 2002 by approximately $0.8 million. However, after taking into consideration the effects of the interest rate swap entered into in February 2002, such sensitivity would have been reduced from $0.8 million to $0.3 million. Such sensitivity calculations do not take into consideration the scheduled repayments of the term loan in 2002, the effects of which would serve to further reduce the computed from sensitivity amounts.

                        DESCRIPTION OF KEY CAPITAL STOCK

    As of June 5, 2002, Key's authorized capital stock is 200,000,000 shares, which may be issued as shares of common stock or up to 15,169,320 shares of which may be issued as shares of preferred stock. As of June 5, 2002, 109,853,463 shares of Key common stock were issued and outstanding and no shares of preferred stock were outstanding.

COMMON STOCK

    LISTING. Key's common stock is listed on the New York Stock Exchange under the symbol "KEG."

    DIVIDENDS. Holders of Key's common stock may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, certain of Key's existing debt agreements contain covenants that currently restrict it from paying dividends. Additionally, in certain cases, holders of Key common stock may not receive dividends until Key has satisfied its obligations to any preferred stockholders.

    VOTING RIGHTS. Each share of Key's common stock is entitled to one vote, in person or by proxy, at any and all meetings of Key's stockholders in the election of directors and all other matters before any meetings. Common stockholders are not entitled to preemptive or cumulative voting rights.

    OTHER RIGHTS. If Key liquidates, dissolves or winds-up its business, either voluntarily or not, holders of Key's common stock will share equally in the assets remaining after Key pays its creditors and preferred stockholders.

    TRANSFER AGENT AND REGISTRAR. Key's transfer agent and registrar is American Stock Transfer & Trust Company, New York, New York.

PREFERRED STOCK

    Key's board of directors can, without approval of its stockholders, issue one or more series of preferred stock. The board can also determine the rights, preferences and limitations of each series, including:

    - the specific designation, number of shares, seniority and purchase price;

    - any liquidation preference per share;

    - the maturity date;

    - any redemption, repayment or sinking fund provisions;

    - any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

    - any voting rights;

    - if other than the currency of the United States, the currency or currencies including composite currencies in which such preferred stock is denominated and/or in which payments will or may be payable;

    - the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

    - whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

    - the place or places where dividends and other payments on the preferred stock will be payable; and

    - any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

    In some cases, the issuance of preferred stock could delay a change in control of Key and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of Key common stock.

           COMPARISON OF RIGHTS OF SHAREHOLDERS OF KEY AND Q SERVICES

    Key and Q Services, are incorporated in Maryland and Texas, respectively. At the time the merger becomes effective, the common shareholders of Q Services automatically will become common shareholders of Key. The rights of the Q Services shareholders are currently governed by the Texas Business Corporation Act, by the Q Services amended and restated articles of incorporation, as amended, the Q Services amended and restated bylaws and by the Amended and Restated Shareholders Agreement, as amended to date, among Q Services, RSTW Partners, III, L.P., SCF-IV, L.P. and certain of the Q Services shareholders. As shareholders of Key, their rights will be governed by Maryland General Corporation Law and by Key's charter and bylaws.

    The following is a summary of certain material differences between the rights of holders of Key common stock and the rights of holders of Q Services common stock. You might regard as important other differences that are not included. You should refer to the documents and statutory sections mentioned in this section if you want more information. THE SUMMARY CONTAINED IN THE CHART BELOW IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE RIGHTS OF HOLDERS OF KEY COMMON STOCK AND Q SERVICES COMMON STOCK UNDER THE MARYLAND GENERAL CORPORATION LAW OR THE TEXAS BUSINESS CORPORATION ACT, THE ARTICLES OF INCORPORATION OR BYLAWS OF EITHER COMPANY OR THE Q SERVICES SHAREHOLDERS AGREEMENT MENTIONED ABOVE.

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
AUTHORIZED CAPITAL STOCK:  The total number of authorized    The total number of authorized
                           shares of capital stock of Key    shares of capital stock of Q
                           is 200,000,000, all of which are  Services is 50,000,000,
                           classified as Key common stock,   consisting of 40,000,000 shares
                           par value $.10 per share. The     of Q Services common stock, no
                           board of directors has the        par value, 100,000 shares of
                           authority, without shareholder    series A redeemable preferred
                           approval, to classify and         stock, no par value, 100,000
                           reclassify up to 15,169,320       shares of series B redeemable
                           unissued shares of capital stock  preferred stock, no par value,
                           by setting or changing the        and 9,800,000 shares of Q
                           preferences, conversion or other  Services preferred stock. The
                           rights, voting powers,            board of directors has the
                           restrictions, limitations as to   authority, without shareholder
                           dividends, qualifications or      approval, to issue preferred
                           terms or conditions of            stock with the powers, voting
                           redemption of such shares of      powers, designations,
                           stock; PROVIDED, HOWEVER, that,   preferences and relative,
                           no such classification or         participating or optional or
                           reclassification shall create a   other rights, and the
                           class of stock which shall (i)    limitations or restrictions
                           have more than one vote per       designated by the board of
                           share, (ii) be issued in          directors.
                           connection with any so-called
                           "shareholder rights plan",
                           "poison pill" or other
                           anti-takeover measure, or (iii)
                           be issued for consideration
                           which is less than fair
                           consideration as determined in
                           good faith by the board of
                           directors.

VOTING RIGHTS:             Each holder of Key common stock   Each holder of Q Services common
                           is entitled to one vote per       stock is entitled to one vote
                           share.                            per share. The Q Services

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
                                                             articles of incorporation
                                                             provide that the holders of Q
                                                             Services series A and series B
                                                             preferred stock are entitled to
                                                             vote, together with the holders
                                                             of the Q Services common stock
                                                             as a single class, with respect
                                                             to any matters upon which
                                                             holders of the Q Services common
                                                             stock have the right to vote.
                                                             Each holder of Q Services series
                                                             A and series B preferred stock
                                                             is entitled to the number of
                                                             votes determined by dividing the
                                                             number of shares of Q Services
                                                             series A and series B preferred
                                                             stock held by such holder held
                                                             by 10. Holders of Q Services
                                                             capital stock do not have
                                                             cumulative voting rights.

PREEMPTIVE RIGHTS:         The Key charter allows only such  The Q Services articles of
                           preemptive rights as the board    incorporation expressly deny
                           of directors, in its sole         preemptive rights. The
                           discretion, may authorize. At     shareholders agreement provides,
                           this time, the board of           however, that each shareholder
                           directors has not authorized any  that is a party to the agreement
                           such rights.                      has the preemptive right to
                                                             purchase, PRO RATA, all or any
                                                             part of any issuance of Q
                                                             Services common stock or common
                                                             stock equivalents, subject to
                                                             certain exceptions, other than
                                                             issuances pursuant to a
                                                             qualified initial public
                                                             offering or which comprise the
                                                             purchase price for the
                                                             acquisition of all the common
                                                             stock or substantially all the
                                                             assets of any unaffiliated
                                                             person.

TRANSFERABILITY OF         The Key charter and bylaws do     The Q Services articles of
  SHARES:                  not limit the transferability of  incorporation and bylaws do not any shares of Key capital stock.  limit the transferability of any shares of Q Services capital
                                                             stock; HOWEVER, the shareholders
                                                             agreement limits the
                                                             transferability of shares of Q
                                                             Services capital stock held by
                                                             the Q Services shareholders that
                                                             are subject to the agreement as
                                                             follows:

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
                                                             -Q Services and its designees,
                                                             and certain of the Q Services
                                                              shareholders are granted a
                                                              right of first offer;

                                                             -Certain of the Q Services
                                                              shareholders are granted a
                                                              right of co-sale;

                                                             -Q Services shareholders subject
                                                              to the shareholders agreement
                                                              owning 75% or more of the
                                                              issued and outstanding Q
                                                              Services capital stock on a
                                                              fully diluted basis, and
                                                              intending to sell or transfer
                                                              all the shares of Q Services
                                                              capital stock held by them to
                                                              any person are granted the
                                                              right to cause all holders of Q
                                                              Services capital stock subject
                                                              to the shareholders agreement
                                                              to participate in such sale or
                                                              transfer;

                                                             -Certain of the Q Services
                                                              shareholders have the option to
                                                              sell to Q Services, and Q
                                                              Services is obligated to
                                                              purchase from such
                                                              shareholders, certain shares of
                                                              Q Services capital stock held
                                                              by them at any time after the
                                                              occurrence of certain events;
                                                              and

                                                             -Certain of the Q Services
                                                              shareholders have granted Q
                                                              Services the option to require
                                                              such Q Services shareholders to
                                                              sell to Q Services, and such
                                                              shareholders are obligated to
                                                              sell to Q Services, all of
                                                              certain shares of Q Services
                                                              capital stock held by such
                                                              shareholders until a certain
                                                              date.

BOARD OF DIRECTORS:        The Key charter sets the number   The Q Services bylaws set the
                           of directors at six, which        number of directors at nine,
                           number may be increased or        which number may be increased by
                           decreased subject to the Key      an amendment to the bylaws, but
                           bylaws and Maryland law. Under    in no event will the number of
                           the Key bylaws, the number of     directors be less than nine. The
                           directors may be set by action    Q Services bylaws provide that
                           of the Key shareholders or of a   the manner and election of
                           majority of                       directors

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
                           the board of directors, but       shall be conducted in accordance
                           there may be no less than three   with the terms of the
                           and no more than 25 directors. A  shareholders agreement as
                           vacancy resulting from the        described below:
                           removal of a director may be      At any meeting of shareholders
                           similarly filled by an action of  at which members of the board of
                           the Key shareholders or of a      directors are to be elected,
                           majority of the remaining         each of four different
                           directors. A director elected by  shareholder groups has the right
                           the shareholders will serve for   to designate one candidate, a
                           the remainder of the term of the  nominating committee designated
                           removed director. A director      by David Johnson, has the right
                           elected by the board of           to designate four candidates,
                           directors to fill a vacancy will  the chief executive officer is a
                           serve until the next annual       designee for director, and the
                           meeting of the shareholders and   remaining candidates are chosen
                           until the successor is elected    by the then current board of
                           and qualified.                    directors.

REMOVAL OF DIRECTORS:      Under Maryland law, unless the    Under Texas law, the bylaws or
                           charter provides otherwise, the   articles of incorporation of a
                           shareholders may remove any       Texas corporation may provide
                           director, with or without cause,  that at any meeting of
                           by the affirmative vote of a      shareholders called expressly
                           majority of all the votes         for that purpose, the holders of
                           entitled to be cast for the       a majority of the shares then
                           election of directors.            entitled to vote at an election
                                                             of directors may vote to remove
                                                             any director or the entire board
                                                             of directors, with or without
                                                             cause, subject to further
                                                             restrictions on removal that the
                                                             bylaws may contain. The Q
                                                             Services amended and restated
                                                             bylaws provide that no director
                                                             designated by certain of the
                                                             persons entitled to designate
                                                             candidates pursuant to the
                                                             shareholders agreement may be
                                                             removed without cause without
                                                             the consent of such persons, and
                                                             that if such persons request
                                                             that their respective designated
                                                             directors be removed (with or
                                                             without cause), then such
                                                             director will be removed.

FILLING VACANCIES ON THE   Under Maryland law, the           Under Texas law, the
  BOARD OF DIRECTORS:      shareholders may elect a          shareholders or a majority of
                           successor to fill a vacancy on    the remaining directors may fill
                           the board of directors that       any vacancy occurring in the
                           results from the removal of a     board of directors. A director
                           director. A director elected by   elected to fill a vacancy is
                           the shareholders to fill a        elected for the unexpired term
                           vacancy resulting from the        of his predecessor in office. A
                           removal of a director will serve  directorship to be filled by
                           for the                           reason

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
                           balance of the term of the        of an increase in the number of
                           removed director. A majority of   directors may be filled by the
                           the remaining directors, whether  shareholders or by the board of
                           or not sufficient to constitute   directors for a term of office
                           a quorum, may fill a vacancy on   continuing only until the next
                           the board of directors that       election of one or more
                           results from any cause            directors by the shareholders.
                           (including a removal if the       However, the board of directors
                           shareholders have not filled the  may not fill more than two such
                           vacancy) except an increase in    directorships during the period
                           the number of directors, and a    between any two successive
                           majority of the entire board of   annual meetings of shareholders.
                           directors may fill a vacancy      The Q Services bylaws provide
                           that results from an increase in  that if any director elected to
                           the number of directors. A        the board of directors after
                           director elected by the board of  being designated a candidate by directors to fill a vacancy will  one of the persons entitled to
                           serve until the next annual       designate candidates pursuant to
                           meeting of shareholders and       the shareholders agreement dies,
                           until his or her successor is     resigns, is removed or otherwise
                           elected and qualifies.            ceases to serve as a member of
                                                             the board of directors, the
                                                             person entitled to designate the
                                                             candidate will promptly
                                                             designate a successor. The
                                                             vacancies in the board of
                                                             directors that are created by an
                                                             increase in the number of
                                                             directors are appointed by the
                                                             current directors in accordance
                                                             with the terms of the
                                                             shareholders agreement. A
                                                             director elected to fill a
                                                             vacancy shall be elected for the
                                                             unexpired term of his
                                                             predecessor in office. The board
                                                             of directors does not have the
                                                             right to fill any vacancy on the
                                                             board of directors for which any
                                                             person has the right to
                                                             designate a candidate unless
                                                             such vacancy is filled by the
                                                             designee of the person having
                                                             the right to designate such
                                                             director.

STATUTORY TAKEOVER         The Maryland General Corporation  The Texas Business Corporation
  PROVISIONS:              Act provides protection for       Act does not contain any
                           Maryland corporations against     provisions regarding unsolicited
                           unsolicited takeovers by          takeovers.
                           protecting the board of
                           directors with regard to actions
                           taken in a takeover context.

CALL OF SPECIAL MEETINGS   Under Maryland law, a special     Under Texas law, a special
  OF SHAREHOLDERS:         meeting of shareholders may be    meeting of shareholders may be
                                                             called by

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
                           called by the president, the      the president, the board of
                           board of directors, shareholders  directors, other persons entitled to cast at least 25% of  authorized in the corporation's
                           all shares entitled to vote or    articles of incorporation or
                           any other person specified in     bylaws and the holders of not
                           the charter or bylaws. The Key    less than 10% of all the shares
                           bylaws permit a special meeting   entitled to vote, unless the
                           of shareholders to be called by   articles of incorporation
                           the chairman of the board, the    otherwise specify a lower or
                           president and a majority of the   higher percentage (but no
                           board of directors or upon a      greater than 50%) of the
                           written request of shareholders   holders. The Q Services bylaws
                           entitled to cast at least 25% of  permit a special meeting of
                           all shares entitled to vote.      shareholders to be called by the
                                                             president, the board of
                                                             directors, the executive
                                                             committee of the board of
                                                             directors or the holders of not
                                                             less than 10% of the shares
                                                             entitled to vote.

SHAREHOLDER ACTION BY      Under Maryland law, any action    Unless otherwise provided in the
  WRITTEN CONSENT:         to be taken at a meeting of       articles of incorporation, under
                           shareholders may be taken         Texas law, any action which is
                           without a meeting if a unanimous  required to be taken or may be
                           written consent is signed by      taken at a meeting of
                           each shareholder entitled to      shareholders may be taken by a
                           vote on the matter. The Key       written consent signed by the
                           bylaws provide for action         holder or holders of all the
                           without a meeting of              shares entitled to vote with
                           shareholders in accordance with   respect to the action that is
                           Maryland law.                     the subject of the consent. The
                                                             Q Services articles of
                                                             incorporation provide for action
                                                             to be taken by the written
                                                             consent of the holder or holders
                                                             of shares having not less than
                                                             the minimum number of votes that
                                                             would be necessary to take such
                                                             action at a meeting at which
                                                             holders of all shares entitled
                                                             to vote on the action were
                                                             present and voted.

CONDUCT OF MEETINGS:       The Key bylaws provide that at    The Q Services articles of
                           all meetings of shareholders,     incorporation and bylaws do not
                           unless the voting is conducted    provide for the conduct of
                           by inspectors, the proxies and    meetings of shareholders.
                           ballots shall be received, and
                           all questions touching the
                           qualification of voters and the
                           validity of proxies, the
                           acceptance or rejection of votes
                           and procedures for the conduct
                           of business not otherwise
                           specified by the bylaws, the
                           articles of

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
                           incorporation or Maryland law,
                           shall be decided or determined
                           by the chairman of the meeting.
                           If demanded by shareholders,
                           present in person or by proxy,
                           entitled to cast 10% in number
                           of votes entitled to be cast, or
                           if ordered by the chairman, the
                           vote upon any election or
                           question shall be taken by
                           ballot and, upon like demand or
                           order, the voting shall be
                           conducted by two inspectors, in
                           which event the proxies and
                           ballots shall be received, and
                           all questions touching the
                           qualification of voters and the
                           validity of proxies and the
                           acceptance or rejection of votes
                           shall be decided, by such
                           inspectors. Unless so demanded
                           or ordered, no vote need be by
                           ballot and voting need not be
                           conducted by inspectors. The
                           shareholders at any meeting may
                           choose an inspector or
                           inspectors to act at such
                           meeting, and in default of such
                           election the chairman of the
                           meeting may appoint an inspector
                           or inspectors. No candidate for
                           election as a director at a
                           meeting shall serve as an
                           inspector thereat.

AMENDMENT OF CHARTER:      Under Maryland law, a             Under Texas law, a corporation's
                           corporation's charter may be      articles of incorporation may be
                           amended by the affirmative vote   amended by the affirmative vote
                           of two-thirds of all votes        of at least two-thirds of all
                           entitled to vote on the matter,   votes entitled to be cast,
                           unless a greater or lesser        unless the articles of
                           proportion of votes (but not      incorporation provide otherwise.
                           less than a majority of all       The Q Services articles of
                           votes entitled to be cast) is     incorporation do not require a
                           specified in the charter. The     number of votes different from
                           Key charter reduces the vote      Texas law to approve an
                           requirement to a majority of the  amendment to the Q Services
                           votes entitled to be cast.        articles of incorporation.

AMENDMENT OF BYLAWS:       Under Maryland law, the power to  Under Texas law, unless the
                           adopt, alter and repeal the       articles of incorporation or a
                           bylaws of a corporation is        bylaw adopted by the
                           vested in the shareholders,       shareholders provides otherwise,
                           unless the charter or the bylaws  as to all or some portion of the
                           provide otherwise. The Key        bylaws, the shareholders may
                           charter and bylaws grant the      amend, repeal or adopt bylaws.
                           power to amend the Key bylaws to  The Q Services

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
                           both the shareholders and the     articles of incorporation
                           board of directors.               provide that the board of
                                                             directors, and not the
                                                             shareholders, has the exclusive
                                                             power to adopt, alter, amend or
                                                             repeal the Q Services bylaws.

REQUIRED VOTE FOR CERTAIN  Except as provided below, and in  Except as provided below, and in
  BUSINESS COMBINATIONS:   certain other limited             certain other limited
                           circumstances, Maryland law       circumstances, Texas law
                           requires that a proposed          requires that a merger, a
                           consolidation, merger, share      disposition not in the regular
                           exchange or transfer of assets    course of business or a
                           be approved by the affirmative    dissolution of a corporation be
                           vote of two-thirds of all the     approved by the holders of at
                           votes entitled to vote on the     least two-thirds of the shares
                           matter, unless a greater or       entitled to vote thereon, unless
                           lesser proportion of votes (but   the corporation's articles of
                           not less than a majority of all   incorporation require the vote
                           votes entitled to be cast) is     of a different number of shares
                           specified in the charter. The     which may not be less than a
                           Key charter reduces the vote      majority of the shares entitled
                           requirement to a majority of the  to vote thereon. The Q Services
                           votes entitled to be cast.        articles of incorporation do not
                           However, approval of a merger by  require the vote of a different
                           the shareholders of a Maryland    number of shares.
                           corporation is not required if    However, approval of a merger by
                           the merger does not reclassify    the shareholders is not required
                           or change the terms of any class  if:
                           or series of stock that is        - the corporation is the sole
                           outstanding immediately before      surviving corporation in the
                           the merger becomes effective or     merger;
                           otherwise amend its charter, and  - the articles of incorporation
                           the number of shares of its       of the corporation will not
                           stock of such class or series       differ from its articles of
                           outstanding immediately after       incorporation before the
                           the effective time of the merger    merger;
                           does not increase by more than    - each shareholder of the
                           20% of the number of its shares     corporation whose shares are
                           of the class or series of stock     outstanding immediately before
                           that is outstanding immediately     the effective date of the
                           before the merger becomes           merger will hold the same
                           effective.                          number of shares, with
                                                               identical designations,
                                                               preferences, limitations and
                                                               relative rights, immediately
                                                               after the effective date of
                                                               the merger;
                                                             - the voting power of the number
                                                               of voting shares outstanding
                                                               immediately after the merger,
                                                               plus the voting power of the
                                                               number of voting shares
                                                               issuable

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------

                                                               by the corporation in the
                                                               merger, will not exceed by
                                                               more than 20% the voting power
                                                               of the total number of voting
                                                               shares outstanding immediately
                                                               before the merger;
                                                             - the number of participating
                                                               shares, that is, shares whose
                                                               holders are entitled to
                                                               participate without limitation
                                                               on dividends or other
                                                               distributions, outstanding
                                                               immediately after the merger,
                                                               plus the number of
                                                               participating shares that the
                                                               corporation will issue in the
                                                               merger, will not exceed by
                                                               more that 20% the total number
                                                               of participating shares
                                                               outstanding immediately before
                                                               the merger; and
                                                             - the board of directors of the
                                                               corporation adopts a
                                                               resolution approving the plan
                                                               of merger.

BUSINESS COMBINATIONS:     The Maryland Business             Q Services is subject to Article
                           Combination Act has detailed      13 of the Texas Business
                           provisions concerning business    Corporation Act. Under Article
                           combinations that are not         13 of the TBCA, Q Services may
                           generally applicable to Key       not engage in a business
                           because Key was not               combination with an affiliated
                           automatically subject to such     shareholder, generally defined
                           provisions as of the date of      as a person owning 20% or more
                           their enactment by reason of      of a corporation's outstanding
                           having an "interested             voting stock, during the three
                           shareholder" as of such date and  year period immediately
                           Key did not subsequently opt to   following the affiliated
                           become subject to or governed by  shareholder's share acquisition
                           that Act.                         date unless the business
                                                             combination or acquisition by
                                                             such affiliated shareholder was
                                                             approved by:

                                                             - the board of directors before
                                                             the affiliated shareholder's
                                                               share acquisition date; or

                                                             - two-thirds of the holders of
                                                             the outstanding voting shares of
                                                               Q Services not beneficially
                                                               owned by the affiliated
                                                               shareholder at a meeting of
                                                               shareholders and not

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
                                                               by written consent, called for
                                                               that purpose not less than six
                                                               months after the affiliated
                                                               shareholder's share
                                                               acquisition date.

CONTROL SHARE              Key is subject to the Maryland    Neither the Texas Business
  ACQUISITIONS:            Control Share Acquisition Act,    Corporation Act nor the Q
                           which provides, among other       Services articles of
                           things, that shares of a          incorporation or bylaws contain
                           Maryland corporation that are     a similar control share
                           acquired in a "control share      acquisition provision.
                           acquisition," which is defined
                           as the acquisition of shares
                           comprising one-tenth, one-third
                           or a majority of all voting
                           shares, have no voting rights
                           except in certain defined
                           circumstances.

DIVIDENDS:                 Under Maryland law, the board of  Under Texas law, a board of
                           directors has the power to        directors may authorize a
                           declare and pay dividends in      corporation to make
                           cash, property or securities of   distributions to its
                           the corporation unless the        shareholders out of its surplus,
                           declaration of such dividends     subject to any restrictions in
                           would be contrary to the          its articles of incorporation.
                           charter. Maryland law further     Texas law does not permit
                           provides that no distribution     distributions if the
                           may be made:                      distribution exceeds the surplus
                           - if the corporation would        of the corporation or would
                           become unable to pay its debts    render the corporation
                             as they become due in the       insolvent.
                             usual course of business; or    The holders of the Q Services
                           - the corporation's total assets  series A and series B preferred
                             would be less than the sum of   stock are entitled to receive,
                             its liabilities plus, unless    out of funds legally available
                             the charter permits otherwise,  thereafter, cash dividends at an
                             the amount that would be        initial rate of 5% per annum
                             needed, if the corporation      compounded quarterly, increasing
                             were to be dissolved at the     by 1% on each anniversary of the
                             time of the distribution, to    date of issuance. Such dividends
                             satisfy any preferential        are cumulative from the date of
                             rights upon dissolution.        issuance and are payable in
                           The Key articles of               arrears when and as declared by
                           incorporation do not further      the board of directors. If the Q
                           restrict the ability of the       Services series A preferred
                           board of directors to pay         stock is not redeemed by
                           dividends; HOWEVER, the ability   July 16, 2006 and the Q Services
                           of Key to pay any dividends or    series B preferred stock is not
                           to make any distributions on the  redeemed by July 12, 2006, the
                           Key common stock is limited by    dividend rate will be increased
                           the terms of its credit facility  to 15% per annum until the
                           and indentures for its public     redemption price is paid in
                           debt securities.                  full. The ability of Q Services
                                                             to pay

                                         KEY                            Q SERVICES
                           --------------------------------  --------------------------------
                                                             any dividends or make any
                                                             distributions on the Q Services
                                                             series A and series B preferred
                                                             stock is limited by provisions
                                                             under certain credit agreements
                                                             to which Q Services is a party.

                                                             In addition, the shareholders
                                                             agreement provides that if Q
                                                             Services pays any cash dividend
                                                             or makes any cash distribution
                                                             to any holder of any class of Q
                                                             Services capital stock, each
                                                             holder of certain Q Services
                                                             capital stock will be entitled
                                                             to receive a dilution fee in
                                                             cash on the date of payment of
                                                             such dividend or distribution,
                                                             subject to certain terms and
                                                             conditions.

DERIVATIVE SUITS:          There is no statutory right to    The Texas Business Corporation
                           bring a derivative suit under     Act provides that a shareholder
                           the Maryland General Corporation  may bring suit on behalf of the
                           Law; however, there is a clear    corporation, provided that the
                           common law right in Maryland to   shareholder was a shareholder of
                           bring a derivative suit.          the corporation at the time of
                                                             the act or omission complained
                                                             of or became a shareholder by
                                                             operation of law from a person
                                                             that was a shareholder at that
                                                             time, and that the shareholder
                                                             fairly and adequately represents
                                                             the interests of the corporation
                                                             in enforcing the right of the
                                                             corporation.

                   SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE
               OFFICERS AND PRINCIPAL SHAREHOLDERS OF Q SERVICES

    The following table presents certain information as of June 5, 2002, regarding the beneficial ownership of Q Services common stock, series A preferred stock and series B preferred stock, with respect to:

    - each person who, to the knowledge of Q Services, is the beneficial owner of 5% or more of Q Services outstanding common stock, series A preferred stock and series B preferred stock;

    - each of Q Services' directors;

    - Q Services' chief executive officer and each of Q Services' four most highly paid executive officers other than the chief executive officer in 2001; and

    - all of Q Services' executive officers and directors as a group.

                                              COMMON STOCK           SERIES A PREFERRED STOCK    SERIES B PREFERRED STOCK
                                      ----------------------------   -------------------------   -------------------------
                                          SHARES                        SHARES                      SHARES
                                       BENEFICIALLY    PERCENT OF    BENEFICIALLY   PERCENT OF   BENEFICIALLY   PERCENT OF
BENEFICIAL OWNER                         OWNED(1)      CLASS(2)(3)     OWNED(1)      CLASS(4)      OWNED(1)      CLASS(5)
----------------                      --------------   -----------   ------------   ----------   ------------   ----------
SCF-IV, L.P.(6).....................   7,666,523           49.0%
David C. Baldwin(6).................   7,666,523(16)       49.0
David M. Johnson(7).................   1,395,971(17)        8.8
RSTW Partners, III, L.P.(8).........   1,339,388            8.6
Jeffrey A. Toole(7).................   1,339,388(18)        8.6
Craig M. Johnson(7).................     964,602(19)        6.1
Freddie Robeson.....................     284,215(20)        1.8
John P. Madden......................     280,251(21)        1.8
David S. Schorlemer.................     260,884            1.6
Scott D. Jones......................      66,463              *
Henry R. Hamman.....................      64,688              *
Gordon T. Hall......................      43,652              *
Richard C. Webb.....................      40,878              *
James D. Woods......................      39,597              *
Walter C. Wilson....................      37,382(22)          *

Autry Stephens(9)...................   1,220,905            7.8       35,572.58        49.4%       1,284.56        49.4%

Lewis L. Niewoehner(10).............     480,586(23)        3.0        9,414.78(23)    13.1          339.98(23)    13.1

RCN/HSJ/CCM/MCPI, L.P.(11)..........     353,085            2.3       10,055.54        14.0          363.12        14.0

Niewoehner Partnership, Ltd.(12)....     330,586            2.1        9,414.78        13.1          339.98        13.1

John Carnett(13)....................     377,632            2.4        7,194.73        10.0          259.81        10.0

Dennie Martin(14)...................     194,391            1.2        5,322.48         7.4          192.20         7.4

Brack Blackwood(15).................     163,401            1.0        4,439.89         6.2          160.33         6.2

All directors and executive officers
  as a group (14 persons)...........  12,965,080           76.5        9,414.78        13.1          339.98        13.1

------------------------

   * Less than 1%

 (1) Includes all shares of common stock, series A preferred stock or series B preferred stock with respect to each person, executive officer or director who directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. Includes shares that may be purchased under stock options (on the assumption that all stock options are accelerated pursuant to the merger and would be exercisable within 60 days).

 (2) Based on 15,630,762 shares of common stock outstanding at June 5, 2002, plus, for each beneficial owner, those number of shares underlying stock options exercisable within 60 days held by each executive officer or director.

 (3) Percent of class for any shareholder listed is calculated without regard to shares of common stock issuable to others upon exercise of outstanding stock options or warrants. Any shares a shareholder is deemed to own by having the right to acquire by exercise of a stock option or warrant are considered to be outstanding solely for the purpose of calculating that shareholder's ownership percentage.

 (4) Based on 72,000 shares of series A preferred stock outstanding on June 5, 2002.

 (5) Based on 2,600 shares of series B preferred stock outstanding on June 5, 2002.

 (6) Address: 6600 Chase Tower, 600 Travis, Houston, Texas 77002.

 (7) Address: 3100 Timmons, Suite 300, Houston, Texas 77027.

 (8) Address: 5847 San Felipe, Suite 4350, Houston, Texas 77057.

 (9) Address: 110 North Marienfield, Midland, Texas 79701

 (10) Address: 1500 Douglas, Midland, Texas 79701.

 (11) Address: 5430 LBJ Freeway, Dallas, Texas 75240.

 (12) Address: 1500 Douglas, Midland, Texas 79701.

 (13) Address: 8108 ECR 90, Midland, Texas 79706.

 (14) Address: 5700 Devlin Place, Midland, Texas 79707.

 (15) Address: 4805 Breezeway Court; Midland, Texas 79707.

 (16) Includes 7,666,523 shares of Q Services common stock held of record by SCF-IV, L.P., all of which Mr. Baldwin disclaims beneficial ownership.

 (17) Includes 257,410 shares of common stock owned by his wife, Sally S.
      Johnson.

 (18) Includes 1,339,388 shares of Q Services common stock held of record by RSTW Partners, III, L.P., all of which Mr. Toole disclaims beneficial ownership.

 (19) Includes 13,713 shares of common stock held by Craig M. Johnson and Kathy S. Johnson as co-trustees for the benefit of the Johnson Family.

 (20) Includes 47,631 of common stock owned by his wife, Maurice Robeson.

 (21) Includes 27,045 shares of common stock held in an IRA by Charles Schwab, as custodian for Mr. Madden.

 (22) Includes 1,497 shares of common stock held by Walter C. Wilson as trustee for the benefit of the Nancy N. Wilson Family.

 (23) Includes 330,586 shares of Q Services common stock, 9,414.78 shares of Q Services series A preferred stock and 339.98 shares of Q Services series B preferred stock held of record by Niewoehner Partnership, Ltd., all of which Mr. Niewoehner disclaims beneficial ownership.

                              SELLING SHAREHOLDERS

    This proxy statement/prospectus may be used by the selling shareholders named below in connection with resales of the Key shares received by them in the merger. The following table sets forth certain information concerning each of the selling shareholders. Assuming that the selling shareholders offer all of their shares of Key common stock, the selling shareholders will not have any beneficial ownership after the offering. The actual number of shares of Key common stock issuable to each of the selling shareholders is subject to certain variables that cannot be determined as of the date of this proxy statement/prospectus. Therefore, the number of shares owned and offered set forth below for each selling shareholder is equal to the maximum number of shares of Key common stock issuable to each such selling shareholder under the formula for calculating the merger consideration as set forth in the merger agreement.

                                                              NUMBER OF SHARES
                                                                 OWNED AND       PERCENT OF
                    SELLING SHAREHOLDERS                          OFFERED          CLASS
------------------------------------------------------------  ----------------   ----------
SCF-IV, L.P.................................................      8,220,813       6.397  %
California Public Employees' Retirement System..............        287,245         *
IBM Retirement Plan Trust...................................        215,434         *
State of Michigan Retirement System.........................        215,434         *
The Board of Regents of the University of Texas System......         22,980         *
The Permanent University Fund of the State of Texas.........         91,918         *
Brinson Partnership Fund, L.P...............................          5,544         *
Brinson Partnership Fund Trust..............................         11,691         *
Illinois State Universities Retirement System...............         22,980         *
Washington State Investment Board...........................        143,623         *
Virginia Retirement System..................................        143,623         *
EDS Retirement System.......................................         17,235         *
New Mexicon State Investment Council........................          7,181         *
JCPenney Company Inc. Pension Plan..........................         21,543         *
D.C. Retirement Board.......................................         71,811         *
Unysis Pension Plan.........................................         43,087         *
Los Angeles County Employees Retirement Association.........         71,811         *
Chancellor LGT Partnership Fund, L.P........................         14,362         *
Southwestern Bell Corporation Master Pension Trust..........         14,362         *
RSTW Management, L.P........................................         14,362         *

------------------------

*   Less than 1%.

    As of the date of this proxy statement/prospectus, SCF-IV, L.P. owns 7,666,523 shares of common stock of Q Services, which will be converted into a maximum of 8,220,813 shares of Key common stock in the merger. As of such date, RSTW Partners III, L.P. owns 1,339,388 shares of common stock of Q Services, which will be converted into a maximum of 1,436,226 shares of Key common stock in the merger. All of those shares were distributed to the partners of RSTW Partners III, L.P. in accordance with the RSTW partnership agreement. All of the selling shareholders named in the table set forth above, other than SCF-IV, L.P., are partners of RSTW Partners III, L.P.

                              PLAN OF DISTRIBUTION

    The selling shareholders may sell shares of Key's common stock from time to time in transactions on the exchanges or markets where Key's common stock may be then listed for trading or otherwise than on such exchanges or markets. As used herein, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. Shares may be also sold in privately-negotiated transactions, in underwritten offerings or by a combination of such methods of sale. Sales of shares of common stock may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares of common stock to or through broker-dealers, as principals or agents, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

    Other methods by which selling shareholders may sell shares of Key's common stock include, without limitation:

    - "at the market" to or through market makers or into an existing market for Key's common stock;

    - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    - through transactions in options or swaps or other derivatives, whether exchange-listed or otherwise;

    - through cross or block trades;

    - through short sales; or

    - any combination of any such methods of sale.

    A "short sale" or "selling short" is when an investor sells stock not owned by the investor to take advantage of an anticipated decline in the price or to protect a profit in the shares owned by such investor. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to those broker-dealers of the common stock offered by this proxy statement/ prospectus, which common stock may be resold by such broker-dealers under this prospectus. The selling shareholders may also make sales under Rule 144 of the Securities Act if an exemption from registration is available.

    The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. The broker-dealers or financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholders, including positions assumed in connection with distributions of the shares by such broker-dealers or financial institutions. In addition, the selling shareholders may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling shareholders of the secured obligation, may sell or otherwise transfer the pledged shares.

    The selling shareholders and any broker-dealers who act in connection with the sale of shares of Key's common stock under this prospectus may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of Key's common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling shareholders may be deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 of the Securities Act. Key has informed the selling shareholders that the anti-manipulative provisions of Regulation M of the Exchange Act may apply to their sales in the market.

    Under the merger agreement, Key has agreed to indemnify the selling shareholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act, or will contribute to payments such selling shareholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

    After Key is notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

    - the name of each such selling stockholder and of the participating broker-dealers;

    - the type and number of securities involved;

    - the price at which such securities were sold;

    - the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable;

    - that such broker-dealer did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

    - other facts material to the transaction.

                                    EXPERTS

    The consolidated financial statements and schedules of Key Energy Services, Inc. and subsidiaries as of June 30, 2001 and 2000, and for each of the years in the three-year period ended June 30, 2001, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

    The consolidated financial statements of Q Services, Inc. at December 31, 2001, and for each of the three years in the period ended December 31, 2001, which are included in the post-effective amendment to Key's registration statement on Form S-4 (Registration No. 333-83924) of which this proxy statement/prospectus forms a part, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon. Arthur Andersen is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the consolidated financial statements because Arthur Andersen has not consented to being named as having prepared or certified those financial statements within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Key common stock being offered hereby will be passed upon for Key by Porter & Hedges, L.L.P., Houston, Texas. Porter & Hedges, L.L.P. has delivered an opinion concerning federal income tax consequences of the merger.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The statements made in this proxy statement/prospectus or in the documents that have been incorporated by reference that are not statements of historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements generally can be identified by the use of words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or similar expressions.

    Although Key believes that the expectations in its forward-looking statements are reasonable, Key cannot give any assurance that those expectations will be correct. Key's operations are subject to numerous uncertainties, risks and other influences, many of which are outside its control; and any of which could materially affect its results of operations and ultimately prove the statements Key makes to be inaccurate. Key cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

    Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

    - fluctuations in world-wide prices and demand for oil and natural gas;

    - fluctuations in the level of oil and natural gas exploration and development activities;

    - fluctuations in the demand for well servicing, contract drilling and ancillary oilfield services;

    - the existence of competitors, technological changes and developments in the industries in which Key is engaged;

    - the existence of operating risks inherent in the well servicing, contract drilling and ancillary oilfield services industries; and

    - general economic conditions, the existence of regulatory uncertainties and the possibility of political instability in any of the countries in which Key does business, in addition to other matters discussed herein.

    Other factors that could cause actual results to differ materially from Key's expectations are discussed under the heading "Risk Factors" beginning on page 15 of this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    Key has filed a registration statement on Form S-4 (Registration No. 333-83924) with the SEC with respect to the securities it may offer, including the common stock, to be issued to holders of Q Services' common stock in the merger. This proxy statement/prospectus is a part of that registration statement, and constitutes both a prospectus of Key and a proxy statement of Q Services for its special meeting. However, it does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about Key and the securities Key is offering. Statements made in this proxy statement/prospectus about certain contracts or other documents are not necessarily complete; and you are referred to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

    Key files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document filed at the SEC's public reference rooms in at the following locations:

450 Fifth Street, N.W.                     Citicorp Center
Public Reference Room                      500 West Madison Street, Suite 1400
Washington, D.C. 20549                     Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Key's filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's website at WWW.SEC.GOV.

    SEC rules allow Key to "incorporate by reference" in this proxy statement/prospectus the information Key files with the SEC, which means Key can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus from the date we file the information. Any reports filed by Key with the SEC after the date of this proxy statement/prospectus and before the selling shareholders sell all of the securities offered through this proxy statement/prospectus will automatically update and, where applicable, supersede any information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. In connection with the resale of the shares of Key common stock by the selling shareholders, this proxy statement/prospectus incorporates by reference the documents listed below:

    - Annual Report on Form 10-K for the year ended June 30, 2001, as amended;

    - Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001, December 31, 2001 and March 31, 2002;

    - Current Reports on Form 8-K filed with the SEC on November 26, 2001, December 19, 2001, February 20, 2002, February 27, 2002, March 1, 2002 and May 17, 2002; and

    - The description of our common stock contained in the registration statement on Form 8-A dated March 27, 1998, including any amendments or reports that have been filed to update the description.

    Key also incorporates by reference into this proxy statement/prospectus additional documents that may be filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date that all shares of common stock received in the merger have been sold by the selling shareholders.

    Copies of Key's Form 10-K for the year ended June 30, 2001 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, are attached to this proxy statement/prospectus as Appendices D and E, respectively.

    Key has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Key; and Q Services has supplied all such information relating to Q Services.

    If you are already a Key shareholder, you may have already received some of the documents incorporated by reference, but you can obtain any of them through Key, the SEC or the SEC's website as described above. Documents incorporated by reference are available from Key without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus.

    You may request a copy of these filings, which Key will provide to you at no cost, by writing or telephoning Key at the following address and telephone number:

       Key Energy Services, Inc.
       400 South River Road
       New Hope, Pennsylvania 18938
       Attn: General Counsel
       (215) 862-7900

    If you would like to request documents from Key, please do so by June 20, 2002, to receive them before the Q Services special meeting.

    Q Services is a privately held corporation that is not subject to the reporting requirements of the Exchange Act, and therefore does not incorporate information in this proxy statement/prospectus by reference unless such information appears in an exhibit to this proxy statement/prospectus.

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the transactions contemplated by the merger agreement. Key has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date set forth on the cover page, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Key's common stock in the merger shall create any implication to the contrary.

                                    INDEX TO

                       Q SERVICES, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................  F-2

Consolidated Balance Sheets--
  December 31, 2001 and 2000................................  F-3

Consolidated Statements of Operations--
  Years Ended December 31, 2001 and 2000....................  F-4

Consolidated Statements of Shareholders' Equity--
  Years Ended December 31, 2001 and 2000....................  F-5

Consolidated Statements of Cash Flows--
  Years Ended December 31, 2001 and 2000....................  F-6

Notes to Consolidated Financial Statements--December 31,
  2001 and 2000.............................................  F-7

Condensed Consolidated Balance Sheets--
  March 31, 2002 (unaudited) and December 31, 2001..........  F-21

Condensed Consolidated Statements of Operations--
  Quarters Ended March 31, 2002 and 2001 (unaudited)........  F-22

Condensed Consolidated Statements of Cash Flows--
  Quarters Ended March 31, 2002 and 2001 (unaudited)........  F-23

Notes to Unaudited Condensed Consolidated Financial
  Statements--March 31, 2002................................  F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Q Services, Inc., and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Q
Services, Inc., a Texas corporation, and subsidiaries (collectively, the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Q Services, Inc., and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Houston, Texas
April 17, 2002

                       Q SERVICES, INC., AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 2001 AND 2000

                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                                2001       2000
                                                              --------   --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  5,963   $  4,668
  Accounts receivable--
    Trade, net of allowance for doubtful accounts of $1,948
      and $707, respectively................................    23,751     15,100
    Unbilled................................................     3,939      1,106
    Other, including amounts receivable from affiliates of
      $83 and $242, respectively............................       255        363
  Prepaid expenses and other current assets.................     8,471      1,213
                                                              --------   --------
        Total current assets................................    42,379     22,450
PROPERTY, PLANT AND EQUIPMENT, net..........................    95,966     42,103
INTANGIBLE ASSETS, net of accumulated amortization of $4,145
  and $2,038, respectively..................................    58,571     12,396
DEFERRED FINANCING COSTS....................................     3,243      1,532
OTHER ASSETS, including amounts receivable from affiliates
  of $574 and $0, respectively..............................       962        364
                                                              --------   --------
        Total assets........................................  $201,121   $ 78,845
                                                              ========   ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 13,812   $  5,375
  Current maturities of capital leases......................        25      1,122
  Accounts payable..........................................     9,689      4,411
  Accrued expenses..........................................     9,832      6,262
  Other current liabilities.................................     1,822        279
                                                              --------   --------
        Total current liabilities...........................    35,180     17,449
LONG-TERM DEBT, net of current maturities...................    66,777     31,015
LONG-TERM PORTION OF CAPITAL LEASES, net of current
  maturities................................................        78      1,556
DEFERRED INCOME TAX LIABILITY, net..........................     5,929         --
OTHER LONG-TERM LIABILITIES.................................       999      1,465
                                                              --------   --------
        Total liabilities...................................   108,963     51,485
MANDATORILY REDEEMABLE PREFERRED STOCK......................     7,460         --
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS' EQUITY:
  Common stock, no par value; 40,000,000 shares authorized,
    15,083,747 shares and 7,562,722 shares issued,
    respectively............................................    80,379     35,253
  Warrants, 682,766 and 632,766 shares issued and
    outstanding in 2001 and 2000............................     4,196      3,991
  Treasury stock, at cost; 50,000 shares in 2000............        --       (250)
  Retained earnings (accumulated deficit)...................       123    (11,634)
                                                              --------   --------
        Total shareholders' equity..........................    84,698     27,360
                                                              --------   --------
        Total liabilities and shareholders' equity..........  $201,121   $ 78,845
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                                 (IN THOUSANDS)

                                                                2001       2000
                                                              --------   --------
REVENUES:
  Field production services.................................  $110,697   $50,790
  Pressure pumping services.................................    27,833        --
  Fishing and rental tools..................................    40,585    28,139
                                                              --------   -------
      Total Revenues........................................   179,115    78,929
COSTS AND EXPENSES:
  Field production services.................................    62,344    27,614
  Pressure pumping services.................................    16,897        --
  Fishing and rental tools..................................    20,211    13,497
  Selling, general and administrative expenses..............    37,928    22,127
  Depreciation and amortization.............................    11,319     4,881
                                                              --------   -------
      Operating income......................................    30,416    10,810

OTHER INCOME (EXPENSE):
  Interest income...........................................       119        47
  Interest expense..........................................    (6,589)   (6,221)
  Gain (loss) on sale of assets.............................    (1,535)      598
                                                              --------   -------
      Income before income taxes and extraordinary loss.....    22,411     5,234
INCOME TAX PROVISION........................................     8,046       263
                                                              --------   -------
      Net income before extraordinary loss..................    14,365     4,971
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT, net of
  income tax benefit of $1,277..............................     2,365        --
                                                              --------   -------
      Net income............................................    12,000     4,971
PREFERRED STOCK DIVIDENDS...................................       243        --
                                                              --------   -------
      Net income applicable to common shareholders..........  $ 11,757   $ 4,971
                                                              ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                  COMMON STOCK             WARRANTS           TREASURY STOCK      RETAINED        TOTAL
                              ---------------------   -------------------   -------------------   EARNINGS    SHAREHOLDERS'
                                SHARES      AMOUNT    WARRANTS    AMOUNT     SHARES     AMOUNT    (DEFICIT)      EQUITY
                              ----------   --------   --------   --------   --------   --------   ---------   -------------
BALANCE, December 31,
  1999......................   2,883,199   $13,779    338,252     $2,998         --      $ --     $(16,605)      $   172
  Net income................          --        --         --         --         --        --        4,971         4,971
  Common stock issuances--
    Share offering, net of
      expenses..............   4,000,000    19,100         --         --         --        --           --        19,100
    Acquisitions............     679,523     2,374         --         --         --        --           --         2,374
  Warrants issued...........          --        --    294,514        993         --        --           --           993
  Treasury stock acquired...          --        --         --         --    (50,000)     (250)          --          (250)
                              ----------   -------    -------     ------    -------      ----     --------       -------
BALANCE, December 31,
  2000......................   7,562,722    35,253    632,766      3,991    (50,000)     (250)     (11,634)       27,360
  Net income................          --        --         --         --         --        --       12,000        12,000
  Preferred stock
    dividends...............          --        --         --         --         --        --         (243)         (243)
  Common stock issuances--
    Share offering, net of
      expenses..............   5,021,025    30,126         --         --         --        --           --        30,126
    Acquisitions............   2,500,000    15,000         --         --         --        --           --        15,000
  Warrants issued...........          --        --     50,000        205         --        --           --           205
  Treasury stock issuance...          --        --         --         --     50,000       250           --           250
                              ----------   -------    -------     ------    -------      ----     --------       -------
BALANCE, December 31,
  2001......................  15,083,747   $80,379    682,766     $4,196         --      $ --     $    123       $84,698
                              ==========   =======    =======     ======    =======      ====     ========       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                                 (IN THOUSANDS)

                                                                2001       2000
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 12,000   $  4,971
  Adjustments to reconcile net income to net cash provided
    by operating activities--
    Depreciation and amortization...........................    11,319      4,881
    Provision for doubtful accounts.........................     1,602         69
    (Gain) loss on sale of assets...........................     1,535       (598)
    Provision for impaired or damaged tools.................       984         --
    Extraordinary loss on early extinguishment of debt......     3,642         --
    Deferred income tax (benefit) expense...................     2,139        (49)
    Amortization of debt discount and deferred financing
      costs.................................................       785      1,476
    Changes in assets and liabilities, net of businesses
      acquired--
      Accounts receivable...................................       867     (4,505)
      Accounts payable......................................    (2,723)    (1,483)
      Accrued expenses......................................    (2,864)     4,064
      Other, net............................................    (6,197)    (1,607)
                                                              --------   --------
          Net cash provided by operating activities.........    23,089      7,219
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of businesses, net of cash acquired..............   (36,183)    (2,800)
  Purchase of property, plant and equipment.................   (30,964)    (7,090)
  Proceeds from sale of assets..............................     2,121      1,253
                                                              --------   --------
          Net cash used in investing activities.............   (65,026)    (8,637)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issuance, net of offering costs.......    30,126     19,100
  Borrowings on long-term debt and capital leases...........    98,069      1,898
  Payments on long-term debt and capital leases.............   (81,299)   (14,465)
  Issuance (purchase) of treasury stock.....................       250       (250)
  Payments of penalties and other charges related to the
    early extinguishment of debt............................      (379)        --
  Payments of deferred financing costs......................    (3,535)      (783)
                                                              --------   --------
          Net cash provided by financing activities.........    43,232      5,500
                                                              --------   --------
INCREASE IN CASH AND CASH EQUIVALENTS.......................     1,295      4,082
CASH AND CASH EQUIVALENTS, beginning of year................     4,668        586
                                                              --------   --------
CASH AND CASH EQUIVALENTS, end of year......................  $  5,963   $  4,668
                                                              ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for-
    Interest................................................  $  5,978   $  4,592
                                                              ========   ========
    Income taxes............................................  $  8,597   $     --
                                                              ========   ========
  Noncash investing and financing activities--
    Rollover of accrued interest into long-term debt........  $     --   $    343
                                                              ========   ========
    Acquisition consideration and deferred financing costs
      paid via issuance of warrants.........................  $    205   $    993
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

Q Services, Inc., and subsidiaries (collectively, the Company) is engaged in services used to enhance and maintain the production of oil and natural gas wells. The Company offers a variety of production-related services including fluid transportation; frac tank rental; pressure pumping used for well stimulation, enhancement and completion; and fishing and rental tools used in workover and drilling operations. The Company operates principally in Texas, Louisiana, Oklahoma, New Mexico and the inland and offshore waters of the Gulf of Mexico.

The Company was formed October 1, 1997, and incorporated in the state of Texas to act as a holding company for its predecessor, Quality Tubular
Services, Inc., and to acquire several affiliated entities. The Company is now organized into six operating units that support its service lines and regionally focused operations.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of Q Services, Inc., and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and short-term deposits with original maturities of three months or less.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases and leasehold improvements are amortized to depreciation expense using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Depreciation expense in 2001 and 2000 totaled $9.3 million and $4.5 million, respectively.

Routine maintenance and repairs are included in expense as incurred while costs of betterments and renewals are capitalized and depreciated over the remaining lives of the related assets. When an asset is retired or sold, its cost and accumulated depreciation are removed from the accounts and the difference between the net book value of the asset and the proceeds from disposition is recognized as a gain or loss.

Effective January 1, 2000, the Company revised the estimated useful lives of its property, plant and equipment, and management estimates that these changes increased 2000 net income by $3.6 million. These revisions to the estimated useful lives were made to better reflect the expected usage of the assets over time and to be consistent with prevalent industry practice.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the expected net realizable value. The Company did not record any such impairment during the years ended December 31, 2001 or 2000.

INTANGIBLE ASSETS

Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is generally amortized on a straight-line basis over the expected periods to be benefited, up to 30 years. The Company's goodwill at December 31, 2001 and 2000, was $56.5 million and $12.5 million, respectively, and related accumulated amortization was $1.8 million and $0.9 million, respectively. See Note 2 for further discussion.

Other intangible assets, consisting mainly of noncompetition agreements, are amortized on a straight-line basis over the life of the related asset or the term of the related agreement. The related obligations for the Company's noncompetition agreements, included in other current and long-term liabilities, are classified based on the expected payment dates. The original liability was discounted using the incremental borrowing rate of the Company at the time the agreements were executed.

DEFERRED FINANCING COSTS

The Company capitalizes certain costs in connection with obtaining its borrowings, such as lender's fees and related attorney's fees. These costs are being amortized to interest expense over the term of the related debt. As of December 31, 2001 and 2000, the amount of unamortized deferred financing costs included in the accompanying consolidated balance sheets totaled approximately $3.2 million and $1.5 million, respectively.

INCOME TAXES

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

FAIR VALUE OF FINANCIAL INSTRUMENTS

All financial instruments of the Company are stated at cost, which management believes approximates fair value.

REVENUE RECOGNITION

Revenues from rental agreements are recognized over the rental period, and revenues from service agreements are recognized when services have been rendered. The associated costs and expenses are recognized as incurred. Revenues from fixed-price construction contracts are recognized on the completed-contract method in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," due to the relatively short duration of such contracts. Under the completed-contract method, income is recognized only when the contract is completed or substantially completed. The Company generally considers contracts to be substantially complete upon its departure from the work site and acceptance by the customer. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined, and the effects of revisions to estimated losses are recognized in the period in which the revisions, if any, are determined.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentration risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with high credit standing. The Company's customer base consists primarily of multinational and independent oil and natural gas producers. The Company performs ongoing credit evaluations of its customers but generally does not require collateral on its trade receivables. Credit risk is considered by management to be limited due to the large number of customers comprising the Company's customer base. The Company maintains reserves for potential credit losses, and such losses have historically been within management's expectations. During 2001 and 2000, sales to one customer accounted for 14.5 percent and
18.0 percent, respectively, of total sales for the Company. No other customer accounted for more than 10.0 percent of sales during either year.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates. The Company's significant estimates include the estimated useful lives and recoverability of its long-lived assets, purchase price allocations for its acquisitions, self-insurance accruals, potential legal and environmental exposures, and the allowance for doubtful accounts.

SELF-INSURANCE

The Company retains the risk for workers' compensation, auto liability, general liability and employee group health claims, subject to certain defined stop-loss limits per occurrence. Losses up to the stop-loss amounts are accrued based upon the Company's known claims incurred and an estimate of claims incurred but not reported. The accruals are based upon known facts and historical trends, and management believes such accruals to be adequate.

ENVIRONMENTAL CONTINGENCIES

The Company is subject to various federal, state and local environmental laws and regulations which establish standards and requirements for protection of the environment. The Company cannot predict the future impact of such standards and requirements, which are subject to change and can have retroactive effectiveness. The Company continues to monitor the status of these laws and regulations. Currently, the Company has not been fined or cited for, or notified of, any environmental violations which would have a material adverse effect upon the consolidated financial position, liquidity or capital resources of the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS
No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangibles." Among other things, SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and requires that all business combinations consummated after June 30, 2001, be accounted for under the purchase method of accounting. Additionally, SFAS
No. 141 requires that intangible assets other than goodwill, if present, be assigned separate values in business combinations. The Company adopted SFAS
No. 141 effective July 1, 2001. Such adoption did not have a material impact on the Company's consolidated financial position or results of operations.

SFAS No. 142 eliminates the requirement to amortize goodwill and requires that companies annually assess the carrying value of its goodwill for impairment by applying a fair value-based test. Intangible assets other than goodwill will continue to be amortized over their estimated remaining useful lives. The Company is in the process of assessing the potential impact of SFAS No. 142 on its consolidated financial position and results of operations and will adopt the statement in 2002.

In June 2001, the FASB issued SFAS No. 143, "Asset Retirement Obligations." SFAS No. 143 requires that companies recognize a liability for the estimated costs associated with the retirement of a long-lived asset in the period in which a liability exists and a reasonable estimate of the fair value of such liability can be made. Such statement is effective for fiscal years beginning after June 15, 2002, and the Company plans to adopt the statement in 2003. Management does not believe that the adoption of SFAS No. 143 will have a material impact on its consolidated financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 and resolves significant implementation issues encountered with SFAS No. 121. SFAS No. 144 also establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those assets be measured at the lower of carrying amount or fair value less cost to sell. Such statement is effective for fiscal years beginning after December 31, 2001, and the Company plans to adopt the statement in 2002. Management does not believe that the adoption of SFAS
No. 144 will have a material impact on its consolidated financial position or results of operations.

The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138, effective January 1, 2001. The adoption of such statement did not have a material impact on the Company's consolidated financial position or results of operations. SFAS
No. 133 requires a company to recognize all derivative instruments as assets or liabilities in its balance sheet and measure them at fair value. Any changes in the derivative's fair value must be recognized currently in earnings unless specific hedging criteria are met. The Company did not engage in activities or enter into arrangements normally associated with derivative instruments in the years ended December 31, 2001 and 2000. However, subsequent to December 31, 2001, the Company entered into an interest rate hedge transaction related to the variable-rate debt under its new term loan facility (see Note 5).

RECLASSIFICATIONS

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

2.  ACQUISITIONS:

During 2001, the Company consummated three significant acquisitions, all of which were recorded using the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in the accompanying consolidated financial statements from their respective acquisition dates.

On January 3, 2001, the Company acquired all of the outstanding common stock of Goetz Services, Inc. (Goetz), for approximately $10.3 million in cash, net of cash acquired, and the assumption of certain liabilities. Goetz is a provider of fluid handling and related services to oil and gas producers operating in south-central Texas. The Company recorded approximately $8.0 million in goodwill associated with this transaction.

On May 1, 2001, the Company acquired certain assets and assumed certain liabilities of Palestine Contractors, Limited, Palestine Contracting Services, Limited, and Dew Disposal, Limited (collectively Palestine), for approximately $9.8 million in cash, net of cash acquired, $5.9 million in seller-financed debt and $0.2 million associated with the issuance of 50,000 warrants. The warrants provide the holders with the opportunity to purchase the Company's common stock at a price of $6.00 per share (see Note 10). Palestine provides fluid handling, site construction and lease crew services to oil and gas producers operating in east-central Texas. The Company recorded approximately $9.8 million in goodwill associated with this transaction.

On July 16, 2001, the Company acquired all of the outstanding common stock of Niewoehner, Inc., d.b.a. American Energy Services (AES), for approximately
$35.4 million. Such consideration was comprised of approximately $12.9 million in cash, net of cash acquired, $15.0 million associated with the issuance of
2.5 million of the Company's common shares, and $7.5 million associated with the issuance of 74,600 shares of mandatorily redeemable preferred stock of the Company (see Note 6). AES provides high-pressure fractionation and stimulation services to oil and gas producers operating in Texas, Oklahoma and New Mexico. The acquisition of AES significantly increases the Company's presence in this particular segment of the industry. The Company allocated its purchase price to the following assets and liabilities of AES upon acquisition (in thousands):

Working capital...........................................  $ (3,897)
Property, plant and equipment.............................    23,870
Noncompete agreements and other intangible assets.........     2,200
Goodwill..................................................    25,675
Borrowings................................................   (12,498)
                                                            --------
Total purchase price......................................  $ 35,350
                                                            ========

Noncompete agreements and other intangible assets are being amortized on a straight-line basis over a period of approximately three to five years.

For the year ended December 31, 2001, goodwill associated with the Goetz and Palestine acquisitions was being amortized on a straight-line basis over a period of 30 years. Goodwill generated from the AES acquisition, which was consummated after July 1, 2001, is not subject to amortization, in accordance with SFAS No. 142.

In addition to the above transactions, the Company acquired the assets of certain other entities during the year for approximately $3.2 million. These acquisitions were also recorded using the purchase method of accounting.

The accompanying December 31, 2001, consolidated balance sheet includes preliminary allocations of the purchase price to the fair value of assets acquired and liabilities assumed for each of the aforementioned transactions. Accordingly, such allocations are subject to final adjustments. Management does not believe that such adjustments will have a material impact on the Company's consolidated financial position or results of operations.

In 2000, the Company completed three acquisitions for an aggregate total cost of $5.2 million in cash and common stock. Goodwill associated with these acquisitions totaled approximately $5.5 million.

The following unaudited pro forma consolidated results of operations are presented as if the above-mentioned acquisitions had taken place at the beginning of the period presented (in thousands):

                                                              DECEMBER 31
                                                          -------------------
                                                            2001       2000
                                                          --------   --------
                                                              (UNAUDITED)
Net sales...............................................  $217,377   $150,763
Net income before extraordinary loss....................    18,760      7,969
Net income..............................................    16,395      7,969

These pro forma consolidated results of operations have been prepared for comparative purposes only and do not purport to be indicative of the consolidated results of operations which actually would have resulted had the acquisitions occurred at the beginning of the period presented or indicative of the consolidated future results of operations.

3.  PROPERTY, PLANT AND EQUIPMENT:

Major classifications of property, plant and equipment and estimated depreciable lives are as follows (in thousands):

                                                                          DECEMBER 31
                                                     ESTIMATED LIFE   -------------------
                                                        (NOTE 1)        2001       2000
                                                     --------------   --------   --------
Autos, trucks, trailers and related equipment......    5-10 years     $ 87,204   $ 36,401
Tubing, rental and fishing equipment...............    4-12 years       22,247     20,576
Buildings, facilities and wells....................    5-30 years       14,943      8,332
Furniture and equipment............................    3-10 years        2,172      1,244
Construction in progress...........................      N/A             2,027         --
Land...............................................      N/A             1,531        746
                                                                      --------   --------
                                                                       130,124     67,299
Less- Accumulated depreciation.....................                    (34,158)   (25,196)
                                                                      --------   --------
                                                                      $ 95,966   $ 42,103
                                                                      ========   ========

Construction in progress includes amounts expended for certain types of assets that are not ready for service. Depreciation for such assets does not begin until the assets are completely equipped and placed in service.

In 2001, the Company recorded a $984,000 provision to account for potentially impaired or damaged tools associated with its fishing and rental tools business. Such provision represents management's best estimate of the potential exposure associated with impaired or damaged tools associated with this segment of its business. The charge has been reflected as a direct reduction of tubing, rental and fishing equipment.

4.  CAPITAL LEASES:

The Company is obligated under various capital leases for certain machinery and equipment that expire at various dates during the next five years. As part of the term loan financing closed in December 2001 (see Note 5), the Company paid off the majority of its capital lease obligations at the end of 2001. As of December 31, 2001, the Company's future minimum capital lease payments totaled approximately $110,000, including interest, of which approximately $33,000 is payable during 2002.

5.  LONG-TERM DEBT:

Long-term debt consists of the following (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Term Loan Facility..........................................  $ 80,000   $    --
Southwest Bank of Texas, N.A., credit facility..............        --    15,250
CIT Group/Business Credit, Inc., credit facility............        --     6,609
Subordinated Debt, net of discount of $-- and $2,126,
  respectively..............................................       100     9,929
Other.......................................................       489     4,602
                                                              --------   -------
      Total long-term debt..................................    80,589    36,390
Less--Current maturities....................................   (13,812)   (5,375)
                                                              --------   -------
      Long-term debt, net of current maturities.............  $ 66,777   $31,015
                                                              ========   =======

The aggregate maturities of long-term debt at December 31, 2001, are as follows (in thousands):

Year ending December 31,
  2002.....................................................  $13,812
  2003.....................................................   13,344
  2004.....................................................   53,333
  2005.....................................................      100
                                                             -------
      Total................................................  $80,589
                                                             =======

The Company executed a $100.0 million term loan and credit facility (the Facility) in December 2001 with a number of banks, including Lehman Brothers, who acted as the lead syndication agent. The Facility included an $80.0 million term loan (the Term Loan Facility) and up to $20.0 million in borrowing capacity under a revolving credit facility (the Revolving Credit Facility). Additionally, the Facility provides up to $5.0 million for the issuance of letters of credit on behalf of the Company. However, any outstanding letters of credit reduce the borrowing capacity under the Revolving Credit Facility. Borrowings under the Facility are secured by substantially all of the assets of the Company.

In connection with the execution of the Facility, the Company retired its existing credit facilities with Southwest Bank of Texas, N.A., and CIT Group/Business Credit, Inc., and the majority of its existing subordinated and other debt obligations. The Company recognized an extraordinary loss of $2.4 million, net of an income tax benefit of $1.3 million, in conjunction with these early debt extinguishments related to the payment of certain penalties and costs and the write-off of related unamortized deferred financing costs.

THE TERM LOAN FACILITY

The Term Loan Facility was provided to the Company in the amount of $80.0 million ($76.7 million net of related debt issuance costs) upon closing of the Facility on December 17, 2001 (the Funding Date). The Term Loan Facility has a term of three years from the initial Funding Date. Eleven quarterly principal payments of $3.33 million are required under the Term Loan Facility beginning on March 31, 2002. The twelfth and final principal payment of $43.33 million is due on December 17, 2004, the three-year anniversary of the Funding Date.

The Company must designate the types of borrowings it wishes to make under the Term Loan Facility. Such borrowings, or tranches, can be made for periods ranging from one to six months and can be comprised of either base rate loans or Eurodollar loans, as defined in the Facility. Base rate loans accrue interest at
(a) the prime rate, (b) the base CD rate or (c) the federal funds effective rate, whichever is higher, in effect at the time of the borrowing request, plus an applicable margin of 3.50 percent. Eurodollar loans accrue interest based on the three-month LIBOR in effect at the time of the borrowing request, plus an applicable margin of 4.50 percent. Interest accrues daily and is payable at the end of each quarter, regardless of the type of loan. As of December 31, 2001, the $80.0 million Term Loan Facility was split between two borrowing tranches:
(a) a $10.0 million three-month Eurodollar loan accruing interest at approximately 6.41percent annually and (b) a $70.0 million six-month Eurodollar loan accruing interest at 6.50 percent annually.

In February 2002, the Company entered into an interest rate swap agreement with three banks to fix the LIBOR interest rate on $48.0 million of the $80.0 million Term Loan Facility. The interest rate swap agreement effectively fixes the floating rate component of the Term Loan Facility at 3.75 percent and expires in December 2004, consistent with the maturity date of the Term Loan Facility. The notional amount of the swap will amortize down over the three-year term to match the principal amortization of the Term Loan Facility.

THE REVOLVING CREDIT FACILITY

The Facility provides for a $20.0 million Revolving Credit Facility for a period of three years from the Funding Date. Borrowings under the Revolving Credit Facility, and their related interest charges, are made in the same manner as the Term Loan Facility based on whether the borrowing is a base rate loan or a Eurodollar loan. Furthermore, the Company must pay a commitment fee equal to
0.5 percent per annum on the average daily amount of the available revolving credit commitment.

Borrowings available to the Company under the Revolving Credit Facility are reduced by any letters of credit outstanding under the Facility. Additionally, the amount available to the Company under the Revolving Credit Facility may be limited based the amount of eligible accounts receivable and tangible property of the Company, as defined in the Facility (hereinafter referred to as the Borrowing Base Calculation). If the total outstanding borrowings under the Facility, including term loans, revolving credit commitments and outstanding letters of credit, exceed the applicable Borrowing Base Calculation, the Company must immediately repay any outstanding loans under the Revolving Credit Facility (including any outstanding letters of credit) and the Term Loan Facility, in that order, until the amount of outstanding loans is less than the applicable Borrowing Base Calculation.

As of December 31, 2001, the amount available for borrowing under the Revolving Credit Facility, after taking into consideration outstanding letters of credit and the aforementioned Borrowing Base Calculation, totaled approximately
$8.8 million. No amounts were outstanding under the Revolving Credit Facility at December 31, 2001.

LETTERS OF CREDIT

The Facility initially provided the Company with up to $5.0 million for the issuance of letters of credit for a period of three years from the Funding Date. In April 2002, the Company amended the Facility to increase the amount of issuable letters of credit to $8.0 million. The Company is required to pay a fee of 4.50 percent per annum on any outstanding letters of credit. As of December 31, 2001, approximately $1.45 million in letters of credit were outstanding under the Facility.

FINANCIAL COVENANTS

Under the terms of the Facility, the Company is required to meet certain financial covenants on a quarterly reporting basis. Among other restrictions, such covenants include the maintenance of specified debt-to-capitalization ratios and minimum net worth and liquidity requirements, as well as the maintenance of sufficient levels of earnings to meet the Company's required fixed charges and debt servicing obligations. If the Company violates any of the covenants included in the Facility, and is unable to cure such violations within the applicable time periods provided for in the Facility, all of the related debt obligations outstanding under the Facility could become immediately due and payable. In April 2002, the Company revised certain of its financial covenants. As of December 31, 2001, the Company was in compliance with all of the related covenants, as amended, included under the Facility.

SUBORDINATED DEBT

In 1997, the Company entered into a subordinated credit agreement (the Subordinated Debt) with a shareholder, RSTW Partners III, L.P., in the amount of $10.0 million at a discount of $3.0 million. The Subordinated Debt was amended in 2000 and 2001, providing for the addition of unpaid interest totaling
$2.1 million to the principal balance and for the amendment of certain covenants. In conjunction with the amendment, the Company issued 257,014 common stock warrants with an exercise price of $0.01 per share. In connection with the closing of the Facility in December 2001, all but $100,000 of the outstanding Subordinated Debt was paid off. The remaining balance of the Subordinated Debt bears interest at an effective rate of 13.7 percent and is due in full in 2005.

OTHER

The Company has approximately $0.5 million in other notes payable outstanding as of December 31, 2001. Such notes bear interest at rates ranging from
7.0 percent to 12.0 percent. The majority of the principal balance outstanding as of December 31, 2001, is scheduled to be retired during 2002.

6.  MANDATORILY REDEEMABLE PREFERRED STOCK:

In connection with the Company's acquisition of AES in July 2001, the Company issued 72,000 shares of Series A preferred stock and 2,600 shares of Series B preferred stock (collectively the Preferred Shares) to certain former shareholders of AES. The Preferred Shares were issued with a liquidation preference of $100 per share and are mandatorily redeemable by the Company on or before July 16, 2006 (the Final Redemption Date). The Preferred Shares must be redeemed prior to the Final Redemption Date for $100 per share in the event the Company (a) completes an initial public offering of common stock with net proceeds in excess of $75.0 million or (b) the Company closes a debt financing which generates net proceeds of at least $75.0 million. However, the Company may not redeem any of the Preferred Shares so long as the Subordinated Debt, and any amounts related thereto including accrued interest, remains outstanding. The preferred shareholders are entitled to the equivalent of one common share vote for every 10 Preferred Shares owned with respect to any matters upon which the common shareholders have the right to vote.

The Preferred Shares accrue dividends initially at the rate of 5 percent per annum. Such rate increases by one percentage point per year on each anniversary of the original issuance date until such time as the Preferred Shares are redeemed by the Company. Accrued but unpaid dividends are cumulative and accrue additional dividends until paid by the Company. As of December 31, 2001, the amount of accrued and unpaid dividends included in accrued expenses in the accompanying December 31, 2001, consolidated balance sheet totaled approximately $0.2 million.

7.  INCOME TAXES:

Income tax expense attributable to income from continuing operations consists of the following (in thousands):

                                                           DECEMBER 31
                                                       -------------------
                                                         2001       2000
                                                       --------   --------
Current--
  U.S. federal.......................................   $4,173      $ 62
  State and local....................................    1,734       250
                                                        ------      ----
                                                         5,907       312
Deferred--
  U.S. federal.......................................    2,139       (62)
  State and local....................................       --        13
                                                        ------      ----
                                                         2,139       (49)
                                                        ------      ----
                                                        $8,046      $263
                                                        ======      ====

Income tax expense differed from the amounts computed by applying the U.S. federal statutory income tax rate to income before income tax as follows (in thousands). A 35 percent rate was utilized for the year ended December 31, 2001, and a 34 percent rate was utilized for the year ended December 31, 2000.

                                                                 DECEMBER 31
                                                             -------------------
                                                               2001       2000
                                                             --------   --------
Federal income tax expense at statutory rate...............  $ 7,844     $1,780
Change in valuation allowance..............................   (1,506)      (991)
State income tax, net of federal income tax effect.........    1,127        174
Nondeductible expenses.....................................      787        288
Rate differential..........................................     (206)        --
Other......................................................       --       (988)
                                                             -------     ------
                                                             $ 8,046     $  263
                                                             =======     ======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                DECEMBER 31
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
Deferred tax assets--
  Net operating loss carryforward.........................  $ 4,248    $ 4,409
  Intangible assets and accounts receivable...............      814        613
  Accrued bonuses.........................................      353        280
  Credit carryforward.....................................       62         62
                                                            -------    -------
                                                              5,477      5,364
Less--Valuation allowance.................................       --     (1,506)
                                                            -------    -------
      Net deferred tax assets.............................    5,477      3,858
                                                            -------    -------
Deferred tax liabilities--
  Property and equipment, primarily due to differences in
    depreciation..........................................    9,763      3,853
  Other...................................................      162         --
                                                            -------    -------
      Gross deferred tax liabilities......................    9,925      3,853
                                                            -------    -------
      Net deferred tax asset (liability)..................  $(4,448)   $     5
                                                            =======    =======

A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance is then adjusted when the realization of deferred tax assets becomes more likely than not. In 2001, the Company eliminated its valuation allowance based on the presumption that the Company will have sufficient taxable income in future periods to fully utilize its remaining deferred tax assets.

The Company has a net operating loss carryforward for federal income tax purposes of approximately $12.1 million that will expire from 2012 to 2019. Internal Revenue Service regulations restrict the utilization of net operating loss carryforwards for any company in which an "ownership change" (as defined in Section 382 of the Internal Revenue Code) has occurred. The Company has concluded that an ownership change occurred during the year ended December 31, 2000, in conjunction with the private placement of 4.0 million common shares, as discussed in Note 10. The effect of the ownership change limits the Company's utilization of its net operating loss carryforwards existing prior to the ownership change to approximately $1.2 million per year.

The Company currently estimates that it will receive a refund of approximately $4.1 million related to the overpayment of its 2001 federal income taxes. This amount is included in prepaid expenses and other current assets as of December 31, 2001.

8.  EMPLOYEE BENEFIT PLAN:

The Company sponsors a 401(k) plan covering substantially all of its employees. Eligibility requirements provide for 90 days of service, with entry into the plan quarterly. Discretionary employer contributions are available to be made annually. Beginning in the second year, the employer contributions vest proportionally over six years. For the years ended December 31, 2001 and 2000, contributions to the plan by the Company were $309,000 and $53,000, respectively.

9.  COMMITMENTS AND CONTINGENCIES:

LEGAL PROCEEDINGS

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

OPERATING LEASES

The Company has entered into certain noncancelable operating leases that expire over the next five years. Rental expense for operating leases (except those with lease terms of one month or less that were not renewed) during 2001 and 2000 were $1.2 million and $1.1 million, respectively.

The Company has entered into various operating leases with related parties for certain real estate and equipment. Related-party lease payments approximate $15,000 per month.

Minimum future annual lease payments under these operating leases are as follows (in thousands):

Year ending December 31,
  2002......................................................   $1,915
  2003......................................................    1,814
  2004......................................................      943
  2005......................................................      302
  2006......................................................        2
  Thereafter................................................       --
                                                               ------
                                                               $4,976
                                                               ======

10. SHAREHOLDERS' EQUITY:

During 2001, the Company sold 5,021,025 shares of its common stock in a series of private placements, resulting in net proceeds to the Company of approximately $30.1 million. As previously discussed, the majority of the proceeds received from these placements were used to finance the Palestine and AES acquisitions consummated during 2001. The remaining proceeds were used to finance capital expenditures and for working capital and general corporate purposes.

In October 2000, the Company sold 4,000,000 shares of its common stock in a private placement, resulting in proceeds (net of issuance costs of approximately $0.9 million) of $19.1 million. These net proceeds were used for working capital and general corporate purposes and to support strategic acquisition opportunities.

On November 16, 2000, the Company's board of directors approved an increase in the number of authorized common shares from 20,000,000 shares to 40,000,000 shares.

At December 31, 2000, treasury stock consisted of 50,000 common shares which were purchased by the Company at $5 per share. The treasury shares were reissued for cash in February 2001 at cost to certain existing shareholders of the Company.

STOCK OPTIONS

The Company maintains two stock incentive compensation plans under which the Company may grant incentive stock options and nonqualified stock options to employees, consultants and nonemployee directors. The options generally vest over a period of one to four years and have lives of up to 10 years. As of December 31, 2001, 1.6 million options were authorized under the Company's stock incentive compensation plans.

The following table summarizes the stock option activity:

                                                      OPTIONS     WEIGHTED AVERAGE
                                                    OUTSTANDING    EXERCISE PRICE
                                                    -----------   ----------------
Balance, January 1, 2000..........................     169,549         $4.92
  Granted.........................................     389,544          4.61
  Canceled, exercised, forfeited..................          --            --
                                                     ---------         -----
Balance, December 31, 2000........................     559,093          4.70
  Granted.........................................     784,565          8.20
  Canceled, exercised, forfeited..................     (10,000)         6.00
                                                     ---------         -----
Balance, December 31, 2001........................   1,333,658         $6.75
                                                     =========         =====

The Company had 251,820 and 126,200 exercisable options as of December 31, 2001 and 2000, respectively. The following table summarizes information about stock options outstanding at December 31, 2001:

                               OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                         --------------------------------   -------------------
                                     WEIGHTED    WEIGHTED              WEIGHTED
                                      AVERAGE    AVERAGE               AVERAGE
  RANGE OF EXERCISE                  REMAINING   EXERCISE              EXERCISE
        PRICES            SHARES       LIFE       PRICE      SHARES     PRICE
----------------------   ---------   ---------   --------   --------   --------
$2.50 -- $ 3.72.......     183,894     4.62       $3.40      63,475     $3.25
$5.00 -- $ 5.50.......     375,199     4.97        5.34     165,562      5.07
$5.51 -- $ 6.50.......     343,065     9.03        6.00      22,783      6.00
$8.50 -- $10.00.......     431,500     9.54       10.00          --        --
                         ---------                          -------
                         1,333,658     7.45       $6.75     251,820     $4.70
                         =========                          =======

The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock options as all options have been granted with strike prices equal to or greater than the fair market value of the Company's common stock at the date of issuance. The weighted average grant-date fair values of options granted in 2001 and 2000 were $5.88 per share and $2.80 per share, respectively. Options issued in 2001 with a strike price greater than the market price of the stock on the grant date have a weighted average exercise price and a weighted average fair value of $10.00 per option and $3.74 per option, respectively. Had compensation cost for the stock options been based on the estimated fair value at the award dates, as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma unaudited net income would have been $11.7 million and $4.7 million in 2001 and 2000, respectively.

The effects of applying SFAS No. 123 in the pro forma disclosure may not be indicative of future amounts. For purposes of this disclosure, the Company estimated the fair value of each option grant on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                              DECEMBER 31
                                             ---------------------------------------------
                                                     2001                    2000
                                             ---------------------   ---------------------
Expected dividend yield....................                   0.0%                    0.0%
Expected stock price volatility............         55.6% -- 59.0%          58.5% -- 62.8%
Risk-free interest rate....................         4.72% -- 5.50%          5.25% -- 6.50%
Expected life of options...................              5-7 years               5-7 years

WARRANTS

In May 2001, the Company issued 50,000 warrants with an exercise price of $7.50 per share in connection with the Palestine acquisition. The Company determined that such warrants had a fair market value of approximately $4.11 per share based on the Black-Scholes option pricing model and similar assumptions as those previously disclosed for options issued. Such warrants, which contain an antidilution feature, were subsequently amended to provide for a $6.00 per share exercise price. This amendment to the exercise price did not cause a material change to the fair market value of the warrants. The issuance of these warrants was treated as a component of the consideration paid in connection with the Palestine acquisition.

In May 2000, the Company issued 257,014 detachable warrants with an exercise price of $0.01 per share in connection with amendments made to the Subordinated Debt. In June 2000, the Company issued 37,500 detachable warrants with an exercise price of $0.01 per share in connection with amendments made to the Company's former credit facilities. At the time that all warrants were issued in 2000, the Company's stock was valued at $3.38 per share. The issuance of the warrants was recorded as an increase in the Company's deferred financing costs of approximately $1.0 million. Total warrants outstanding as of December 31, 2001 and 2000, totaled 682,766 and 632,766, respectively. As of December 31, 2001, 50,000 outstanding warrants had an exercise price of $6.00 per warrant, 48,319 warrants had an exercise price of $11.38 per warrant and all other warrants outstanding had an exercise price of $0.01 per warrant. No warrants were exercised or canceled during either of the years ended December 31, 2001 or 2000.

11. RELATED-PARTY TRANSACTIONS:

The Company leased rental equipment from a related party, Q2 Rentals LLC. Rent for 2001 and 2000 amounted to $0.2 million and $0.3 million, respectively. Additionally, the Company has a note receivable from Q2 Rentals LLC in the amount of $0.2 million as of December 31, 2001. Such note, which bears interest at 7 percent per annum, has no scheduled maturity date. As management believes that this amount will not be collected in 2002, such amount has been classified as a component of other noncurrent assets in the accompanying December 31, 2001, consolidated balance sheet.

Amounts receivable from officers and employees of $83,000 and $193,000 are included in other receivables in the accompanying consolidated balance sheets as of December 31, 2001 and 2000, respectively. Other current receivables as of December 31, 2000, also includes a $49,000 receivable due from a related party. An additional $172,000 in officer and employee advances are included in other noncurrent assets in the accompanying December 31, 2001, consolidated balance sheet.

In October 2001, the Company entered into a long-term note receivable with one of the Company's executive officers. Under the terms of the note, the officer may borrow up to $500,000 from the Company for a period of three years in increments of $100,000. Such borrowings accrue interest at 5 percent per annum and are repayable on the earlier of the Company's initial public offering date or ratably over a period of 10 years beginning in 2003. As of December 31, 2001, approximately $202,000 in principal and accrued interest was outstanding under the note agreement. Such amount has been reflected in other noncurrent assets in the accompanying December 31, 2001, consolidated balance sheet.

                       Q SERVICES, INC. AND SUBSIDIARIES
  CONDENSED CONSOLIDATED BALANCE SHEETS--MARCH 31, 2002 AND DECEMBER 31, 2001
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                               MARCH 31,
                                                                 2002       DECEMBER 31, 2001
                                                              -----------   -----------------
                                                              (UNAUDITED)
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  3,667        $  5,963
  Accounts receivable-
    Trade, net of allowance for doubtful accounts of $1,771
      and $1,948, respectively..............................      24,561          23,751
    Unbilled................................................       1,591           3,939
    Other, including amounts receivable from affiliates of
    $308 and $83, respectively..............................         426             255
  Prepaid expenses and other current assets.................      10,795           8,471
                                                                --------        --------
      Total current assets..................................      41,040          42,379
PROPERTY, PLANT AND EQUIPMENT, net..........................      96,181          95,966
INTANGIBLE ASSETS, net of accumulated amortization of $4,572
  and $4,145, respectively..................................      59,559          58,571
DEFERRED FINANCING COSTS....................................       3,028           3,243
OTHER ASSETS, including amounts receivable from affiliates
  of $711 and $574, respectively............................       1,995             962
                                                                --------        --------
      Total assets..........................................    $201,803        $201,121
                                                                ========        ========
                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $ 15,929        $ 13,812
  Current maturities of capital leases......................          12              25
  Accounts payable..........................................       5,693           9,689
  Accrued expenses..........................................       9,606           9,832
  Other current liabilities.................................       1,791           1,822
                                                                --------        --------
      Total current liabilities.............................      33,031          35,180
LONG-TERM DEBT, net of current maturities...................      68,443          66,777
LONG-TERM PORTION OF CAPITAL LEASES, net of current
  maturities................................................          49              78
DEFERRED INCOME TAX LIABILITY, net..........................       6,749           5,929
OTHER LONG-TERM LIABILITIES.................................         773             999
                                                                --------        --------
      Total liabilities.....................................     109,045         108,963
MANDATORILY REDEEMABLE PREFERRED STOCK......................       7,460           7,460
SHAREHOLDERS' EQUITY:
  Common stock, no par value; 40,000,000 shares authorized,
    15,083,747 shares issued and outstanding................      80,379          80,379
  Warrants, 682,766 shares issued and outstanding...........       4,196           4,196
  Retained earnings (accumulated deficit)...................         420             123
  Accumulated other comprehensive income (loss).............         303              --
                                                                --------        --------
      Total shareholders' equity............................      85,298          84,698
                                                                --------        --------
      Total liabilities and shareholders' equity............    $201,803        $201,121
                                                                ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE QUARTERS ENDED MARCH 31, 2002 AND 2001
                                 (IN THOUSANDS)

                                                                2002       2001
                                                              --------   --------
REVENUES:
  Field production services.................................  $23,244    $21,977
  Pressure pumping services.................................    9,584         --
  Fishing and rental tools..................................    5,784      9,823
                                                              -------    -------
      Total revenues........................................   38,612     31,800

COSTS AND EXPENSES:
  Field production services.................................  $13,777    $11,927
  Pressure pumping services.................................    6,771         --
  Fishing and rental tools..................................    3,096      4,787
  Selling, general and administrative expenses..............    9,356      6,964
  Depreciation and amortization.............................    3,549      1,622
                                                              -------    -------
      Operating income......................................    2,063      6,500

OTHER INCOME (EXPENSE):
  Interest income...........................................       26         --
  Interest expense..........................................   (1,790)    (1,456)
  Gain (loss) on sale of assets.............................      389         25
                                                              -------    -------
      Income before income taxes............................      688      5,069

INCOME TAX PROVISION........................................      260      2,071
                                                              -------    -------
      Net income............................................      428      2,998

PREFERRED STOCK DIVIDENDS...................................      133         --
                                                              -------    -------
      Net income applicable to common shareholders..........  $   295    $ 2,998
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE QUARTERS ENDED MARCH 31, 2002 AND 2001
                                 (IN THOUSANDS)

                                                                2002       2001
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   295    $  2,998
  Adjustments to reconcile net income to net cash provided
    by operating activities-
    Depreciation and amortization...........................    3,549       1,622
    Gain on sale of assets..................................     (389)        (25)
    Amortization of debt discount and deferred financing
    costs...................................................      248         157
    Changes in assets and liabilities, net of businesses
    acquired-
      Accounts receivable...................................    1,214      (6,729)
      Accounts payable......................................   (3,996)        450
      Accrued expenses......................................     (226)      3,905
      Other, net............................................   (1,520)        322
                                                              -------    --------
        Net cash provided by (used in) operating
          activities........................................     (825)      2,700
                                                              -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of businesses, net of cash acquired..............       --     (12,363)
  Purchase of property, plant and equipment.................   (4,183)     (5,480)
  Proceeds from sale of assets..............................    1,402         933
                                                              -------    --------
        Net cash used in investing activities...............   (2,781)    (16,910)
                                                              -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issuance, net of offering costs.......       --       3,840
  Borrowings on long-term debt and capital leases...........    5,000      10,758
  Payments on long-term debt and capital leases.............   (3,690)     (1,507)
  Issuance of treasury stock................................       --         250
                                                              -------    --------
        Net cash provided by financing activities...........    1,310      13,341
                                                              -------    --------
DECREASE IN CASH AND CASH EQUIVALENTS.......................   (2,296)       (869)
CASH AND CASH EQUIVALENTS, beginning of period..............    5,963       4,668
                                                              -------    --------
CASH AND CASH EQUIVALENTS, end of period....................  $ 3,667    $  3,799
                                                              =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002

1.  BASIS OF PRESENTATION:

The unaudited condensed consolidated financial statements of Q Services, Inc. and subsidiaries ("the Company") for the three months ended March 31, 2002 should be read in conjunction with the Company's audited annual financial statements for the year ended December 31, 2001, included elsewhere herein. The accompanying unaudited interim financial statements reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management, necessary to state fairly the results for the period presented. The results of operation for the three months ended March 31, 2002, are not necessarily indicative of the results to be expected for the Company's entire fiscal year.

2.  COMPREHENSIVE INCOME:

The components of other comprehensive income for the three months ended March 31, 2002, are as follows (in thousands):

Net income applicable to common shareholders................    $428
Unrealized gain on interest rate hedge, net of taxes........     303
                                                                ----

Comprehensive income........................................    $731
                                                                ====

3.  LONG-TERM DEBT:

The Company closed a $100.0 million term loan and revolving credit facility with a number of banks in December 2001 ("the Facility"). The Company is required to repay $3.33 million per quarter in principal payments under the term loan portion of the Facility. On March 28, 2002, the Company made the first of such quarterly principal payments to the lenders under the Facility.

During the quarter ended March 31, 2002, the Company borrowed approximately
$5.0 million under the revolving credit portion of the Facility. Such amount is not due until the final maturity date of the Facility, which is December 17, 2004. Accordingly, such borrowing has been reflected as a long-term debt in the accompanying condensed consolidated balance sheet as of March 31, 2002. Additionally, during the quarter ended March 31, 2002, the Company issued approximately $1.6 million in letters of credit under the Facility bringing the total amount of outstanding letters of credit as of March 31, 2002 to approximately $3.1 million. The Company had approximately $9.9 million in unused capacity under the revolving credit portion of the Facility as of March 31, 2002, after taking into consideration existing borrowings and outstanding letters of credit.

In February 2002, the Company entered into an interest rate swap agreement with three banks to fix the floating interest rate on $48.0 million of the $80.0 million term loan portion of the Facility. The interest rate swap effectively fixes the rate at 3.75 percent, plus the applicable margin, on the amount hedged and expires in December 2004, consistent with the maturity date of the underlying term loan. Pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS No. 133"), the swap is reflected at fair value in the Company's condensed consolidated balance sheet in other long-term assets with a corresponding amount being reflected as other accumulated comprehensive income, net of taxes, in shareholders' equity. The net effect of this accounting on the Company's operating results is that interest expense on the portion of the variable-rate term loan being hedged is recorded based on a fixed rate of

3.75 percent plus the applicable margin. The Company has designated the swap as a perfectly effective cash flow hedge under SFAS No. 133, and accordingly, the change in fair value of the swap is recognized entirely as other comprehensive income, net of taxes.

4.  SUBSEQUENT EVENTS

On May 13, 2002, the Company signed a definitive merger agreement with Key Energy Services, Inc. ("Key"). Under the terms of the agreement, Key plans to acquire 100 percent of the outstanding capital stock of the Company for approximately $185 to $190 million in Key common stock issued at a price between $11.00 and $13.00 per share, and the assumption of the Company's outstanding debt obligations. The merger, which is expected to close sometime in July 2002, is subject to anti-trust clearance, the completion of due diligence efforts for both companies, and other typical closing conditions.

                                                                       EXHIBIT A

                          PLAN AND AGREEMENT OF MERGER

                                      AMONG

                           KEY ENERGY SERVICES, INC.,

                              KEY MERGER SUB, INC.

                                       AND

                                Q SERVICES, INC.


                                  MAY 13, 2002

                                TABLE OF CONTENTS

Article 1 DEFINITIONS.............................................................................................2
              1.1      DEFINITIONS................................................................................2

Article 2 THE MERGER.............................................................................................10
              2.1      SURVIVING CORPORATION.....................................................................10
              2.2      EFFECTIVE DATE............................................................................10
              2.3      CONTINUED CORPORATE EXISTENCE OF SURVIVING CORPORATION....................................10
              2.4      GOVERNING LAW AND ARTICLES OF INCORPORATION OF SURVIVING CORPORATION......................10
              2.5      BYLAWS OF SURVIVING CORPORATION...........................................................10
              2.6      DIRECTORS OF SURVIVING CORPORATION........................................................10
              2.7      OFFICERS OF SURVIVING CORPORATION.........................................................10
              2.8      VACANCIES.................................................................................10
              2.9      CONVERSION OF SECURITIES UPON MERGER......................................................11
                       2.9.1    CANCELLATION OF TREASURY SHARES..................................................11
                       2.9.2    QSI STOCK OPTIONS AND WARRANTS...................................................11
                       2.9.3    REDEMPTION OF PREFERRED STOCK....................................................12
                       2.9.4    CONVERSION OF QSI COMMON STOCK...................................................12
                       2.9.5    HOLDBACK.........................................................................13
                       2.9.6    CONVERSION OF MERGER SUB COMMON STOCK............................................13
                       2.9.7    NO FRACTIONAL SHARES.............................................................13
              2.10     PURCHASE PRICE ADJUSTMENT PAYMENT.........................................................13
                       2.10.1   KEY ADJUSTMENT PAYMENT...........................................................14
                       2.10.2   QSI ADJUSTMENT PAYMENT...........................................................14
              2.11     SURRENDER OF QSI CERTIFICATES.............................................................15
                       2.11.1   CERTIFICATES NOT DELIVERED ON THE EFFECTIVE DATE.................................15
                       2.11.2   LOST, STOLEN OR DESTROYED CERTIFICATES...........................................16
              2.12     QSI TRANSFER BOOKS CLOSED.................................................................16
              2.13     ASSETS AND LIABILITIES OF MERGING CORPORATIONS BECOME THOSE OF SURVIVING CORPORATION......16
              2.14     DISSENTING SHAREHOLDERS...................................................................16
              2.15     FEDERAL INCOME TAX TREATMENT..............................................................16
              2.16     CLOSING...................................................................................16

Article 3 REPRESENTATIONS AND WARRANTIES OF QSI..................................................................16
              3.1      REPRESENTATIONS AND WARRANTIES QSI........................................................16
                       3.1.1    ORGANIZATION, GOOD STANDING AND AUTHORITY........................................16
                       3.1.2    AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS.........................17
                       3.1.3    CAPITALIZATION...................................................................17
                       3.1.4    OWNERSHIP OF THE QSI SHARES......................................................17
                       3.1.5    SUBSIDIARIES.....................................................................18
                       3.1.6    FINANCIAL STATEMENTS.............................................................18
                       3.1.7    LIABILITIES......................................................................18
                       3.1.8    ADDITIONAL COMPANY INFORMATION...................................................19
                       3.1.9    NO DEFAULTS......................................................................21
                       3.1.10   ABSENCE OF CERTAIN CHANGES AND EVENTS............................................21

                       3.1.11   TAXES............................................................................21
                       3.1.12   INTELLECTUAL PROPERTY............................................................24
                       3.1.13   TITLE TO AND CONDITION OF ASSETS.................................................24
                       3.1.14   CONTRACTS........................................................................24
                       3.1.15   LICENSES AND PERMITS.............................................................25
                       3.1.16   LITIGATION.......................................................................25
                       3.1.17   ENVIRONMENTAL COMPLIANCE.........................................................25
                       3.1.18   COMPLIANCE WITH OTHER LAWS.......................................................27
                       3.1.19   ERISA PLANS OR LABOR ISSUES......................................................27
                       3.1.20   REPRESENTATIONS RELATING TO OPERATION OF SALTWATER DISPOSAL WELLS................28
                       3.1.21   INVESTIGATIONS...................................................................29
                       3.1.22   REAL PROPERTY OWNED..............................................................29
                       3.1.23   REAL PROPERTY LEASED.............................................................29
                       3.1.24   ABSENCE OF CERTAIN BUSINESS PRACTICES............................................30
                       3.1.25   INSURANCE........................................................................30
                       3.1.26   FINDER'S FEE.....................................................................30
                       3.1.27   RELATED PARTY INTERESTS..........................................................30
                       3.1.28   COMPLIANCE WITH DEPARTMENT OF TRANSPORTATION RULES AND REGULATIONS...............31
                       3.1.29   PREDECESSORS IN INTEREST.........................................................31

Article 4 REPRESENTATIONS AND WARRANTIES OF KEY..................................................................31
              4.1      REPRESENTATIONS AND WARRANTIES OF KEY.....................................................31
                       4.1.1    ORGANIZATION AND GOOD STANDING OF MERGER SUB.....................................31
                       4.1.2    AGREEMENTS AUTHORIZED BY MERGER SUB AND ITS EFFECT ON OTHER OBLIGATIONS..........31
                       4.1.3    INVESTIGATIONS...................................................................31
                       4.1.4    ORGANIZATION AND GOOD STANDING OF KEY............................................32
                       4.1.5    AGREEMENT AUTHORIZED BY KEY AND ITS EFFECT ON OTHER OBLIGATIONS..................32
                       4.1.6    ISSUANCE OF KEY SHARES...........................................................32
                       4.1.7    CAPITALIZATION...................................................................32
                       4.1.8    REPORTS AND FINANCIAL STATEMENTS.................................................33
                       4.1.9    ABSENCE OF CERTAIN CHANGES AND EVENTS............................................33
                       4.1.10   FINDER'S FEE.....................................................................33

Article 5 OBLIGATIONS PENDING EFFECTIVE DATE.....................................................................34
              5.1      AGREEMENTS OF KEY AND QSI.................................................................34
                       5.1.1    MAINTENANCE OF PRESENT BUSINESS..................................................34
                       5.1.2    MAINTENANCE OF PROPERTIES........................................................34
                       5.1.3    MAINTENANCE OF BOOKS AND RECORDS.................................................34
                       5.1.4    COMPLIANCE WITH LAW..............................................................34
                       5.1.5    INSPECTION OF KEY AND QSI........................................................34
              5.2      REGULATORY AND OTHER AUTHORIZATIONS.......................................................34
              5.3      ADDITIONAL AGREEMENTS.....................................................................35
                       5.3.1    PROHIBITION OF CERTAIN EMPLOYMENT CONTRACTS......................................35
                       5.3.2    PROHIBITION OF CERTAIN LOANS.....................................................35
                       5.3.3    PROHIBITION OF CERTAIN COMMITMENTS...............................................35

                       5.3.4    DISPOSAL OF ASSETS...............................................................35
                       5.3.5    MAINTENANCE OF INSURANCE.........................................................35
                       5.3.6    ACQUISITION PROPOSALS............................................................35
                       5.3.7    NO AMENDMENT TO ARTICLES OF INCORPORATION, ETC...................................36
                       5.3.8    NO ISSUANCE, SALE, OR PURCHASE OF SECURITIES.....................................36
                       5.3.9    PROHIBITION ON DIVIDENDS.........................................................36
                       5.3.10   SHAREHOLDER MEETING..............................................................36
                       5.3.11   INVESTIGATION....................................................................36
                       5.3.12   RELATED PARTY OBLIGATIONS.  BEFORE THE EFFECTIVE DATE,...........................37
              5.4      ADDITIONAL AGREEMENTS OF KEY..............................................................37
                       5.4.1    REGISTRATION STATEMENT...........................................................37
                       5.4.2    LISTING OF KEY STOCK.............................................................38
                       5.4.3    DELIVERY OF REPORTS..............................................................38
                       5.4.4    RESALE OF KEY SHARES.............................................................38
                       5.4.5    ASSISTANCE IN BLOCK SALE TRANSACTIONS............................................42
                       5.4.6    ISSUANCES OF KEY COMMON STOCK....................................................42
              5.5      SUPPLEMENTAL INFORMATION..................................................................42

Article 6 CONDITIONS PRECEDENT TO OBLIGATIONS....................................................................42
              6.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF QSI................................................42
                       6.1.1    REPRESENTATIONS AND WARRANTIES OF KEY TRUE AT EFFECTIVE DATE.....................42
                       6.1.2    NO MATERIAL LITIGATION...........................................................43
                       6.1.3    OPINION OF KEY COUNSEL...........................................................43
                       6.1.4    LISTING OF KEY COMMON STOCK......................................................44
                       6.1.5    CONSENT OF CERTAIN PARTIES IN PRIVITY WITH KEY...................................44
                       6.1.6    HSR..............................................................................44
                       6.1.7    SECRETARY'S CERTIFICATES.........................................................44
                       6.1.8    EMPLOYMENT AGREEMENTS............................................................44
                       6.1.9    QSI SHAREHOLDER APPROVAL.........................................................44
                       6.1.10   REDEMPTION OF PREFERRED STOCK....................................................44
                       6.1.11   CREDIT AGREEMENT.................................................................44
                       6.1.12   REGISTRATION STATEMENT...........................................................44
              6.2      CONDITIONS PRECEDENT TO OBLIGATIONS OF KEY AND MERGER SUB.................................44
                       6.2.1    REPRESENTATIONS AND WARRANTIES OF QSI TRUE AT EFFECTIVE DATE.....................45
                       6.2.2    NO MATERIAL LITIGATION...........................................................45
                       6.2.3    OPINION OF QSI COUNSEL...........................................................45
                       6.2.4    HSR..............................................................................46
                       6.2.5    RESIGNATIONS.....................................................................46
                       6.2.6    EMPLOYMENT AGREEMENTS............................................................46
                       6.2.7    QSI SHAREHOLDER APPROVAL.........................................................46
                       6.2.8    NON-COMPETE AGREEMENTS...........................................................46
                       6.2.9    SECRETARY'S CERTIFICATE..........................................................46
                       6.2.10   QSI REPRESENTATIVES..............................................................46
                       6.2.11   SHAREHOLDERS AGREEMENT...........................................................46
                       6.2.12   RELATED PARTY AGREEMENTS.........................................................46
                       6.2.13   OPTIONS..........................................................................47
                       6.2.14   WARRANTS.........................................................................47

                       6.2.15   REDEMPTION OF PREFERRED STOCK....................................................47
                       6.2.16   AFFILIATE AGREEMENTS.............................................................47
                       6.2.17   SEVERANCE POLICY.................................................................47

Article 7 TERMINATION AND ABANDONMENT............................................................................47
              7.1      TERMINATION...............................................................................47
                       7.1.1    BY MUTUAL CONSENT................................................................47
                       7.1.2    BY KEY BECAUSE OF DISSENTING SHAREHOLDERS........................................47
                       7.1.3    BY QSI BECAUSE OF CONDITIONS PRECEDENT...........................................48
                       7.1.4    BY QSI BECAUSE OF MATERIAL ADVERSE EFFECT........................................48
                       7.1.5    BY KEY OR MERGER SUB BECAUSE OF CONDITIONS PRECEDENT.............................48
                       7.1.6    BY KEY OR MERGER SUB BECAUSE OF MATERIAL ADVERSE EFFECT..........................48
                       7.1.7    BY KEY OR MERGER SUB, OR BY QSI BECAUSE OF LEGAL PROCEEDINGS.....................48
                       7.1.8    BY KEY OR MERGER SUB, OR BY QSI, IF TRANSACTIONS NOT EFFECTIVE BY JULY 17, 2002..48
                       7.1.9    BY KEY OR MERGER SUB BECAUSE OF MATERIAL DEVELOPMENTS............................48
              7.2      TERMINATION BY BOARD OF DIRECTORS.........................................................49
              7.3      EFFECT OF TERMINATION.....................................................................49
              7.4      WAIVER OF CONDITIONS......................................................................49

Article 8 ADDITIONAL AGREEMENTS..................................................................................49
              8.1      EMPLOYMENT MATTERS........................................................................49
              8.2      VOTING AND SUPPORT AGREEMENTS.............................................................50
              8.3      LIABILITY THRESHOLD.......................................................................50
              8.4      FURTHER ASSURANCES........................................................................51

Article 9 MISCELLANEOUS..........................................................................................52
              9.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.....................................52
                       9.1.1    REPRESENTATIONS, WARRANTIES AND COVENANTS OF KEY AND MERGER SUB..................52
                       9.1.2    REPRESENTATIONS, WARRANTIES AND COVENANTS OF QSI.................................52
              9.2      ENTIRETY; AMENDMENTS......................................................................52
              9.3      COUNTERPARTS..............................................................................52
              9.4      NOTICES AND WAIVERS.......................................................................52
              9.5      CAPTIONS..................................................................................53
              9.6      SUCCESSORS AND ASSIGNS....................................................................53
              9.7      SEVERABILITY..............................................................................53
              9.8      JOINT DRAFTING............................................................................53
              9.9      APPLICABLE LAW............................................................................54

EXHIBITS

Exhibit A         Form of Non-Compete Agreement
Exhibit B         QSI Affiliate Agreement
Exhibit C         Voting and Support Agreement
Exhibit D         Letter of Transmittal
Exhibit E         Employment Agreements

                          PLAN AND AGREEMENT OF MERGER

     THIS PLAN AND AGREEMENT OF MERGER (this "Agreement") is entered into as of May 13, 2002 among Key Energy Services, Inc., a Maryland corporation ("Key"); Key Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Key ("Merger Sub"); and Q Services, Inc., a Texas corporation ("QSI"). Merger Sub and QSI are sometimes collectively referred to herein as the "Merging Corporations."

                               W I T N E S S E T H

     WHEREAS, Key is a corporation duly organized and validly existing under the laws of the State of Maryland, with its principal place of business at 6 Desta Drive, Midland, Texas 79705;

     WHEREAS, the authorized capital stock of Key consists of 200,000,000 shares of Key Common Stock, of which as of May 9, 2002, 109,772,863 shares are issued and outstanding, and 11,680,658 shares are reserved for issuance pursuant to outstanding stock options, warrants and other convertible securities;

     WHEREAS, Merger Sub is a corporation duly organized and validly existing under the laws of the State of Texas, with its principal place of business at 6 Desta Drive, Midland, Texas 79705;

     WHEREAS, Key owns 1,000 shares of Merger Sub Common Stock, which constitutes all of the issued and outstanding shares of capital stock of Merger Sub;

     WHEREAS, QSI is a corporation duly organized and validly existing under the laws of the State of Texas, with its principal place of business at 3100 Timmons Lane, Suite 300, Houston, Texas 77027;

     WHEREAS, the authorized capital stock of QSI consists of (i) 40,000,000 shares of QSI Common Stock, of which on the date hereof 15,083,815 shares are issued and outstanding, 0 shares are held in treasury, and 2,276,368 shares are reserved for issuance pursuant to outstanding stock options and warrants and
(ii) 200,000 shares of preferred stock, no par value, of which (A) 100,000 shares are designated as Series A Preferred Stock, of which 72,000 shares are issued and outstanding and (B) 100,000 shares are designated as Series B Redeemable Preferred Stock, of which 2,600 shares are issued and outstanding;

     WHEREAS, (i) the board of directors of Key, (ii) Key (in its capacity as Merger Sub's sole shareholder) and the board of directors of Merger Sub, and
(iii) the board of directors of QSI desire to merge Merger Sub with and into QSI in accordance with the provisions of Section 5.03 of the TBCA pursuant to the terms and provisions of this Agreement, and have approved such merger (the "Merger") and the other terms and provisions of this Agreement; and

     WHEREAS, in connection with the merger contemplated by this Agreement, Key will issue shares of Key Common Stock that will be registered on a registration statement on Form S-4 (File No. 333-83924) (the "Registration Statement"), which has been declared effective under the Securities Act.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and to prescribe the terms and conditions of the Merger contemplated hereby, the mode of carrying the Merger into effect, the manner and basis of converting the shares of QSI Common Stock outstanding on the Effective Date of the Merger into the right to receive the Merger Consideration described in Section 2.9 hereof, and such other details and provisions as are deemed necessary or proper, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 DEFINITIONS. In addition to the other defined terms used herein, as used in this Agreement, the following terms when capitalized have the meanings indicated.

          "ACQUISITION PROPOSAL" means any proposal for a merger, consolidation or other business combination involving QSI or for the acquisition or purchase of any equity interest in, or a material portion of the assets of, QSI, other than the transactions with Key and Merger Sub contemplated by this Agreement.

          "AGREEMENT" means this Plan and Agreement of Merger, as the same may be amended or modified.

          "AUDITED FINANCIAL STATEMENTS" means the audited consolidated balance sheets and related consolidated statements of income, retained earnings, and cash flows of QSI and its subsidiaries, with appended notes which are an integral part of such statements, as at and for fiscal years ended December 31, 1999, 2000 and 2001.

          "BALANCE SHEET DATE" means March 31, 2002.

          "CASH OUT OPTIONS" has the meaning specified in Section 2.9.2.1 hereof.

          "CASH OUT WARRANTS" has the meaning specified in Section 2.9.2.2 hereof.

          "CERTIFICATES" means the certificates representing issued and outstanding shares of QSI Common Stock.

          "COBRA" means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "CODE" means the United States Internal Revenue Code of 1986, as amended.

          "DISPUTED POTENTIAL LIABILITY" has the meaning specified in
     Section 7.3 hereof.

          "EFFECTIVE DATE" has the meaning specified in Section 2.2 hereof.

          "EFFECTIVE PRICE PER SHARE" means the sum of the Purchase Price plus the Option/Warrant Strike Proceeds divided by the Fully Diluted QSI Shares Outstanding.

          "EMPLOYEE PLAN" means (i) any "employee benefit plan" as defined in
     Section 3(3) of the ERISA, maintained or contributed to; and (ii) any personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, cafeteria plans and each other employee or fringe benefit plan, agreement, arrangement, program, practice, or understanding which is not described in clause (i), in each case currently sponsored, maintained or contributed to by QSI, any QSI Subsidiary or ERISA Affiliate or for which QSI, any QSI Subsidiary or ERISA Affiliate has or could have any liability.

          "EMPLOYMENT AGREEMENTS" has the meaning specified in Section 6.1.8 hereof.

          "ENCUMBRANCES" means all liens, security interests, pledges, mortgages, deeds of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, and other encumbrance of any kind or nature, except (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed and not yet delinquent or such liens being contested in good faith by appropriate proceedings, which proceedings are set forth on
     SCHEDULE 1.1 hereto, (ii) statutory liens (including materialmen's, warehousemen's, mechanics', repairmen's, landlords', and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, which proceedings are set forth on SCHEDULE 1.1 hereto; (iii) with respect to each individual asset, defects, imperfections or irregularities of title or similar liens that would not materially and adversely impact the use or ownership of such asset by QSI or any QSI Subsidiary; and (iv) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Effective Date without an exercise of such rights, (iv) Encumbrances entered into in the ordinary course of business that do not secure the payment of indebtedness for borrowed money and none of which affect the benefit or use of the asset or assets subject thereto or affect the ability of QSI or any QSI Subsidiary to conduct its business; and (vi) any conditions relating to the real property or real property rights owned or leased by QSI or any QSI Subsidiary that are set forth on SCHEDULES 3.1.8.1 or 3.1.22.1 hereto.

          "ENVIRONMENTAL ASSESSMENT" means the right of Key or its contractors or agents to: (i) review QSI's environmental records in any publicly available environmental records; (ii) submit a pre-inspection environmental questionnaire to QSI; (iii) make a site assessment to visually inspect the problems and operations of QSI and each QSI Subsidiary; (iv) conduct interviews with QSI's corporate and site personnel responsible for environmental matters; and (v) copy any governmental documents regarding the properties and operations of QSI or any QSI Subsidiary.

          "ENVIRONMENTAL LAW" means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and other legally enforceable requirements (including, without limitation, common law) of the United States, or any federal, state, local, municipal or other governmental authority, or quasi-governmental authority, regulating, relating to, or imposing liability or standards of conduct for soil surface water or groundwater quality, solid, liquid or contained gaseous waste, subsurface disposal operations, wastewater or stormwater discharge, air emissions, protection of the environment or of human health, or employee health and safety as such were in effect at the time of the relevant conduct.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" means any entity which is a member of QSI's or a QSI Subsidiary's controlled group under Section 414 of the Code or Section 4001(a)(14) of ERISA.

          "ESCROWED CASH" has the meaning specified in Section 2.9.5 hereof.

          "ESCROWED CONSIDERATION" means the Escrowed Shares (determined at the Key Share Price), plus the Escrowed Cash.

          "ESCROWED SHARES" has the meaning specified in Section 2.9.5 hereof.

          "ESTIMATED BALANCE SHEET" has the meaning specified in Section 2.9.4.2 hereof.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FINAL BALANCE SHEET" has the meaning specified in Section 2.10 hereof.

          "FINAL EFFECTIVE PRICE PER SHARE" means the sum of the Final Purchase Price plus the Option/Warrant Strike Proceeds divided by the Fully Diluted QSI Shares Outstanding.

          "FINAL MERGER CONSIDERATION" has the meaning specified in Section 2.10 hereof.

          "FINAL OPTION PAYOUT" means the dollar amount to be paid with respect to an Option, calculated as (i) that number of shares of QSI Common Stock subject to such Option, MULTIPLIED BY (ii) the Final Option Spread.

          "FINAL OPTION SPREAD" means, with respect to an Option, that amount equal to (i) the Final Effective Price Per Share, less (ii) the exercise price per share of such Option.

          "FINAL PURCHASE PRICE" means $265,000,000 less (i) "Total Liabilities" as recorded on the Final Balance Sheet and calculated in accordance with
     Section 2.10 hereof and (ii) the aggregate amount of Redemption Notes, plus "Total Current Assets" as recorded on the Final Balance Sheet and calculated in accordance with Section 2.10 hereof.

          "FINAL WARRANT PAYOUT" means the dollar amount to be paid with respect to each Cash Out Warrant, calculated as (i) that number of shares of QSI Common Stock such holder would have been entitled to receive had such holder exercised the warrant, MULTIPLIED BY (ii) the Final Warrant Spread.

          "FINAL WARRANT SPREAD" means, with respect to each Cash Out Warrant, that amount equal to (i) the Final Effective Price Per Share, LESS (ii) the exercise price per share of such Warrant.

          "FULLY DILUTED QSI SHARES OUTSTANDING" means the sum of the currently issued and outstanding shares of QSI Common Stock plus the number of shares of QSI Common Stock issuable if all outstanding Warrants and Options were exercised in full immediately prior to the Effective Date, without taking into account any cashless exercise thereof effected in connection with this Agreement.

          "FUTURE ACQUISITION" means any future acquisition of any business, assets or capital stock by Key.

          "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1978 and the rules and regulations promulgated thereunder.

          "INDEMNIFIED EXECUTIVES" means each person who is now, or has been before the date hereof or who becomes before the Effective Date, an officer or director of QSI or any of the QSI's subsidiaries.

          "INDEMNIFIED QSI SHAREHOLDER" has the meaning specified in
     Section 5.4.4.2 hereof.

          "INDEMNIFIED PERSON" has the meaning specified in Section 5.4.4.4 hereof.

          "INTELLECTUAL PROPERTY" means all patents, patent applications, trademarks and service marks (including registrations and applications therefore), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith.

          "KEY" has the meaning specified in the preamble to this Agreement.

          "KEY ADJUSTMENT PAYMENTS" has the meaning specified in Section 2.10.1 hereof.

          "KEY COMMON STOCK" means the common stock, par value $0.10 per share, of Key.

          "KEY SHARES" means the shares of Key Common Stock to be issued in the Merger.

          "KEY SHARE PRICE" means the average of the closing prices of Key Common Stock on the New York Stock Exchange for the 10 trading days immediately preceding the day before the Effective Date (the "10-Day Average"); PROVIDED, HOWEVER, that if the 10-Day Average is equal to or less than $11.00, then the Key Share Price shall be $11.00, and if the 10-Day Average is equal to or greater than $13.00, the Key Share Price shall be $13.00.

          "LIABILITY NOTICE" means the notice given by Key to QSI pursuant to
     Section 8.3.1.2 hereof.

          "LIABILITY THRESHOLD" has the meaning specified in Section 6.2.1 hereof.

          "MERGER" has the meaning specified in the recitals to this Agreement.

          "MERGER CONSIDERATION" has the meaning specified in Section 2.9.4.1 hereof.

          "MERGER SUB" has the meaning specified in the preamble to this Agreement.

          "MERGER SUB COMMON STOCK" means the common stock, par value $.001 per share, of Merger Sub.

          "MERGING CORPORATIONS" has the meaning specified in the preamble to this Agreement.

          "NON-COMPETE AGREEMENT" means the non-compete agreement in the form of EXHIBIT A hereto.

          "NOTE HOLDER" means each holder of either an Option Note or Warrant Note.

          "OPTIONS" means all options to purchase QSI Common Stock, including, without limitation, all options issued under the Q Services, Inc. 1999 Stock Incentive Plan and the Q Services, Inc. 2000 Stock Incentive Plan.

          "OPTION NOTES" has the meaning specified in Section 2.9.2.1 hereof.

          "OPTION PAYOUT" means the dollar amount to be paid with respect to an Option, calculated as (i) that number of shares of QSI Common Stock subject to such Option, MULTIPLIED BY (ii) the Option Spread.

          "OPTION SPREAD" means, with respect to an Option, that amount equal to
     (i) the Effective Price Per Share, LESS (ii) the exercise price per share of such option.

          "OPTION/WARRANT STRIKE PROCEEDS" means the total dollar proceeds which would be received by QSI upon exercise of the Options and Warrants assuming all Options and Warrants were exercised for cash immediately prior the Effective Date and not taking into account any cashless exercise thereof effected in connection with this Agreement.

          "OTHER OPTIONS" has the meaning specified in Section 2.9.2.1 hereof.

          "OTHER WARRANTS" has the meaning specified in Section 2.9.2.2 hereof.

          "PAYING AGENT" means at any time the bank or trust company acting as Key's paying agent at that time in connection with the exchange of Certificates for the Merger Consideration.

          "PERMITS" has the meaning specified in Section 3.1.8.14 hereof.

          "PERSON" shall mean an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

          "POTENTIAL LIABILITY" means (i) an environmental condition identified in the Environmental Assessment of or on a particular property owned, leased or operated by QSI or a QSI Subsidiary or (ii) any other condition, fact or item identified by Key in the course of its inspection of QSI pursuant to Section 5.1.5 hereof with respect to any SWD Well that, in either case, would make a representation or warranty contained in Sections 3.1.8.17, 3.1.8.18, 3.1.17 (including all subparagraphs thereto) and 3.1.20 hereof untrue in any respect.

          "PROSPECTUS" means the prospectus contained in the Registration Statement, as amended pursuant to a post-effective amendment to the Registration Statement, that complies as to form and substance with the requirements of the Securities Act, pursuant to which the Key Shares will be issued and which will also be available for use by the holders of QSI Common Stock who are affiliates of QSI in the resale of the Key Shares they receive in the Merger without restriction under the Securities Act.

          "PURCHASE PRICE" means $265,000,000, LESS (i) "Total Liabilities" as recorded on the Estimated Balance Sheet and calculated in accordance with
     Section 2.9.4.2 hereof and (ii) the aggregate amount of the Redemption Notes, PLUS "Total Current Assets" as recorded on the Estimated Balance Sheet and calculated in accordance with Section 2.9.4.2 hereof.

          "QSI" means Q Services, Inc., a Texas corporation.

          "QSI ADJUSTMENT PAYMENT" has the meaning specified in Section 2.10.2 hereof.

          "QSI AFFILIATE AGREEMENT" means the affiliate agreement in the form of EXHIBIT B hereto.

          "QSI COMMON STOCK" means the common stock, no par value per share, of QSI.

          "QSI DEFICIENCY" has the meaning specified in Section 2.10.2 hereof.

          "QSI EMPLOYEE" has the meaning specified in Section 8.1 hereof.

          "QSI LEASED PROPERTIES" has the meaning specified in Section 3.1.23.1 hereof.

          "QSI OWNED PROPERTIES" has the meaning specified in Section 3.1.22.1 hereof.

          "QSI PREFERRED STOCK" means, collectively, the Series A Preferred Stock and the Series B Preferred Stock.

          "QSI REPRESENTATIVES" means David Schorlemer and Anthony DeLuca.

          "QSI SHARES" means the issued and outstanding shares of QSI Common Stock and QSI Preferred Stock.

          "QSI SHAREHOLDERS" means the holders of QSI Common Stock and QSI Preferred Stock, all of which are identified on SCHEDULE 3.1.4 hereto.

          "QSI SUBSIDIARIES" means any corporation, partnership, joint venture or other legal entity in which QSI beneficially owns a controlling equity interest, each of which are identified on SCHEDULE 3.1.5 hereto.

          "REDEMPTION NOTES" has the meaning set forth in Section 2.9.3 hereof.

          "REGISTRATION STATEMENT" has the meaning specified in the recitals to this Agreement.

          "REPLACEMENT PLANS" has the meaning specified in Section 8.1 hereof.

          "REPORTS" has the meaning specified in Section 4.1.8 hereof.

          "REQUIRED INTELLECTUAL PROPERTY" has the meaning specified in Section
     3.1.12 hereof.

          "REQUIRED PERMITS" has the meaning specified in Section 3.1.15 hereof.

          "SEC" means the United States Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLING QSI SHAREHOLDERS" means the Persons identified on
     SCHEDULE 1.2 hereto.

          "SERIES A PREFERRED STOCK" means the preferred stock, no par value, of QSI designated as Series A Redeemable Preferred Stock.

          "SERIES B PREFERRED STOCK" means the preferred stock, no par value of QSI designated as Series B Redeemable Preferred Stock.

          "SHAREHOLDERS MEETING" means the meeting of the QSI Shareholders to be held to approve this Agreement and the Merger contemplated hereby.

          "SHAW LITIGATION" means the litigation filed in the District Court in Karnes County, Texas, 218th Judicial District, Case No. 02--03--0056--CK, styled SHAW V. NABORS INDUSTRIES, INC. & POOL COMPANY TEXAS, LTD.

          "SUBSTANCE OF ENVIRONMENTAL CONCERN" means any substance that is defined as toxic or hazardous under any Environmental Law or that is regulated pursuant to or could give rise to liability under any Environmental Law.

          "SUPPLEMENTAL INFORMATION" has the meaning specified in Section 5.5 hereof.

          "SURVIVING CORPORATION" has the meaning specified in Section 2.1 hereof.

          "SWD WELLS" means each of those saltwater disposal wells identified on
     SCHEDULE 3.1.8.18 hereto.

          "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under
     Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

          "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "TBCA" means the Texas Business Corporation Act, as amended.

          "TRADING DAY" means any day the New York Stock Exchange is open for trading.

          "UNAUDITED FINANCIAL STATEMENTS" means the unaudited consolidated balance sheet and related consolidated statements of income, retained earnings and cash flows of QSI and its consolidated subsidiaries as at and for the period ended on the Balance Sheet Date.

          "VOTING AND SUPPORT AGREEMENT" means a Voting and Support Agreement dated the date hereof in substantially the form of EXHIBIT C hereto.

          "WARRANTS" means all warrants to purchase QSI Common Stock.

          "WARRANT NOTES" has the meaning specified in Section 2.9.2.2 hereof.

          "WARRANT PAYOUT" means the dollar amount to be paid with respect to each Warrant, calculated as (i) that number of shares of QSI Common Stock such holder would have been entitled to receive had such holder exercised the Warrant, MULTIPLIED by (ii) the Warrant Spread.

          "WARRANT SPREAD" means, with respect to each Warrant, that amount equal to (i) the Effective Price Per Share, LESS (ii) the exercise price per share of such Warrant.

                                   ARTICLE 2

                                   THE MERGER

     2.1 SURVIVING CORPORATION. Subject to the terms and conditions hereof, Merger Sub shall be, upon the Effective Date, merged with and into QSI with QSI being the surviving corporation (the "Surviving Corporation"), which shall continue its corporate existence and remain a Texas corporation governed by and subject to the laws of that state. Accordingly, on the Effective Date, the separate existence of Merger Sub, except insofar as continued by statute, shall cease.

     2.2 EFFECTIVE DATE. The Merger shall become effective upon the filing of the articles of merger with the Secretary of State of Texas following its execution in accordance with Sections 5.04 and 5.05 of the TBCA. The date upon which the Merger becomes effective is referred to in this Agreement as the "Effective Date."

     2.3 CONTINUED CORPORATE EXISTENCE OF SURVIVING CORPORATION. On the Effective Date, the corporate identity and existence of QSI shall continue unaffected and unimpaired by the Merger as provided in and in accordance with the TBCA, and the corporate identity and existence of Merger Sub shall be wholly merged into QSI and QSI shall be fully vested therewith as provided in and in accordance with the TBCA.

     2.4 GOVERNING LAW AND ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The laws of Texas shall continue to govern the Surviving Corporation after the Effective Date. On and after the Effective Date, the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that Article 1 thereof shall be amended to read "The name of the corporation is Q Services, Inc. (the "Corporation")." Thereafter the articles of incorporation may be amended as provided by law and such articles of incorporation of the Surviving Corporation.

     2.5 BYLAWS OF SURVIVING CORPORATION. On the Effective Date, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until altered, amended or repealed, or until new bylaws shall be adopted in accordance with the provisions of law, the articles of incorporation of Surviving Corporation and the bylaws of Surviving Corporation.

     2.6 DIRECTORS OF SURVIVING CORPORATION. The incumbent director of Merger Sub immediately before the Effective Date shall constitute the board of directors of the Surviving Corporation from and after the Effective Date, and such person shall remain the director of the Surviving Corporation until his successor is duly elected and qualified in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

     2.7 OFFICERS OF SURVIVING CORPORATION. The incumbent officers of Merger Sub immediately before the Effective Date shall be the officers of the Surviving Corporation from and after the Effective Date and until their successors are duly elected and qualified in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

     2.8 VACANCIES. If on or after the Effective Date, a vacancy shall for any reason exist in the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation.

     2.9 CONVERSION OF SECURITIES UPON MERGER.

          2.9.1 CANCELLATION OF TREASURY SHARES. On the Effective Date, as a result of the Merger and without any action on the part of the holder thereof, all shares of capital stock of QSI held in treasury by QSI shall be canceled and retired and shall cease to exist from the Effective Date, and no consideration shall be paid with respect thereto.

          2.9.2 QSI STOCK OPTIONS AND WARRANTS.

               2.9.2.1 OPTIONS. As of the Effective Date, this Agreement shall be amended to include SCHEDULE 2.9.2.1 hereto, which identifies each of the Options that has been designated by QSI to receive an Option Payout in cash (which Options shall be amended to provide for an Option Payout in accordance with this Section 2.9.2.1) (the "Cash Out Options"), and such Options shall be surrendered to QSI immediately before the Effective Date in exchange for an amount equal to the Option Payout. Upon such surrender, QSI shall issue a non-interest bearing promissory note (in a form reasonably acceptable to Key) to each holder of a Cash Out Option, which note shall be in a principal amount equal to the Option Payout relating to such Option, less any applicable withholding obligations (collectively, the "Option Notes"). Upon issuance and delivery of the Option Notes to the holders of the Cash Out Options, QSI shall cancel the Cash Out Options and such Options shall cease to exist. On the Effective Date, the Option Notes shall be paid by QSI subject to Section 2.9.5 hereof. QSI shall, to the extent required, accelerate the time at which Options other than the Cash Out Options (the "Other Options") may be exercised in full to a limited period of time before the Effective Date, and amend the Other Options, to the extent required, to provide that the holder may surrender all or a portion of each Other Option during such period in exchange for an Option Payout (or a portion thereof corresponding to the portion of the Other Option that is so surrendered), less any applicable withholding obligations payable in the form of QSI Common Stock (valued at the Effective Price Per Share).

               2.9.2.2 WARRANTS. As of the Effective Date, this Agreement shall be amended to include SCHEDULE 2.9.2.2 hereto, which identifies each of the Warrants that has been designated by QSI to receive a Warrant Payout in cash (which such Warrant shall be amended to provide for a Warrant Payout in accordance with this Section 2.9.2.2) (the "Cash Out Warrants"), and such Warrants shall be surrendered to QSI immediately before the Effective Date in exchange for an amount equal to the Warrant Payout. Upon such surrender, QSI shall issue a non-interest bearing promissory note (in a form reasonably acceptable to Key) to each holder of a Cash Out Warrant, which note shall be in a principal amount equal to the Warrant Payout, less any applicable withholding obligations (collectively, the "Warrant Notes"). Upon issuance and delivery of the Warrant Notes to the holders of the Cash Out Warrants, the Cash Out

          Warrants shall be cancelled and shall cease to exist. On the Effective Date, the Warrant Notes shall be paid by QSI subject to Section 2.9.5 hereof. QSI shall, to the extent required, accelerate the time at which Warrants other than the Cash Out Warrants (the "Other Warrants") may be exercised in full to a limited period of time before the Effective Date and amend the Other Warrants, to the extent required, to provide that the holder may surrender all or a portion of each Other Warrant during such period in exchange for a Warrant Payout (or a portion thereof corresponding to the portion of the Other Warrant that is so surrendered), less any applicable withholding obligations payable in the form of QSI Common Stock (valued at the Effective Price Per Share).

          2.9.3 REDEMPTION OF PREFERRED STOCK. Immediately before the Effective Date, QSI shall issue a non-interest bearing promissory note (in a form reasonably acceptable to Key) to each holder of the issued and outstanding shares of QSI Preferred Stock in the amount required to effect the redemption of such shares in accordance with their respective certificates of designation (or in accordance with agreements with holders of QSI Preferred Stock) (collectively, the "Redemption Notes"). Upon issuance and delivery of the Redemption Notes to the holders of the shares of QSI Preferred Stock, the QSI Preferred Stock shall be redeemed, cancelled, and cease to exist. The aggregate principal amount of the Redemption Notes shall equal the stated value of the outstanding shares of QSI Preferred Stock, plus accrued dividends payable in accordance with their respective certificates of designation. On the Effective Date, QSI shall pay the Redemption Notes in cash to each holder of such Redemption Notes. As soon as practicable after the date of this Agreement, QSI shall take all corporate action necessary to redeem the QSI Preferred Stock on the Effective Date as provided herein, including, but not limited to, the notice of redemption as required by the QSI Articles of Incorporation.

          2.9.4 CONVERSION OF QSI COMMON STOCK. On the Effective Date and without any action on the part of the holders thereof, each of the issued and outstanding shares of QSI Common Stock shall automatically become and be converted into the right to receive from Key the Merger Consideration.

               2.9.4.1 MERGER CONSIDERATION. The merger consideration to be received for each share of QSI Common Stock (the "Merger Consideration") will be that number of Key Shares equal to the result determined by (i) dividing the sum of the Purchase Price plus the Option/Warrant Strike Proceeds by the Key Share Price and (ii) dividing the result obtained in clause (i) by the Fully Diluted QSI Shares Outstanding. The aggregate Merger Consideration to be received by each holder of QSI Common Stock is equal to the result obtained by
          (x) multiplying the Merger Consideration by (y) the number of shares of QSI Common Stock owned by such holder of QSI Common Stock. As of the Effective Date, this Agreement shall be amended to include as
          SCHEDULE 2.9.4.1 hereto the calculation of the Purchase Price. In the event of any split, combination or reclassification of Key Common Stock or the authorization of any issuance of any other securities in exchange or in substitution for shares of Key Common Stock at any time during the period from the date of this Agreement to the Effective Date, Key and QSI shall make such adjustment to the Merger Consideration as Key and QSI shall mutually agree so as to preserve the economic benefits that the parties each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

               2.9.4.2 ESTIMATED BALANCE SHEET. No later than one business day before the Effective Date, QSI shall have prepared and delivered to Key a consolidated balance sheet of QSI and the QSI Subsidiaries estimated as of the Effective Date (the "Estimated Balance Sheet"), which balance sheet will be prepared, except as provided below, in accordance with generally accepted accounting principles, consistent with past practices, and which shall be in the form attached hereto as
          SCHEDULE 2.9.4.2. In connection with its preparation of the Estimated Balance Sheet, QSI shall consult with and accept input from Key in an effort to facilitate the adjustment process and procedures in
          Section 2.10 hereof. "Total Liabilities" as reflected on the Estimated Balance Sheet (and on the Final Balance Sheet) shall (i) include, whether or not in accordance with generally accepted accounting principles, all of QSI's transaction costs associated with the Merger, including without limitation, finder's fees, whether identified on
          SCHEDULE 3.1.26 or otherwise, accounting fees and attorneys' fees (including fees payable pursuant to Section 5.3.11 hereof) and all expenses related to the foregoing, but (ii) exclude "Deferred Income Tax Liability, net."

          2.9.5 HOLDBACK. Notwithstanding any other provision of this
     Section 2.9 to the contrary, (i) 5% of the aggregate Merger Consideration issuable to all of the holders of QSI Common Stock on the Effective Date (the "Escrowed Shares"), and (ii) 5% of the aggregate amount of cash payable to the holders of the Option Notes and Warrant Notes (the "Escrowed Cash"), shall be held in escrow by Key pending calculation of the Final Merger Consideration set forth in Section 2.10 of this Agreement.

          2.9.6 CONVERSION OF MERGER SUB COMMON STOCK. On the Effective Date, as a result of Merger, each issued and outstanding share of Merger Sub Common Stock shall be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation.

          2.9.7 NO FRACTIONAL SHARES. If the number of Key Shares issuable to a holder of QSI Common Stock pursuant to this Section 2.9 results in a fractional share, then the number of Key Shares issuable as the Merger Consideration to such holder of QSI Common Stock shall be rounded up to the next whole share.

     2.10 PURCHASE PRICE ADJUSTMENT PAYMENT. Within 60 days after the Effective Date, Key shall cause to be prepared and delivered to the QSI Representatives a consolidated balance sheet of the Surviving Corporation as of the Effective Date (the "Final Balance Sheet"), which balance sheet will be prepared in accordance with generally accepted accounting principles (subject to the adjustments in Section 2.9.4.2) consistent with past practices and consistent with the form attached hereto as SCHEDULE 2.9.4.2. Key and the QSI Representatives shall jointly review the Final Balance Sheet, and endeavor in good faith to resolve all disagreements regarding the entries thereon and reach a final determination thereof within 15 days from the expiration of the 60-day period. If the parties cannot agree on the entries to be placed on the Final Balance Sheet, the dispute will be resolved by PriceWaterhouseCoopers, LLP, or if such firm is unable or unwilling to serve in such capacity, by an independent accounting firm mutually agreed to by the QSI Representatives and Key, whose resolution shall be binding on and enforceable against the parties hereto. Within 10 days of reaching the determination of the Final Balance Sheet, Key shall re-calculate the Merger Consideration pursuant to this Section 2.10. The final Merger Consideration to be received for each share of QSI Common Stock (the "Final Merger Consideration") will be that number of Key Shares equal to the result determined by (i) dividing the sum of the Final Purchase Price plus the Option/Warrant Strike Proceeds by the Key Share Price and (ii) dividing the result obtained in clause (i) by the Fully Diluted QSI Shares Outstanding. Key shall also calculate the Final Effective Price Per Share, the Final Option Spread, the Final Option Payout, the Final Warrant Spread and the Final Warrant Payout. The aggregate Final Merger Consideration to be received by each holder of the QSI Common Stock is equal to the result obtained by (x) multiplying the Final Merger Consideration by (y) the number of shares of QSI Common Stock owned by each holder of QSI Common Stock giving effect to differences between the Final Option Payout and the Option Payout and differences between the Final Warrant Payout and the Warrant Payout. Upon calculation of the Final Merger Consideration, the aggregate Final Merger Consideration for each holder of QSI Common Stock will be compared to the holder's aggregate Merger Consideration. Any and all adjustments necessary to reconcile any difference in amounts between the aggregate Final Merger Consideration for a holder and such holder's aggregate Merger Consideration shall be made in accordance with Sections 2.10.1 and 2.10.2 hereof. The Final Option Payout and the Final Warrant Payout for each Note Holder will be compared to the Option Payout or Warrant Payout received by such Note Holder. Any and all adjustments necessary to reconcile any difference in amount shall be made in accordance with Sections 2.10.1 and 2.10.2 hereof.

          2.10.1 KEY ADJUSTMENT PAYMENT. If the aggregate Final Merger Consideration equals the aggregate Merger Consideration, (i) the holders of QSI Common Stock shall be entitled to receive from Key the Escrowed Shares in accordance with their pro rata ownership of QSI Common Stock as set forth on SCHEDULE 3.1.4 hereto, and (ii) the Note Holders shall be entitled to receive from Key the Escrowed Cash in accordance with each Note Holder's respective Option Note or Warrant Note, as the case may be. In addition to the foregoing, if the Final Merger Consideration is greater than the Merger Consideration, (i) each holder of QSI Common Stock shall be entitled to receive the difference between the holder's aggregate Final Merger Consideration and such holder's aggregate Merger Consideration already received and each Note Holder shall be entitled to receive the difference between the holder's Final Option Payout or Final Warrant Payout and such holder's Option Payout or Warrant Payout already received (the "Key Adjustment Payments"). The Key Adjustment Payments will include first, the Escrow Consideration and, second, at Key's Option, cash or a number of Key Shares equal to the additional amount necessary for Key to satisfy the Key Adjustment Payments divided by the Key Share Price.

          2.10.2 QSI ADJUSTMENT PAYMENT. If the aggregate Final Merger Consideration is less than the aggregate Merger Consideration and the amount of such deficiency (the amount of such deficiency being referred to as the "QSI Adjustment Payment") is less than the value of the Escrowed Consideration, then Key shall (i) deduct from the Escrowed Cash for each Note Holder the difference between the holder's Final Option Payout or Final Warrant Payout and such holder's Option Payout or Warrant Payout already received; and (ii) deduct from the Escrowed Shares the number of Key Shares equal to the QSI Adjustment Payment (less the amount of Escrowed Cash deducted pursuant to clause (i)) divided by the Key Share Price. The holders of QSI Common Stock and the Note Holders shall be entitled to receive the balance, if any, of the Escrow Consideration in either cash or Key Shares based on the difference between their aggregate Final Merger Consideration and their aggregate Merger Consideration. If the amount of the QSI Adjustment Payment is greater than the value of the Escrowed Consideration, (the amount of such deficiency being referred to as the "QSI Deficiency"), then Key shall be entitled to retain the Escrow Consideration, and (ii) each holder of QSI Common Stock shall pay to Key the difference between their aggregate Final Merger Consideration and their aggregate Merger Consideration already received (after giving credit for the final Escrow Consideration applicable to each holder of QSI Common Stock) and each Note Holder shall pay to Key the difference between the holder's Final Option Payout or Final Warrant Payout and such holder's Option Payout or Warrant Payout already received (after giving credit for the final Escrow Consideration applicable to each Note Holder). At the option of the holders of the QSI Common Stock or the Note Holders, such holders may satisfy the QSI Deficiency by tendering Key Shares equal to the QSI Deficiency divided by the Key Share Price or otherwise paying cash.

     2.11 SURRENDER OF QSI CERTIFICATES. Before the Effective Date, Key will designate the Paying Agent and from time to time will make or cause to be made available to the Paying Agent Key Shares in the amounts and at the times necessary for the payment of the Merger Consideration on surrender of Certificates. QSI shall use all reasonable efforts to cause each holder of QSI Common Stock to surrender all the Certificates to Key on the Effective Date. On the first business day following the Effective Date, Key will cancel all the Certificates delivered to it as of the Effective Date, and the holders of the QSI Common Stock delivering such Certificates together with a completed and executed Letter of Transmittal, in substantially the form attached hereto as EXHIBIT D, will receive the Merger Consideration to which they are entitled, subject to Section 2.9.5 hereof. Until any Certificate has been surrendered and replaced pursuant to this Section 2.11, that Certificate will, for all purposes, be deemed to evidence ownership of the Merger Consideration such holder of QSI Common Stock is entitled to receive, subject to Section 2.9.5 hereof.

          2.11.1 CERTIFICATES NOT DELIVERED ON THE EFFECTIVE DATE. With respect to the Certificates not delivered on the Effective Date, as soon as reasonably practicable after the Effective Date, but in any event within five days following the Effective Date, the Paying Agent will mail to each holder of record of a Certificate set forth in SCHEDULE 3.1.4 hereto:

               2.11.1.1 LETTER OF TRANSMITTAL. A letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to Certificates will pass, only on delivery of Certificates to the Paying Agent and will be in a form and have such other provisions as Key may specify; and

               2.11.1.2 INSTRUCTIONS FOR SURRENDER. Instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration.

          2.11.2 LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, and delivery of such indemnity as Key may reasonably request, a Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificates one or more certificates representing Key Common Stock deliverable in respect thereof, as determined in accordance with the terms hereof.

     2.12 QSI TRANSFER BOOKS CLOSED. Upon the Effective Date, the stock transfer books of QSI shall be closed, and no transfer of any shares of capital stock of QSI shall thereafter be made or consummated.

     2.13 ASSETS AND LIABILITIES OF MERGING CORPORATIONS BECOME THOSE OF SURVIVING CORPORATION. The Merger shall have the effects set forth in the TBCA, including Section 5 of the TBCA.

     2.14 DISSENTING SHAREHOLDERS. Key agrees that if the Merger becomes effective, it promptly will pay to dissenting shareholders of QSI the amounts, if any, to which they are entitled under the provisions of Sections 5.11 and
5.12 of the TBCA.

     2.15 FEDERAL INCOME TAX TREATMENT. The Merger is intended to qualify as a tax-free reorganization described in Section 368(a) of the Code. The parties intend that this Agreement constitutes a "plan of reorganization" among QSI, Key and Merger Sub within the meaning of Treas. Reg. Section 1.368-2(g). Neither Key nor QSI will take any action or permit any of their respective affiliates to take any action that would result in the Merger failing to qualify as a tax-free reorganization under Section 368(a) of the Code.

     2.16 CLOSING. The Closing of the Merger shall be at the offices of Porter & Hedges, L.L.P., 700 Louisiana Street, Houston, Texas, 77002, on such date as mutually agreed by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth herein unless another date or place is agreed to in writing by the parties hereto.


                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF QSI

     3.1 REPRESENTATIONS AND WARRANTIES QSI. QSI hereby represents and warrants to Key and Merger Sub as follows:

          3.1.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. QSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as foreign entity authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

          3.1.2 AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS. The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by the board of directors of QSI. This Agreement and the transactions contemplated hereby are the valid and binding obligations of QSI, enforceable against QSI in accordance with its terms. The Voting and Support Agreements are valid and binding obligations of the parties thereto (other than Key), enforceable against each of the parties thereto (other than Key) in accordance with their terms. Except as reflected in SCHEDULE 3.1.2 hereto, the execution, delivery and performance of this Agreement by QSI will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (x) the articles of incorporation, bylaws or other organizational documents of QSI or any of the QSI Subsidiaries; (y) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which QSI or any of the QSI Subsidiaries is a party or by which QSI, any of the QSI Subsidiaries or their respective properties are bound, or (z) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination award or other decision of any court, arbitrator or other governmental authority to which QSI, any of the QSI Subsidiaries or any of their respective properties are subject.

          3.1.3 CAPITALIZATION. The authorized capitalization of QSI consists of
     (i) 40,000,000 shares of QSI Common Stock, of which, as of the date hereof, 15,083,815 shares are issued and outstanding and all of which are held beneficially and of record by the holders of the QSI Common Stock, 0 shares are held in treasury and 2,276,368 shares are reserved for issuance pursuant to stock options and warrants; and (ii) 200,000 shares of QSI Preferred Stock, of which (a) 72,000 shares of Series A Preferred Stock and
     (b) 2,600 shares of Series B Preferred Stock are issued and outstanding. Other than as set forth in the previous sentence of this Section 3.1.3 and as reflected on SCHEDULE 3.1.3 hereto on the date hereof, QSI does not have any outstanding options, convertible securities, warrants, calls or commitments of any character relating to any of its authorized but unissued shares of capital stock. All issued and outstanding shares of QSI Common Stock and QSI Preferred Stock are validly issued, fully paid and non-assessable and, except as set forth on SCHEDULE 3.1.3 hereto, are not subject to preemptive rights. Except as set forth on SCHEDULE 3.1.3 hereto, and except as contemplated by the Voting and Support Agreements, none of the outstanding shares of QSI Common Stock or QSI Preferred Stock is subject to any voting trusts, voting agreement or other agreement or understanding with respect to the voting thereof. All QSI Shares have been issued in compliance with applicable state and federal securities laws.

          3.1.4 OWNERSHIP OF THE QSI SHARES. SCHEDULE 3.1.4 hereto sets forth a complete and accurate list of (i) each of the holders of QSI Common Stock and the number of shares of QSI Common Stock owned of record by each such holder; (ii) each holder of QSI Preferred Stock and the number of and class of the shares of QSI Preferred Stock owned of record by each such holder;
     (iii) each holder of an Option or Warrant, and the number of shares of QSI Common Stock issuable upon the exercise of each such Option and the exercise price of each such Option; and (iv) each holder of a Warrant, and the number of shares of QSI Common Stock issuable upon the exercise of each such Warrant and the exercise price of each such Warrant. On the Effective Date, SCHEDULE 3.1.4 hereto shall be amended to include the Merger Consideration payable to each of the holders of QSI Common Stock and the amount of Escrowed Shares attributable to each such holder.

          3.1.5 SUBSIDIARIES. SCHEDULE 3.1.5 hereto sets forth a complete list of all QSI Subsidiaries, and also sets forth (i) its jurisdiction of incorporation, formation, or organization, (ii) each jurisdiction in which it is qualified to do business as a foreign entity, (iii) its authorized, issued, and outstanding shares of capital stock, membership, partnership, or other equity interests and (iv) the record holder or holders of all outstanding shares of capital stock or equity interest and the percentage ownership of each such holder or holders. All outstanding shares of capital stock and all partnership or limited liability company interests of the QSI Subsidiaries are validly issued, fully paid and nonassessable, and except as set forth on SCHEDULE 3.1.5 hereto, QSI has good and valid title thereto, free and clear of any Encumbrance. Except as set forth on SCHEDULE
     3.1.5 hereto, each such QSI Subsidiary is a corporation, limited partnership or limited liability company that is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is incorporated, has full requisite corporate, partnership or limited liability company power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified and licensed to do business and is in good standing as a foreign entity authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary.

          3.1.6 FINANCIAL STATEMENTS. QSI has delivered to Key copies of the Audited Financial Statements. Such Audited Financial Statements are complete in all materials respects, present fairly the financial condition of QSI and its consolidated subsidiaries as of the dates indicated and the results of operations for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein. QSI also has delivered to Key copies of the Unaudited Financial Statements. Such Unaudited Financial Statements are complete in all material respects (except for the omission of notes and schedules), present fairly the financial condition of QSI and its consolidated subsidiaries as of the date indicated and the results of operations for the period indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to normal year-end adjustments and other adjustments described therein. The Audited Financial Statements and Unaudited Financial Statements are attached hereto as SCHEDULE 3.1.6.

          3.1.7 LIABILITIES. QSI does not have any liabilities or obligations, either accrued, absolute, contingent or otherwise, including any liabilities for Taxes, other than those (i) reflected or reserved against in the unaudited consolidated balance sheet of QSI on the Balance Sheet Date; (ii) incurred in the ordinary course of business since the Balance Sheet Date (which will be properly reflected or reserved against in the Estimated Balance

     Sheet and the Final Balance Sheet); (iii) set forth on SCHEDULE 3.1.7 hereto; or (iv) contracts in the ordinary course of business which individually do not involve payments by or liability of QSI in excess of $10,000.

          3.1.8 ADDITIONAL COMPANY INFORMATION. Attached as SCHEDULES 3.1.8.1 through 3.1.8.18 hereto are true, complete and correct lists of the following items, copies of each of which have been delivered to Key:

               3.1.8.1 REAL ESTATE. All real property owned, leased or subject to a contract of purchase and sale, or lease commitment, by QSI or any QSI Subsidiary;

               3.1.8.2 MACHINERY AND EQUIPMENT. All equipment, pressure pumping equipment, machinery, transportation equipment, trucks, transport trailers, frac tanks, open top tanks, rental tools and other major items of equipment, which in each case has a value on QSI's consolidated financial records in excess of $25,000, owned, leased or subject to a contract of purchase and sale, or lease commitment, by QSI or any QSI Subsidiary;

               3.1.8.3 INVENTORY. All material inventory items or groups of material inventory items owned by QSI or any QSI Subsidiary;

               3.1.8.4 RECEIVABLES. All accounts and notes receivable of QSI or any QSI Subsidiary, together with (i) aging schedules by invoice date;
          (ii) the amounts provided for as an allowance for bad debts; and (iii) the identity and location of any asset in which QSI or any QSI Subsidiary holds a security interest to secure payment of the underlying indebtedness;

               3.1.8.5 PAYABLES. All trade accounts payable of QSI or any QSI Subsidiary together with an aging schedule;

               3.1.8.6 INSURANCE. All insurance policies or surety and performance bonds currently maintained by QSI or any QSI Subsidiary, including title insurance policies and those covering QSI or any QSI Subsidiary properties, machinery and equipment identified on SCHEDULE
          3.1.8.2 hereto, employees and operations, as well as listing of any premiums, deductibles or retroactive adjustments due or pending on such policies or any predecessor policies;

               3.1.8.7 CONTRACTS. All contracts, which includes the payment by or to QSI or a QSI Subsidiary of an amount in excess of $100,000, including leases under which QSI or any QSI Subsidiary is lessor or lessee, which are to be performed in whole or in part after the date hereof, but excluding master service agreements entered into by QSI or any QSI Subsidiary in the ordinary course of business;

               3.1.8.8 EMPLOYEE PLANS. All Employee Plans;

               3.1.8.9 SALARIES. The names and salary rates of all present employees of QSI or any QSI Subsidiary, and, to the extent existing on the date hereof, all arrangements with respect to any bonuses to be paid to them from and after the date hereof;

               3.1.8.10 BANK ACCOUNTS. The name of each bank in which QSI or any QSI Subsidiary has an account and the names of all persons authorized to draw thereon;

               3.1.8.11 EMPLOYEE AGREEMENTS. Any collective bargaining agreements of QSI or any QSI Subsidiary or ERISA Affiliate with any labor union or other representative of employees, including amendments, supplements, and written or oral understandings, and all employment, non-competition and consulting and severance agreements of QSI or any QSI Subsidiary;

               3.1.8.12 INTELLECTUAL PROPERTY. All Intellectual Property.

               3.1.8.13 TRADE NAMES. All trade names, assumed and fictitious names used or held by QSI or any QSI Subsidiary, whether and where such names are registered and where used;

               3.1.8.14 LICENSES AND PERMITS. All material permits, authorizations, certificates, approvals, registrations, variances, waivers, exemptions, rights-of-way, franchises, ordinances, licenses and other rights of every kind and character of QSI or any QSI Subsidiary (collectively, the "Permits") under which QSI or any QSI Subsidiary conducts its business. For purposes of this Section 3.1.8.14, all environmental permits and permits pertaining to the SWD Wells shall be deemed to be material;

               3.1.8.15 PROMISSORY NOTES. All long-term and short-term promissory notes, installment contracts, loan agreements, credit-agreements, and any other agreements of QSI or any QSI Subsidiary relating thereto or with respect to collateral securing the same;

               3.1.8.16 GUARANTEES. All indebtedness, liabilities and commitments of others and as to which QSI or any QSI Subsidiary is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor and all letters of credit, whether stand-by or documentary, issued by any third party for the benefit of QSI or any QSI Subsidiary;

               3.1.8.17 ENVIRONMENT. All environmental permits, approvals, certifications, licenses, registrations, orders and decrees applicable to current operations conducted by QSI or any QSI Subsidiary and all environmental audits, assessments, investigations and reviews conducted by QSI or any QSI Subsidiary within the last three years or otherwise in QSI's or any QSI Subsidiary's possession on any property owned, leased or used by QSI or any QSI Subsidiary; and

               3.1.8.18 SWD WELLS. All SWD Wells owned or leased by QSI or any QSI Subsidiary including the location of such SWD Wells.

     SCHEDULES 3.1.8.1 through 3.1.8.18 hereto shall be true, complete and correct as of the Effective Date except for the items contained in SCHEDULES 3.1.8.3, 3.1.8.4 and 3.1.8.5 hereto, which are true, complete and correct as of the Balance Sheet Date.

          3.1.9 NO DEFAULTS. Neither QSI nor any QSI Subsidiary is in default in any obligation or covenant on its part to be performed under any obligation, lease, contract, order, plan or other arrangement.

          3.1.10 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as disclosed on
     SCHEDULE 3.1.10 hereto, and other than as a result of the transactions contemplated by this Agreement, since the Balance Sheet Date, there has not been:

               3.1.10.1 FINANCIAL CHANGE. Any material adverse change in the financial condition, results of operations, assets, liabilities or business of QSI and the QSI Subsidiaries taken as a whole;

               3.1.10.2 PROPERTY DAMAGE. Any material damage, destruction, or loss to the business or properties of QSI and the QSI Subsidiaries taken as a whole (whether or not covered by insurance);

               3.1.10.3 DIVIDENDS. Any declaration, setting aside, or payment of any dividend or other distribution in respect of QSI Common Stock, QSI Preferred Stock or any direct or indirect redemption, purchase or any other acquisition by QSI of any such stock;

               3.1.10.4 CAPITALIZATION CHANGE. Any change in the capital stock or in the number of shares or classes of QSI's authorized or outstanding capital stock as described in Section 3.1.3 hereof (other than exercise of Options or Warrants); or

               3.1.10.5 LABOR DISPUTES. Any labor or employment dispute of whatever nature.

          3.1.11 TAXES.

               3.1.11.1 FILING TAX RETURNS. SCHEDULE 3.1.11.1 hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to QSI and each of the QSI Subsidiaries for taxable periods ended on or after December 31, 1996, and indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Each of QSI and the QSI Subsidiaries has delivered to Key correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by QSI or any of the QSI Subsidiaries since January 1, 1997. Each of QSI and the QSI Subsidiaries filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by QSI and each of the QSI Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as provided on
          SCHEDULE 3.1.11.1 hereto, neither QSI nor any of the QSI Subsidiaries currently are the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made against QSI or any of the QSI Subsidiaries by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of QSI or any of the QSI Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

               3.1.11.2 WITHHOLDING. Except as set forth on SCHEDULE 3.1.11.2 hereto, each of QSI and the QSI Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder or other third party.

               3.1.11.3 NO ADDITIONAL TAXES. Except as set forth on SCHEDULE
          3.1.11.3 hereto, neither QSI nor any director or officer (or employee responsible for Tax matters) of QSI or any of the QSI Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim or audits or proceedings pending or being conducted concerning any liability for Taxes of QSI or any of the QSI Subsidiaries. Neither QSI nor any of the QSI Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where QSI or the QSI Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against QSI or any of the QSI Subsidiaries.

               3.1.11.4 NO WAIVER OF LIMITATIONS PERIODS. Except as provided in
          SCHEDULE 3.1.11.4 hereto, neither QSI nor any QSI Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               3.1.11.5 TAX BASIS, NOLS, ETC. SCHEDULE 3.1.11.5 hereto sets forth the following information with respect to QSI and each of the QSI Subsidiaries (or, in the case of clause (ii) below, with respect to each of the QSI Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Effective Date giving effect to the consummation of the transactions contemplated hereby): (i) the basis of QSI or the QSI Subsidiary in its assets; (ii) the basis of QSI in each QSI Subsidiary's capital stock (or the amount of any excess loss account) or other equity interest; (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, credit, foreign loss, or excess charitable contribution allocable to QSI or the QSI

          Subsidiary; and (iv) the amount of any deferred gain or loss allocable to QSI or the QSI Subsidiary arising out of any deferred intercompany transaction.

               3.1.11.6 UNPAID TAXES. The unpaid Taxes of QSI and the QSI Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on QSI's unaudited consolidated balance sheet at the Balance Sheet Date, and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of QSI and the QSI Subsidiaries in filing their Tax Returns. Since the Balance Sheet Date, neither QSI nor any of the QSI Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in generally accepted accounting principles, outside of the ordinary course of business consistent with past custom and practice.

               3.1.11.7 ACCOUNTING METHOD. Except as set forth on
          SCHEDULE 3.1.11.7 hereto, QSI has used the accrual method of accounting for federal income tax purposes since 1996 and has been entitled to use such method of accounting for each taxable year thereafter.

               3.1.11.8 ADDITIONAL TAX MATTERS. None of QSI nor any of the QSI Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither QSI nor any of the QSI Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code
          Section 280G. Neither QSI nor any of the QSI Subsidiaries is, or has been during the last five years, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Except as provided in SCHEDULE 3.1.11.8 hereto, neither QSI nor any of the QSI Subsidiaries is a party to any Tax allocation or sharing agreement. Neither QSI nor any of the QSI Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was QSI) or (ii) has any liability for the Taxes of any person (other than QSI and the QSI Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. None of QSI or the QSI Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Effective Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Effective Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code
          Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or before the Effective Date; or (v) prepaid amount received on or before the Effective Date.

               3.1.11.9 CONTINUITY OF BUSINESS ENTERPRISE. QSI operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. Section-1.368-1(d).

          3.1.12 INTELLECTUAL PROPERTY. QSI and each QSI Subsidiary owns or possesses licenses to use all Intellectual Property that is either material to the business of QSI or such QSI Subsidiary or that is necessary for the rendering of any services rendered by QSI or such QSI Subsidiary and the use or sale of any equipment or products used or sold by QSI or such QSI Subsidiary, including all such Intellectual Property listed in SCHEDULES
     3.1.8.12 and 3.1.8.13 hereto (the "Required Intellectual Property"). Except as set forth on SCHEDULE 3.1.12 hereto, the Required Intellectual Property is owned or licensed by QSI or such QSI Subsidiary free and clear of any Encumbrance. Except as set forth on SCHEDULE 3.1.12 hereto, neither QSI nor any QSI Subsidiary has granted to any other person any license to use any Required Intellectual Property. Except as set forth on SCHEDULE 3.1.12 hereto, neither QSI nor any QSI Subsidiary has infringed, misappropriated, or conflicted with the Intellectual Property rights of others in connection with the use by QSI or such QSI Subsidiary of the Required Intellectual Property or otherwise in connection with QSI's or such QSI Subsidiary's operation of its business, nor has QSI or any QSI Subsidiary received any notice of such infringement, misappropriation, or conflict with such Intellectual Property rights of others.

          3.1.13 TITLE TO AND CONDITION OF ASSETS. Except as set forth on
     SCHEDULE 3.1.13 hereto, (i) QSI and each QSI Subsidiary has good and indefeasible title to all its properties, interests in properties and assets, real and personal, free and clear of any Encumbrance of any nature whatsoever, (ii) all leases pursuant to which QSI or any QSI Subsidiary leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective, and there is not, under any such leases, any existing default or event of default, or event that with notice or lapse of time, or both, would constitute a default by QSI or any QSI Subsidiary and in respect to which QSI or such QSI Subsidiary has not taken adequate steps to prevent a default from occurring, (iii) the buildings and premises of QSI or any QSI Subsidiary that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear, (iv) all equipment, pressure pumping equipment, machinery, transportation equipment, trucks, transport trailers, frac tanks, open top tanks, rental tools and other major items of equipment of QSI and each QSI Subsidiary listed on SCHEDULE 3.1.8.2 hereto are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (v) all such assets conform to all applicable laws governing their use, and (vi) neither QSI nor any QSI Subsidiary has violated any law, statute, ordinance, or regulation relating to any such assets, nor has any notice of such violation been received by QSI or any QSI Subsidiary, except such as have been fully complied with.

          3.1.14 CONTRACTS. All contracts, leases, plans or other arrangements to which QSI or any QSI Subsidiary is a party, by which QSI or any QSI Subsidiary is bound or to which QSI or any QSI Subsidiary or their respective assets are subject are in full force and effect, and constitute valid and binding obligations of QSI or such QSI Subsidiary.

     Neither QSI nor such QSI Subsidiary is, and no other party to any such contract, lease, plan or other arrangement is in default thereunder, and no event has occurred that (with or without notice, lapse of time, or the happening of any other event) would constitute a default thereunder. Except as set forth on SCHEDULE 3.1.14 hereto, no consent by any party to any of the contracts to which QSI or any QSI Subsidiary is a party is required in connection with the consummation of the transactions contemplated hereby other than such consents as have been obtained on or before the date hereof or that will be obtained prior to the Effective Date. Neither QSI nor any QSI Subsidiary has received any notice from a customer that such customer will (or is likely to) cease doing business with QSI or any QSI Subsidiary (or their successors) as a result of the consummation of the transactions contemplated hereby.

          3.1.15 LICENSES AND PERMITS. QSI and each QSI Subsidiary possess all Permits necessary under law or otherwise for QSI or such QSI Subsidiary to conduct its business as now being conducted and to conduct, own, operate, maintain and use its assets in the manner in which they are now being conducted, operated, maintained and used, including all such Permits listed in SCHEDULE 3.1.8.14 and SCHEDULE 3.1.8.17 hereto (collectively, the "Required Permits"), but excluding Permits required under applicable Environmental Law that are covered by Section 3.1.17.2 hereof. Each of the Required Permits and QSI's and each QSI Subsidiary's rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by QSI and such QSI Subsidiary subject to administrative powers of regulatory agencies having jurisdiction and will continue in full force and effect after the Effective Date assuming Key takes all necessary action on its part for the continuation of such permits. QSI and each QSI Subsidiary is in compliance in all respects with the terms of each of its Required Permits. None of the Required Permits has been, or to the knowledge of QSI or any QSI Subsidiary, is threatened to be, revoked, canceled, suspended or modified.

          3.1.16 LITIGATION. Except as set forth on SCHEDULE 3.1.16 hereto, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which QSI or any QSI Subsidiary is a party or to which QSI or any QSI Subsidiary might reasonably be likely to become a party or, to the knowledge of QSI, or any QSI Subsidiary, threatened.

          3.1.17 ENVIRONMENTAL COMPLIANCE. Notwithstanding any other provision of Article 3 to the contrary, this Section 3.1.17 contains the exclusive representations and warranties of QSI with respect to environmental matters. Except as set forth on SCHEDULE 3.1.17 hereto:

               3.1.17.1 ENVIRONMENTAL CONDITIONS. There are no environmental conditions or circumstances, including, without limitation, the presence or release of any Substance of Environmental Concern in concentrations that would require remedial action to meet standards under applicable law, in, on, under or relating to any property presently or previously owned, leased or operated by QSI or any QSI Subsidiary, or in, on, under or relating to any property where any Substance of Environmental Concern or waste generated by QSI's or any QSI Subsidiary's operations or use of its assets was disposed of;

               3.1.17.2 PERMITS, ETC. QSI and each QSI Subsidiary has and, within the period of all applicable statutes of limitations, has had in full force and effect all Permits required under applicable Environmental Law to conduct its operations as now conducted or at the time any prior operations were conducted, and is, and within the period of all applicable statutes of limitations has been, operating in compliance thereunder;

               3.1.17.3 COMPLIANCE. QSI's and each QSI Subsidiary's operations and use of its assets are, and within the period of all applicable statutes of limitations, have been in compliance with applicable Environmental Law;

               3.1.17.4 ENVIRONMENTAL CLAIMS. No notice has been received by QSI or any QSI Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation, inquiry, inspection, notice of violation, complaint, enforcement action, litigation, demand, or liability, including, without limitation, any claim for remedial obligations, response costs or contribution, relating to any Substance of Environmental Concern or any Environmental Law;

               3.1.17.5 ENFORCEMENT. Neither QSI nor any QSI Subsidiary or other party acting on behalf of QSI has entered into or agreed to any consent decree, order, settlement or other binding agreement, nor is subject to any judgment, decree, order or other binding agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law;

               3.1.17.6 LIABILITIES. Neither QSI nor any QSI Subsidiary has, pursuant to contract or by operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law, except to the extent reserved against on the Estimated Balance Sheet and Final Balance Sheet;

               3.1.17.7 RENEWALS. QSI, each QSI Subsidiary (or their respective successors) will be able to renew without material expense each of the permits, licenses, or other authorizations required pursuant to Environmental Law to conduct or use any of QSI's or any of QSI's Subsidiaries' current or planned operations; and

               3.1.17.8 ASBESTOS, PCBS, MOLD AND MILDEW. No friable asbestos or friable asbestos-containing materials currently exist on any property owned, leased or operated by QSI or any QSI Subsidiary, or are now or were ever used to produce any intermediate, component or product manufactured or marketed by QSI or any QSI subsidiary. No polychlorinated biphenyls exist in concentrations of 50 parts per million or more in electrical equipment owned or being used by QSI or any QSI Subsidiary in its operations or on its properties. No mold or mildew of a type that affects human health currently exists at any building or structure owned, leased or operated by QSI or any QSI Subsidiary in amounts that present a threat to human health or safety.

          3.1.18 COMPLIANCE WITH OTHER LAWS. Neither QSI nor any QSI Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. Sections 651 ET SEQ.) as amended, or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality.

          3.1.19 ERISA PLANS OR LABOR ISSUES. True, correct, and complete copies of each of the Employee Plans, and related trusts, contracts and agreements, if applicable, including all amendments thereto, and any governmental correspondence and determination letters have been furnished to Key. There has also been furnished to Key, with respect to each Employee Plan required to file such report, the Form 5500s for the past three years and the most recent summary plan description. Except as identified in
     SCHEDULE 3.1.8.8 hereto, neither QSI nor any QSI Subsidiary currently sponsors, maintains or contributes to or has or could have any liability with respect to any Employee Plan. Each Employee Plan complies currently, and has complied in the past, in form and operation, with the plan's terms and with the applicable provisions of ERISA, the Code and all other applicable laws, including, without limitation, the qualification and reporting and disclosure requirements of the Code and ERISA including, without limitation, filing of all applicable Forms 5500 and timely providing all notices, including, but not limited to, under COBRA and the Health Insurance, Portability and Accountability Act. Each Employee Plan intended to be qualified under Code Section 401(a) or 501, (i) satisfies in form the requirements of such Section except to the extent amendments are not required by law to be made until a date after the Effective Date, (ii) has received, or will apply for during the applicable time period, a favorable determination letter from the IRS that covers all amendments required to be made by the Code and the regulations as in effect as of the date of this Agreement regarding such qualified status, and (iii) has not been operated in a way that would adversely affect its qualified status. Also, with respect to each Employee Plan, QSI, each QSI Subsidiary, and any other party in interest have not engaged in any prohibited transaction or any violation of its fiduciary duties to such plan. All contributions, premiums or payments required to be made with respect to each Employee Plan under the terms of such Employee Plan, ERISA, the Code or other applicable law have been timely made and there will be no delinquent contributions as of the Effective Date. For completed years of such Employee Plans, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and no fact or event exists that could give rise to any such challenge or disallowance. All Employee Plans may be amended or terminated at any time without any liability other than for administrative expenses. There has been no amendment to, written interpretation of, announcement specifically relating to, or change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended before the date hereof. Except as set forth on SCHEDULE 3.1.19 hereto, none of the Employee Plans (i) is a "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9), (ii) provides for medical or other insurance or welfare benefits to current or future retired employees or former employees of QSI, any QSI Subsidiary or ERISA Affiliate (other than as required for group health plan continuation coverage under COBRA or applicable state law at the expense of the participant or employee), (iii) obligates QSI, any QSI Subsidiary or ERISA Affiliate to pay any benefits, including but not limited to severance benefits, make any other payments whether in stock or cash, or vest any benefits as a result of a change in control of QSI or any QSI Subsidiary or the transactions contemplated by this Agreement, (iv) require payments or property or vesting of such to be characterized as an "Excess Parachute Payment" as defined in Code Section 280G, (v) is a foreign plan or covers non-U.S. residents and non-U.S. citizens, or (vi) is a multi-employer welfare arrangement as defined in ERISA Section (3)(40). With respect to any Employee Plans, during the seven years preceding the Effective Date, (A) no under-funded pension plan subject to Code Section 412 will have been transferred out of QSI, any QSI Subsidiary or ERISA Affiliate, (B) neither QSI, any QSI Subsidiary nor any ERISA Affiliate will have participated in or contributed to, or had an obligation to contribute to, any multiemployer plan and neither QSI, any QSI Subsidiary nor any ERISA Affiliate will have withdrawal liability with respect to any multiemployer plan, (C) neither QSI, any QSI Subsidiary nor any ERISA Affiliate will have maintained any pension plan subject to Title IV of ERISA and (D) all contributions (including installments to any plan subject to Code Section 412 or ERISA Section 302) have been timely made and no accumulated funding deficiency, whether or not waived, has ever been incurred. There are no claims, events, lawsuits, audits or any other actions or proceedings that have been asserted, instituted or threatened against any Employee Plan (or against QSI, any QSI Subsidiary or ERISA Affiliate concerning any Employee Plan) for which QSI or any QSI Subsidiary could be liable (x) by an employee or foreign employee of QSI, any QSI Subsidiary or ERISA Affiliate, an independent contractor or any other individual or third party entity, (y) by any fiduciary, participant or beneficiary of such plan, except routine claims for benefits thereunder, or
     (z) by any governmental entity. Neither QSI nor any QSI Subsidiary has engaged in any unfair labor practices. Neither QSI nor any QSI Subsidiary is a party to and has no liability under any collective bargaining agreement. No QSI or any QSI Subsidiary employees are leased employees. Neither QSI, any QSI Subsidiary, any ERISA Affiliate is aware of any pending or threatened dispute with any of its existing or former employees or independent contractors for which QSI or any QSI Subsidiary could be liable.

          3.1.20 REPRESENTATIONS RELATING TO OPERATION OF SALTWATER DISPOSAL WELLS. QSI and the QSI Subsidiaries own or lease the Real Property on which the SWD Wells and the tanks, lines, pipes, equipment and other assets used in the operation of the SWD Wells are located. Except as set forth in
     SCHEDULE 3.1.20 hereto, QSI and the QSI Subsidiaries own the wellbores of the SWD Wells, and the wellbores of the SWD Wells and the casing therein are sound, free of holes or other defects and are fully operational. Except as set forth in SCHEDULE 3.1.20 hereto, the SWD Wells are fully capable of being used to discharge saltwater and other non-hazardous oil and gas wastes (including that produced from wells not located on the Real Property on which the SWD Wells are located) in the quantities and at the depths indicated in the permits and licenses issued to QSI and the QSI Subsidiaries in connection with the SWD Wells by the Railroad Commission of Texas or any other regulatory agency having jurisdiction over such operations. QSI and the QSI Subsidiaries hold and, during the period of all applicable statute of limitations, have held all permits and licenses required by law or regulation and other regulatory agencies to operate the SWD Wells as a saltwater and other non-hazardous oil and gas wastes disposal well, and to operate the tanks, lines, pipes, equipment and other assets used in the operation of the SWD Wells, is in full compliance with all of those permits and licenses, and all of those permits and licenses are valid, current and in full force and effect, and none of those licenses or permits are under threat of revocation, cancellation, suspension or modification. The SWD Wells have been at all times, up to and including the date hereof, operated in compliance with all laws, rules, regulations (including, specifically, federal, state and environmental laws and regulations) and permits applicable to its operation, and no notices of violation or non-compliance have been received by QSI or any of the QSI Subsidiaries and none are expected. There are no contracts or other commitments applicable to the ownership or operation of the SWD Wells that cannot be cancelled, without penalty, upon 30 days (or less) notice.

          3.1.21 INVESTIGATIONS. Except as required pursuant to the HSR, no investigation or review by any governmental entity with respect to QSI or any QSI Subsidiary or any of the transactions contemplated by this Agreement is pending or, to the knowledge of QSI or any QSI Subsidiary, threatened, nor has any governmental entity indicated to QSI or any QSI Subsidiary an intention to conduct the same, and there is no action, suit or proceeding pending or, to the knowledge of QSI or any QSI Subsidiary, threatened against or affecting QSI or any QSI Subsidiary at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          3.1.22 REAL PROPERTY OWNED.

               3.1.22.1 QSI OWNED PROPERTIES. SCHEDULE 3.1.8.1 hereto sets forth a true and complete list of all real property owned in fee simple title by QSI or any QSI Subsidiary (collectively, the "QSI Owned Properties"). QSI or a QSI Subsidiary has good and indefeasible title to all QSI Owned Properties, except as disclosed in SCHEDULE 3.1.22.1 hereto.

               3.1.22.2 COMPLIANCE WITH LAW. All improvements on the QSI Owned Properties and the operations therein conducted conform in all material respect to all applicable health, fire, safety, zoning and building laws, ordinances and administrative regulations. Except as set forth on SCHEDULE 3.1.22.2 hereto, the operating condition and state of repair of all buildings, structures, improvements and fixtures on the QSI Owned Properties are sufficient to permit the use and operation of all such buildings, structures, improvements and fixtures for their intended use.

          3.1.23 REAL PROPERTY LEASED.

               3.1.23.1 QSI LEASED PROPERTIES. SCHEDULE 3.1.8.1 hereto sets forth a list of all leases with respect to all real properties in which QSI or any QSI Subsidiary has a leasehold, subleasehold, or other occupancy interest (the "QSI

          Leased Properties"). Complete and accurate copies of all such leases and all amendments thereto have been provided to Key. Except as set forth on SCHEDULE 3.1.13 hereto, all of the leases for the QSI Leased Properties are valid and effective in favor of QSI or a QSI Subsidiary in accordance with their respective terms.

               3.1.23.2 NOTICE OF DEFAULT. QSI has not received written notice that it is in breach of or default (and, to the knowledge of QSI, no event has occurred, that, with due notice or lapse of time or both, would constitute such a breach or default) under any lease.

               3.1.23.3 SUBLEASES. No QSI Leased Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of QSI Leased Property or any portion thereof through QSI or any QSI Subsidiary.

          3.1.24 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither QSI, any QSI Subsidiary nor any officer, employee or agent of QSI or any QSI Subsidiary, nor any other person acting on QSI's behalf or on behalf of any QSI Subsidiary, has directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the business of QSI or any QSI Subsidiary (or to assist QSI or any QSI Subsidiary in connection with any actual or proposed transaction) was made in violation of applicable law, or that might subject QSI or any QSI Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

          3.1.25 INSURANCE. Insurance policies identified on SCHEDULE 3.1.8.6 hereto are in full force and effect and will fully cover all pending claims against QSI or any of the QSI Subsidiaries.

          3.1.26 FINDER'S FEE. Other than as set forth on SCHEDULE 3.1.26 hereto, all negotiations relative to this Agreement, and the transactions contemplated hereby, have been carried on by QSI and its counsel directly with Key, Merger Sub and their counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments.

          3.1.27 RELATED PARTY INTERESTS. Except as described in reasonable detail in SCHEDULE 3.1.27 hereto, no shareholder, employee, officer or director, or former employees, officers or directors of QSI (or any entity owned or controlled by one or more of such parties) (i) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to QSI's business, (ii) is indebted to QSI or any QSI Subsidiary, or (iii) has any financial interest, direct or indirect, in any outside business which has significant transactions with QSI. QSI is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties), except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses.

          3.1.28 COMPLIANCE WITH DEPARTMENT OF TRANSPORTATION RULES AND REGULATIONS. QSI and the QSI Subsidiaries are and, except as set forth on
     SCHEDULE 3.1.28 hereto, have been in compliance with the rules and regulations of the United States Department of Transportation and any applicable state department of transportation.

          3.1.29 PREDECESSORS IN INTEREST. For purposes of this Agreement, the references to QSI and to the QSI Subsidiaries shall include and apply to any predecessors in interest of QSI or any QSI Subsidiary.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF KEY

     4.1 REPRESENTATIONS AND WARRANTIES OF KEY. Key hereby represents and warrants to QSI as follows:

          4.1.1 ORGANIZATION AND GOOD STANDING OF MERGER SUB. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

          4.1.2 AGREEMENTS AUTHORIZED BY MERGER SUB AND ITS EFFECT ON OTHER OBLIGATIONS. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action on the part of Merger Sub and this Agreement is a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the articles of incorporation or bylaws of Merger Sub; (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Merger Sub is a party or by which Merger Sub or its properties are bound; or (iii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator, or other governmental authority to which Merger Sub or any of its properties are subject.

          4.1.3 INVESTIGATIONS. Except as required pursuant to HSR, no investigation or review by any governmental entity with respect to Key or any of the transactions contemplated by this Agreement is pending, or to the knowledge of Key threatened, nor has any governmental entity indicated to Key an intention to conduct the same, and there is no action superseding suit or proceeding pending, or the knowledge of Key threatened, against or affecting Key at law or equity or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          4.1.4 ORGANIZATION AND GOOD STANDING OF KEY. Key is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

          4.1.5 AGREEMENT AUTHORIZED BY KEY AND ITS EFFECT ON OTHER OBLIGATIONS. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Key, and this Agreement is a valid and binding obligation of Key enforceable against Key in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the charter or bylaws (or other organizational documents) of Key; (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Key is a party or by which Key or its properties are bound; or (iii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator, or other governmental authority to which Key or any of its properties are subject.

          4.1.6 ISSUANCE OF KEY SHARES. The Key Shares, when issued and delivered in accordance with the terms of this Agreement, will (i) be validly issued, fully paid and nonassessable shares of Key Common Stock that will have been issued under the Registration Statement; (ii) not be subject to any preemptive rights; and (iii) be listed for trading on the New York Stock Exchange subject to notice of issuance. The Registration Statement will be effective under the Securities Act and no order suspending the effectiveness of the Registration Statement will have been issued and, to Key's knowledge, no proceedings with respect thereto will have been commenced or threatened.

          4.1.7 CAPITALIZATION. The capitalization of Key consists of 200,000,000 shares of Key Common Stock, of which as of May 9, 2002, 109,772,863 shares are issued and outstanding, 11,680,658 shares are reserved for issuance pursuant to outstanding stock options, warrants and conversion of other convertible securities. Pursuant to Key's articles of incorporation, Key's board of directors has the authority, without further shareholder action, to redesignate up to 15,169,320 of the authorized and unissued shares of Key Common Stock into one or more series of preferred stock. As of the date hereof, no shares have been so designated or issued. Except as set forth in this Section 4.1.7, as of the date hereof there are
     (i) no securities of Key or any other person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Key and (ii) no subscriptions, options, warrants, calls, rights obligating Key to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Key. All of the outstanding shares of Key Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive right. As of the date hereof there is no, and at the Effective Date there will not be any, stockholder agreement, voting trust or other agreement or understanding to which Key is a party or by which it is bound relating to the voting of any shares of capital stock of Key.

          4.1.8 REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1998, Key has filed with the Commission all reports required to be filed by Key under the Exchange Act and the rules and regulations of the Commission. The consolidated financial statements of Key and its subsidiaries included in Key's most recent report on Form 10-K and most recent report on Form 10-Q, and any other reports filed with the Commission by Key under the Exchange Act since December 31, 1998 (the "Reports") were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position for Key and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended; and the Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.1.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Other than as set forth on SCHEDULE 4.1.9 hereto and as a result of the transactions contemplated by this Agreement, since March 31, 2002, there has not been:

                4.1.9.1 FINANCIAL CHANGE. Any material adverse change in the financial condition, results of operations, assets, liabilities or business of Key;

                4.1.9.2 DIVIDENDS. Any declaration, setting aside, or payment of any dividend or other distribution in respect of Key Common Stock or any direct or indirect redemption, purchase or any other acquisition by Key of any such stock;

                4.1.9.3 CAPITALIZATION CHANGE. Any change in the capital stock or in the number of shares or classes of Key's authorized or outstanding capital stock as described in the recitals to this Agreement (other than exercise of outstanding options or warrants); or

                4.1.9.4 OTHER CHANGES. Any other event or condition known to Key particularly pertaining to and materially adversely affecting the operations, assets or business of Key, other than events or conditions that are of a general or industry-wide nature and of general public knowledge, or which have been disclosed in writing to QSI.

          4.1.10 FINDER'S FEE. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Key, Merger Sub and their counsel directly with QSI and their counsel, without the intervention by any other person as the result of any act of Key in such a manner as to give rise to any valid claim against any of the parties hereto for any brokerage commission, finder's fee or any similar payments.

                                    ARTICLE 5

                       OBLIGATIONS PENDING EFFECTIVE DATE

     5.1 AGREEMENTS OF KEY AND QSI. Each of Key and QSI agree that from the date hereof to the Effective Date, it will (and unless otherwise indicated by the context, since March 31, 2002, it has):

          5.1.1 MAINTENANCE OF PRESENT BUSINESS. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors and others having business dealings with it. Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto agree and acknowledge that Key may continue to pursue any Future Acquisitions in its sole discretion;

          5.1.2 MAINTENANCE OF PROPERTIES. At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

          5.1.3 MAINTENANCE OF BOOKS AND RECORDS. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

          5.1.4 COMPLIANCE WITH LAW. Duly comply in all material respects with all laws applicable to it and to the conduct of its business; and

          5.1.5 INSPECTION OF KEY AND QSI. Permit the other party, and its officers and authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement. Each of Key and QSI agree that it and its officers and representatives shall hold all data and information obtained with respect to the other party hereto, including information obtained pursuant to the Environmental Assessment, in confidence in accordance with the terms of the Confidentiality Agreement previously entered into by Key and QSI, and each further agree that it will not use such data or information or disclose the same to others, except to the extent such data or information either are, or become, published or a matter of public knowledge.

     5.2 REGULATORY AND OTHER AUTHORIZATIONS. Each party hereto agrees to use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of federal, state, local and foreign regulatory bodies and officials and non-governmental third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Without

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

limitation, Key and QSI shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR as promptly as practicable. Each such filing shall request early termination of the waiting period imposed by the HSR.

     5.3 ADDITIONAL AGREEMENTS. QSI agrees that from the date hereof to the Effective Date, it will:

          5.3.1 PROHIBITION OF CERTAIN EMPLOYMENT CONTRACTS. Not enter into any contracts of employment that (i) cannot be terminated on notice of 14 days or less or (ii) provide for any severance payments or benefits covering a period beyond the earlier of the termination date of this Agreement or notice thereof, except as may be required by law.

          5.3.2 PROHIBITION OF CERTAIN LOANS. Not incur any borrowings in excess of except (i) the refinancing of indebtedness now outstanding, (ii) trade payables incurred in the ordinary course of business, (iii) additional borrowings under existing credit facilities, not to exceed $4,000,000, or
     (iv) as is otherwise agreed to in writing by Key.

          5.3.3 PROHIBITION OF CERTAIN COMMITMENTS. Not enter into commitments of a capital expenditure nature or incur any contingent liability other than a contractual contingent liability except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, not to exceed $1,000,000 in the aggregate, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by Key.

          5.3.4 DISPOSAL OF ASSETS. Not sell, dispose of, or encumber, any property or assets except (i) the assets set forth on SCHEDULE 5.3.4 hereto, or (ii) as is otherwise agreed to in writing by Key.

          5.3.5 MAINTENANCE OF INSURANCE. Maintain the current insurance upon all its properties and with respect to the conduct of its business, which insurance may be added to from time to time in its discretion; PROVIDED, that if during the period from the date hereof to and including the Effective Date any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of Key, Merger Sub and QSI under this Agreement shall not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductible, if of material significance to the assets or operations of QSI) but it shall promptly notify Key in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by Key, and upon the Effective Date all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of the Surviving Corporation.

          5.3.6 ACQUISITION PROPOSALS. Not directly or indirectly (i) solicit, initiate or encourage any inquiries regarding any Acquisition Proposals at any time before termination of this Agreement pursuant to Article 7 hereof from any person or (ii) participate in any discussions or negotiations regarding, or furnish to any person other than Key or its representatives any information with respect to, or otherwise, facilitate or encourage any Acquisition Proposal by any other person. QSI shall promptly communicate to Key the terms of any such written Acquisition Proposal that it may receive or any inquiries made to it or any of its directors, officers, representatives or agents.

          5.3.7 NO AMENDMENT TO ARTICLES OF INCORPORATION, ETC. Not amend its certificate of incorporation or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business.

          5.3.8 NO ISSUANCE, SALE, OR PURCHASE OF SECURITIES. Not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock other than in connection with exercise of stock options and warrants issued and outstanding as of the date hereof.

          5.3.9 PROHIBITION ON DIVIDENDS. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof; PROVIDED THAT, QSI may accrue dividends with respect to the QSI Preferred Stock to the extent required under the certificates of designation.

          5.3.10 SHAREHOLDER MEETING. No sooner than 20 days, but in any event, as soon as practicable, after the date Key has delivered the Prospectus to QSI for delivery to the QSI Shareholders as provided in Section 5.4.1 hereof, QSI shall call and hold the Shareholders' Meeting in accordance with QSI's organizational documents to vote on the approval of this Agreement and the Merger contemplated hereby, and deliver to each QSI shareholder a copy of the Prospectus no later than the date the notice with respect to the Shareholders' Meeting is delivered to the QSI Shareholders. At the Shareholders' Meeting, the board of directors of QSI shall (i) confirm that it has made a determination that this Agreement and the Merger are fair and in the best interest of the QSI Shareholders; (ii) declare the advisability of this Agreement, including the Merger; and (iii) recommend to the QSI Shareholders that they approve and adopt this Agreement, including the Merger it contemplates and (iv) recommend to the QSI Shareholders to approve any existing compensation arrangements for employees in accordance with Code Section 280G(b)(5)(B).

          5.3.11 INVESTIGATION. ENGAGEMENT OF PORTER & HEDGES, L.L.P. QSI will engage Porter & Hedges, L.L.P. to investigate the allegations made with respect to QSI in the Shaw Litigation. The cost of such investigation shall be paid by QSI and included on the Final Balance Sheet, which cost shall not exceed $20,000. The terms of QSI's engagement of Porter & Hedges, L.L.P. pursuant to this Section 5.3.11.1 will be set forth in an engagement letter executed by each such party on the date hereof. Such engagement letter will establish an attorney/client relationship between Porter & Hedges, L.L.P. and QSI designed to preserve the attorney/client privilege with respect to the information Porter & Hedges, L.L.P. obtains or develops in the course of its investigation. Such engagement letter will include a waiver by QSI of the conflict of interest that Porter & Hedges, L.L.P. will have by virtue of conducting its investigation pursuant to this Section 5.3.11.1 at the same time it is representing Key in connection with this Agreement. In addition, Porter & Hedges, L.L.P. will agree to maintain any information it obtains or develops in the course of its investigation in strict confidence, and at the conclusion of its investigation, to return to QSI all such information, including written materials derived therefrom.

               5.3.11.1 SCOPE OF INVESTIGATION. QSI will cooperate fully with Key in its investigation, and will allow Porter & Hedges, L.L.P. to interview all QSI personnel and the personnel of any relevant QSI Subsidiary who may have knowledge of the events surrounding QSI's alleged conduct in the Shaw Litigation. QSI also will provide Porter & Hedges, L.L.P. all internal written materials in QSI's or its counsel's possession that reasonably relates to the allegations concerning QSI made in the Shaw Litigation, including any information QSI has assembled pursuant to any internal investigation QSI has conducted with respect thereto. Porter & Hedges, L.L.P. will be instructed to submit a preliminary report to Key no later than 14 calendar days after the date hereof. Key will have the opportunity to ask questions of Porter & Hedges, L.L.P. and the officers and personnel of QSI and any relevant QSI Subsidiary concerning Porter & Hedges, L.L.P.'s initial findings. Porter & Hedges, L.L.P. will then conduct any additional investigation necessary to complete its investigation and will deliver a final report to Key on the day before the Effective Date. The preliminary report mentioned above and the final report will be oral summaries of the information that Porter & Hedges, L.L.P. obtains or derives in the course of its investigation and will not include any specific information concerning QSI's pricing models or other information that would reasonably be considered confidential with respect to QSI's competitors. Key will maintain any information it receives through Porter & Hedges, L.L.P.'s reports in strict confidence.

          5.3.12 RELATED PARTY OBLIGATIONS. Before the Effective Date, QSI will collect in full all related party receivables and advances to employees, including those shown on SCHEDULE 3.1.27 hereto.

     5.4  ADDITIONAL AGREEMENTS OF KEY.

          5.4.1 REGISTRATION STATEMENT. Key will take such steps as are required to obtain the effectiveness under the Securities Act of the post-effective amendment to the Registration Statement containing the Prospectus and to deliver to QSI a sufficient number of copies of the Prospectus, so that QSI can deliver a copy of the Prospectus to each of the Selling QSI Shareholders in accordance with Section 5.3.10 hereof; provided, however, that before filing such post-effective amendment, Key shall furnish to and afford each of the Selling QSI Shareholders a reasonable opportunity to review copies of such post-effective amendment and provided, further, that Key shall not file such post-effective amendment if Selling QSI Shareholders that in the aggregate hold in excess of

     25% of the outstanding shares of QSI Common Stock before the Effective Date or, after the Effective Date, 25% of the Key Shares that may be sold under the Prospectus shall reasonably object.

          5.4.2 LISTING OF KEY STOCK. Key will take such steps as are required to list on the New York Stock Exchange the Key Shares to be issued pursuant to this Agreement.

          5.4.3 DELIVERY OF REPORTS. Key will promptly furnish to QSI copies of all communications from Key to its stockholders and all reports filed by Key with the SEC and the New York Stock Exchange.

          5.4.4 RESALE OF KEY SHARES.

                5.4.4.1 REGISTRATION STATEMENT AND PROSPECTUS. Key will use its reasonable efforts to maintain the effectiveness of the Registration Statement and make the Prospectus available for use by the Selling QSI Shareholders for resale of their Key Shares received in the Merger until the restrictions imposed by Rule 145 under the Securities Act no longer apply to such Selling QSI Shareholders, except for such periods that Key may require the Selling QSI Shareholders to refrain from effecting any public sales or distributions of the Key Shares under the Prospectus due to the existence of material, non-public information the disclosure of which would be required in the Prospectus in order to prevent such Prospectus from containing any untrue statement of material fact or omitting to state any material fact necessary to make the statements therein not misleading. In connection with its efforts to maintain the effectiveness of the Registration Statement, Key agrees to (i) file with the SEC in a timely manner all reports and other documents required of Key under the Exchange Act; (ii) promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and (iii) promptly prepare and file with the SEC any amendments or supplements to the Registration Statement or Prospectus that may be required under the Securities Act or the rules and regulations thereunder so that the Registration Statement, at the time the post-effective amendment thereto containing the Prospectus becomes effective shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or so the Prospectus, on any date that it is delivered in connection with the sale of the Key Shares, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that before filing any such amendment or supplement to the Registration Statement or the Prospectus, Key shall furnish to and afford the Selling QSI Shareholders a reasonable opportunity to review copies thereof; and provided, further, that Key shall not file any such amendment or supplement to the Registration Statement or the Prospectus if any Selling QSI Shareholder shall reasonably object. Key agrees to take such steps as are required under the Securities Act to cause the Prospectus, as of the Effective Date, to be available for use by the Selling QSI Shareholders for resale of their Key Shares received in the Merger and to continue to be available for a period of 22 consecutive Trading Days immediately after the Effective Date. Key agrees to file such Prospectus on the Effective Date with the New York Stock Exchange under Rule 153 of the Securities Act and to provide each Selling QSI Shareholder at the sole expense of Key as many copies of the Prospectus and each amendment or supplement thereto and any documents incorporated by reference therein as such Selling QSI Shareholder may reasonably request. Key hereby consents to the use of such Prospectus and each amendment or supplement thereto by each Selling QSI Shareholder and the agents, if any, and dealers (if any), in connection with the offering and sale of the Key Shares covered by such Prospectus and any amendment or supplement thereto.

               5.4.4.2 INDEMNIFICATION AND CONTRIBUTION. Key will indemnify and hold harmless (i) each Selling QSI Shareholder; (ii) any person that may be deemed an "underwriter" for a Selling QSI Shareholder; (iii) each person, if any, who controls (within the meaning of either
          Section 15 of the Securities Act or Section 20 of the Exchange Act) any Selling QSI Shareholder or any such "underwriter" (any of the persons referred to in this clause (iii) being hereinafter referred to as a "controlling person"); and (iv) the respective officers, directors, partners, employees, representatives and agents of the Selling QSI Shareholders or any controlling person (any person referred to in clause (i), (ii), (iii) or (iv) may hereinafter be referred to as an "Indemnified QSI Shareholder"), from and against any and all losses, claims, damages, liabilities and judgments (including, without limitation, reasonable legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any claim asserted) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to such Selling QSI Shareholder furnished to Key in writing by such Selling QSI Shareholder expressly for use in therein. Key shall notify Indemnified QSI Shareholders promptly of the institution, threat or assertion of any claim, proceeding (including any governmental investigation) or litigation in connection with the matters addressed by this Agreement that involves Key or such Indemnified QSI Shareholder.

               5.4.4.3 INDEMNIFICATION BY SELLING QSI SHAREHOLDERS. Each Selling QSI Shareholder agrees, severally and not jointly, to indemnify and hold harmless Key, its directors, officers and each person who controls Key within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Key to each Selling QSI Shareholder, but only with reference to such losses, claims, damages or liabilities which are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to such Selling QSI Shareholder furnished to Key in writing by such Selling QSI Shareholder expressly for use in any Registration Statement or Prospectus, or any amendment or supplement thereto or any related preliminary prospectus.

               5.4.4.4 INDEMNIFICATION PROCEDURES. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to either Section
          5.4.4.2 or Section 5.4.4.3 hereof, such person (the "Indemnified Person") shall promptly notify the person or persons against whom such indemnity may be sought (each an "Indemnifying Person") in writing, and such Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 5.4.4.4 that the Indemnifying Person may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) such Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) such Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to such Indemnified Person; or (iii) the named parties in any such proceeding (including any impleaded parties) include an Indemnifying Person and an Indemnified Person and representation of both parties by the same counsel would be inappropriate due to a conflict of interests between them. It is understood that an Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Indemnified QSI Shareholders shall be designated in writing by the Indemnified QSI Shareholders holding a majority of the Key Shares subject to the Registration Statement and the Prospectus, and any such separate firm for Key, its directors, respective officers and such control persons of Key shall be designated in writing by Key. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, such Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

               5.4.4.5 CONTRIBUTION. If the indemnification provided for in
          Section 5.4.4.2 hereof and Section 5.4.4.3 hereof is unavailable to an Indemnified

          Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Person on the one hand and the Indemnified Person on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Key or such Indemnified QSI Shareholder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               Each of Key and each of the Indemnified QSI Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 5.4.4.5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
          Section 5.4.4.5, in no event shall any Indemnified QSI Shareholder be required to contribute any amount in excess of the amount by which the net proceeds received by such Indemnified QSI Shareholder from the sale of the Key Shares pursuant to the Registration Statement or Prospectus exceeds the amount of damages that such Indemnified QSI Shareholder would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               The remedies provided for in Sections 5.4.4.2 through 5.4.4.5 shall not limit any rights or remedies that may otherwise be available to any indemnified party under federal or state securities laws, which shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified QSI Shareholder or by or on behalf of Key, its officers or directors or any other person controlling Key.

               5.4.4.6 THIRD PARTY BENEFICIARIES. The Indemnified QSI Shareholders are intended to be third party beneficiaries of the provisions of this Section 5.4.4, which may be enforced by such Indemnified QSI Shareholders. This Section 5.4.4 may not be amended without the consent of Selling QSI Shareholders holding a majority of
          (i) the outstanding shares of QSI common stock held by Selling QSI Shareholders (before the Effective Date) or
          (ii) the Key Shares held by the Selling QSI Shareholders (after the Effective Date).

          5.4.5 ASSISTANCE IN BLOCK SALE TRANSACTIONS. Key understands that one or more Selling QSI Shareholders is contemplating a "block sale" of all or a portion of the Key Shares received by such Selling QSI Shareholder in the Merger. Key agrees to take commercially reasonable actions requested by the broker/dealer engaged by a Selling QSI Shareholder for this purpose, consistent with customary practice for transactions of this type.

          5.4.6 ISSUANCES OF KEY COMMON STOCK. Key will not issue any shares of Key Common Stock during the 60 calendar day period beginning on the Effective Date except for (i) the issuance of Key Shares pursuant to this Agreement; (ii) the issuance of any options granted to employees or directors of Key; (iii) the issuance of any equity securities of Key in connection with the acquisition of the equity interest, businesses or assets of any unaffiliated entity; (iv) the issuance of equity securities of Key in exchange for outstanding securities of Key; and (v) the issuance of equity securities of Key upon the exercise of outstanding options, warrants or other securities convertible into or exchangeable for equity securities of Key.

     5.5 SUPPLEMENTAL INFORMATION. The parties acknowledge and agree that QSI shall have the continuing right until the Effective Date to provide Key promptly with such additional supplemental information (collectively, the "Supplemental Information"), in the form of (i) amendments to then existing Schedules or (ii) additional Schedules, as would be necessary to make each of those representations and warranties true and correct as of the Effective Date; PROVIDED, HOWEVER, that Key shall be entitled to use such Supplemental Information so provided (i) in the calculation of the Liability Threshold pursuant to clause (iii) of Section 6.2.1 and Section 7.1.9 hereof to the extent such Supplemental Information pertains to representations or warranties set forth in Sections 3.1.8.17, 3.1.8.18, 3.1.17 (including all subparagraphs thereto) and 3.1.20 hereof, and (ii) to determine with respect to all other representations and warranties if a material adverse effect has occurred pursuant to clause (iii) of Section 6.2.1 hereof. QSI and Key acknowledge that new contracts, permits and other matters which are permitted by the terms of this Agreement and are entered into in the ordinary course of business following the execution hereof shall not be included in calculating the Liability Threshold.


                                    ARTICLE 6

                       CONDITIONS PRECEDENT TO OBLIGATIONS

     6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF QSI. The obligation of QSI to consummate and effect the transactions hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by QSI in the manner contemplated by Section 7.4 hereof before the Effective Date.

          6.1.1 REPRESENTATIONS AND WARRANTIES OF KEY TRUE AT EFFECTIVE DATE. The representations and warranties of Key herein contained shall be true as of and at the

     Effective Date with the same effect as though made at such date, except (i) as affected by transactions permitted or contemplated by this Agreement and
     (ii) which breaches of such representations and warranties in the aggregate would not be reasonably likely to result in a material adverse effect on the financial condition or business of Key and its subsidiaries, taken as a whole; each of Key and Merger Sub shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied, in all material respects, with by Key and Merger Sub before the Effective Date; and each of Key and Merger Sub shall have delivered to QSI a certificate, dated the Effective Date and signed by its respective chief executive officer or its president, and by its chief financial or accounting officer, and its secretary, to both such effects.

          6.1.2 NO MATERIAL LITIGATION. No suit, action, or other proceeding shall be pending, or to Key's or Merger Sub's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or that might result in a material adverse change in the value of the consolidated assets and business of Key.

          6.1.3 OPINION OF KEY COUNSEL. QSI shall have received a favorable opinion, dated as of the Effective Date, from Porter & Hedges, L.L.P., counsel for Key and Merger Sub, in form and substance satisfactory to QSI to the effect that (i) Key and Merger Sub have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective states of organization; (ii) all corporate proceedings required to be taken by or on the part of the Key and Merger Sub to authorize the execution and delivery of this Agreement and the implementation of the transactions contemplated hereby have been taken;
     (iii) the Key Shares to be delivered to the holders of QSI Common Stock in accordance with this Agreement have been duly authorized, and when issued, will be validly issued, fully paid and nonassessable outstanding shares of Key Common Stock; (iv) the Registration Statement and the post-effective amendment to the Registration Statement have become effective under the Securities Act, and no order suspending the effectiveness of the Registration Statement (including the post-effective amendment) has been issued, and to the knowledge of such counsel, no proceedings with respect to thereto have been commenced or threatened; (v) the Prospectus complies as to form under the Securities Act and the rules and regulations of the SEC thereunder for use of the Selling QSI Shareholders in the resale of the Key Shares; and (vi) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of Key and Merger Sub and is enforceable against Key and Merger Sub in accordance with its terms except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. In rendering such opinion, such counsel may rely upon certificates of public officials and of officers of Key and Merger Sub as to matters of fact and the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to QSI, as to matters other than federal, general corporate law of Delaware or Texas law.

          6.1.4 LISTING OF KEY COMMON STOCK. The New York Stock Exchange shall have agreed that on the Effective Date it will list the shares of Key Common Stock issuable at the Effective Date of this Agreement.

          6.1.5 CONSENT OF CERTAIN PARTIES IN PRIVITY WITH KEY. The holders of any material indebtedness of Key or Merger Sub, the lessors of any material property leased by Key or Merger Sub, and the other parties to any other material agreements to which Key or Merger Sub is a party shall, when and to the extent necessary in the reasonable opinion of the QSI Representatives, have consented to the transactions contemplated hereby.

          6.1.6 HSR. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained. In addition, any approvals required under any state laws comparable to HSR shall have been obtained.

          6.1.7 SECRETARY'S CERTIFICATES. Each of Key and Merger Sub shall deliver a secretary's certificate, which certificates shall have all corporate and charter documents of such entity attached thereto and attesting to: (i) the due organization of Key and the Merger Sub; (ii) the due authorization of the transactions contemplated by this Agreement; and
     (iii) all corporate, shareholder or other resolutions adopted by Key and the Merger Sub in connection with the transactions contemplated by this Agreement.

          6.1.8 EMPLOYMENT AGREEMENTS. Key shall have executed and delivered each of the employment agreements with the persons identified therein, each of which are attached hereto as EXHIBIT E (the "Employment Agreements").

          6.1.9 QSI SHAREHOLDER APPROVAL. The approval of the requisite number of QSI Shareholders of this Agreement and the transactions contemplated hereby, including without limitation the Merger, on or before the Effective Date, and such approval shall not have been amended, modified or rescinded on or before the Effective Date.

          6.1.10 REDEMPTION OF PREFERRED STOCK. On or before the Effective Date, QSI shall have redeemed all of the issued and outstanding shares of QSI Preferred Stock and filed with the Secretary of State of Texas a certificate of elimination with respect to each of the Series A Preferred Stock and Series B Preferred Stock.

          6.1.11 CREDIT AGREEMENT. Key shall have paid the obligations payable pursuant to the Credit Agreement dated as of December 17, 2001 among QSI, Lehman Brothers, Inc., Lehman Commercial Paper, Inc. and Southwest Bank of Texas, N.A.

          6.1.12 REGISTRATION STATEMENT. The SEC shall have declared the post-effective amendment to the Registration Statement effective on or before the Effective Date.

     6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF KEY AND MERGER SUB. The obligations of Key and Merger Sub to consummate and effect the transactions hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Key and Merger Sub in the manner contemplated by
Section 7.4 before the Effective Date.

          6.2.1 REPRESENTATIONS AND WARRANTIES OF QSI TRUE AT EFFECTIVE DATE. The representations and warranties of QSI herein contained shall be true as of and at the Effective Date with the same effect as though made at such date, except (i) as affected by transactions permitted or contemplated by this Agreement, (ii) which breaches of representations and warranties contained in Sections 3.1.8.17, 3.1.8.18, 3.1.17 (including all subparagraphs thereto) and 3.1.20 hereof would not be reasonably likely to result in costs, damages, expenses, losses or liabilities with respect to the operations, assets or liabilities of QSI and the QSI Subsidiaries taken as a whole of more than $5,000,000 (the "Liability Threshold"), and (iii) which breaches of such representations and warranties (other than the representations and warranties contained in Sections 3.1.8.17, 3.1.8.18,
     3.1.17 (including all subparagraphs thereto) and 3.1.20 hereof) in the aggregate would not be reasonably likely to result in a material adverse effect on the financial condition or business of QSI and the QSI Subsidiaries, taken as a whole; QSI shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with, in all material respects, by it before the Effective Date; and QSI shall have delivered to Key and Merger Sub a certificate, dated the Effective Date and signed by its chief executive officer or its president, and by its chief financial or accounting officer, and by its secretary to both such effects.

          6.2.2 NO MATERIAL LITIGATION. No suit, action, or other proceeding shall be pending, or to QSI's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which might result in a material adverse change in the value of the assets and business of QSI. Neither QSI nor any QSI Subsidiary shall have become a party to any legal or regulatory proceeding arising out of the allegations made by the plaintiff in the Shaw litigation. Based upon the report of Porter & Hedges, L.L.P. delivered to Key pursuant to Section 5.3.11 hereof, Key shall not, in good faith, have any reasonable basis to conclude that the allegations concerning QSI in the Shaw Litigation are true.

          6.2.3 OPINION OF QSI COUNSEL. Key and Merger Sub shall have received a favorable opinion, dated the Effective Date, from Vinson & Elkins L.L.P. counsel to QSI, in form and substance satisfactory to Key and Merger Sub, to the effect that (i) QSI and each QSI Subsidiary is duly organized and is validly existing as a corporation, limited partnership or limited liability company in good standing under the laws of its state of organization; (ii) all corporate and shareholder proceedings required to be taken by or on the part of QSI to authorize the execution and delivery of this Agreement and the implementation of the transactions contemplated hereby have been taken;
     (iii) all outstanding shares of QSI Common Stock have been validly issued and are fully paid and nonassessable outstanding shares of QSI Common Stock; (iv) QSI owns of record all of the equity interests in each QSI Subsidiary; (v) all outstanding shares of QSI Preferred Stock have been validly issued and are fully paid and nonassessable outstanding shares of QSI Preferred Stock; and (vi) this Agreement has been duly executed and delivered by and is the legal, valid and binding obligation of QSI and is enforceable against QSI in accordance with its terms except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. In rendering such opinion, such counsel may rely upon certificates of public officials and officers of QSI as to matters of fact and the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Key and Merger Sub, as to matters other than federal or Texas law.

          6.2.4 HSR. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained. In addition, any approvals required under any state laws comparable to HSR shall have been obtained.

          6.2.5 RESIGNATIONS. Each of the officers and directors of QSI and QSI Subsidiaries shall have submitted his or her resignation as an officer or director of QSI or QSI Subsidiary, as the case may be, in form and substance satisfactory to Key.

          6.2.6 EMPLOYMENT AGREEMENTS. Each of the Employment Agreements shall have been executed and delivered. QSI shall have terminated each of the employment agreements identified on SCHEDULE 6.2.6 hereto, and shall have received a full release with respect to each such employment agreement of its obligations thereunder.

          6.2.7 QSI SHAREHOLDER APPROVAL. The approval of the requisite number of QSI Shareholders of this Agreement and the transactions contemplated hereby, including without limitation the Merger, on or before the Effective Date, and such approval shall not have been amended, modified or rescinded on or before the Effective Date.

          6.2.8 NON-COMPETE AGREEMENTS. Each of the individuals identified on
     SCHEDULE 6.2.8 hereto shall have executed and delivered a Non-Compete Agreement.

          6.2.9 SECRETARY'S CERTIFICATE. Each of QSI and the QSI Subsidiaries shall deliver a secretary's certificate, which certificates shall have all corporate and charter documents of such entity attached thereto and attesting to: (a) the due organization of such entity; (b) the due authorization of the transactions contemplated by this Agreement; and (c) all corporate, shareholder or other resolutions adopted by QSI or the QSI Subsidiaries in connection with the transactions contemplated by this Agreement.

          6.2.10 QSI REPRESENTATIVES. All corporate and shareholder action shall have been take to authorize the QSI Representatives to act as the representatives of the QSI Shareholders, including the authorization to act on behalf of the QSI Shareholders and to take any and all actions required or permitted to be taken by the QSI Representatives under this Agreement.

          6.2.11 SHAREHOLDERS AGREEMENT. QSI shall have terminated any shareholder, voting or similar agreements on or prior to the Effective Date, all in form and substance satisfactory to Key.

          6.2.12 RELATED PARTY AGREEMENTS. Each of the agreements described in
     SCHEDULE 6.2.12 hereto shall have been amended to provide that Key or the Surviving Corporation or its subsidiaries may terminate such agreements on 30 days notice without penalty and shall remove any purchase option, all in form and substance satisfactory to Key.

          6.2.13 OPTIONS. All issued and outstanding Options shall have either been (i) amended to provide for cashless exercise and such Options shall have been exercised, or (ii) classified as a Cash Out Option, and the aggregate Option Payout with respect to such Cash Out Options shall not exceed $1,000,000. Each holder of an Option classified as a Cash Out Option shall have been issued an Option Note in accordance with Section 2.9.2.1 hereof.

          6.2.14 WARRANTS. All issued and outstanding Warrants shall have either been (i) amended to provide for cashless exercise and such Warrants shall have been exercised, or (ii) classified as a Cash Out Warrant and the aggregate Warrant Payout with respect to such Cash Out Warrants shall not exceed $500,000. Each holder of a Warrant classified as a Cash Out Warrant shall have been issued a Warrant Note in accordance with Section 2.9.2.2 hereof.

          6.2.15 REDEMPTION OF PREFERRED STOCK. QSI shall have taken all necessary steps to insure that the QSI Preferred Stock has been redeemed in accordance with Section 2.9.3 hereof.

          6.2.16 AFFILIATE AGREEMENTS. To insure compliance with Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act, each of QSI's directors, executive officers and beneficial owners of 5% or more of QSI's Common Stock shall have executed and delivered to Key the QSI Affiliate Agreements.

          6.2.17 SEVERANCE POLICY. QSI shall have terminated any severance policy of QSI or any QSI Subsidiary without cost to either QSI or Key, other than any severance contained within any agreement set forth in
     SCHEDULE 3.1.8.11 hereto.

                                    ARTICLE 7

                           TERMINATION AND ABANDONMENT

     7.1 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated hereby abandoned at any time before the Effective Date:

          7.1.1 BY MUTUAL CONSENT. By mutual written consent of Key, Merger Sub and QSI.

          7.1.2 BY KEY BECAUSE OF DISSENTING SHAREHOLDERS. By Key, if the holders of any shares of QSI Common Stock representing in excess of 0.5% of the issued and outstanding shares of QSI Common Stock elect to exercise the right to dissent under applicable provisions of Texas law in connection with the Merger contemplated by this Agreement.

          7.1.3 BY QSI BECAUSE OF CONDITIONS PRECEDENT. By QSI, if any condition set forth in Section 6.1 hereof has not been met and has not been waived, notwithstanding any investigation made by or on behalf of QSI.

          7.1.4 BY QSI BECAUSE OF MATERIAL ADVERSE EFFECT. By QSI, if there has been a material adverse effect in the financial condition or business of Key and its subsidiaries, taken as a whole, since March 31, 2002.

          7.1.5 BY KEY OR MERGER SUB BECAUSE OF CONDITIONS PRECEDENT. By Key or Merger Sub, if any condition set forth in Section 6.2 hereof has not been met and has not been waived, notwithstanding any investigation made by or on behalf of Key.

          7.1.6 BY KEY OR MERGER SUB BECAUSE OF MATERIAL ADVERSE EFFECT. By Key or Merger Sub, if there has been a material adverse effect in the financial condition or business of QSI and the QSI Subsidiaries, taken as a whole, since March 31, 2002.

          7.1.7 BY KEY OR MERGER SUB, OR BY QSI BECAUSE OF LEGAL PROCEEDINGS. By either Key or Merger Sub, or by QSI, if any suit, action, or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the transactions contemplated hereby.

          7.1.8 BY KEY OR MERGER SUB, OR BY QSI, IF TRANSACTIONS NOT EFFECTIVE BY JULY 17, 2002. By either Key or Merger Sub, or by QSI, if the transactions contemplated hereby shall not have become effective on or before July 17, 2002; PROVIDED, HOWEVER, that such date shall be extended but not beyond October 15, 2002, if Key is notified by the SEC that the post-effective amendment to the Registration Statement filed in connection with the transactions contemplated by this Agreement shall be reviewed or if there is any other delay in its effectiveness.

          7.1.9 BY KEY OR MERGER SUB BECAUSE OF MATERIAL DEVELOPMENTS. By Key or Merger Sub if, one or more of QSI's representations or warranties contained in Sections 3.1.8.17, 3.1.8.18, 3.1.17 (including all subparagraphs thereto), and 3.1.20 hereof was not true as of the date hereof or not true immediately before the Effective Date, and all of such untrue representations and warranties, in the aggregate, would be reasonably likely to result in costs, damages, diminution in value, expenses, losses or liabilities with respect to the business, operations, assets or liabilities of QSI and the QSI Subsidiaries taken as a whole of more than the Liability Threshold; PROVIDED THAT no claims, costs, damages, expenses, losses or liabilities shall be included in the calculation of the Liability Threshold to the extent such amounts are insured against without reservation of rights (but only to the extent collectable and less any deductibles or self insured retentions) or to the extent that the Estimated Balance Sheet (and Final Balance Sheet) includes a specific reserve with respect to such matter of this kind or nature. Notwithstanding the other provisions of this Section 7.1.9 or any other provision of this Agreement, for the purposes of calculating the Liability Threshold (i) the disclosures on SCHEDULE 3.1.17 and SCHEDULE 3.1.20 shall not be taken into account in determining whether there has been a breach of the representations and warranties contained in

     Sections 3.1.8.17, 3.1.8.18, 3.1.17 and 3.1.20 hereof, and (ii) plugging and abandonment costs with regard to the items set forth in such Schedules shall be included.

     7.2 TERMINATION BY BOARD OF DIRECTORS. An election of Key, Merger Sub or QSI terminate this Agreement and abandon the Merger as provided in Section 7.1 hereof shall be exercised on behalf of Key, Merger Sub or QSI, as the case may be, by its board of directors.

     7.3 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section
7.1 hereof, this Agreement shall become void and have no force or effect, without any liability on the part of any party hereto (or the stockholders, general partner or controlling persons or directors or officers of any party hereto). Notwithstanding the foregoing, a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a willful breach by such party of its covenants and agreements hereunder occurring before such termination. Each party hereto acknowledges and agrees that, in connection with such termination, breaches of a representation or warranty hereunder by the other party shall not give rise to liability for damages except in the event of a breach of a representation or warranty resulting from a knowing and intentional act involving actual fraud or an intent to mislead or deceive. In addition, if there are one or more Potential Liabilities that have been the subject of one or more Liability Notices (i) as to which Key and QSI have been unable to determine are properly characterized as such or as to which Key and QSI have been unable to agree as to the most reasonable, cost-effective remedy in accordance with Section 8.3.1.2 hereof (each, a "Disputed Potential Liability"); (ii) Key believes the Liability Threshold has been exceeded; and (iii) QSI had previously withheld its permission for Key to conduct testing with respect to the Disputed Potential Liabilities as contemplated in Section 8.3.1.1 hereof, then Key's termination of this Agreement pursuant to Section 6.2.1 or 7.1.9 hereof shall be without liability to Key.

     7.4 WAIVER OF CONDITIONS. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, by action taken by its board of directors, the executive committee of its board of directors or its chief executive officer or its general partner. No waiver of a particular term or condition of this Agreement shall constitute a waiver of any other term or condition.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

     8.1 EMPLOYMENT MATTERS. After the Effective Date, Key, in its sole discretion, may take all actions necessary or appropriate to (i) permit each individual who is an employee of QSI or any QSI Subsidiary immediately before the Effective Date (a "QSI Employee") to continue to participate from and after the Effective Date in an Employee Plan, or (ii) terminate, freeze or merge any Employee Plan. Before the Effective Date, upon written request from Key, QSI and each QSI Subsidiary shall terminate, freeze or merge any identified Employee Plan maintained by QSI or any QSI Subsidiary effective as of a date specified by Key before the Effective Date; PROVIDED, HOWEVER, that no Employee Plan shall be terminated unless QSI agrees to such termination. If Key terminates or discontinues an Employee Plan after the Effective Date or requests QSI or a QSI Subsidiary to terminate an Employee Plan before the Effective Date, Key shall take all actions necessary or appropriate to permit the QSI Employees participating in such Employee Plan to participate in the comparable benefit plan, if any, maintained by Key or any of its affiliates for similarly situated employees (the "Replacement Plans"); PROVIDED, HOWEVER, that if the Employee Plan that is so terminated or discontinued is a group health plan, then Key shall cause each QSI Employee participating in such group health plan and his or her eligible dependents (including, without limitation, all such QSI Employee's dependents covered by such group health plan as of the time such coverage ceases) to be covered under a Replacement Plan that (i) provides medical and dental benefits to each such QSI Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under such group health plan in accordance with such plan's terms, and (ii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage, if such waiver is required under the Health Insurance Portability and Accountability Act. Key and its affiliates shall recognize each QSI Employee's years of service and level of seniority prior to the Effective Date with QSI and any QSI Subsidiaries for purposes of eligibility and vesting under any Replacement Plan that is a medical, dental or Code Section 401(k) Plan. In the event that Key adopts a severance plan to address reduction in force implemented in connection with the integration of the operations of Key and QSI, such plan shall treat similarly situated employees of Key and QSI the same. Further, if, on or after the Effective Date, Key terminates the employment of any QSI Employee to whom QSI or any QSI Subsidiary is obligated to pay severance benefits as identified on SCHEDULES 3.1.8.8, 3.1.8.11 or 3.1.19 hereto, and such obligation is not waived, Key, and not QSI, any QSI Subsidiary or the QSI Shareholders, shall be responsible for the payment of such severance benefits.

     8.2 VOTING AND SUPPORT AGREEMENTS. Contemporaneously with the execution and delivery of this Agreement, each of the QSI Shareholders identified on SCHEDULE
8.2 hereto shall execute and deliver the Voting and Support Agreements.

     8.3 LIABILITY THRESHOLD.

               8.3.1.1 ENVIRONMENTAL ASSESSMENT. Key shall have the right, at its sole cost, risk and expense, to conduct or have conducted an Environmental Assessment of the properties and operations of QSI and each QSI Subsidiary. QSI agrees to provide Key (or its agents or contractors) with reasonable access as necessary to conduct the Environmental Assessment and the investigation. QSI shall have the right to require Key (or its agents or contractors) to conform to QSI's (or the operator's, if not QSI's) safety and industrial hygiene procedures in the conduct of the Environmental Assessment. During the Environmental Assessment, Key shall not be permitted to (i) conduct any soil, water or groundwater sampling or subsurface testing of any kind; or (ii) contact any governmental authority regarding the properties and operations of QSI or any QSI Subsidiary, in either case without first obtaining written permission from QSI, which permission shall be granted or denied within three days of receipt by QSI of the written request therefor, with respect to the specific sampling, testing or contact proposed by Key; provided, however, that Key may make such contacts as may be necessary to arrange to review and copy publicly available agency records relating to environmental conditions and permitted operations at properties owned, leased or operated by QSI or any QSI Subsidiary.

               8.3.1.2 IDENTIFICATION AND CALCULATION8.3.1.3. Key shall deliver to QSI a written notice as soon as practicable after receiving a report identifying any Potential Liability. Such notice (the "Liability Notice") shall:

                    (i) identify the property on which the Potential Liability exists;

                    (ii) set forth Key's estimate of the most cost-effective remedy to cure the Potential Liability; and

                    (iii) set forth Key's estimate of any liability for damages to third parties that could arise out of the Potential Liability.

          Key and QSI will negotiate in good faith to determine (a) whether each Potential Liability identified on the Liability Notice is properly characterized as such, (b) the cost of implementing the remedy determined in accordance with clause (ii) above, and (c) the net present value of any damages that could arise out of third party claims identified on the Liability Notice. The estimate of the most cost-effective remedy determined in accordance with clause (ii) above shall include investigation costs typically associated with the proposed remedy, but shall not include investigation costs incurred by Key in the investigation pursuant to which Key assembled the information on the Liability Notice. In estimating the amount of the potential third party damages pursuant to clause (iii) above, Key and QSI shall consider both the magnitude of the Potential Liability and the likelihood of liability actually arising out of the Potential Liability. A Potential Liability identified on a Liability Notice shall not be included in the Liability Threshold to the extent Key and QSI agree in writing that it should not so be included or to the extent it has been corrected or remedied by QSI to Key's satisfaction before the Effective Date.

     8.4 FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effect the transactions contemplated hereby.

     8.5 INDEMNIFICATION; OFFICERS AND DIRECTORS INSURANCE. Except to the extent Surviving Corporation is merged into Key or its affiliates, the Surviving Corporation's articles of incorporation and bylaws shall not be amended in a manner that adversely affects the rights of any Indemnified Executive thereunder unless otherwise required by applicable law. The Surviving Corporation shall maintain, for not less than three years after the Effective Date, director's and officer's liability insurance covering each Indemnified Executive on terms not materially less favorable than the insurance maintained in effect by QSI on the date hereof in terms of coverage (including without limitation types of claims, time period of claims, exclusions and persons covered), amounts and deductibles; provided that the costs of such insurance shall not exceed $100,000 or the covered Indemnified Executive shall be responsible for payments in amounts in excess of such $100,000, shall reduce the coverage limits to levels that will not exceed the $100,000 premium, or may elect to terminate coverage. Each

Indemnified Executive is intended to be a third party beneficiary of this
Section 8.5 and may specifically enforce its terms. This Section 8.5 shall not limit or otherwise adversely affect any rights any Indemnified Executive may have under any agreement with QSI or under QSI's articles of incorporation or bylaws.

     8.6 PUBLIC ANNOUNCEMENTS. Except as may be required by applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media or any other party, with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement or communications as may be reasonable under the circumstances; provided, however, that nothing contained herein shall prevent any party from (i) promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) disclosing the terms of this Agreement to such party's legal counsel, financial advisors or accountants in furtherance of the transactions contemplated by this Agreement.

                                    ARTICLE 9

                                  MISCELLANEOUS

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

          9.1.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF KEY AND MERGER SUB. The representations, warranties, covenants and agreements made by Key or Merger Sub shall not survive the Effective Date; PROVIDED THAT nothing herein shall limit the survival of any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Date.

          9.1.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF QSI. The representations, warranties, covenants and agreements made by QSI shall not survive the Effective Date; PROVIDED THAT nothing herein shall limit the survival of any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Date.

     9.2 ENTIRETY; AMENDMENTS. This Agreement and each agreement executed contemporaneously herewith embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.3 COUNTERPARTS. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

     9.4 NOTICES AND WAIVERS. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested:

                             IF TO KEY OR MERGER SUB

Addressed to:                              With a copy to:
Key Energy Services, Inc.                  Porter & Hedges, L.L.P.
400 South River Road                       700 Louisiana
New Hope, Pennsylvania 18938               Houston, Texas 77210-4744
Attn: General Counsel                      Attn: Samuel N. Allen
Facsimile: (215) 862-7902                  Facsimile:  (713) 228-1331


                                    IF TO QSI

Addressed to:                              With a copy to:
Q Services, Inc.                           Vinson & Elkins L.L.P.
3100 Timmons Lane                          2300 First City Tower
Suite 300                                  1001 Fannin
Houston, Texas 77027                       Houston, Texas 77002-6760
Attn: David S. Schorlemer                  Attn: T. Mark Kelly
Facsimile: (713) 869-2978                  Fax: (713) 758-2346


     Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

     9.5 CAPTIONS. The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

     9.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

     9.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

     9.8 JOINT DRAFTING. This Agreement and its exhibits have been jointly drafted by each of the parties hereto and their counsel. Neither this Agreement nor any of its exhibits shall be construed against any party based on its authorship.

     9.9 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the State of Texas.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their individual names or their respective corporate names by their respective duly authorized representatives, as applicable, all as of the day and year first above written.

                            KEY ENERGY SERVICES, INC.


                            By:  /s/ Jack D. Loftis, Jr.
                                --------------------------------------------
                                     Jack D. Loftis, Jr., SENIOR VICE PRESIDENT


                            KEY MERGER SUB, INC.


                            By:  /s/ Jack D. Loftis, Jr.
                                --------------------------------------------
                                     Jack D. Loftis, Jr., VICE PRESIDENT


                            Q SERVICES, INC.


                            By:  /s/ Craig M. Johnson
                                -----------------------------------------
                                     Craig M. Johnson, PRESIDENT

                  FIRST AMENDMENT TO PLAN AND AGREEMENT OF MERGER

      THIS FIRST AMENDMENT TO PLAN AND AGREEMENT OF MERGER (this "Agreement") is entered into as of May 30, 2002 among Key Energy Services, Inc., a Maryland corporation ("Key"); Key Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Key ("Merger Sub"); and Q Services, Inc., a Texas corporation ("QSI"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan and Agreement of Merger, dated as of May 13, 2002 (the "Merger Agreement"), among Key, Merger Sub and QSI.

                               W I T N E S S E T H

      WHEREAS, Key, Merger Sub and QSI previously entered into the Merger Agreement;

      WHEREAS, the Merger Agreement provides that on and after the Effective Date, the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation;

      WHEREAS, Key, Merger Sub and QSI desire to amend the Merger Agreement to provide that on and after the Effective Date, the articles of incorporation of QSI shall be the articles of incorporation of the Surviving Corporation; and

      WHEREAS, Section 9.2 of the Merger Agreement provides that the Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and pursuant to Section 9.2 of the Merger Agreement, the parties hereto hereby agree as follows:

      1. Section 2.4 of the Merger Agreement is hereby amended in its entirety to read as set forth below:

             "2.4 GOVERNING LAW AND ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The laws of Texas shall continue to govern the Surviving Corporation after the Effective Date. On and after the Effective Date, the articles of incorporation of QSI shall be the articles of incorporation of the Surviving Corporation. Thereafter the articles of incorporation may be amended as provided by law and such articles of incorporation of the Surviving Corporation."

      2. Except as set forth in this Agreement, all provisions, terms, conditions and representations in the Merger Agreement and the exhibits and schedules thereto remain unmodified and in full force and effect, and the Merger Agreement and all exhibits and schedules thereto, as amended by this Agreement, are hereby in all respects ratified and confirmed.

      3. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one instrument. This Agreement may be executed by facsimile signature, which signature shall be binding upon the parties so executing this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their individual names or their respective corporate names by their respective duly authorized representatives, as applicable, all as of the day and year first above written.

                                KEY ENERGY SERVICES, INC.



                                By:  /s/ JACK D.  LOFTIS
                                   --------------------------------------------
                                     Jack D. Loftis, Jr., SENIOR VICE PRESIDENT


                                KEY MERGER SUB, INC.



                                By:  /s/ JACK D.  LOFTIS
                                   --------------------------------------------
                                     Jack D. Loftis, Jr., VICE PRESIDENT


                                Q SERVICES, INC.



                                By:  /s/ DAVID S.  SCHORLEMER
                                   --------------------------------------------
                                    David S. Schorlemer, VICE PRESIDENT

                                                                       EXHIBIT B

                                 LEHMAN BROTHERS


                                                                    May 10, 2002

Board of Directors
Q Services, Inc.
3100 Timmons Road
Suite 300
Houston, TX  77027


Members of the Board:

     We understand that Q Services, Inc. (the "Company") and Key Energy Services, Inc. ("Key") are considering entering into a transaction pursuant to which (i) the Company will be merged with and into Key (the "Merger")") and (ii) upon effectiveness of the Merger, each outstanding share of Company common stock will be converted into the right to receive that number of shares of Key common stock determined by (a) a fraction, the numerator of which shall be $265,000,000 less the amount of Total Liabilities plus the amount of Total Current Assets, and the denominator of which is the Key Share Price divided by (b) the total number of shares of Company common stock issued and outstanding as of the Effective Date (the "Consideration"). The terms and conditions of the Merger are set forth in detail in a Plan and Agreement of Merger to be entered into between Key, Key Merger Sub, Inc. and the Company (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Consideration to be received by such stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Merger, (2) publicly available information concerning Key that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001 December 31, 2001 and March 31, 2002, (3) financial and operating information with respect to the business, operations and prospects of the Company and Key furnished to us by the Company and Key, respectively, (4) a trading history of Key's common stock from April 10, 2001 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company and Key with each other and with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Merger with the financial terms of certain other recent public and private oil services transactions that we deemed relevant, (7) published estimates of third party research analysts with respect to the future financial performance of Key, (8) the pro forma consequences of the Merger on the future financial performance of Key, including the potential synergies and cost savings expected by managements of the Company and Key to result from the Merger, and (9) the Company's current ability to fund future capital requirements to support the growth of the Company as set forth in the Company's business plan. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Key that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Key, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each of the Company and Key as to the future financial performance of the Company and Key and that each of the Company and Key will perform substantially in accordance with such projections. Upon advice of the Company, we also have assumed that the amounts and timing of the expected synergies are reasonable and that the expected synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of each of the Company and Key and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Key. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also from time to time have performed various investment banking services for the Company in the past and have received customary fees for such services. In addition, we currently have a commitment of $18 million to the Company's Senior Secured Credit Facilities, of which approximately $15 million is currently funded and which is expected to be repaid in connection with the Merger.

     We also have performed various investment banking services for Key in the past and have received customary fees for such services. In addition, we currently have a commitment of $15 million to Key's Senior Secured Credit Facility, of which $3 million is currently funded. In the ordinary course of our business, we actively trade in the debt and equity securities of Key for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

          This opinion is solely for the use and benefit of the Board of Directors of the Company and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior approval.

                                             Very truly yours,

                                             LEHMAN BROTHERS

                                                                       EXHIBIT C

                         TEXAS BUSINESS CORPORATION ACT

Article 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or deprecation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to Payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Article 5.13. Provisions Affecting Remedies of Dissenting Shareholders

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                   EXHIBIT D

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM 10-K/A

(MARK ONE)

   /X/     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

                    FOR THE FISCAL YEAR ENDED JUNE 30, 2001
                                       OR

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

        FOR THE TRANSITION PERIOD FROM ______________ TO ______________

                         COMMISSION FILE NUMBER 1-8038
                            ------------------------

                           KEY ENERGY SERVICES, INC.

             (Exact name of registrant as specified in its charter)

                MARYLAND                                     04-2648081
    (State or other jurisdiction of             (I.R.S. Employer Identification No.)
     incorporation or organization)                            79705
     6 DESTA DRIVE, MIDLAND, TEXAS                           (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (915) 620-0300
                            ------------------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

    TITLE OF EACH CLASS       NAME OF EACH EXCHANGE ON WHICH REGISTERED
----------------------------  -----------------------------------------
Common Stock, $.10 par value      New York Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                   5% Convertible Subordinated Notes Due 2004
                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

    The aggregate market value of the Common Stock held by nonaffiliates of the Registrant as of October 25, 2001 was approximately $854,169,893.

    Common Stock outstanding at October 25, 2001: 102,357,547

    DOCUMENTS INCORPORATED BY REFERENCE: None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           KEY ENERGY SERVICES, INC.
                                     INDEX


PART I.

Item 1.       Business....................................................    3

Item 2.       Properties..................................................    9

Item 3.       Legal Proceedings and Other Actions.........................   10

Item 4.       Submission of Matters to a Vote of Security Holders.........   10

PART II.

Item 5.       Market for the Registrant's Common Equity and Related
                Stockholder Matters.......................................   10

Item 6.       Selected Financial Data.....................................   11

Item 7.       Management's Discussion and Analysis of Results of
                Operations and Financial Condition........................   12

Item 7A.      Quantitative and Qualitative Disclosures About Market
                Risk......................................................   20

Item 8.       Consolidated Financial Statements and Supplementary Data....   21

Item 9.       Changes in and Disagreements With Accountants on Accounting
                and Financial Disclosure..................................   60

PART III.

Item 10.      Directors and Executive Officers............................   60

Item 11.      Executive Compensation......................................   62

Item 12.      Security Ownership of Certain Beneficial Owners and
                Management................................................   66

Item 13.      Certain Relationships and Related Transactions..............   68

PART IV.

Item 14.      Exhibits, Financial Statements and Reports on Form 8-K......   68

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The statements in this document that relate to matters that are not historical facts are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this document and the documents incorporated by reference, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements. Further events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

    - fluctuations in world-wide prices and demand for oil and natural gas;

    - fluctuations in level of oil and natural gas exploration and development activities;

    - fluctuations in the demand for well servicing, contract drilling and ancillary oilfield services;

    - the existence of competitors, technological changes and developments in the industry;

    - the existence of operating risks inherent in the well servicing, contract drilling and ancillary oilfield services; and

    - general economic conditions, the existence of regulatory uncertainties, and the possibility of political instability in any of the countries in which Key does business, in addition to other matters discussed under "Part II--Item 7--Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                     PART I

ITEM 1. BUSINESS.

                                  THE COMPANY

    Key Energy Services, Inc. (the "Company" or "Key"), is the largest onshore, rig-based well servicing contractor in the world, with approximately 1,477 well service rigs and 1,455 oilfield service vehicles as of June 30, 2001. Key provides a complete range of well services to major oil companies and independent oil and natural gas production companies, including: rig-based well maintenance, workover, completion, and recompletion services (including horizontal recompletions); oilfield trucking services; and ancillary oilfield services. Key conducts well servicing operations onshore the continental United States in the following regions: Gulf Coast (including South Texas, Central Gulf Coast of Texas and South Louisiana), Permian Basin of West Texas and Eastern New Mexico, Mid-Continent (including the Anadarko, Hugoton and Arkoma Basins and the ArkLaTex region), Four Corners (including the San Juan, Piceance, Uinta, and Paradox Basins), Eastern (including the Appalachian, Michigan and Illinois Basins), Rocky Mountains (including the Denver-Julesberg, Powder River, Wind River, Green River and Williston Basins), and California (the San Joaquin Basin), and internationally in Argentina and Ontario, Canada. Key is also a leading onshore drilling contractor, with 79 land drilling rigs as of June 30, 2001. Key conducts land drilling operations in a number of major domestic producing basins, as well as in Argentina and in Ontario, Canada. Key also produces and develops oil and natural gas reserves in the Permian Basin region and Texas Panhandle.

    Key's principal executive office is located at 6 Desta Drive, Midland, Texas 79705. Key's phone number is (915) 620-0300 and website address is www.keyenergy.com.

                               BUSINESS STRATEGY

    Key has built its leadership position through the consolidation of smaller, less viable competitors. This consolidation, together with a continuing decline in the number of available domestic well service rigs due to attrition, cannibalization and transfers outside of the United States, has given Key the opportunity to capitalize on improved market conditions which existed during fiscal 2001. Key has focused on maximizing results by reducing debt, building strong customer alliances, refurbishing rigs and related equipment, and training personnel to maintain a qualified and safe employee base.

    REDUCING DEBT. Over the past fiscal year, Key has significantly reduced debt and strengthened its balance sheet. At June 30, 2001, Key's long-term funded debt net of cash and capitalized leases ("net funded debt") was approximately $468,845,000 and its net funded debt to capitalization ratio was approximately 50% as compared to approximately $534,816,000 and 58%, respectively, at June 30, 2000. Key expects to be able to continue to reduce debt from available cash flow from operations and from anticipated interest savings resulting from prior and future debt reductions and future debt refinancings.

    BUILDING STRONG CUSTOMER ALLIANCES. Key seeks to maximize customer satisfaction by offering a broad range of equipment and services in conjunction with highly trained and motivated employees. As a result, Key is able to offer proactive solutions for most of its customer's wellsite needs. Key ensures consistent high standards of quality and customer satisfaction by continually evaluating its performance. Key maintains strong alliances with major oil companies as well as numerous independent oil and natural gas production companies and believes that such alliances improve the stability of demand for its oilfield services.

    REFURBISHING RIGS AND RELATED EQUIPMENT. Key intends to continue actively refurbishing its rigs and related equipment to maximize the utilization of its rig fleet. The increase in Key's cash flow, both from operations and from anticipated interest savings from reduced levels of debt, combined with Key's borrowing availability under its revolving credit facility, has provided ample liquidity and resources necessary to make the capital expenditures to refurbish such equipment.

    TRAINING AND DEVELOPING EMPLOYEES. Key has, and will continue to, devote significant resources to the training and professional development of its employees with a special emphasis on safety. Key currently has two training centers in Texas and one training center in California to improve its employees' understanding of operating and safety procedures. Key recognizes the historically high turn-over rate in the industry and is committed to offering compensation, benefits and incentive programs for its employees that are attractive and competitive in its industry, in order to ensure a steady stream of qualified, safe personnel to provide quality service to its customers.

                     MAJOR DEVELOPMENTS DURING FISCAL 2001

FAVORABLE INDUSTRY CONDITIONS

    Operating conditions improved significantly during fiscal 2001 as capital spending by oil and natural gas producers for well servicing and contract drilling services increased over prior year levels. The increased spending was primarily due to higher commodity prices with WTI Cushing prices for light sweet crude averaging approximately $26.97 per barrel and Nymex Henry Hub natural gas prices averaging approximately $5.09 per MMbtu during fiscal 2001, as compared to an average WTI Cushing price for light sweet crude of $25.97 per barrel and an average Nymex Henry Hub natural gas price of $3.04 per MMbtu during fiscal 2000.

    This increase in commodity prices during fiscal 2001 led to a steady, sequential increase in the demand for Key's services and equipment during fiscal 2001 as Key's customers increased their exploration and development activity in Key's primary market areas, enabling Key to increase the rates it charges for its services. This increase in demand and rates resulted in sequential increases in revenues, cash flow and net income in each quarter of fiscal 2001 over the same quarter of fiscal 2000. Key expects demand for its services to remain at or above current levels as long as capital spending by Key's customers remains at or near their current levels.

    During fiscal 2001, crude oil prices continued to trade at healthy levels due largely to the ability of the Organization of Petroleum Exporting Countries ("OPEC") to adhere to its production quotas designed to keep crude oil prices in the range of $22.00 to $28.00 per barrel. The adherence to the production quotas brought more stability to crude oil prices. Since June 30, 2001, however, both crude oil and natural gas prices have weakened significantly, falling below $22.00 per barrel and $2.00 per Mmbtu, respectively. While management believes that many of its customers generally base their capital spending budgets on a crude oil price of $18.00 to $22.00 per barrel and a natural gas price of $2.00 to $2.75 per MMbtu, there can be no assurances that its customers will not postpone and/or reduce their capital spending plans if crude oil prices and natural gas prices continue to remain at or below their current levels. In addition, the terrorist attacks on the World Trade Center and the Pentagon that occurred on September 11, 2001 threaten to increase the downward pressure on commodity prices as U.S. fuel consumption decreases due to significantly reduced air and other travel, the general demand for energy decreases as consumer anxiety further weakens the U.S. economy, and OPEC faces political pressure to reduce its price targets for crude oil.

    The level of Key's revenues, cash flows, losses and earnings are substantially dependent upon, and affected by, the level of domestic and international oil and gas exploration and development activity (see
Part II-Item 7-Management's Discussion and Analysis of Results of Operations and Financial Condition).

DEBT REDUCTION

    During fiscal 2001, Key significantly reduced its long-term debt and strengthened its balance sheet. At June 30, 2001, Key's net funded debt was approximately $468,845,000 and its net funded debt to capitalization ratio was approximately 50% as compared to approximately $534,816,000 and 58%, respectively, at June 30, 2000. Proceeds from the Debt Offering (defined below) and from the exercise of options and warrants, as well as cash flow from operations were used to accomplish this reduction in net funded debt (see
Part II-Item 7-Management's Discussion and Analysis of Results of Operations and Financial Condition-Long-Term Debt).

DEBT OFFERING

    On March 6, 2001, Key completed the public offering of $175,000,000 of 8 3/8% Senior Notes Due 2008 (the "Debt Offering"). Net proceeds from the Debt Offering were approximately $170.0 million, which was used to immediately repay the term loans in full and to repay a portion of the revolver outstanding under Key's senior credit facility.

                        DESCRIPTION OF BUSINESS SEGMENTS

    Key operates in two primary business segments which are well servicing and contract drilling. Key's operations are conducted domestically and in Argentina and Canada. The following is a description of each of these business segments (for financial information regarding these business segments, see Note 15 to Consolidated Financial Statements-Business Segment Information).

WELL SERVICING

    Key provides a full range of well services, including rig-based services, oilfield trucking services and ancillary oilfield services, necessary to maintain and workover oil and natural gas producing wells. Rig-based services include: maintenance of existing wells, workovers of existing wells, completion of newly drilled wells, recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives.

WELL SERVICE RIGS

    Key uses its well service rig fleet to perform four major categories of rig services for oil and natural gas producers.

    MAINTENANCE SERVICES. Key estimates that there are approximately 600,000 producing oil wells and approximately 300,000 producing natural gas wells in the United States. Key provides the well service rigs, equipment and crews for maintenance services, which are performed on both oil and natural gas wells, but which are more commonly required on oil wells. While some oil wells in the United States flow oil to the surface without mechanical assistance, most require pumping or some other method of artificial lift. Oil wells that require pumping characteristically require more maintenance than flowing wells due to the operation of the mechanical pumping equipment installed. Few natural gas wells have mechanical pumping systems in the wellbore, and, as a result, maintenance work on natural gas wells is less frequent.

    Maintenance services are required throughout the life of most producing oil and natural gas wells to ensure efficient and continuous operation. These services consist of routine mechanical repairs necessary to maintain production from the well, such as repairing inoperable pumping equipment in an oil well or replacing defective tubing in an oil or natural gas well, and removing debris such as sand and paraffin from the well. Other services include pulling the rods, tubing, pumps and other downhole equipment out of the wellbore to identify and repair a production problem.

    Maintenance services are often performed on a series of wells in proximity to each other and typically require less than 48 hours per well to complete. The general demand for maintenance services is closely related to the total number of producing oil and natural gas wells in a geographic market, and maintenance services are generally the most stable type of well service activity.

    WORKOVER SERVICES. In addition to periodic maintenance, producing oil and natural gas wells occasionally require major repairs or modifications, called "workovers." Workover services are performed to enhance the current production of existing wells. Such services include extensions of existing wells to drain new formations either through deepening wellbores to new zones or through drilling of horizontal lateral wellbores to improve reservoir drainage patterns. In less extensive workovers, Key's rigs are used to seal off depleted zones in existing wellbores and access previously bypassed productive zones. Key's workover rigs are also used to convert former producing wells to injection wells through which water or carbon dioxide is then pumped into the formation for enhanced recovery operations. Other workover services include: major subsurface repairs such as casing repair or replacement, recovery of tubing and removal of foreign objects in the wellbore, repairing downhole equipment failures, plugging back the bottom of a well to reduce the amount of water being produced with the oil and natural gas, cleaning out and recompleting a well if production has declined, and repairing leaks in the tubing and casing. These extensive workover operations are normally performed by a well service rig with a workover package, which may include rotary drilling equipment, mud pumps, mud tanks and blowout preventers depending upon the particular type of workover operation. Most of Key's well service rigs are designed for and can be equipped to perform complex workover operations.

    Workover services are more complex and time consuming than routine maintenance operations and consequently may last from a few days to several weeks. These services are almost exclusively performed by well service rigs.

    The demand for workover services is more sensitive to expectations relating to, and changes in, oil and natural gas prices than the demand for maintenance services. As oil and natural gas prices increase, the level of workover activity tends to increase as operators seek to increase production by enhancing the efficiency of their wells at higher commodity prices with correspondingly higher rates of return.

    COMPLETION SERVICES. Key's completion services prepare a newly drilled oil or natural gas well for production. The completion process may involve selectively perforating the well casing to access producing zones, stimulating and testing these zones and installing downhole equipment. Key typically provides a well service rig and may also provide other equipment such as a workover package to assist in the completion process. Producers use well service rigs to complete their wells because the rigs have specialized equipment, properly trained employees and the experience necessary to perform these services. However, during periods of weak drilling rig demand, drilling contractors may compete with service rigs for completion work.

    The completion process typically requires a few days to several weeks, depending on the nature and type of the completion, and generally requires additional auxiliary equipment that can be provided for an additional fee. The demand for well completion services is directly related to drilling activity levels, which are highly sensitive to expectations relating to, and changes in, oil and natural gas prices. As the number of newly drilled wells decreases, the number of completion jobs correspondingly decreases.

    PLUGGING AND ABANDONMENT SERVICES. Well service rigs and workover equipment are also used in the process of permanently closing oil and natural gas wells at the end of their productive lives. Plugging and abandonment work can be performed with a well servicing rig along with wireline and cementing equipment. The services generally include the sale or disposal of equipment salvaged from the well as part of the compensation received and require compliance with state regulatory requirements. The demand for oil and natural gas does not significantly affect the demand for plugging and abandonment services, as well operators are required by state regulations to plug a well that it is no longer productive. The need for these services is also driven by lease and/or operator policy requirements.

OILFIELD TRUCKING

    Key provides liquid/vacuum truck services and fluid transportation and disposal services for operators whose wells produce saltwater and other fluids, in addition to oil and natural gas. These trucks are also utilized in connection with drilling and workover projects, which tend to produce and use large amounts of various oilfield fluids. Key also owns a number of salt water disposal wells. In addition, Key provides haul/ equipment trucks that are used to move large pieces of equipment from one wellsite to the next. Demand and pricing for these services are generally related to demand for Key's well service and drilling rigs.

ANCILLARY OILFIELD SERVICES

    Key provides ancillary oilfield services, which include among others: hot oiling; wireline; frac tank rentals; well site construction; roustabout services; fishing and other tool rentals; blowout preventers (BOPs); and foam units and air drilling services. Demand and pricing for these services are generally related to demand for Key's well service and drilling rigs.

CONTRACT DRILLING

    Key provides contract drilling services to major oil companies and independent oil and natural gas producers onshore the continental United States in the Permian Basin, the Four Corners region, Michigan, the Northeast, and the Rocky Mountains and internationally in Argentina and Ontario, Canada. Contract drilling services are primarily provided under standard dayrate, and, to a lesser extent, footage or turnkey contracts. Drilling rigs vary in size and capability and may include specialized equipment. The majority of Key's drilling rigs are equipped with mechanical power systems and have depth ratings ranging from approximately 4,500 to 12,000 feet. Key has one drilling rig with a depth rating of approximately 18,000 feet. Like workover services, the demand for contract drilling is directly related to expectations relating to, and changes in, oil and natural gas prices which in turn, are driven by the supply of and demand for these commodities.

                               FOREIGN OPERATIONS

    Key also operates each of its business segments discussed above in Argentina and Ontario, Canada. Key's foreign operations currently own 26 well servicing rigs, 57 oilfield trucks and eight drilling rigs in Argentina and three well servicing rigs, four oilfield trucks and three drilling rigs in Ontario, Canada.

                                   CUSTOMERS

    Key's customers include major oil companies, independent oil and natural gas production companies, and foreign national oil and natural gas production companies. No single customer in fiscal 2001 accounted for 10% or more of Key's consolidated revenues.

                     COMPETITION AND OTHER EXTERNAL FACTORS

    Despite the significant consolidation in the domestic well servicing industry, there are numerous smaller companies that compete in Key's well servicing markets. Nonetheless, Key believes that its performance, equipment, safety, and availability of equipment to meet customer needs and availability of experienced, skilled personnel is superior to that of its competitors.

    In the well servicing markets, an important competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled and well-trained work force. In recent years, many of Key's larger customers have placed increased emphasis on the safety records and quality of the crews, equipment and services provided by their contractors. Key has, and will continue to devote substantial resources toward employee safety and training programs. Management believes that many of Key's competitors, particularly small contractors, have not undertaken similar training programs for their employees. Management believes that Key's safety record and reputation for quality equipment and service are among the best in the industry.

    In the contract drilling market, Key competes with other regional and national oil and natural gas drilling contractors, some of which have larger rig fleets with greater average depth capabilities and a few that have better capital resources than Key. Management believes that the contract drilling industry is less consolidated than the well servicing industry, resulting in a contract drilling market that is more price competitive. Nonetheless, Key believes that it is competitive in terms of drilling performance, equipment, safety, pricing, availability of equipment to meet customer needs and availability of experienced, skilled personnel in those regions in which it operates.

    The need for well servicing and contract drilling fluctuates, primarily, in relation to the price of oil and natural gas which, in turn, is driven by the supply of and demand for oil and natural gas. As supply of those commodities decreases and demand increases, service and maintenance requirements increase as oil and natural gas producers attempt to maximize the producing efficiency of their wells in a higher priced environment.

                                   EMPLOYEES

    As of June 30, 2001, Key employed approximately 9,300 persons (approximately 9,220 in well servicing and contract drilling and 80 in corporate). Key's employees are not represented by a labor union and are not covered by collective bargaining agreements. Key has not experienced work stoppages associated with labor disputes or grievances and considers its relations with its employees to be satisfactory.

                           ENVIRONMENTAL REGULATIONS

    Key's operations are subject to various local, state and federal laws and regulations intended to protect the environment. Key's operations routinely involve the handling of waste materials, some of which are classified as hazardous substances. Consequently, the regulations applicable to Key's operations include those with respect to containment, disposal and controlling the discharge of any hazardous oilfield waste and other non-hazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, or for Key's acts, which were in compliance with all applicable laws at the times such acts were performed. Cleanup costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations could be substantial and could have a material adverse effect on Key's financial condition. From time to time, claims have been made and litigation has been brought against Key under such laws. However, the costs incurred in connection with such claims and other costs of environmental compliance have not had any material adverse effect on Key's operations or financial statements in the past, and management is not currently aware of any situation or condition that it believes is likely to have any such material adverse effect in the future. Management believes that it conducts Key's operations in substantial compliance with all material federal, state and local regulations as they relate to the environment. Although Key has incurred certain costs in complying with environmental laws and regulations, such amounts have not been material to Key's financial results during the past three fiscal years.

ITEM 2. PROPERTIES.

    Key's corporate headquarters are located in Midland, Texas. Key leases office space at this location from an independent third party.

                      WELL SERVICING AND CONTRACT DRILLING

    The following table sets forth the type, number and location of the major equipment owned and operated by Key's operating divisions as of June 30, 2001:

                                                   WELL SERVICE/    OILFIELD    DRILLING
OPERATING DIVISION                                 WORKOVER RIGS     TRUCKS       RIGS
------------------                                 --------------   ---------   --------
DOMESTIC:
  Permian Basin (well servicing).................        466            357         0
  Gulf Coast.....................................        244            338         0
  Mid-Continent..................................        313            285         0
  Four Corners...................................         61             79        17
  Eastern........................................         95            208         3
  Rocky Mountains................................        134             54        12
  California.....................................        135             24         0
  Key Energy Drilling (Permian Basin)............          0             48        36
DOMESTIC SUBTOTAL................................      1,448          1,393        68
INTERNATIONAL:
  Argentina......................................         26             57         8
  Canada.........................................          3              5         3
TOTALS...........................................      1,477          1,455        79

    The Permian Basin Well Servicing division owns 35 and leases six office and yard locations. The Gulf Coast division owns 16 and leases 18 office and yard locations. The Mid-Continent division owns 28 and leases 20 office and yard locations. The Four Corners division owns eight and leases two office and yard locations. The Eastern division owns three and leases ten office and yard locations. The Rocky Mountain division owns 17 and leases three office and yard locations. The California division owns one and leases one office and yard locations. The Permian Basin Drilling division owns two and leases two office and yard locations. The Argentina division owns two and leases one office and yard locations. The Canadian operation owns one yard location. Odessa Exploration owns interests in 515 gross (348 proved developed) oil properties and 53 gross (45 proved developed) gas properties. The corporate division leases two office locations in addition to its headquarters.

    All operating facilities are one story office and/or shop buildings. All buildings are occupied and considered to be in satisfactory condition.

ITEM 3. LEGAL PROCEEDINGS AND OTHER ACTIONS.

    See Note 4 to Consolidated Financial Statements--Commitments and Contingencies.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

    None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    Key's common stock is currently traded on the New York Stock Exchange, under the symbol "KEG". As of June 30, 2001, there were 669 registered holders of 101,440,166 issued and outstanding shares of common stock, including 416,666 shares of common stock held in treasury (101,023,500 net of treasury shares).

    The following table sets forth, for the periods indicated, the high and low sales prices of Key's common stock on the New York Stock Exchange for fiscal 2001 and fiscal 2000, as derived from published sources.

                                                                 HIGH         LOW
                                                              ----------   ---------
Fiscal Year Ending 2001:
  Fourth Quarter............................................  $15 1/3      $9 11/20
  Third Quarter.............................................   13 13/25     8 1/8
  Second Quarter............................................   10 1/2       6 13/16
  First Quarter.............................................   11 11/25     7 1/16

Fiscal Year Ending 2000:
  Fourth Quarter............................................  $11 7/8      $8 1/16
  Third Quarter.............................................   12 1/4       5
  Second Quarter............................................    5 7/8       3 1/8
  First Quarter.............................................    5 13/16     3 3/8

    There were no dividends paid on Key's common stock during the fiscal years ended June 30, 2001, 2000 or 1999. Key does not intend, for the foreseeable future, to pay dividends on its common stock. In addition, Key is contractually restricted from paying dividends under the terms of its existing credit facilities.

                    RECENT SALES OF UNREGISTERED SECURITIES

    Key did not make any unregistered sales of its securities during the twelve months ended June 30, 2001 that were not previously included in its Quarterly Reports filed for such period.

ITEM 6. SELECTED FINANCIAL DATA.

                                                                FISCAL YEAR ENDED JUNE 30,
                                                -----------------------------------------------------------
                                                   2001         2000       1999(1)       1998        1997
                                                ----------   ----------   ----------   ---------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues....................................  $  873,262   $  637,732   $  491,817   $ 424,543   $165,773
  Operating costs:
    Direct costs..............................     574,938      462,386      371,428     293,448    114,598
    Depreciation, depletion and
      amortization............................      75,147       70,972       62,074      31,001     11,076
    General and administrative................      66,071       58,772       53,108      38,987     17,447
    Bad debt expense..........................       1,263        1,648        5,928         826         98
    Debt issuance costs.......................          --           --        6,307          --         --
    Restructuring charge......................          --           --        4,504          --         --
    Interest..................................      56,560       71,930       67,401      21,476      7,879
  Income (loss) before income taxes, minority
    interest, and extraordinary items.........      99,283      (27,976)     (78,933)     38,805     14,675
  Net income (loss)...........................      62,710      (18,959)     (53,258)     24,175      9,098
  Income (loss) per common share:
    Basic.....................................  $     0.63   $    (0.23)  $    (1.94)  $    1.41   $   0.81
    Diluted...................................  $     0.61   $    (0.23)  $    (1.94)  $    1.23   $   0.66
  Average common shares outstanding:
    Basic.....................................      98,195       83,815       27,501      17,153     11,216
    Assuming full dilution....................     102,271       83,815       27,501      24,024     17,632
  Common shares issued at period end..........     101,440       97,210       82,738      18,267     12,298
  Market price per common share at period
    end.......................................  $    10.84   $     9.64   $     3.56   $   13.12   $  17.81
  Cash dividends paid on common shares........          --           --           --          --         --
BALANCE SHEET DATA:
  Cash........................................  $    2,098   $  109,873   $   23,478   $  25,265   $ 41,704
  Current assets..............................     206,150      253,589      132,543     127,557     93,333
  Property and equipment......................   1,014,675      920,437      871,940     547,537    227,255
  Property and equipment, net.................     793,716      760,561      769,562     499,152    208,186
  Total assets................................   1,228,284    1,246,265    1,148,138     698,640    320,095
  Current liabilities.........................     115,553       92,848       73,151      48,029     33,142
  Long-term debt, including current portion...     493,907      666,600      699,978     399,779    174,167
  Stockholders' equity........................     476,878      382,887      288,094     154,928     73,179
OTHER DATA:
  Adjusted EBITDA(2)..........................  $  232,253   $  116,574   $   67,281   $  92,108   $ 33,728
  Net cash provided by (used in):
    Operating activities......................     142,717       34,860      (13,427)     40,925        843
    Investing activities......................     (83,350)     (37,766)    (294,654)   (306,339)   (80,749)
    Financing activities......................    (167,142)      89,301      306,294     248,975    117,399
  Working capital.............................      90,597      160,741       59,392      79,528     60,191
  Book value per common share(3)..............  $     4.70   $     3.94   $     3.47   $    8.48   $   5.95

--------------------------

(1) FINANCIAL DATA FOR THE YEAR ENDED JUNE 30, 1999 INCLUDES THE ALLOCATED PURCHASE PRICE OF DAWSON PRODUCTION SERVICES, INC. AND THE RESULTS OF THEIR OPERATIONS, BEGINNING SEPTEMBER 15, 1998.

(2) ADJUSTED EBITDA IS NET INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, DEPRECIATION, DEPLETION AND AMORTIZATION, BAD DEBT EXPENSE, DEBT ISSUANCE COSTS CHARGED TO EARNINGS, RESTRUCTURING CHARGE AND EXTRAORDINARY ITEMS. ADJUSTED EBITDA IS PRESENTED BECAUSE OF ITS ACCEPTANCE AS A COMPONENT OF A COMPANY'S POTENTIAL VALUATION IN COMPARISON TO COMPANIES

    IN THE SAME INDUSTRY AND OF A COMPANY'S ABILITY TO SERVICE OR INCUR DEBT. MANAGEMENT INTERPRETS TRENDS INDICATED BY CHANGES IN ADJUSTED EBITDA AS AN INDICATOR OF THE EFFECTIVENESS OF ITS STRATEGIES IN ACHIEVING REVENUE GROWTH AND CONTROLLING DIRECT AND INDIRECT COSTS OF SERVICES PROVIDED. INVESTORS SHOULD CONSIDER THAT THIS MEASURE DOES NOT TAKE INTO CONSIDERATION DEBT SERVICE, INTEREST EXPENSES, COSTS OF CAPITAL, IMPAIRMENTS OF LONG LIVED ASSETS, DEPRECIATION OF PROPERTY, THE COST OF REPLACING EQUIPMENT OR INCOME TAXES. ADJUSTED EBITDA SHOULD NOT BE CONSIDERED AS AN ALTERNATIVE TO NET INCOME, INCOME BEFORE TAXES, CASH FLOWS FROM OPERATING ACTIVITIES OR ANY OTHER MEASURE OF FINANCIAL PERFORMANCE PRESENTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND IS NOT INTENDED TO REPRESENT CASH FLOW. ADJUSTED EBITDA MAY NOT BE COMPARABLE TO SIMILARLY TITLED MEASURES OF OTHER COMPANIES.

(3) BOOK VALUE PER COMMON SHARE IS STOCKHOLDERS' EQUITY AT PERIOD END DIVIDED BY THE NUMBER OF ISSUED COMMON SHARES AT PERIOD END.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" for additional factors relating to such statements.

    The following discussion provides information to assist in the understanding of the Company's financial condition and results of operations. It should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this report. Please note that certain reclassifications have been made to the fiscal 2000 and 1999 financial data presented below to conform to the fiscal 2001 presentation. The reclassifications consist primarily of reclassifying oil and natural gas production revenues and expenses. Oil and natural gas production revenues and related expenses have been reclassified to other revenues and other expenses because the Company does not believe this business segment is material to the Company's consolidated financial statements.

                             RESULTS OF OPERATIONS

FISCAL YEAR ENDED JUNE 30, 2001 VERSUS FISCAL YEAR ENDED JUNE 30, 2000

    The Company's results of operations for the year ended June 30, 2001 reflect the impact of favorable industry conditions resulting from increased commodity prices which in turn caused increased demand for the Company's equipment and services during fiscal 2001 (see Part I--Item--Major Developments During Fiscal 2001--Favorable Industry Conditions). The positive impact of this increased demand on the Company's operating results was partially offset by increased operating expenses incurred as a result of the increase in the Company's business activity.

THE COMPANY

    Revenues for the year ended June 30, 2001 increased $235,530,000, or 36.9%, to $873,262,000 from $637,732,000 in fiscal 2000, while net income for fiscal 2001 increased $81,669,000 to $62,710,000 from a net loss of $18,959,000 in fiscal 2000. The increase in revenues and net income is due to improved operating conditions, higher rig hours, and increased pricing, with lower interest expense from debt reduction also contributing to net income.

OPERATING REVENUES

    WELL SERVICING. Well servicing revenues for the year ended June 30, 2001 increased $198,781,000, or 35.5%, to $758,273,000 from $559,492,000 in fiscal
2000. The increase was due to increased demand for the Company's well servicing equipment and services and higher pricing.

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    CONTRACT DRILLING.  Contract drilling revenues for the year ended June 30,
2001 increased $39,211,000, or 57.3%, to $107,639,000 from $68,428,000 in fiscal
2000. The increase was due to increased demand for the Company's contract drilling equipment and services and higher pricing.

OPERATING EXPENSES

    WELL SERVICING. Well servicing expenses for the year ended June 30, 2001 increased $93,168,000, or 23.3%, to $493,108,000 from $399,940,000 in fiscal
2000. The increase in expenses is due to higher utilization of the Company's well servicing equipment, higher labor costs and the overall increase in the Company's well servicing business. Despite the increased costs, well servicing expenses as a percentage of well servicing revenues decreased from 71.5% for fiscal 2000 to 65% for fiscal 2001. The margin improvement is due to improved operating efficiencies and the effects of higher pricing.

    CONTRACT DRILLING. Contract drilling expenses for the year ended June 30, 2001, increased $19,067,000, or 32.7%, to $77,366,000 from $58,299,000 in fiscal
2000. The increase is due to higher utilization of the Company's contract drilling equipment, higher labor costs and the overall increase in the Company's contract drilling business. Despite the increased costs, contract drilling expenses as a percentage of contract drilling revenues decreased from 85.2% in fiscal 2000 to 71.9% in fiscal 2001. The margin improvement is due to improved operating efficiencies and the effects of higher pricing.

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE

    The Company's depreciation, depletion and amortization expense for the year ended June 30, 2001 increased $4,175,000, or 5.9%, to $75,147,000 from
$70,972,000 in fiscal 2000. The increase is due to higher capital expenditures incurred during fiscal 2001 as the Company refurbished equipment and increased utilization of its contract drilling equipment (which it depreciates partially based on utilization).

GENERAL AND ADMINISTRATIVE EXPENSES

    The Company's general and administrative expenses for the year ended
June 30, 2001 increased $7,299,000, or 12.4%, to $66,071,000 from $58,772,000 in fiscal 2000. The increase was due to higher administrative costs resulting from the growth of the Company's operations as a result of improved industry conditions. Despite the increased costs, general and administrative expenses as a percentage of total revenues declined from 9.2% in fiscal 2000 to 7.6% in fiscal 2001.

INTEREST EXPENSE

    The Company's interest expense for the year ended June 30, 2001 decreased $15,370,000, or 21.4%, to $56,560,000 from $71,930,000 in fiscal 2000. The decrease was primarily due to the impact of the long-term debt reduction during fiscal 2001 and, to a lesser extent, lower short-term interest rates and borrowing margins on floating rate debt.

BAD DEBT EXPENSE

    The Company's bad debt expense for the year ended June 30, 2001 decreased $385,000, or 23.4%, to $1,263,000 from $1,648,000 in fiscal 2000. The decrease was primarily due to improved industry conditions for Key's customers and, to a lesser extent, the centralization of the Company's internal credit approval process.

EXTRAORDINARY GAIN

    During fiscal 2001, the Company repurchased $257,115,000 of its long-term debt at various discounts and premiums to par value and expensed related unamortized debt issuance costs, all of which resulted in an after-tax extraordinary gain of $429,000.

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INCOME TAXES

    The Company's income tax expense for the year ended June 30, 2001 increased $44,408,000 to $37,002,000 from a benefit of $7,406,000 in fiscal 2000. The increase in income tax expense is due to increased pre-tax income. The Company's effective tax rate for fiscal 2001 and 2000 was 37.2% and 26.5%, respectively. The effective tax rates vary from the statutory rate of 35% principally because of certain non-deductible goodwill amortization, other non-deductible expenses and state and local taxes.

CASH FLOW

    The Company's net cash provided by operating activities for the year ended June 30, 2001 increased $107,857,000 to $142,717,000 from $34,860,000 in fiscal
2000. The increase is due to higher revenues resulting from increased demand for the Company's equipment and services and higher pricing, partially offset by higher operating and general and administrative expenses resulting from increased business activity.

    The Company's net cash used in investing activities for the year ended June 30, 2001 increased $45,584,000 to $83,350,000 from $37,766,000 in fiscal
2000. The increase is due primarily to higher capital expenditures.

    The Company's net cash used by financing activities for the year ended
June 30, 2001 increased $256,443,000 to a use of $167,142,000 from cash provided of $89,301,000 in fiscal 2000. The increase is primarily the result of significant debt reduction during fiscal 2001, partially offset by proceeds from the Debt Offering and the exercise of stock options and warrants.

FISCAL YEAR ENDED JUNE 30, 2000 VERSUS FISCAL YEAR ENDED JUNE 30, 1999

    The Company's results of operations for the year ended June 30, 2000 reflect the impact of the industry recovery during such period resulting from increased commodity prices which in turn caused increased demand for the Company's equipment and services during fiscal 2000. The positive impact of this increased demand on the Company's operating results was partially offset by increased operating expenses incurred as a result of the increase in the Company's business activity.

THE COMPANY

    Revenues for the year ended June 30, 2000 increased $145,915,000, or 29.7%, to $637,732,000 from $491,817,000 in fiscal 1999, while net income for fiscal 2000 increased $34,299,000 to a net loss of $18,959,000 from a net loss of $53,258,000 in fiscal 1999. The increase in revenues is due to improved operating conditions and higher rig hours, the full year effect of the acquisitions completed during the early portion of fiscal 1999 and, to a lesser extent, higher pricing. The decrease in net loss is the result of improved operating conditions, higher pricing, and cost reduction initiatives. In addition, fiscal 1999 included non-recurring charges for debt issuance costs and restructuring initiatives as well as higher bad debt expense.

OPERATING REVENUES

    WELL SERVICING. Well servicing revenues for the year ended June 30, 2000 increased $125,835,000 or 29%, to $559,492,000 from $433,657,000 in fiscal 1999.
The increase was due to increased demand for the Company's well servicing equipment and services, the full year effect of the acquisitions completed during the early portion of fiscal 1999 and, to a lesser extent, higher pricing.

    CONTRACT DRILLING. Contract drilling revenues for the year ended June 30, 2000 increased $17,815,000, or 35.2%, to $68,428,000 from $50,613,000 in fiscal
1999. The increase was due to increased demand for the Company's contract drilling equipment and services, the full year effect of the acquisition completed during the early portion of fiscal 1999 and, to a lesser extent, higher pricing.

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OPERATING EXPENSES

    WELL SERVICING. Well servicing expenses for the year ended June 30, 2000 increased $74,975,000, or 23.1%, to $399,940,000 from $324,965,000 in fiscal
1999. The increase in expenses is due to higher utilization of the Company's well servicing equipment, higher labor costs and the overall increase in the Company's well servicing business. Despite the increased costs, well servicing expenses as a percent of well servicing revenues decreased from 74.9% for fiscal 1999 to 71.5% for fiscal 2000. The margin improvement is due to improved operating efficiencies and the effects of higher pricing.

    CONTRACT DRILLING. Contract drilling expenses for the year ended June 30, 2000, increased $14,743,000, or 33.8%, to $58,299,000 from $43,556,000 in fiscal
1999. The increase is due to higher utilization of the Company's contract drilling equipment, higher labor costs and the overall increase in the Company's contract drilling business. Despite the increased costs, contract drilling expenses as a percentage of contract drilling revenues decreased from 86.1% in fiscal 1999 to 85.2% in fiscal 2000. The margin improvement is due to improved operating efficiencies and the effects of higher pricing.

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE

    The Company's depreciation, depletion and amortization expense for the year ended June 30, 2000 increased $8,898,000, or 14.3%, to $70,972,000 from
$62,074,000 in fiscal 1999. The increase is due to higher capital expenditures incurred during fiscal 2000 as the Company refurbished equipment and increased utilization of its contract drilling equipment (which it depreciates partially based on utilization).

GENERAL AND ADMINISTRATIVE EXPENSES

    The Company's general and administrative expenses for the year ended
June 30, 2000 increased $5,664,000, or 10.7%, from $53,108,000 to $58,772,000 in fiscal 2000. The increase was due to higher administrative costs necessitated by the growth of the Company's operations as a result of the fiscal 1999 acquisitions and improved industry conditions. Despite the increased costs, general and administrative expenses as a percentage of total revenues declined from 10.8% in fiscal 1999 to 9.2% in fiscal 2000.

INTEREST EXPENSE

    The Company's interest expense for the year ended June 30, 2000 increased $4,529,000, or 6.7%, to $71,930,000 from $67,401,000 in fiscal 1999. The increase was primarily due to the full year effect of the debt incurred in connection with the acquisitions completed during the early portion of fiscal 1999, and, to a lesser extent, higher interest rates during fiscal 2000 partially offset by the impact of the long-term debt reduction during fiscal 2000.

BAD DEBT EXPENSE

    The Company's bad debt expense for the year ended June 30, 2000 decreased $4,280,000, or 72.2%, to $1,648,000 from $5,928,000 in fiscal 1999. The decrease was primarily due to improved industry conditions for Key's customers and, to a lesser extent, the centralization of the Company's internal credit approval process.

EXTRAORDINARY GAIN

    During the fourth quarter of fiscal 2000, the Company repurchased $10,190,000 of its 5% Convertible Subordinated Notes which resulted in an after-tax gain of $1,611,000.

INCOME TAXES

    The Company's income tax benefit for the year ended June 30, 2000 decreased $18,269,000 to $7,406,000 from $25,675,000 in fiscal 1999. The decrease in income tax benefit is due to the decrease in pretax loss. The Company's effective tax benefit rate for fiscal 2000 and 1999 was 26.5% and 32.5%, respectively. The fiscal 2000 effective tax benefit rate is different from the statutory rate of 35% principally because of certain non-deductible goodwill amortization, other non-deductible expenses and state and local taxes. The decrease in the fiscal 2000 effective tax benefit rate was due to an increase in the amount of non-deductible expenses, primarily as a result of the full year effect of the goodwill amortization of the acquisitions completed during the early portion of fiscal 1999.

CASH FLOW

    The Company's net cash provided by operating activities for the year ended June 30, 2000 increased $48,287,000 to a $34,860,000 from a use of $13,427,000 in fiscal 1999. The increase is due to higher revenues resulting from increased demand for the Company's equipment and services, the full year effect of the acquisitions completed during the early portion of fiscal 1999 and, to a lesser extent, higher pricing, partially offset by higher operating and general and administrative expenses resulting from increased business activity.

    The Company's net cash used in investing activities for the year ended
June 30, 2000 decreased $256,888,000, or 87.2%, to $37,766,000 from $294,654,000 in fiscal 1999. The decrease is due to no acquisitions having occurred during fiscal 2000 partially offset by higher capital expenditures.

    The Company's net cash provided by financing activities for the year ended June 30, 2000 decreased $216,993,000, or 70.8%, to $89,301,000 from $306,294,000 in fiscal 1999. The decrease is primarily the result of significantly decreased borrowings during fiscal 2000 and, to a lesser extent, the repayment of long-term debt partially offset by proceeds from the equity offering and the volumetric production payment completed in fiscal 2000.

                        LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically funded its operations, acquisitions, capital expenditures and working capital requirements from cash flow from operations, bank borrowings and the issuance of equity and long-term debt. The Company believes that its current reserves of cash and cash equivalents, availability of its existing credit lines, access to capital markets and internally generated cash flow from operations are sufficient to finance the cash requirements of its current and future operations.

    The Company's cash and cash equivalents decreased $107.8 million to $2.1 million as of June 30, 2001 from $109.9 million as of June 30, 2000, which included $100.6 million in net proceeds from the Company's equity offering which closed on June 30, 2000 and had not yet been applied to debt reduction.

    The Company projects approximately $65 million for capital expenditures for fiscal 2002 as compared to $82 million and $38 million in fiscal 2001 and 2000, respectively. The Company expects to finance its capital expenditures using net cash provided by operating activities and available credit. The Company believes that its cash flow and, to the extent required, borrowings under its current and future credit facilities, will be sufficient to fund such expenditures.

    As of June 30, 2001 the Company had working capital (excluding the current portion of long-term debt) of approximately $98,543,000, which includes cash and cash equivalents of approximately $2,098,000, as compared to working capital (excluding the current portion of long-term debt) of approximately $175,396,000, which includes cash and cash equivalents of approximately $109,873,000, as of June 30, 2000. The decrease in working capital is primarily due to the use of the net cash proceeds of $100,571,000 from the June 30, 2000 equity offering to repay long-term debt during the fiscal year ended June 30, 2001. Working capital at June 30, 2001, excluding the change in cash, increased from June 30, 2000 due to

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continuing improvement in operating results and timing differences related to cash receipts and disbursements.

LONG-TERM DEBT

    Other than capital lease obligations and miscellaneous notes payable, as of June 30, 2001, the Company's long-term debt was comprised of (i) a senior credit facility, (ii) a series of 8 3/8% Senior Notes Due 2008, (iii) a series of 14% Senior Subordinated Notes Due 2009, (iv) a series of 5% Convertible Subordinated Notes Due 2004, and (v) a series of 9 3/8% Senior Notes Due 2007.

SENIOR CREDIT FACILITY

    As of June 30, 2001, the Company had a senior credit facility with PNC Bank, National Association, as Administrative Agent, Norwest Bank Texas, N.A., as Collateral Agent, PNC Capital Markets, Inc., as Arranger, and the other lenders named from time to time parties thereto (as subsequently amended, the "Senior Credit Facility"), which consisted of a $125 million revolving loan facility. In addition, up to $20 million of letters of credit can be issued under the Senior Credit Facility, but any outstanding letters of credit reduce borrowing availability under the revolving loan facility. The commitment to make revolving loans was reduced to $100 million on September 14, 2001 and will reduce to $75 million on September 14, 2002. The revolving commitment will terminate on September 14, 2003, and all the revolving loans must be paid on or before that date. The revolving loan bears interest at rates based upon, at the Company's option, either the prime rate plus a margin ranging from 0.75% to 2.00% or a Eurodollar rate plus a margin ranging from 2.25% to 3.50%, in each case depending upon the ratio of the Company's total debt (less cash on hand over $5 million) to the Company's trailing 12-month EBITDA, as adjusted.

    During fiscal 2001, the Company repaid in full approximately $198.9 million under the term loans which were originally included in the Senior Credit Facility while decreasing net borrowings under the revolver by $91 million. As a result, at June 30, 2001 the principal amounts outstanding under (i) the original term loans were fully repaid and (ii) the revolver was approximately $2.0 million. Additionally, at June 30, 2001, the Company had outstanding letters of credit totaling approximately $12.0 million related to its workers compensation insurance program. Since June 30, 2001 the principal amount outstanding under the revolver has increased to $38.0 million as of September 25, 2001. These funds were used to repurchase certain long-term debt of the Company.

    See Note 5 to Consolidated Financial Statements-Long Term Debt for further discussion of the Senior Credit Facility.

8 3/8% SENIOR NOTES

    On March 6, 2001, the Company completed a private placement of $175,000,000 of 8 3/8% Senior Notes due 2008 (the "8 3/8% Senior Notes"). The net cash proceeds from the private placement were used to repay all of the remaining balance of the original term loans under the Senior Credit Facility and a portion of the revolving loans under the Senior Credit Facility. The 8 3/8% Senior Notes are senior unsecured obligations, ranking equally with the Company's other senior unsecured indebtedness. The 8 3/8% Senior Notes are effectively subordinated to Key's secured indebtedness which includes borrowings under the Senior Credit Facility and the Dawson 9 3/8% Senior Notes.

    On and after March 1, 2005 the Company may redeem some or all of the 8 3/8% Senior Notes at any time at varying redemption prices in excess of par, plus accrued interest. In addition, before March 1, 2004, the Company may redeem up to 35% of the aggregate principal amount of the 8 3/8% Senior Notes with the proceeds of certain sales of equity at 108.375% of par plus accrued interest.

    At June 30, 2001, $175,000,000 principal amount of the 8 3/8% Senior Notes remained outstanding. The 8 3/8% Senior Notes pay interest semi-annually on March 1 and September 1 of each year.

14% SENIOR SUBORDINATED NOTES

    On January 22, 1999 the Company completed the private placement of 150,000 units (the "Units") consisting of $150,000,000 of 14% Senior Subordinated Notes due 2009 (the "14% Senior Subordinated Notes") and 150,000 warrants to purchase 2,173,433 shares of common stock at an exercise price of $4.88125 per share (the "Unit Warrants"). The net cash proceeds from the private placement were used to repay substantially all of the remaining $148.6 million principal amount (plus accrued interest) owed under the Company's bridge loan facility arranged in connection with the acquisition of Dawson Production Services, Inc. ("Dawson").

    On and after January 15, 2004, the Company may redeem some or all of the 14% Senior Subordinated Notes at any time at varying redemption prices in excess of par, plus accrued interest. In addition, before January 15, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 14% Senior Subordinated Notes with the proceeds of certain sales of equity at 114% of par plus accrued interest. On June 11, 2001 the Company exercised its right of redemption for $10,313,000 principal amount of the 14% Senior Subordinated Notes at a price of 114% of the principal amount plus accrued interest, leaving $139,687,000 principal amount outstanding as of June 30, 2001.

    The Unit Warrants have separated from the 14% Senior Subordinated Notes and became exercisable on January 25, 2000. On the date of issuance, the value of the Unit Warrants was estimated at $7,434,000 and is classified as a discount to the 14% Senior Subordinated Notes on the Company's consolidated balance sheet. The discount is being amortized to interest expense over the term of the 14% Senior Subordinated Notes. The 14% Senior Subordinated Notes mature and the Unit Warrants expire on January 15, 2009. The 14% Senior Subordinated Notes are subordinate to the Company's senior indebtedness, which includes borrowings under the Senior Credit Facility, the Dawson 9 3/8% Senior Notes and the 8 3/8% Senior Notes.

    At June 30, 2001, $139,687,000 principal amount of the 14% Senior Subordinated Notes remained outstanding. The 14% Senior Subordinated Notes pay interest semi-annually on January 15 and July 15 of each year. Interest payments of approximately $10,500,000 were made on July 15, 2000 and January 15, 2001, respectively. As of June 30, 2001, 62,500 Unit Warrants had been exercised, producing approximately $4,173,000 of proceeds to the Company and leaving 87,500 Unit Warrants outstanding. Since June 30, 2001, the Company repurchased (and canceled) an additional $6,784,000 principal amount of the 14% Senior Subordinated Notes, leaving $132,903,000 outstanding as of September 25, 2001.

5% CONVERTIBLE SUBORDINATED NOTES

    In late September and early October 1997, the Company completed a private placement of $216 million of 5% Convertible Subordinated Notes due 2004 (the "5% Convertible Subordinated Notes"). The 5% Convertible Subordinated Notes are subordinate to the Company's senior indebtedness, which includes borrowings under the Senior Credit Facility, the 14% Senior Subordinated Notes, the Dawson 9 3/8% Senior Notes and the 8 3/8% Senior Notes. The 5% Convertible Subordinated Notes are convertible, at the holder's option, into shares of the Company's common stock at a conversion price of $38.50 per share, subject to certain adjustments.

    The 5% Convertible Subordinated Notes are redeemable, at the Company's option, on and after September 15, 2000, in whole or part, together with accrued and unpaid interest. The initial redemption price is 102.86% for the year beginning September 15, 2000 and declines ratably thereafter on an annual basis.

    During fiscal 2001, the Company repurchased (and canceled) $47,384,000 principal amount of the 5% Convertible Subordinated Notes, leaving $158,426,000 principal amount of the 5% Convertible Subordinated Notes outstanding at June 30, 2001. Since June 30, 2001, the Company repurchased (and

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canceled) an additional $46,493,000 principal amount of the 5% Convertible
Subordinated Notes, leaving $111,933,000 outstanding as of September 25, 2001.

    Interest on the 5% Convertible Subordinated Notes is payable on March 15 and September 15. Interest of approximately $4,890,000 and $4,815,000 million was paid on September 15, 2000 and March 15, 2001, respectively.

DAWSON 9 3/8% SENIOR NOTES

    As a result of the Dawson acquisition, the Company, its subsidiaries and U.S. Trust Company of Texas, N.A., as trustee ("U.S. Trust"), entered into a Supplemental Indenture dated September 21, 1998 (the "Supplemental Indenture"), pursuant to which the Company assumed the obligations of Dawson under the Indenture dated February 20, 1997 (the "Dawson Indenture") between Dawson and U.S. Trust. The senior notes due 2007 (the "Dawson 9 3/8% Senior Notes") issued pursuant to the Dawson Indenture were equally and ratably secured with the obligations under the Senior Credit Facility. As a result of a mandatory tender offer made in connection with the Dawson acquisition and subsequent repurchases, only $1,106,000 principal amount of Dawson 9 3/8% Senior Notes remained outstanding at June 30, 2000.

    During the quarter ended September 30, 2000, the Company repurchased (and canceled) $800,000 principal amount of Dawson 9 3/8% Senior Notes. During the quarter ended June 30, 2001, the Company repurchased an additional $60,000 principal amount of the Dawson 9 3/8% Senior Notes, leaving $246,000 principal amount of the Dawson 9 3/8% Senior Notes outstanding at June 30, 2001. Interest on the Dawson 9 3/8% Senior Notes is payable on February 1 and August 1 of each year. Interest of approximately $52,000 and $14,000 was paid on August 1, 2000 and February 1, 2001, respectively.

7% CONVERTIBLE SUBORDINATED DEBENTURES

    In July 1996, the Company completed a private placement of $52,000,000 principal amount of 7% Convertible Subordinated Debentures due 2003 (the "7% Convertible Subordinated Debentures"). During the quarter ended September 30, 2000, $985,000 principal amount of the 7% Convertible Subordinated Debentures were surrendered for conversion by the holders thereof and 101,025 shares of common stock were issued on September 1, 2000 in connection with the conversion. On September 1, 2000, the remaining $15,000 principal amount of the outstanding 7% Convertible Subordinated Debentures was redeemed at 103% of the principal amount plus accrued interest, leaving none outstanding. Interest on the 7% Convertible Subordinated Debentures is payable on January 1 and July 1 of each year. Interest of approximately $35,000 was paid on July 1, 2000.

                 IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    The FASB recently issued Statements of Financial Accounting Standards
No. 141 "Business Combinations", No.142 "Goodwill and Other Intangible Assets" and No. 143 "Accounting for Asset Retirement Obligations". Statement 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. Statement 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The standard is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for entities with fiscal years beginning after March 15, 2001, provided the first interim financial statements have not previously been issued. Statement 143 establishes requirements for the accounting of removal-type costs associated with asset retirements. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Company is currently assessing the impact of these statements on its consolidated financial statements and whether to early adopt Statement 142 in the first quarter of fiscal 2002.

                       IMPACT OF INFLATION ON OPERATIONS

    Management is of the opinion that inflation has not had a significant impact on Key's business.

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ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    Special Note: Certain statements set forth below under this caption constitute "forward-looking statements". See "Special Note Regarding Forward-Looking Statements" for additional factors relating to such statements.

    The primary objective of the following information is to provide forward-looking quantitative and qualitative information about Key's potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in foreign currency exchange risk, interest rates and oil and natural gas prices. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how Key views and manages its ongoing market risk exposures.

                               INTEREST RATE RISK

    At June 30, 2001, Key had long-term debt outstanding of $493,907,000. Of this amount, $468,943,000 or 94.9%, bears interest at fixed rates as follows:

                                                              BALANCE AT
                                                                6/30/01
                                                              -----------
                                                              (THOUSANDS)
8 3/8% Senior Notes Due 2008................................   $175,000
5% Convertible Subordinated Notes Due 2004..................    158,426
14% Senior Subordinated Notes Due 2009......................    134,466
Dawson 9 3/8% Senior Notes Due 2007.........................        246
Other (rates generally ranging from 8.0% to 8.5%)...........        805
                                                               --------
                                                               $468,943
                                                               ========

    The remaining $24,964,000 of debt outstanding as of June 30, 2001 bears interest at floating rates which averaged approximately 9.34% at June 30, 2001. A 10% increase in short-term interest rates on the floating-rate debt outstanding at June 30, 2001 would equal approximately 93 basis points. Such an increase in interest rates would increase Key's fiscal 2002 interest expense by approximately $200,000 assuming borrowed amounts remain outstanding.

    The above sensitivity analysis for interest rate risk excludes accounts receivable, accounts payable and accrued liabilities because of the short-term maturity of such instruments.

                             FOREIGN CURRENCY RISK

    Key's net assets, net earnings and cash flows from its Argentina subsidiaries are currently not exposed to foreign currency risk, as Argentina's currency is tied to the U.S. dollar. Key's net assets, net earnings and cash flows from its Canadian subsidiary is based on the U.S. dollar equivalent of such amounts measured in Canadian dollars. Assets and liabilities of the Canadian operations are translated to U.S. dollars using the applicable exchange rate as of the end of a reporting period. Revenues, expenses and cash flow are translated using the average exchange rate during the reporting period.

    A 10% change in the Canadian-to-U.S. Dollar exchange rate would not be material to the net assets, net earnings or cash flows of Key.

                              COMMODITY PRICE RISK

    Key's major market risk exposure for its oil and natural gas production operations is in the pricing applicable to its oil and natural gas sales. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices for natural gas. Pricing for oil and natural gas production has been volatile and unpredictable for several years.

    The Company periodically hedges a portion of its oil and natural gas production through collar and option agreements. The purpose of the hedges is to provide a measure of stability in the volatile environment of oil and natural gas prices and to manage exposure to commodity price risk under existing sales commitments. The Company's risk management objective is to lock in a range of pricing for expected production volumes. This allows the Company to forecast future earnings within a predictable range. The Company meets this objective by entering into collar and option arrangements which allow for acceptable cap and floor prices.

    As of June 30, 2001, Key had oil and natural gas price collars and put options in place, as detailed in the following table. The total fiscal 2001 hedged oil and natural gas volumes represent approximately 32% and 20%, respectively, of expected calendar year total production. A 10% variation in the market price of oil or natural gas from their levels at June 30, 2001 would have no material impact on the Company's net assets, net earnings or cash flows (as derived from commodity option contracts).

    The following table sets forth the future volumes hedged by year and the weighted-average strike price of the option contracts at June 30, 2001 and 2000:

                            MONTHLY INCOME                                   STRIKE PRICE
                        ----------------------                               PER BBL/MMBTU
                          OIL      NATURAL GAS                            -------------------
                         (BBLS)      (MMBTU)              TERM             FLOOR       CAP      FAIR VALUE
                        --------   -----------   ----------------------   --------   --------   ----------
At June 30, 2001
  Oil Collar..........   5,000            --      Mar 2001 - Feb 2002      $19.70    $  23.70   $(115,000)
  Oil Put.............   5,000            --      Mar 2002 - Feb 2003       22.00          --     141,000
  Gas Collar..........      --        40,000      Mar 2001 - Feb 2002        2.40        2.91    (229,000)
  Gas Put.............      --        75,000      Mar 2002 - Feb 2003        3.00          --     894,000

At June 30, 2000
  Oil Collars.........   4,000            --      May 2000 - Feb 2001      $22.20    $  26.50   $(118,000)
                         5,000            --      Mar 2001 - Feb 2002       19.70       23.70    (140,000)
  Gas Collars.........      --        30,000      May 2000 - Feb 2001        2.60        3.19    (272,000)
                            --        40,000      Mar 2001 - Feb 2002        2.40        2.91    (248,000)

(The strike prices for the oil collars and put are based on the NYMEX spot price for West Texas Intermediate; the strike prices for the natural gas collars are based on the Inside FERC-West Texas Waha spot price; the strike price for the natural gas put is based on the Inside FERC-El Paso Permian spot price.)

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    Presented herein are the consolidated financial statements of Key Energy Services, Inc. as of June 30, 2001 and 2000 and the years ended June 30, 2001, 2000 and 1999.

    Also included is the report of KPMG LLP, independent certified public accountants, on such consolidated financial statements as of June 30, 2001 and 2000 and for the years ended June 30, 2001, 2000 and 1999.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Balance Sheets.................................     23

Consolidated Statements of Operations.......................     24

Consolidated Statements of Comprehensive Income.............     25

Consolidated Statements of Cash Flows.......................     26

Consolidated Statements of Stockholders' Equity.............     27

Notes to Consolidated Financial Statements..................     28

Independent Auditors' Report................................     59

                           KEY ENERGY SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30, 2001       JUNE 30, 2000
                                                              -------------       -------------
                                                               (THOUSANDS, EXCEPT SHARE DATA)
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................    $    2,098          $  109,873
  Accounts receivable, net of allowance for doubtful
    accounts ($4,082--2001, $3,189--2000)...................       177,016             123,203
  Inventories...............................................        16,547              10,028
  Income taxes receivable...................................            --               5,588
  Prepaid expenses and other current assets.................        10,489               4,897
                                                                ----------          ----------
Total current assets........................................       206,150             253,589
                                                                ----------          ----------
Property and equipment:
  Well servicing equipment..................................       723,724             668,107
  Contract drilling equipment...............................       119,122             105,454
  Motor vehicles............................................        64,907              55,042
  Oil and gas properties and other related equipment,
    successful efforts method...............................        44,245              43,855
  Furniture and equipment...................................        24,865              11,013
  Buildings and land........................................        37,812              36,966
                                                                ----------          ----------
Total property and equipment................................     1,014,675             920,437
Accumulated depreciation & depletion........................      (220,959)           (159,876)
                                                                ----------          ----------
Net property and equipment..................................       793,716             760,561
                                                                ----------          ----------
  Goodwill, net of accumulated amortization ($28,168--2001,
    $18,849--2000)..........................................       189,875             198,633
  Deferred costs, net.......................................        17,624              18,855
  Notes receivable--related parties.........................         6,050               5,150
  Other assets..............................................        14,869               9,477
                                                                ----------          ----------
Total assets................................................    $1,228,284          $1,246,265
                                                                ==========          ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   42,544          $   35,801
  Other accrued liabilities.................................        48,923              26,398
  Accrued interest..........................................        16,140              15,994
  Current portion of long-term debt.........................         7,946              14,655
                                                                ----------          ----------
Total current liabilities...................................       115,553              92,848
                                                                ----------          ----------
Long-term debt, less current portion........................       485,961             651,945
Deferred revenue............................................        14,104              17,031
Non-current accrued expenses................................         8,388               1,847
Deferred tax liability......................................       127,400              99,707
Commitments and contingencies...............................            --                  --
Stockholders' equity:
  Common stock, $0.10 par value; 200,000,000 shares
    authorized, 101,440,166 and 97,209,504 shares issued,
    respectively at June 30, 2001 and June 30, 2000,
    respectively............................................        10,144               9,723
  Additional paid-in capital................................       444,768             413,962
  Treasury stock, at cost; 416,666 shares at June 30, 2001
    and June 30, 2000.......................................        (9,682)             (9,682)
  Accumulated other comprehensive income....................            62                   8
  Retained earnings (deficit)...............................        31,586             (31,124)
                                                                ----------          ----------
Total stockholders' equity..................................       476,878             382,887
                                                                ----------          ----------
Total liabilities and stockholders' equity..................    $1,228,284          $1,246,265
                                                                ==========          ==========

  SEE THE ACCOMPANYING NOTES WHICH ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                           KEY ENERGY SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED JUNE 30,
                                                              ------------------------------------
                                                                 2001         2000         1999
                                                              ----------   ----------   ----------
                                                               (THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Well servicing............................................   $758,273     $559,492     $433,657
  Contract drilling.........................................    107,639       68,428       50,613
  Other.....................................................      7,350        9,812        7,547
                                                               --------     --------     --------
Total revenues..............................................    873,262      637,732      491,817
                                                               --------     --------     --------
COSTS AND EXPENSES:
  Well servicing............................................    493,108      399,940      324,965
  Contract drilling.........................................     77,366       58,299       43,556
  Depreciation, depletion and amortization..................     75,147       70,972       62,074
  General and administrative................................     66,071       58,772       53,108
  Bad debt expense..........................................      1,263        1,648        5,928
  Debt issuance costs.......................................         --           --        6,307
  Interest..................................................     56,560       71,930       67,401
  Other expenses............................................      4,464        4,147        2,907
  Corporate restructuring...................................         --           --        4,504
                                                               --------     --------     --------
Total costs and expenses....................................    773,979      665,708      570,750
                                                               --------     --------     --------
Income (loss) before income taxes...........................     99,283      (27,976)     (78,933)
Income tax benefit (expense)................................    (37,002)       7,406       25,675
                                                               --------     --------     --------
INCOME (LOSS) BEFORE EXTRAORDINARY GAIN (LOSS)..............   $ 62,281     $(20,570)    $(53,258)
Extraordinary gain (loss) on retirement of debt, less
  applicable income taxes of $255--2001 and $580--2000......        429        1,611           --
                                                               --------     --------     --------
NET INCOME (LOSS)...........................................   $ 62,710     $(18,959)    $(53,258)
                                                               ========     ========     ========
EARNINGS (LOSS) PER SHARE:
  Basic--before extraordinary gain (loss)...................   $   0.63     $  (0.25)    $  (1.94)
  Extraordinary gain (loss) on retirement of debt, net of
    tax.....................................................         --         0.02           --
                                                               --------     --------     --------
  Basic--after extraordinary gain...........................   $   0.63     $  (0.23)    $  (1.94)
                                                               ========     ========     ========
  Diluted--before extraordinary gain........................   $   0.61     $  (0.25)    $  (1.94)
  Extraordinary gain on retirement of debt, net of tax......         --         0.02           --
                                                               --------     --------     --------
  Diluted--after extraordinary gain.........................   $   0.61     $  (0.23)    $  (1.94)
                                                               ========     ========     ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic.....................................................     98,195       83,815       27,501
  Diluted...................................................    102,271       83,815       27,501

  SEE THE ACCOMPANYING NOTES WHICH ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                           KEY ENERGY SERVICES, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                       (THOUSANDS)
NET INCOME (LOSS)...........................................  $62,710    $(18,959)  $(53,258)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
  Derivative transition adjustment (See Note 8).............     (778)         --         --
  Oil and natural gas derivatives adjustment (See Note 8)...      306          --         --
  Amortization of oil and natural gas derivatives (See Note
    8)......................................................      558          --         --
  Reversal of unrealized gains on available-for-sale
    securities..............................................       --          --     (1,525)
  Currency translation gain(loss)...........................      (32)         (1)         9
                                                              -------    --------   --------
COMPREHENSIVE INCOME (LOSS), NET OF TAX.....................  $62,764    $(18,960)  $(54,774)
                                                              =======    ========   ========

  SEE THE ACCOMPANYING NOTES WHICH ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                           KEY ENERGY SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED JUNE 30,
                                                              --------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   --------
                                                                        (THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  62,710   $ (18,959)  $(53,258)
  ADJUSTMENTS TO RECONCILE INCOME FROM OPERATIONS TO NET
    CASH PROVIDED BY (USED IN) OPERATIONS:
  Depreciation, depletion and amortization..................     75,147      70,972     62,074
  Bad debt expense..........................................      1,263       1,648      5,928
  Amortization of deferred debt issuance costs..............      4,317       5,919      5,216
  Restructuring charge......................................         --          --        233
  Deferred income taxes.....................................     34,698      (1,818)   (25,675)
  (Gain) loss on sale of assets.............................        173          25        111
  Extraordinary (gain) loss, net of tax.....................       (429)     (1,611)        --
  Other non-cash items......................................         --          --         13
  CHANGE IN ASSETS AND LIABILITIES NET OF EFFECTS FROM THE
    ACQUISITIONS:
    (Increase) decrease in accounts receivable..............    (55,076)    (32,853)     9,741
    (Increase) decrease in other current assets.............     (4,485)     (5,483)      (432)
    Increase (decrease) in accounts payable, accrued
      interest and accrued expenses.........................     29,414      18,875    (17,378)
    Other assets and liabilities............................     (5,015)     (1,855)        --
                                                              ---------   ---------   --------
  Net cash provided by (used in) operating activities.......    142,717      34,860    (13,427)
                                                              ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures--well servicing......................    (50,799)    (26,469)   (26,776)
  Capital expenditures--contract drilling...................    (15,884)     (8,282)    (1,063)
  Capital expenditures--other...............................    (15,437)     (3,422)    (3,468)
  Proceeds from sale of fixed assets........................      3,415       2,722      7,110
  Notes receivable from related parties.....................     (1,500)     (2,315)    (2,835)
  Cash received in acquisitions.............................         --          --     27,008
  Acquisitions--well servicing..............................     (2,345)         --   (292,638)
  Acquisitions--contract drilling...........................       (800)         --         --
  Other assets and liabilities..............................         --          --     (1,992)
                                                              ---------   ---------   --------
  Net cash provided by (used in) investing activities.......    (83,350)    (37,766)  (294,654)
                                                              ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt and capital lease
    obligations.............................................   (382,540)    (51,077)  (487,376)
  Borrowings under line-of-credit...........................     30,000      12,000    328,411
  Proceeds from equity offerings, net of expenses...........         --     100,571    180,441
  Proceeds from long-term debt..............................    175,210          --    142,566
  Proceeds paid for debt issuance costs.....................     (4,958)         --    (15,274)
  Proceeds from other long-term debt........................         --          --    150,000
  Proceeds from forward sale, net of expenses...............         --      18,236         --
  Proceeds from issuance of warrants........................         --          --      7,434
  Proceeds from exercise of warrants........................        847       8,473         --
  Proceeds from exercise of stock options...................     14,617       1,098         92
  Other.....................................................       (318)         --         --
                                                              ---------   ---------   --------
  Net cash provided by (used in) financing activities.......   (167,142)     89,301    306,294
                                                              ---------   ---------   --------
  Net increase (decrease) in cash...........................   (107,775)     86,395     (1,787)
  Cash and cash equivalents at beginning of period..........    109,873      23,478     25,265
                                                              ---------   ---------   --------
  Cash and cash equivalents at end of period................  $   2,098   $ 109,873   $ 23,478
                                                              =========   =========   ========

  SEE THE ACCOMPANYING NOTES WHICH ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                            KEY ENERGY SERVICES INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (THOUSANDS)

                                               COMMON STOCK                                             ACCUMULATED
                                          -----------------------   ADDITIONAL                             OTHER
                                          NUMBER OF    AMOUNT AT     PAID-IN     TREASURY   RETAINED   COMPREHENSIVE
                                            SHARES        PAR        CAPITAL      STOCK     EARNINGS       INCOME        TOTAL
                                          ----------   ----------   ----------   --------   --------   --------------   --------
BALANCE AT JUNE 30, 1998................    18,685      $ 1,868      $119,303    $(9,682)   $41,093       $ 1,525       $154,107
                                           -------      -------      --------    -------    --------      -------       --------
Reversal of unrealized gain on available
  for sale securities...................        --           --            --         --         --        (1,525)        (1,525)
Foreign currency translation adjustment,
  net of tax............................        --           --            --         --         --             9              9
Issuance of warrants with 14% Notes.....        --           --         7,434         --         --            --          7,434
Issuance of common stock in equity
  offering, net of offering costs.......    64,245        6,425       174,016         --         --            --        180,441
Issued to lender in lieu of fee.........       200           20           980         --         --            --          1,000
Exercise of options.....................        15            2            92         --         --            --             94
Other...................................        10            2          (210)        --         --            --           (208)
Net income (loss).......................        --           --            --         --    (53,258)           --        (53,258)
                                           -------      -------      --------    -------    --------      -------       --------
BALANCE AT JUNE 30, 1999................    83,155      $ 8,317      $301,615    $(9,682)   $(12,165)     $     9       $288,094
                                           -------      -------      --------    -------    --------      -------       --------
Foreign currency transition adjustment,
  net of tax............................        --           --            --         --         --            (1)            (1)
Exercise of warrants....................     2,431          243         8,230         --         --            --          8,473
Exercise of options.....................       241           24         1,074         --         --            --          1,098
Conversion of 7% Debentures.............       380           38         3,568         --         --            --          3,606
Issuance of common stock in equity
  offering, net of offering costs.......    11,000        1,100        99,471         --         --            --        100,571
Other...................................         3            1             4         --         --            --              5
Net income (loss).......................        --           --            --         --    (18,959)           --        (18,959)
                                           -------      -------      --------    -------    --------      -------       --------
BALANCE AT JUNE 30, 2000................    97,210      $ 9,723      $413,962    $(9,682)   $(31,124)     $     8       $382,887
                                           -------      -------      --------    -------    --------      -------       --------
Derivative transition adjustment (see
  Note 8)...............................        --           --            --         --         --          (778)          (778)
Oil and natural gas derivatives
  adjustment, net of tax (See Note 8)...        --           --            --         --         --           306            306
Amortization of oil and natural gas
  derivatives (see Note 8)..............        --           --            --         --         --           558            558
Foreign currency translation adjustment,
  net of tax............................        --           --            --         --         --           (32)           (32)
Exercise of warrants....................       185           19           828         --         --            --            847
Exercise of options.....................     3,106          308        14,309         --         --            --         14,617
Conversion of 7% Debentures.............       101           10           947         --         --            --            957
Issuance of common stock for
  acquisitions..........................       838           84         8,036         --         --            --          8,120
Deferred tax benefit--compensation
  expense...............................        --           --         7,004         --         --            --          7,004
Other...................................        --           --          (318)        --         --            --           (318)
Net income (loss).......................        --           --            --         --     62,710            --         62,710
                                           -------      -------      --------    -------    --------      -------       --------
BALANCE AT JUNE 30, 2001................   101,440      $10,144      $444,768    $(9,682)   $31,586       $    62       $476,878
                                           =======      =======      ========    =======    ========      =======       ========

  SEE THE ACCOMPANYING NOTES WHICH ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                            KEY ENERGY SERVICES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2001, 2000 AND 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Key Energy Services, Inc. (the "Company" or "Key"), is the largest onshore, rig-based well servicing contractor in the world, with approximately 1,477 well service rigs and 1,455 oilfield service vehicles as of June 30, 2001. The Company provides a complete range of well services to major oil companies and independent oil and natural gas production companies, including: rig-based well maintenance, workover, completion, and recompletion services (including horizontal recompletions); oilfield trucking services; and ancillary oilfield services. Key conducts well servicing operations onshore the continental United States in the following regions: Gulf Coast (including South Texas, Central Gulf Coast of Texas, and South Louisiana), Permian Basin of West Texas and Eastern New Mexico, Mid-Continent (including the Anadarko, Hugoton and Arkoma Basins, and the ArkLaTex region), Four Corners (including the San Juan, Piceance, Uinta, and Paradox Basins), Eastern (including the Appalachian, Michigan and Illinois Basins), Rocky Mountains (including the Denver-Julesberg, Powder River, Wind River, Green River and Williston Basins), and California (the San Joaquin Basin), and internationally in Argentina and Ontario, Canada. The Company is also a leading onshore drilling contractor, with 79 land drilling rigs as of June 30, 2001. Key conducts land drilling operations in a number of major domestic producing basins, as well as in Argentina and in Ontario, Canada. Key also produces and develops oil and natural gas reserves in the Permian Basin region and Texas Panhandle.

BASIS OF PRESENTATION

    The Company's consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated. The accounting policies presented below have been followed in preparing the accompanying consolidated financial statements.

ESTIMATES AND UNCERTAINTIES

    Preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

    Inventories, which consist primarily of oilfield service parts and supplies held for consumption and parts and supplies held for sale at the Company's various retail supply stores, are valued at the lower of average cost or market.

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

    The Company provides for depreciation and amortization of oilfield service and related equipment using the straight-line method, excluding its drilling rigs, over the following estimated useful lives of the assets:

DESCRIPTION                                                    YEARS
-----------                                                   --------
Well service rigs...........................................      25
Motor vehicles..............................................       5
Furniture and equipment.....................................     3-7
Buildings and improvements..................................   10-40
Gas processing facilities...................................      10
Disposal wells..............................................   15-30
Trucks, trailers and related equipment......................    7-15

    The components of a well service rig that generally require replacement during the rig's life are depreciated over their estimated useful lives, which range from three to 15 years. The basic rigs, excluding components, have estimated useful lives from date of original manufacture ranging from 25 to 35 years. Salvage values are assigned to the rigs based on an estimate of 10%.

    Effective July 1, 1998, the Company made certain changes in the estimated useful lives of its well service rigs, increasing the lives from 17 years to 25 years. This change decreased the net loss for the twelve months ended
June 30, 1999 by approximately $3,100,000 ($0.11 per share-basic). This change was made to better reflect the expected utilization of these assets over time, to better provide matching of revenues and expenses and to better reflect the industry standard in regards to estimated useful lives of workover rigs.

    The Company uses the units-of-production method to depreciate its drilling rigs. This method takes into consideration the number of days the rigs are actually in service each month and depreciation is recorded for at least
15 days each month for each rig that is available for service. The Company believes that this method appropriately reflects its financial results by matching revenues with expenses and appropriately reflects how the assets are to be used over time.

    The Company uses the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs and geological and geophysical costs (if any), are expensed. Capitalized costs relating to proved properties are depleted using the units-of-production method.

    The Company follows the provisions of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets including certain identifiable intangibles, held and used by the Company, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of applying this statement, the Company groups its long-lived assets, including goodwill, on a yard-by-yard basis and compares the estimated future cash flows of each yard to the yard's net carrying value including allocable goodwill. The Company would record an impairment charge, reducing the yard's net carrying value to an estimated fair value, if the estimated future cash flows

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) were less than the yard's net carrying value. Since adoption of this statement no impairment charges have been required.

HEDGING AND DERIVATIVE FINANCIAL INSTRUMENTS

    The Company uses derivative financial instruments, primarily commodity option contracts to reduce the exposure of its oil and gas producing operations to changes in the market price of natural gas and crude oil and to fix the price for natural gas and crude oil independently of the physical sale.

    The financial instruments that the Company accounts for as hedging contracts must meet the following criteria: the underlying asset or liability must expose the Company to price risk that is not offset in another asset or liability, the hedging contract must reduce that price risk, and the instrument must be designated as a hedge at the inception of the contract and throughout the contract period. In order to qualify as a hedge, there must be clear correlation between changes in the fair value of the financial instrument and the fair value of the underlying asset or liability such that changes in the market value of the financial instrument will be offset by the effect of price rate changes on the exposed items.

    Prior to the adoption of SFAS 133, premiums paid for commodity option contracts, which qualify as hedges, are amortized to oil and natural gas sales over the terms of the contracts. Unamortized premiums are included in other assets in the consolidated balance sheet. Amounts receivable under the commodity option contracts are accrued as an increase in oil and natural gas sales for the applicable periods.

    Effective July 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") as amended by SFAS No. 137 and No. 138 ("SFAS 138"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires the recognition of all derivative instruments as assets and liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. See Note 8.

COMPREHENSIVE INCOME

    The Company follows the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the provisions of SFAS 130, the Company has presented the components of comprehensive income in its Consolidated Statements of Comprehensive Income.

ENVIRONMENTAL

    The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the adverse environmental effects of the disposal or

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

GOODWILL

    Net goodwill, totaling $189.9 million and $198.6 million at June 30, 2001 and 2000, respectively, represents the cost in excess of fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed in purchase transactions. Goodwill is being amortized on a straight-line basis over periods ranging from ten to 25 years. Amortization of goodwill for fiscal 2001, 2000 and 1999 was approximately $9,322,000, $9,840,000 and $9,202,000, respectively. The carrying amount of unamortized goodwill is reviewed for potential impairment loss whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable (see Property and Equipment above, for further discussion).

DEFERRED COSTS

    Deferred costs totaling $31,052,000 and $30,998,000 at June 30, 2001 and 2000, respectively, represent debt issuance costs and are recorded net of accumulated amortization of $13,428,000 and $12,143,000 at June 30, 2001 and 2000, respectively. Deferred costs are amortized to interest expense using the straight-line method over the life of each applicable debt instrument or to extraordinary loss as related debt is retired early. This method approximates the amortization which would be recorded using the effective interest method. Amortization of deferred costs totaled approximately $3,578,000, $5,176,000 and $4,664,000 for fiscal 2001, 2000 and 1999, respectively. Unamortized debt issuance costs included in the determination of the extraordinary gain (loss) on retirement of debt, net of tax, totaled approximately $1,620,000 for fiscal 2001.

INCOME TAXES

    The Company accounts for income taxes based upon Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the statutory enactment date. A valuation allowance for deferred tax assets is recognized when it is more likely than not that the benefit of deferred tax assets will not be realized.

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The Company and its eligible subsidiaries file a consolidated U. S. federal income tax return. Certain subsidiaries that are consolidated for financial reporting purposes are not eligible to be included in the consolidated U. S. federal income tax return and separate provisions for income taxes have been determined for these entities or groups of entities.

EARNINGS PER SHARE

    The Company presents earnings per share information in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Under SFAS 128, basic earnings per common share are determined by dividing net earnings applicable to common stock by the weighted average number of common shares actually outstanding during the year. Diluted earnings per common share is based on the increased number of shares that would be outstanding assuming conversion of dilutive outstanding convertible securities using the "as if converted" method.

                                                                      YEAR ENDED JUNE 30,
                                                              ------------------------------------
                                                                 2001         2000         1999
                                                              ----------   ----------   ----------
                                                               (THOUSANDS, EXCEPT PER SHARE DATA)
BASIC EPS COMPUTATION:
NUMERATOR
  Net income (loss) before extraordinary gain (loss)........   $ 62,281     $(20,570)    $(53,258)
  Extraordinary gain (loss), net of tax.....................        429        1,611           --
                                                               --------     --------     --------
  Net income (loss).........................................   $ 62,710     $(18,959)    $(53,258)
                                                               ========     ========     ========
DENOMINATOR
  Weighted average common shares outstanding................     98,195       83,815       27,501
                                                               --------     --------     --------
BASIC EPS:
  Before extraordinary gain (loss)..........................   $   0.63     $  (0.25)    $  (1.94)
  Extraordinary gain (loss), net of tax.....................         --         0.02           --
                                                               --------     --------     --------
  Net income (loss).........................................   $   0.63     $  (0.23)    $  (1.94)
                                                               ========     ========     ========
DILUTED EPS COMPUTATION:
NUMERATOR
  Net income (loss) before extraordinary gain (loss) and
    effect of dilutive securities, tax effected.............   $ 62,281     $(20,570)    $(53,258)
  Convertible securities....................................          5           --           --
                                                               --------     --------     --------
    Net income (loss) before extraordinary gain (loss)......   $ 62,286     $(20,570)    $(53,258)
    Extraordinary gain (loss), net of tax...................        429        1,611           --
                                                               --------     --------     --------
    Net income (loss).......................................   $ 62,715     $(18,959)    $(53,258)
                                                               ========     ========     ========
DENOMINATOR
  Weighted average common shares outstanding................     98,195       83,815       27,501
  Warrants..................................................        205           --           --
  Stock options.............................................      3,853           --           --
  7% Convertible Debentures.................................         18           --           --
                                                               --------     --------     --------
                                                                102,271       83,815       27,501

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                      YEAR ENDED JUNE 30,
                                                              ------------------------------------
                                                                 2001         2000         1999
                                                              ----------   ----------   ----------
                                                               (THOUSANDS, EXCEPT PER SHARE DATA)
DILUTED EPS:
  Before extraordinary gain (loss)..........................   $   0.61     $  (0.25)    $  (1.94)
  Extraordinary gain (loss), net of tax.....................         --         0.02           --
                                                               --------     --------     --------
  Net income (loss).........................................   $   0.61     $  (0.23)    $  (1.94)
                                                               ========     ========     ========

    The diluted earnings per share calculation for the year ended June 30, 2001 excludes the effect of the exercise of 360,000 stock options and the conversion of the Company's 5% Convertible Subordinated Notes because the effects of such instruments on earnings per share would be anti-dilutive.

    The diluted earnings per share calculation for the years ended June 30, 2000 and 1999 excludes the effect of the conversion of all of the Company's then outstanding convertible debt and the exercise of all of the Company's then outstanding warrants and stock options because the effects of such instruments on loss per share would be anti-dilutive.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with high credit standing and, by policy, limits the amount of credit exposure to any one financial institution. The Company's customer base consists primarily of multi-national and independent oil and natural gas producers. This may affect the Company's overall exposure to credit risk either positively or negatively in as much as its customers are affected by economic conditions in the oil and gas industry, which have historically been cyclical. However, account receivables are well diversified among many customers and a significant portion of the receivables are from major oil companies, which management believes minimizes potential credit risk. Historically, credit losses have been insignificant. Receivables are generally not collateralized, although the Company may generally secure a receivable at any time by filing a mechanic's or material-man's lien on the well serviced. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.

    The Company did not have any one customer who represented 10% or more of consolidated revenues for the fiscal year ended June 30, 2001, 2000 or 1999.

STOCK-BASED COMPENSATION

    The Company accounts for stock option grants to employees using the intrinsic value method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Under the Company's stock incentive plans, the price of the stock on the grant date is the same as the amount an employee must pay to exercise the option to acquire the stock; accordingly, the options have no intrinsic value at grant date, and in accordance with the provisions of APB 25, no compensation cost is recognized.

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Statement of Financial Accounting Standards No. 123 ("SFAS 123"),
"Accounting for Stock-Based Compensation," sets forth alternative accounting and disclosure requirements for stock-based compensation arrangements. Companies may continue to follow the provisions of APB 25 to measure and recognize employee stock-based compensation; however, SFAS 123 requires disclosure of pro forma net income and earnings per share that would have been reported under the fair value based recognition provisions of SFAS 123. The Company has disclosed in Note 10 the pro forma information required under SFAS 123.

FOREIGN CURRENCY GAINS AND LOSSES

    The local currency is the functional currency for all of the Company's foreign operations (Argentina and Canada). The cumulative translation gains and losses, resulting from translating each foreign subsidiary's financial statements from the functional currency to U.S. dollars, is included in other comprehensive income and accumulated in stockholders' equity until a partial or complete sale or liquidation of the Company's net investment in the foreign entity.

CASH AND CASH EQUIVALENTS

    The Company considers all unrestricted highly liquid investments with less than a three-month maturity when purchased, as cash equivalents.

RECLASSIFICATIONS

    Certain reclassifications have been made to the fiscal 2000 and 1999 consolidated financial statements to conform to the fiscal 2001 presentation. The reclassifications consist primarily of reclassifying oil and natural gas productions revenues and expenses. Oil and natural gas production revenues and related expenses have been reclassified to other revenues and other expenses because the Company does not believe this business segment is material to the Company's consolidated financial statements.

2.  RESTRUCTURING CHARGE

    In response to an industry downturn caused by historically low oil and gas prices and the resulting slowdown in business, on December 7, 1998, the Company announced a company-wide restructuring plan to reduce operating costs beyond those achieved through the Company's consolidation efforts. The plan involved a reduction in the size of management and on-site work force, salary reductions averaging 21% for senior management, the combination of previously separate operating divisions and the elimination of redundant overhead and facilities. The restructuring plan resulted in pretax charges to earnings of approximately $6.7 million in the second quarter ending December 31, 1998 and $1.5 million in the third quarter ending March 31, 1999. However, due to an increase in oil and gas prices beginning during the quarter ended March 31,1999, the Company amended its restructuring plan to decrease the number of planned employee terminations. Increased demand for the Company's services made such terminations unnecessary and would have, in management's opinion, restricted the Company's ability to provide services to its customers. Consequently, the Company did not utilize approximately $3.7 million of the pretax charges. Essentially all of the unutilized portion of the restructuring charge was reversed in the fourth quarter ending June 30, 1999 resulting in a total pretax charge for the fiscal year ended June 30, 1999 of approximately $4.5 million. The charges included severance payments and other termination benefits for

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

2.  RESTRUCTURING CHARGE (CONTINUED)
approximately 97 employees, lease commitments related to closed facilities and environmental studies performed on closed leased yard locations.

    The Company completed the plan at June 30, 2000. There remained approximately $180,000 for COBRA benefits to terminated employees and $53,000 for contractual payments to an employee at June 30, 1999. The major components of the restructuring charge and costs incurred through June 30, 1999 were as follows:

                                    RESTRUCTURING       COST INCURRED        BALANCE AS OF
DESCRIPTION                            CHARGE       THROUGH JUNE 30, 1999    JUNE 30, 1999
-----------                         -------------   ----------------------   --------------
                                                        (IN THOUSANDS)
Severance/employee costs..........     $4,457               $(4,224)              $233
Lease commitments.................         27                   (27)                --
Environmental clean-up............         20                   (20)                --
                                       ------               -------               ----
Total.............................     $4,504               $(4,271)              $233
                                       ======               =======               ====

3.  BUSINESS AND PROPERTY ACQUISITIONS

ACQUISITIONS COMPLETED IN FISCAL 2001 AND 2000

    There were no acquisitions completed by the Company during fiscal 2000. During fiscal 2001, the Company completed several small acquisitions for a total consideration of $11,965,000, which was paid using a combination of cash, notes and shares of the Company's common stock. Through these acquisitions, the Company acquired 34 well service rigs, 8 trucking vehicles, ancillary equipment and five salt water disposal facilities. Each of the acquisitions was accounted for using the purchase method and the results of the operations generated from the acquired assets are included in the Company's results of operations as of the completion date of each acquisition.

DAWSON PRODUCTIONS SERVICES, INC.

    In September 1998, the Company completed the acquisition of all of the capital stock of Dawson Production Services, Inc. (Dawson) for an aggregate consideration of approximately $382.6 million, including approximately
$207.1 million of cash paid for the Dawson stock and for transactional fees and approximately $175.5 million of net liabilities assumed.

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

3. BUSINESS AND PROPERTY ACQUISITIONS (CONTINUED)

    Expenditures for the Dawson acquisition, including acquisition costs, less cash acquired were as follows (in thousands):

Fair value of assets acquired, including goodwill...........  $409,722
Liabilities assumed.........................................  (199,439)
Liabilities for employee termination costs and lease
  termination costs.........................................    (3,162)
                                                              --------
Cash paid, including acquisition related expenditures and
  the cost of Dawson common stock previously held...........   207,121
Less: Cash acquired.........................................   (27,008)
                                                              --------
Net cash used for the acquisition...........................  $180,113
                                                              ========

    At the time of the closing, Dawson owned approximately 527 well service rigs, 200 oilfield trucks, and 21 production testing units in South Texas and the Gulf Coast, East Texas and Louisiana, the Permian Basin of West Texas and New Mexico, the Anadarko Basin of Texas and Oklahoma, California, and in the inland waters of the Gulf of Mexico.

    In connection with the Dawson acquisition, the Company recognized liabilities for the estimated costs to involuntarily terminate employees of Dawson and to exit certain activities of Dawson, primarily Dawson's lease liability for its corporate offices. As of June 30, 1999, the Company had completed its severance plan, terminating 44 former Dawson employees. At June 30, 1999, the Company had $592,000 accrued, representing the estimated lease termination costs of Dawson's former corporate offices.

OTHER FISCAL 1999 ACQUISITIONS

    In addition to its acquisition of Dawson, the Company acquired the assets and/or capital stock of six well servicing and contract drilling businesses during fiscal 1999, increasing its rig and truck fleet by a total of approximately 93 well service rigs, 4 drilling rigs and 185 oilfield trucks (and related equipment) for an aggregate purchase price of approximately
$93.7 million in cash. Each of the acquisitions was accounted for using the purchase method and the results of the operations, generated from the acquired assets, are included in the Company's results of operations as of the completion date of each acquisition.

PRO FORMA RESULTS OF OPERATIONS--(UNAUDITED)

    The following unaudited pro forma results of operations have been prepared as though the Dawson acquisition had been acquired on July 1, 1998 with adjustments to record specifically identifiable decreases in direct costs and general and administrative expenses related to the termination of individual employees. Pro forma amounts are not necessarily indicative of the results that may be reported in the future.

                                                               YEAR ENDED
                                                             JUNE 30, 1999
                                                   ----------------------------------
                                                   (THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.........................................               $524,924
Net income (loss)................................                (58,211)
Basic earnings (loss) per share..................                  (2.12)

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

4. COMMITMENTS AND CONTINGENCIES

    Various suits and claims arising in the ordinary course of business are pending against the Company. Management does not believe that the disposition of any of these items will result in a material adverse impact to the consolidated financial position, results of operations or cash flows of the Company.

    In order to retain qualified senior management, the Company enters into employment agreements with its executive officers. These employment agreements run for periods ranging from three to five years, but can be automatically extended on a yearly basis unless terminated by the Company or the executive officer. In addition to providing a base salary for each executive officer, the employment agreements provide for severance payments for each executive officer varying from 1 to 3 years of the executive officer's base salary. At June 30, 2001 the annual base salaries for the executive officers covered under such employment agreements totaled $1,125,000. The Company also enters into employment agreements with other key employees as it deems necessary in order to retain qualified personnel.

5. LONG-TERM DEBT

    The components of the Company's long-term debt are as follows:

                                                               JUNE 30,
                                                          -------------------
                                                            2001       2000
                                                          --------   --------
                                                              (THOUSANDS)
Senior Credit Facility (i)
  Revolving Loans.......................................  $  2,000   $ 93,000
  Tranche A Term Loan...................................        --     22,987
  Tranche B Term Loan...................................        --    175,961
8 3/8% Senior Notes Due 2008 (ii).......................   175,000         --
14% Senior Subordinated Notes Due 2009 (iii)............   134,466    143,650
5% Convertible Subordinated Notes Due 2004 (iv).........   158,426    205,810
Dawson 9 3/8% Senior Notes Due 2007 (v).................       246      1,106
7% Convertible Subordinated Debentures Due 2003 (vi)....        --      1,000
Capital Leases..........................................    22,964     21,911
Other notes payable.....................................       805      1,175
                                                          --------   --------
                                                           493,907    666,600
Less current portion....................................     7,946     14,655
                                                          --------   --------
Total long-term debt....................................  $485,961   $651,945
                                                          ========   ========

(I) SENIOR CREDIT FACILITY

    At June 30, 2001, the Company's senior credit facility (the "Senior Credit Facility") consisted of a $125 million revolving credit facility. In addition, up to $20 million of letters of credit can be issued under the Senior Credit Facility, but any outstanding letters of credit reduces borrowing availability under the revolver. The commitment to make revolving loans reduced to $100 million, on September 14, 2001 and will reduce to $75 million on September 14, 2002. The revolving commitment will terminate on September 14, 2003, and all the revolving loans must be paid on or before that date.

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

5. LONG-TERM DEBT (CONTINUED)
    The revolving loans bear interest at rates based upon, at the Company's option, either the prime rate plus a margin ranging from 0.75% to 2.00% or a Eurodollar rate plus a margin ranging from 2.25% to 3.50%, in each case depending upon the ratio of the Company's total debt (less cash on hand over $5 million) to the Company's trailing 12-month EBITDA, as adjusted. The Company pays commitment fees on the unused portion of the revolving loan at a varying rate (depending upon the pricing ratio) of between 0.25% and 0.50%.

    The Senior Credit Facility contains various financial covenants, including:
(i) consolidated debt-to-capitalization ratio at generally decreasing levels varying between 79% and 65%, (ii) consolidated interest coverage ratio at generally increasing levels varying between 2.00-to-1.00 and 3.50-to-1.00,
(iii) consolidated senior leverage ratio at generally decreasing levels varying between 2.50-to-1.00 and 2.00-to-1.00, and (iv) trailing 12-month EBITDA, as adjusted, at generally increasing levels varying between $50 million and $150 million. In addition, the Company must maintain a consolidated fixed charge coverage ratio at generally decreasing levels varying between 1.25-to-1.00 and
1.00 to 1.00. The covenants for consolidated senior leverage ratio and consolidated interest coverage ratio are not imposed until the quarter ending March 31, 2001, and the covenant levels for consolidated debt-to-capitalization and trailing 12-month EBITDA, as adjusted, will remain fixed at 79% and $50 million, respectively, for the same period. The Company is also required to maintain a consolidated liquidity level of at least $30 million.

    The Senior Credit Facility subjects the Company to other restrictions, including restrictions upon the Company's ability to incur additional debt, liens and guarantee obligations, to merge or consolidate with other persons, to sell assets, to make dividends, purchases of our stock or subordinated debt, to make capital expenditures in excess of levels ranging from $37.5 million in fiscal 1999 to $65 million in fiscal 2004, or to make investments, loans and advances or changes to debt instruments and organizational documents. The Company will not be permitted to make acquisitions unless (i) its consolidated debt to capitalization ratio is not more than 60% or (ii) its consolidated debt to capitalization ratio is not increased and the acquisition is funded solely with capital stock. The Company must also maintain consolidated net worth not less than, $195 million plus (i) 75% of consolidated net income for each fiscal quarter beginning with the period ending December 31, 1998, (ii) 75% of the net cash proceeds from issuance of capital stock after September 14, 1998 and
(iii) 75% of the increase in consolidated net worth resulting from the conversion of the 5% Convertible Subordinated Notes or other convertible debt issued after September 14, 1998. All obligations under the Senior Credit Facility are guaranteed by most of the Company's subsidiaries and are secured by substantially all the Company's assets, including the Company's accounts receivable, inventory and equipment.

    During fiscal 2001, a portion of the net proceeds from the Equity Offering (see Note 10) was used to repay the entire outstanding balance of the Tranche A term loan then outstanding under the Senior Credit Facility and $2.3 million of the Tranche B term loan then outstanding under the Senior Credit Facility. In addition, $65 million of the net proceeds from the Equity Offering were used to reduce the principal amount outstanding under the revolver. The remainder of the net proceeds of the Equity Offering was used to retire other long-term debt. A portion of the proceeds from the Company's 8 3/8% Senior Note offering in fiscal 2001 was used to repay the entire outstanding balance of the Tranche B term loan then outstanding under the Senior Credit Facility and approximately
$59.1 million under the revolver.

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

5. LONG-TERM DEBT (CONTINUED)
    At June 30, 2001, there was approximately $2,000,000 outstanding under the revolving loans. Additionally, the Company had outstanding letters of credit of $11,995,000 and $15,132,000 as of June 30, 2001 and 2000, respectively, related to its workers compensation insurance.

(II) 8 3/8% SENIOR NOTES

    On March 6, 2001 the Company completed a private placement of $175,000,000 of 8 3/8% Senior Notes due 2008 (the "8 3/8% Senior Notes"). The net cash proceeds from the private placement were used to repay all of the remaining balance of the original term loans under the Senior Credit Facility and a portion of the revolving loan facility under the Senior Credit Facility. The
8 3/8% Senior Notes are senior unsecured obligations, ranking equally with the Company's senior unsecured indebtedness. The 8 3/8% Senior Notes are effectively subordinated to Key's secured indebtedness which includes borrowings under the Senior Credit Facility and the Dawson 9 3/8% Senior Notes.

    On and after March 1, 2005, the Company may redeem some or all of the 8 3/8% Senior Notes at any time at varying redemption prices in excess of par, plus accrued interest. In addition, before March 1, 2004, the Company may redeem up to 35% of the aggregate principal amount of the 8 3/8% Senior Notes with the proceeds of certain sales of equity at 108.375% of par plus accrued interest.

    At June 30, 2001, $175,000,000 principal amount of the 8 3/8% Senior Notes remained outstanding. The 8 3/8% Senior Notes pay interest semi-annually on March 1 and September 1 of each year.

(III) 14% SENIOR SUBORDINATED NOTES

    On January 22, 1999, the Company completed the private placement of 150,000 units ("the Units") consisting of $150,000,000 of 14% Senior Subordinated Notes due 2009 (the "14% Senior Subordinated Notes") and 150,000 warrants to purchase 2,173,433 shares of common stock at an exercise price of $4.88125 per share (the "Unit Warrants"). The net cash proceeds from the private placement were used to repay substantially all of the remaining $148.6 million principal amount (plus accrued interest) owed under the Company's bridge loan facility arranged in connection with the acquisition of Dawson Production Services, Inc. ("Dawson").

    On and after January 15, 2004, the Company may redeem some or all of the 14% Senior Subordinated Notes at any time at varying redemption prices in excess of par, plus accrued interest. In addition, before January 15, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 14% Senior Subordinated Notes with the proceeds of certain sales of equity at 114% of par, plus accrued interest. On June 11, 2001, the Company exercised its right of redemption for $10,313,000 principal amount of the 14% Senior Subordinated Notes at a price of 114% of the principal amount plus accrued interest, leaving $139,687,000 principal amount outstanding as of June 30, 2001.

    The Unit Warrants have separated from the 14% Senior Subordinated Notes and became exercisable on January 25, 2000. On the date of issuance, the value of the Unit Warrants was estimated

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

5. LONG-TERM DEBT (CONTINUED)

at $7,434,000 and is classified as a discount to the 14% Senior Subordinated Notes on the Company's consolidated balance sheet. The discount is being amortized to interest expense over the term of the 14% Senior Subordinated Notes. The 14% Senior Subordinated Notes mature and the Unit Warrants expire on January 15, 2009. The 14% Senior Subordinated Notes are subordinate to the Company's senior indebtedness, which includes borrowings under the Current Senior Credit Facility, the Dawson 9 3/8% Senior Notes and the 8 3/8% Senior Notes.

    In the event of a change in control of the Company, as defined in the indenture under which the 14% Senior Subordinated Notes were issued, each holder of 14% Senior Subordinated Notes will have the right, at the holder's option, to require the Company to repurchase all or any part of the holder's 14% Senior Subordinated Notes, within 60 days of such event, at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon.

    During fiscal 2001, the Company repurchased (and cancelled) $10,313,000 principal amount of the 14% Senior Subordinated Notes and paid a premium of approximately $1,444,000. At June 30, 2001, $139,687,000 principal amount of the 14% Senior Subordinated Notes remained outstanding. The 14% Senior Subordinated Notes pay interest semi-annually on January 15 and July 15 of each year, beginning July 15, 1999. Interest of approximately $10,500,000 was paid on July 15, 2000 and January 15, 2001. As of June 30, 2001, 62,500 Unit Warrants had been exercised, producing approximately $4,173,000 of proceeds to the Company and leaving 87,500 Unit Warrants outstanding.

(IV) 5% CONVERTIBLE SUBORDINATED NOTES

    In late September and early October 1997, the Company completed a private placement of $216 million of 5% Convertible Subordinated Notes due 2004 (the "5% Convertible Subordinated Notes"). The 5% Convertible Subordinated Notes are subordinate to the Company's senior indebtedness, which includes borrowings under the Senior Credit Facility, the 14% Senior Subordinated Notes, the Dawson 9 3/8% Senior Notes and the 8 3/8% Senior Notes. The 5% Convertible Subordinated Notes are convertible, at the holder's option, into shares of the Company's common stock at a conversion price of $38.50 per share, subject to certain adjustments.

    The 5% Convertible Subordinated Notes are redeemable, at the Company's option, on and after September 15, 2000, in whole or part, together with accrued and unpaid interest. The initial redemption price is 102.86% for the year beginning September 15, 2000 and declines ratably thereafter on an annual basis.

    During fiscal 2001, the Company repurchased (and cancelled) $47,384,000 principal amount of the 5% Convertible Subordinated Notes, leaving $158,426,000 principal amount of the 5% Convertible Subordinated Notes outstanding at June 30, 2001. These repurchases resulted in an after tax gain of approximately $3.2 million. Interest on the 5% Convertible Subordinated Notes is payable on March 15 and September 15. Interest of approximately $4,890,000 was paid on September 15, 2000 and $4,815,000 was paid on March 15, 2001, respectively.

(V) DAWSON 9 3/8% SENIOR NOTES

    As a result of the Dawson acquisition (see Note 3), the Company, its subsidiaries and U.S. Trust Company of Texas, N.A., as trustee ("U.S. Trust"), entered into a Supplemental Indenture dated

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

5. LONG-TERM DEBT (CONTINUED)
September 21, 1998 (the "Supplemental Indenture"), pursuant to which the Company assumed the obligations of Dawson under the Indenture dated February 20, 1997 (the "Dawson Indenture") between Dawson and U.S. Trust. The senior notes due 2007 (the "Dawson 9 3/8% Senior Notes") issued pursuant to the Dawson Indenture were equally and ratably secured with the obligations under the Senior Credit Facility. As a result of a mandatory tender offer made in connection with the Dawson acquisition and subsequent repurchases, only $1,106,000 principal amount of Dawson 9 3/8% Senior Notes remained outstanding at June 30, 2000.

    During fiscal 2001, the Company repurchased $860,000 principal amount of the Dawson 9 3/8% Senior Notes, leaving $246,000 principal amount outstanding as of June 30, 2001. Interest on the Dawson 9 3/8% Senior Notes is payable on
February 1 and August 1 of each year. Interest of approximately $52,000 and approximately $14,000 was paid on August 1, 2000 and February 1, 2001, respectively.

(vi) 7% CONVERTIBLE SUBORDINATED DEBENTURES

    In July 1996, the Company completed a private placement of $52,000,000 principal amount of 7% Convertible Subordinated Debentures due 2003 (the "7% Convertible Subordinated Debentures"). During the quarter ended September 30, 2000, $985,000 principal amount of the 7% Convertible Subordinated Debentures were surrendered for conversion by the holders thereof and 101,025 shares of common stock were issued on September 1, 2000 in connection with the conversion. On September 1, 2000, the remaining $15,000 principal amount of the outstanding 7% Convertible Subordinated Debentures was redeemed at 103% of the principal amount plus accrued interest, leaving none outstanding. Interest on the 7% Convertible Subordinated Debentures was payable on January 1 and July 1 of each year. Interest of approximately $35,000 was paid on July 1, 2000.

CAPITALIZED DEBT ISSUANCE COSTS, REPAYMENT SCHEDULE AND INTEREST EXPENSE

    The Company capitalized a total of approximately $4,958,000 and $16,370,000 in fees and costs in connection with its various financings during fiscal 2001 and 1999 respectively. The Company did not incure any fees or costs in connection with financing activities in fiscal 2000.

    Presented below is a schedule of the repayment requirements of long-term debt for each of the next five years and thereafter as of June 30, 2001:

                                                                PRINCIPAL
FISCAL YEAR ENDED JUNE 30,                                        AMOUNT
--------------------------                                    --------------
                                                              (IN THOUSANDS)
2002........................................................     $  7,946
2003........................................................        7,912
2004........................................................        9,911
2005........................................................      158,426
2006........................................................           --
Thereafter..................................................      309,712
                                                                 --------
                                                                 $493,907
                                                                 ========

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

5. LONG-TERM DEBT (CONTINUED)
    The Company's interest expense for the years ended June 30, 2001, 2000, and 1999 consisted of the following:

                                                          2001       2000       1999
                                                        --------   --------   --------
                                                                (IN THOUSANDS)
Cash payments for interest............................  $51,524    $61,956    $52,397
Commitment and agency fees paid.......................    1,203      1,139        527
Accretion of discount on notes........................      739        743        552
Amortization of debt issuance costs...................    3,578      5,176      4,664
Net change in accrued interest........................      146      2,916      9,261
Other.................................................     (630)        --         --
                                                        -------    -------    -------
                                                        $56,560    $71,930    $67,401
                                                        =======    =======    =======

6. DEBT ISSUANCE COSTS

   During fiscal 1999, the Company recorded an expense item of $6,307,000 which represented the write-off of debt issuance costs. The debt issuance costs were associated with a bridge loan incurred in connection with the Dawson acquisition, which was subsequently paid primarily with the proceeds from the Company's private placement of 14% Senior Subordinated Notes (see Note 5). During fiscal 2000, the Company expensed $338,000 of debt issuance costs related to the conversion of 7% Convertible Subordinated Debentures and other prepayments of debt.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at June 30, 2001 and 2000. FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                   2001                  2000
                                            -------------------   -------------------
                                            CARRYING     FAIR     CARRYING     FAIR
                                             VALUE      VALUE      VALUE      VALUE
                                            --------   --------   --------   --------
Financial Assets:
  Cash and cash equivalents...............  $  2,098   $  2,098   $109,873   $109,873
  Accounts receivable, net................   177,016    177,016    123,203    123,203
  Notes receivable--related parties.......     6,050      6,600      5,150      5,150
  Commodity option contracts..............     1,035      1,035         --         --
Financial Liabilities:
  Accounts payable........................    42,544     42,544     34,091     34,091
  Commodity option contracts..............       344        344         --        778
  Long-term debt
    Senior Credit Facility................     2,000      2,000    291,948    291,948
    8 3/8% Senior Notes...................   175,000    176,094         --         --
    5% Convertible Subordinated Notes.....   158,426    141,989    205,810    160,532
    7% Convertible Subordinated
      Debentures..........................        --         --      1,000      1,130
    14% Senior Subordinated Notes.........   134,466    153,498    143,650    162,325
    Dawson 9 3/8% Senior Notes............       246        246      1,106      1,029
    Capital lease liabilities.............    22,964     22,964     21,911     21,911
    Other debt............................       805        805      1,175      1,175

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

7. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    Cash, trade receivables and trade payables: The carrying amounts approximate fair value because of the short maturity of those instruments.

    Commodity option contracts: For fiscal 2001, under SFAS 133, the carrying amount of the commodity option contracts approximate fair value. For fiscal 2000, the carrying value is comprised of the unamortized premiums paid for the option contracts. The fair value of the commodity option contracts is estimated using the discounted forward prices of each options index price, for the term of each option contract.

    Notes receivable-related parties: The amounts reported relate to notes receivable from officers of the Company.

    Long-term debt: The fair value of the Company's long-term debt is based upon the quoted market prices for the various notes and debentures at June 30, 2001 and 2000, and the carrying amounts outstanding under the Company's senior credit facility.

8. DERIVATIVE FINANCIAL INSTRUMENTS

    The Company utilizes derivative financial instruments to manage well defined commodity price risks. The Company is exposed to credit losses in the event of nonperformance by the counter-parties to its commodity hedges. The Company only deals with reputable financial institutions as counter-parties and anticipates that such counter-parties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of the counter-parties.

    The Company periodically hedges a portion of its oil and natural gas production through collar and option agreements. The purpose of the hedges is to provide a measure of stability in the volatile environment of oil and natural gas prices and to manage exposure to commodity price risk under existing sales commitments. The Company's risk management objective is to lock in a range of pricing for expected production volumes. This allows the Company to forecast future earnings within a predictable range. The Company meets this objective by entering into collar and option arrangements which allow for acceptable cap and floor prices.

    The Company does not enter into derivative instruments for any purpose other than for economic hedging. The Company does not speculate using derivative instruments. The Company has identified the following derivative instruments:

    FREESTANDING DERIVATIVES. On March 30, 2000 the Company entered into a collar arrangement for a 22-month period whereby the Company will pay if the specified price is above the cap index and the counter-party will pay if the price should fall below the floor index. The hedge defines a range of cash flows bounded by the cap and floor prices. On May 25, 2001 the Company entered into an option arrangement for a 12-month period beginning March 2002. whereby the counter-party will pay if the price should fall below the floor index. The Company desires a measure of stability to ensure that cash flows do not fall below a certain level.

    Prior to the adoption of SFAS 133 as discussed in Note 1, these collars and options were accounted for as cash flow type hedges. Accordingly, the transition adjustment resulted in recording a $778,000 liability

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

8. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED) for the fair value of the collars to accumulated other comprehensive income, of which $520,000 was recognized in earnings during fiscal 2001. It is estimated that the remaining $258,000 of this transition adjustment will be recognized in earnings over the next fiscal year. While this arrangement was intended to be an economic hedge, as of July 1, 2000, the Company had not documented the March 30, 2000 oil and natural gas collars as cash flow hedges and therefore reported a charge to operations of $565,000 for the increase in fair value of the liability as of September 30, 2000 in other income. As of October 1, 2000, the Company documented these collars as cash flow hedges. As of May 25, 2001, the Company had not documented the May 25, 2001 oil and natural gas options as cash flow hedges and therefore has included income of $768,000 for the increase in fair value of the asset as of June 30, 2001 in other income. As of July 1, 2001, the Company documented these options as cash flow hedges. During fiscal 2001, the Company recorded a net increase of $999,000 in derivative assets, net of derivative liabilities, of which $132,000 represented ineffectiveness and was credited to earnings.

    EMBEDDED DERIVATIVES. The Company is party to a volumetric production payment that meets the definition of an embedded derivative under SFAS 133. Effective July 1, 2000, the Company determined and documented that the volumetric production payment is excluded from the scope of SFAS 133 under the normal purchases/sales exclusion as set forth in SFAS 138.

    For fiscal 2000 and 1999, gains and amortization of premiums paid on option contracts are recognized as an adjustment to sales revenue when the related transactions being hedged are finalized.

    The net effect of the Company's commodity hedging activities decreased oil and natural gas revenues for the year ended June 30, 2000 by $822,270 and increased oil and natural gas revenues for the year ended June 30, 1999 by $158,500.

    The following table sets forth the future volumes hedged by year and the weighted-average strike price of the option contracts at June 30, 2001 and 2000:

                                    MONTHLY INCOME                                   STRIKE PRICE
                                ----------------------                               PER BBL/MMBTU
                                  OIL      NATURAL GAS                            -------------------
                                 (BBLS)      (MMBTU)              TERM             FLOOR       CAP      FAIR VALUE
                                --------   -----------   ----------------------   --------   --------   ----------
At June 30, 2001
  Oil Collars.................   5,000           --       Mar 2001 - Feb 2002      $19.70     $23.70    $(115,000)
  Oil Put.....................   5,000           --       Mar 2002 - Feb 2003       22.00         --      141,000
  Natural Gas Collars.........      --       40,000       Mar 2001 - Feb 2002        2.40       2.91     (229,000)
  Natural Gas Put.............      --       75,000       Mar 2002 - Feb 2003        3.00         --      894,000

At June 30, 2000
  Oil Collars.................   4,000           --       May 2000 - Feb 2001      $22.20     $26.50    $(118,000)
                                 5,000           --       Mar 2001 - Feb 2002       19.70      23.70     (140,000)
  Natural Gas Collars.........      --       30,000       May 2000 - Feb 2001        2.60       3.19     (272,000)
                                    --       40,000       Mar 2001 - Feb 2002        2.40       2.91     (248,000)

    (The strike prices for the oil options are based on the NYMEX spot price for West Texas Intermediate; the strike prices for the natural gas collars are based on the Inside FERC-West Texas Waha spot price; the strike price for the natural gas put is based on the Inside FERC-El Paso Permian spot price.)

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

9. OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of the following:

                                                                 JUNE 30,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
                                                                (THOUSANDS)
Accrued payroll, taxes and employee benefits..............  $31,242    $15,261
State sales, use and other taxes..........................    5,825      2,465
Oil and gas revenue distribution..........................    1,606      1,714
Other.....................................................   10,250      6,958
                                                            -------    -------
Total.....................................................  $48,923    $26,398
                                                            =======    =======

10. STOCKHOLDERS' EQUITY

EQUITY OFFERINGS

    On June 30, 2000, the Company closed the public offering of 11,000,000 shares of common stock at $9.625 per share, or approximately $106 million (the "Equity Offering"). Net proceeds from the Equity Offering of approximately
$101 million were used to repay a portion of the Company's term loan borrowings and revolving line of credit under its senior credit facility and retire other long-term debt.

    On May 7, 1999, the Company closed the public offering of 55,300,000 shares of common stock (300,000 shares of which were sold pursuant to the underwriters' over-allotment option discussed below) at $3.00 per share, or $166 million (the "Prior Public Offering"). Concurrently therewith, the Company closed the offering of 3,508,772 shares of common stock at $2.85 per share, or $10 million (the "Prior Concurrent Offering" and together with the Prior Public Offering, the "Prior Equity Offerings"). In addition, on June 7, 1999, the underwriters of the Prior Public Offering exercised an over-allotment option to purchase an additional 5,436,000 million shares to cover over-allotments. Net proceeds from the Prior Equity Offerings of approximately $180.4 million were used to repay a portion of the Company's term loan borrowings under its senior credit facility.

STOCK INCENTIVE PLANS

    On January 13, 1998 the Company's shareholders approved the Key Energy Group, Inc. 1997 Incentive Plan, as amended (the "1997 Incentive Plan"). The 1997 Incentive Plan is an amendment and restatement of the plans formerly known as the "Key Energy Group, Inc. 1995 Stock Option Plan" (the "1995 Option Plan") and the "Key Energy Group, Inc. 1995 Outside Directors Stock Option Plan" (the "1995 Directors Plan") (collectively, the "Prior Plans").

    All options previously granted under the Prior Plans and outstanding as of November 17, 1997 (the date on which the Company's board of directors adopted the plan) were assumed and continued, without modification, under the 1997 Incentive Plan.

    Under the 1997 Incentive Plan, the Company may grant the following awards to key employees, directors who are not employees ("Outside Directors") and consultants of the Company, its controlled subsidiaries, and its parent corporation, if any: (i) incentive stock options ("ISOs") as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) "nonstatutory" stock

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

10. STOCKHOLDERS' EQUITY (CONTINUED)
options ("NSOs"), (iii) stock appreciation rights ("SARs"), (iv) shares of the restricted stock, (v) performance shares and performance units, (vi) other stock-based awards and (vii) supplemental tax bonuses (collectively, "Incentive Awards"). ISOs and NSOs are sometimes referred to collectively herein as "Options".

    The Company may grant Incentive Awards covering an aggregate of the greater of (i) 3,000,000 shares of the Company's common stock and (ii) 10% of the shares of the Company's common stock issued and outstanding on the last day of each calendar quarter, provided, however, that a decrease in the number of issued and outstanding shares of the Company's common stock from the previous calendar quarter shall not result in a decrease in the number of shares available for issuance under the 1997 Incentive Plan. As a result of the Company's equity offering discussed above, as of June 30, 2001, the number of shares of the Company's common stock that may be covered by Incentive Awards has increased to approximately 10.1 million.

    Any shares of the Company's common stock that are issued and are forfeited or are subject to Incentive Awards under the 1997 Incentive Plan that expire or terminate for any reason will remain available for issuance with respect to the granting of Incentive Awards during the term of the 1997 Incentive Plan, except as may otherwise be provided by applicable law. Shares of the Company's common stock issued under the 1997 Incentive Plan may be either newly issued or treasury shares, including shares of the Company's common stock that the Company receives in connection with the exercise of an Incentive Award. The number and kind of securities that may be issued under the 1997 Incentive Plan and pursuant to then outstanding Incentive Awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalizations, reorganization or similar transactions.

    The maximum number of shares of the Company's common stock subject to Incentive Awards that may be granted or that may vest, as applicable, to any one Covered Employee (defined below) during any calendar year shall be 500,000 shares, subject to adjustment under the provisions of the 1997 Incentive Plan.

    The maximum aggregate cash payout subject to Incentive Awards (including SARs, performance units and performance shares payable in cash, or other stock-based awards payable in cash) that may be granted to any one Covered Employee during any calendar year is $2,500,000. For purposes of the 1997 Incentive Plan, "Covered Employees" means a named executive officer who is one of the group covered employees as defined in Section 162(m) of the Code and the regulation promulgated thereunder (i.e., generally the chief executive officer and the other four most highly compensated executive officers for a given year.)

    The 1997 Incentive Plan is administrated by the Compensation Committee appointed by the Board of Directors (the "Committee") consisting of not less than two directors each of whom is (i) an "outside director" under
Section 162(m) of the Code and (ii) a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934. In addition, subject to applicable shareholder approval requirements, the Company may issue NSOs outside the 1997 Incentive Plan.

    The exercise price of options granted under the 1997 Incentive Plan and outside the 1997 Incentive Plan is at or above the fair market value per share on the date the options are granted. The exercise of NSOs results in a U. S. tax deduction to the Company equal to the income tax effect of the difference

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

10. STOCKHOLDERS' EQUITY (CONTINUED)
between the exercise price and the market price at the exercise date. The following table summarizes the stock option activity related to the Company's plans (shares in thousands):

                                                      FISCAL YEAR ENDING JUNE 30,
                                    ---------------------------------------------------------------
                                           2001                  2000                  1999
                                    -------------------   -------------------   -------------------
                                               WEIGHTED              WEIGHTED              WEIGHTED
                                               AVERAGE               AVERAGE               AVERAGE
                                               EXERCISE              EXERCISE              EXERCISE
                                     SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                    --------   --------   --------   --------   --------   --------
Outstanding--beginning of fiscal
  year............................    9,470     $6.37      6,920      $5.55      2,292      $10.33
  Granted.........................    2,533      8.08      3,688       8.61      5,443        4.32
  Exercised.......................   (3,107)     4.70       (241)      4.56        (15)       6.36
  Forfeited.......................     (193)     4.92       (897)      9.80       (800)      10.87
                                    -------                -----                 -----
Outstanding--end of fiscal year...    8,703      7.49      9,470       6.37      6,920        5.55
                                    =======                =====                 =====
Exercisable--end of fiscal year...    5,820                4,370                 1,020
                                    =======                =====                 =====

STOCK INCENTIVE PLANS

    The foregoing stock option activity summary reflects that effective as of September 4, 1998, the Committee authorized the cancellation and reissue of stock options for employees that were not executive officers for the purpose of changing the exercise price and vesting schedule of such options. A total of 473,556 stock options were cancelled, with a weighted average price of approximately $13.09 per share, and reissued with an exercise price of $7.125 per share. The vesting of the new options is ratable over a three-year period from the date of grant.

    The following table summarizes information about the stock options outstanding at June 30, 2001 (shares in thousands):

                                                OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
                             ---------------------------------------------------------   -----------------------------------
                             NUMBER OF SHARES     WEIGHTED-AVERAGE        WEIGHTED-      NUMBER OF SHARES      WEIGHTED-
                              OUTSTANDING AT    REMAINING CONTRACTUAL      AVERAGE        OUTSTANDING AT    AVERAGE EXERCISE
  RANGE OF EXERCISE PRICES    JUNE 30, 2001             LIFE            EXERCISE PRICE    JUNE 30, 2001          PRICE
  ------------------------   ----------------   ---------------------   --------------   ----------------   ----------------
     $3.00 - $6.8125              1,921                  6.49                $3.65            1,802               $3.51
     $7.125 - $7.4375             1,252                  7.82                 7.25              439                7.13
     $8.125 - $8.3125             2,135                  8.67                 8.25            1,635                8.26
      $8.50 - $13.25              3,395                  7.69                 9.27            1,943                9.68

    The Company applies the intrinsic value method of APB 25 in accounting for its employee stock incentive plans. Accordingly, no compensation expense has been recognized for any stock options issued under the employee plans. Had compensation expense for stock options granted to employees been recognized based on the fair value at the grant dates, using the methodology prescribed by SFAS 123, the

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

10. STOCKHOLDERS' EQUITY (CONTINUED)
Company's net income (loss) and earnings per share would have been reduced to pro forma amounts indicated below:

                                                   2001       2000       1999
                                                 --------   --------   --------
                                                  (THOUSANDS, EXCEPT PER SHARE
                                                            AMOUNTS)
Net income (loss):
  As reported..................................  $62,710    $(18,959)  $(53,258)
  Pro forma....................................   52,338     (25,684)   (57,057)
Basic earnings per share of common stock:
  As reported..................................  $  0.63    $  (0.23)  $  (1.94)
  Pro forma....................................     0.53       (0.31)     (2.07)
Diluted earnings per share of common stock:
  As reported..................................  $  0.61    $  (0.23)  $  (1.94)
  Pro forma....................................     0.51       (0.31)     (2.07)

    SFAS 123 does not apply to options granted prior to January 1, 1995; therefore, the pro forma effect disclosed above may not be representative of pro forma amounts in future years.

    The total fair value of stock options granted during fiscal 2001, 2000 and 1999 was approximately $11,217,000, $19,541,000 and $15,695,000, respectively.
The fair value of each stock option grant was estimated on the date of grant using the Black-Sholes option-pricing model, based on the following weighted-average assumptions.

                                                         FISCAL YEAR OF GRANT
                                                    ------------------------------
                                                      2001       2000       1999
                                                    --------   --------   --------
Risk-free interest rate...........................    4.30%      6.40%      5.09%
Expected life of options..........................  5 years    5 years    5 years
Expected volatility of the Company's stock
  price...........................................      59%        67%        98%
Expected dividends................................     none       none       none

11. INCOME TAXES

    Components of income tax expense (benefit) are as follows:

                                                  FISCAL YEAR ENDED JUNE 30,
                                                -------------------------------
                                                  2001       2000        1999
                                                --------   ---------   --------
                                                          (THOUSANDS)
Federal and State:
  Current.....................................  $ 2,304     $(5,588)   $     --
  Deferred
    U.S.......................................   34,698      (1,818)    (25,560)
    Foreign...................................       --          --        (115)
                                                -------     -------    --------
                                                $37,002     $(7,406)   $(25,675)
                                                =======     =======    ========

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

11. INCOME TAXES (CONTINUED)
    No income tax payments were made for fiscal 2001, 2000 or 1999. Additionally a deferred tax benefit of $7,004,000 has been allocated to stockholders' equity in fiscal 2001 for compensation expense for income tax purposes in excess of amounts recognized for financial reporting purposes.

    Income tax expense (benefit) differs from amounts computed by applying the statutory federal rate as follows:

                                                              FISCAL YEAR ENDED JUNE 30,
                                                         ------------------------------------
                                                           2001          2000          1999
                                                         --------      --------      --------
Income tax computed at statutory rate..............        35.0%        (35.0)%       (35.0)%
Amortization of goodwill disallowance..............         2.2           7.0           2.0
State taxes........................................         1.4            --            --
Change in valuation allowance and other............        (1.4)          1.5           0.5
                                                           ----         -----         -----
                                                           37.2%        (26.5)%       (32.5)%
                                                           ====         =====         =====

    Deferred tax assets (liabilities) are comprised of the following:

                                                          FISCAL YEAR ENDED JUNE 30,
                                                          --------------------------
                                                             2001            2000
                                                          ----------      ----------
                                                                 (THOUSANDS)
Net operating loss and tax credit carry forwards....      $  69,376       $  88,491
Property and equipment..............................       (182,442)       (175,511)
Self insurance reserves.............................            405           1,616
Allowance for bad debts.............................          1,542           1,129
Acquisition expenses, expensed for tax..............           (626)           (626)
Other...............................................            148             862
                                                          ---------       ---------
Net deferred tax liability..........................       (111,597)        (84,039)
Valuation allowance of deferred tax assets..........        (15,803)        (15,668)
                                                          ---------       ---------
Net deferred tax liability, net of valuation
  allowance.........................................      $(127,400)      $ (99,707)
                                                          =========       =========

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

11. INCOME TAXES (CONTINUED)

    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. As described below, due to annual limitations on certain net operating loss carryforwards, it does not appear more likely than not that the Company will be able to utilize all available carryforwards prior to their ultimate expiration.

    The Company estimates that as of June 30, 2001, the Company will have available approximately $185,474,305 of net operating loss carryforwards (which will continue to expire in fiscal 2002). Approximately $53,570,522 of the net operating loss carryforwards are subject to an annual limitation of approximately $1,012,000, under Sections 382 and 383 of the Internal Revenue Code.

12. LEASING ARRANGEMENTS

    The Company leases certain property and equipment under non-cancelable operating leases that generally expire at various dates through fiscal 2006. The term of the operating leases generally run from 24 to 60 months with varying payment dates throughout each month.

    As of June 30, 2001, the future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

                                                               LEASE
FISCAL YEAR ENDING JUNE 30,                                   PAYMENTS
---------------------------                                   --------
2002........................................................  $ 4,689
2003........................................................    4,587
2004........................................................    4,493
2005........................................................    4,426
2006........................................................    2,626
                                                              -------
                                                              $20,821
                                                              =======

    Operating lease expense was approximately $6,072,000, $6,460,000 and $7,313,000 for the fiscal years ended June 30, 2001, 2000 and 1999, respectively.

13. EMPLOYEE BENEFIT PLANS

    In order to retain quality personnel, the Company maintains 401(k) plans as part of its employee benefits package. From July 1, 1998 through December 31, 1998, the Company matched 100% of employee contributions into its 401(k) plan up to a maximum of $1,000 per participant per year. From January 1, 1999 through March 31, 2000, the Company elected not to match employee contributions. Commencing April 1, 2000, the Company matches, 100% of employee contributions into its 401(k) plan up to a maximum of $250 per participant per year. The maximum limit was increased to $500 effective October 1, 2000, $750 effective January 1, 2001 and $1,000 effective July 1, 2001. The Company's matching contributions for fiscal 2001, 2000 and 1999 were approximately $1,857,000, $77,000 and $908,000, respectively.

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

14. TRANSACTIONS WITH RELATED PARTIES

    In connection with the negotiation of the terms of a five-year employment agreement with Mr. Francis D. John, Chairman of the Board, President and Chief Executive Officer of the Company, and as an inducement to Mr. John to enter into such employment agreement, the Company entered into a separate agreement with Mr. John, dated as of August 2, 1999, which as amended through June 30, 2001, provides that $6.5 million in loans previously made by the Company to Mr. John, together with the accrued interest payable thereon, will be forgiven, ratably during the ten year period commencing on July 1, 2001 and ending on June 30, 2010. The agreement provides that the foregoing forgiveness of indebtedness is predicated and conditioned upon Mr. John remaining employed by the Company during such period. In addition, in the event that Mr. John is terminated by the Company for Cause (as defined in the agreement), or in the event that Mr. John voluntarily terminates his employment with the Company, the agreement further provides that the entire remaining principal balance of these loans, together with accrued interest payable thereon, will become immediately due and payable by Mr. John. However, in the event that Mr. John's employment is terminated for "Good Reason", or as a result of Mr. John's death or "Disability", or as a result of a "Change in Control" (all as defined in that agreement), the agreement stipulates that the remaining principal balance outstanding on the loans, together with accrued interest thereon will be forgiven.

    In connection with the negotiation of an employment agreement with Thomas K. Grundman, the Company's Executive Vice President, Chief Financial Officer and Chief Accounting Officer, the Company made a $240,000 short-term loan and a $150,000 relocation loan to assist Mr. Grundman's relocation to the Company's executive offices. Interest on these loans accrues at a rate of 6.125% per annum. The short-term loan has been repaid. The relocation loan together with accrued interest will be forgiven in three installments of $50,000 each on July 1, 2000, 2001 and 2002; provided, however, that if Mr. Grundman's employment is terminated during such period in a way that (i) triggers severance obligations, all amounts owed shall be immediately forgiven or (ii) does not trigger severance obligations, all amounts owed shall be immediately due and payable.

15. BUSINESS SEGMENT INFORMATION

    The Company's reportable business segments are well servicing and contract drilling. Oil and natural gas production operations previously were presented separately as a reportable business segment and are now included in "corporate/other."

    WELL SERVICING: the Company's operations provide well servicing (ongoing maintenance of existing oil and natural gas wells), workover (major repairs or modifications necessary to optimize the level of production from existing oil and natural gas wells) and production services (fluid hauling and fluid storage tank rental).

    CONTRACT DRILLING: the Company provides contract drilling services for major and independent oil companies onshore the continental United States, Argentina and Ontario, Canada.

    The Company's management evaluates the performance of its operating segments based on net income and operating profits (revenues less direct operating expenses). Corporate expenses include general corporate expenses associated with managing all reportable operating segments. Corporate assets

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

15. BUSINESS SEGMENT INFORMATION (CONTINUED) consist principally of cash and cash equivalents, deferred debt financing costs and deferred income tax assets.

                                                       WELL      CONTRACT   CORPORATE
                                                     SERVICING   DRILLING    /OTHER       TOTAL
                                                     ---------   --------   ---------   ----------
TWELVE MONTHS ENDED JUNE 30, 2001
Operating revenues.................................  $758,273    $107,639   $  7,350    $  873,262
Operating profit...................................   265,165      30,273      2,886       298,324
Depreciation, depletion and amortization...........    63,578       7,947      3,622        75,147
Interest expense...................................     1,831          --     54,729        56,560
Net income (loss) before extraordinary gain
(loss)*............................................   109,159       9,466    (56,344)       62,281
Identifiable assets................................   664,611      95,473    278,325     1,038,409
Capital expenditures (excluding acquisitions)......    50,799      15,884     15,437        82,120

TWELVE MONTHS ENDED JUNE 30, 2000
Operating revenues.................................  $559,492    $ 68,428   $  9,812    $  637,732
Operating profit...................................   159,552      10,129      5,665       175,346
Depreciation, depletion and amortization...........    62,680       6,105      2,187        70,972
Interest expense...................................     2,300          --     69,630        71,930
Net income (loss) before extraordinary gain (loss)
*..................................................    48,062      (1,664)   (56,968)      (20,570)
Identifiable assets................................   635,304      89,574    322,754     1,047,632
Capital expenditures (excluding acquisitions)......    30,098       8,282      3,422        41,802

TWELVE MONTHS ENDED JUNE 30, 1999
Operating revenues.................................  $433,657    $ 50,613   $  7,547    $  491,817
Operating profit...................................   108,692       7,057      4,640       120,389
Depreciation, depletion and amortization...........    52,638       6,586      2,850        62,074
Interest expense...................................     1,659          18     65,724        67,401
Net income (loss) before extraordinary gain
(loss)*............................................    15,447      (4,093)   (64,612)      (53,258)
Identifiable assets................................   651,781      81,074    209,860       942,715
Capital expenditures (excluding acquisitions)......    26,776       1,063      3,468        31,307

------------------------

* Net income (loss) before extraordinary gain (loss) for the contract drilling segment includes a portion of well servicing general and administrative expenses allocated on a percentage of revenue basis.

    Operating revenues and operating profit for the Company's foreign operations, which includes Argentina and Canada, were $54.5 million and $13.4 million, respectively, for the year ended June 30, 2001. Operating revenues and operating profit for the Company's foreign operations, which includes Argentina and Canada, were $37.7 million and $7.3 million, respectively, for the year ended June 30, 2000. Operating revenues and operating profit for the Company's foreign operations, which includes Argentina and Canada, were $26.9 million and $5.4 million, respectively, for the year ended June 30, 1999.

    The Company had $84.1 million and $66.9 million of identifiable assets as of June 30, 2001 and 2000, respectively, related to its foreign operations.

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

16. SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Fair value of common stock issued in purchase
transactions................................................   $8,120    $    --    $    --
Fair value of common stock issued to lender in lieu of
fees........................................................       --         --          1
Fair value of common stock issued upon conversion of
long-term debt..............................................      957      3,606         --
Capital lease obligations...................................    9,595     10,758     17,120

17. UNAUDITED SUPPLEMENTARY INFORMATION--QUARTERLY RESULTS OF OPERATIONS

    Summarized quarterly financial data for fiscal 2001, 2000 and 1999 are as follows:

                                                       FIRST      SECOND     THIRD      FOURTH
                                                      QUARTER    QUARTER    QUARTER    QUARTER
                                                      --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2001
Revenues............................................  $191,679   $203,911   $227,370   $250,302
Income (loss) from operations.......................    12,229     18,063     27,912     41,079
Net income (loss) before extraordinary gain
(loss)..............................................     7,510     11,094     17,587     26,090
Extraordinary gain (loss), net of tax...............     1,197         68       (167)      (669)
                                                      --------   --------   --------   --------
Net income (loss)...................................     8,707     11,162     17,420     25,421
                                                      ========   ========   ========   ========
Earnings (loss) per share:
  Basic--before extraordinary gain (loss)...........      0.08       0.11       0.18       0.26
  Extraordinary gain (loss), net of tax.............      0.01         --         --      (0.01)
                                                      --------   --------   --------   --------
  Basic--after extraordinary gain (loss)............      0.09       0.11       0.18       0.25
                                                      ========   ========   ========   ========
  Diluted--before extraordinary gain (loss).........      0.08       0.11       0.17       0.25
  Extraordinary gain (loss),........................      0.01         --         --      (0.01)
                                                      --------   --------   --------   --------
  Diluted--after extraordinary gain (loss)..........      0.09       0.11       0.17       0.24
                                                      ========   ========   ========   ========
Weighted average shares outstanding:
  Basic.............................................    96,880     97,534     98,211    100,179
  Diluted...........................................   100,472    100,534    103,524    104,401

2000
Revenues............................................  $149,892   $159,389   $158,551   $169,900
Income (loss) from operations.......................   (13,191)    (7,953)    (5,730)    (1,102)
Net income (loss) before extraordinary gain
(loss)..............................................    (9,451)    (5,693)    (4,150)    (1,276)
Extraordinary gain (loss), net of tax...............        --         --         --      1,611
                                                      --------   --------   --------   --------
Net income (loss)...................................    (9,451)    (5,693)    (4,150)       335
                                                      ========   ========   ========   ========

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

17. UNAUDITED SUPPLEMENTARY INFORMATION--QUARTERLY RESULTS OF OPERATIONS (CONTINUED)

                                                       FIRST      SECOND     THIRD      FOURTH
                                                      QUARTER    QUARTER    QUARTER    QUARTER
                                                      --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Earnings (loss) per share:
  Basic--before extraordinary gain (loss)...........     (0.11)     (0.07)     (0.05)     (0.01)
  Extraordinary gain (loss), net of tax.............        --         --         --       0.02
                                                      --------   --------   --------   --------
  Basic--after extraordinary gain (loss)............     (0.11)     (0.07)     (0.05       0.01
                                                      ========   ========   ========   ========
  Diluted--before extraordinary gain (loss).........     (0.11)     (0.07)     (0.05)     (0.01)
  Extraordinary gain (loss), net of tax.............        --         --         --       0.02
                                                      --------   --------   --------   --------
  Diluted--after extraordinary gain (loss)..........     (0.11)     (0.07)     (0.05       0.01
                                                      ========   ========   ========   ========
Weighted average shares outstanding:
  Basic.............................................    82,738     82,738     84,633     85,567
  Diluted...........................................    82,738     82,738     84,633     85,567

18. VOLUMETRIC PRODUCTION PAYMENT

    In March 2000, Key sold a portion of its future oil and natural gas production from Odessa Exploration Incorporated, its wholly owned subsidiary, for gross proceeds of $20 million pursuant to an agreement under which the purchaser is entitled to receive a share of the production from certain oil and natural gas properties in amounts ranging from 3,500 to 10,000 barrels of oil and 58,800 to 122,100 Mmbtus of natural gas per month over a six year period ending February 2006. The total volume of the forward sale is approximately 486,000 barrels of oil and 6.135 million Mmbtus of natural gas.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    The Company's senior notes are guaranteed by all of the Company's subsidiaries (except for the foreign subsidiaries), all of which are wholly-owned. The guarantees are joint and several, full, complete and unconditional. There are currently no restrictions on the ability of the subsidiary guarantors to tranfer funds to the parent company.

    The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered." The information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

19.  CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                  JUNE 30, 2001
                                       -------------------------------------------------------------------
                                                                    NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   -----------   ------------   ------------
                                                                 (IN THOUSANDS)
Assets:
  Current assets.....................  $ 10,680    $  165,653      $29,817      $      --      $  206,150
  Net property and equipment.........    21,418       717,989       54,309             --         793,716
  Goodwill, net......................     3,374       184,379        2,122             --         189,875
  Deferred costs, net................    17,624            --           --             --          17,624
  Intercompany receivables...........   664,592            --           --       (664,592)             --
  Other assets.......................    15,303         5,616           --             --          20,919
                                       --------    ----------      -------      ---------      ----------
Total assets.........................  $732,991     1,073,637      $86,248      $(664,592)     $1,228,284
                                       ========    ==========      =======      =========      ==========
Liabilities and equity:
  Current liabilities................  $ 35,671    $   64,679      $15,203      $      --      $  115,553
  Long-term debt.....................   470,668        15,331          (38)            --         485,961
  Intercompany paybles...............        --       608,764       55,828       (664,592)             --
  Deferred tax liability.............   127,400            --           --             --         127,400
  Other long-term liabilities........     8,240        14,252           --             --          22,492
  Stockholders' equity...............    91,012       370,611       15,255             --         476,878
                                       --------    ----------      -------      ---------      ----------
Total liabilities and stockholders'
  equity.............................  $732,991    $1,073,637      $86,248      $(664,592)     $1,228,284
                                       ========    ==========      =======      =========      ==========

                                                                  JUNE 30, 2000
                                       -------------------------------------------------------------------
                                                                    NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   -----------   ------------   ------------
                                                                 (IN THOUSANDS)
Assets:
  Current assets.....................  $120,216    $  115,178      $18,195      $      --      $  253,589
  Net property and equipment.........     7,308       704,531       48,722             --         760,561
  Goodwill, net......................     3,606       192,641        2,386             --         198,633
  Deferred costs, net................    18,855            --           --             --          18,855
  Intercompany receivables...........   788,166            --           --       (788,166)             --
  Other assets.......................     9,062         5,565           --             --          14,627
                                       --------    ----------      -------      ---------      ----------
Total assets.........................  $947,213    $1,017,915      $69,303      $(788,166)     $1,246,265
                                       ========    ==========      =======      =========      ==========
Liabilities and equity:
  Current liabilities................  $ 33,637    $   47,736      $11,475      $      --      $   92,848
  Long-term debt.....................   637,438        14,486           21             --         651,945
  Intercompany paybles...............        --       740,268       47,898       (788,166)             --
  Deferred tax liability.............    99,707            --           --             --          99,707
  Other long-term liabilities........     1,751        17,127           --             --          18,878
  Stockholders' equity...............   174,680       198,298        9,909             --         382,887
                                       --------    ----------      -------      ---------      ----------
Total liabilities and stockholders'
  equity.............................  $947,213    $1,017,915      $69,303      $(788,166)     $1,246,265
                                       ========    ==========      =======      =========      ==========

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

19.  CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                                  JUNE 30, 2001
                                       -------------------------------------------------------------------
                                                                    NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   -----------   ------------   ------------
                                                                 (IN THOUSANDS)
Revenues.............................  $  2,018     $816,724       $54,520       $    --        $873,262
Costs and expenses:..................
  Direct expenses....................        --      533,807        41,131            --         574,938
  Depreciation, depletion and
    amortization expense.............     1,353       69,714         4,080            --          75,147
  General and administrative
    expense..........................    18,991       43,644         3,436            --          66,071
  Interest...........................    54,464        1,275           821            --          56,560
  Other..............................       318          943             2            --           1,263
                                       --------     --------       -------       -------        --------
Total costs and expenses.............    75,126      649,383        49,470            --         773,979
                                       --------     --------       -------       -------        --------
Income (loss) before income taxes....   (73,108)     167,341         5,050            --          99,283
Income tax (expense) benefit.........    27,247      (62,367)       (1,882)           --         (37,002)
                                       --------     --------       -------       -------        --------
Net income (loss) before
  extraordinary items................   (45,861)     104,974         3,168            --          62,281
Extraordinary items, net of tax......       429           --            --            --             429
                                       --------     --------       -------       -------        --------
Net income (loss)....................  $(45,432)    $104,974       $ 3,168       $    --        $ 62,710
                                       ========     ========       =======       =======        ========

                                                                   JUNE 30, 2000
                                        -------------------------------------------------------------------
                                                                     NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   -----------   ------------   ------------
                                                                  (IN THOUSANDS)
Revenues..............................  $    790     $599,225       $37,717       $    --        $637,732

Costs and expenses:
  Direct expenses.....................        --      431,997        30,389            --         462,386
  Depreciation, depletion and
    amortization expense..............     1,162       66,453         3,357            --          70,972
  General and administrative
    expense...........................    11,101       44,473         3,198            --          58,772
  Interest............................    69,802        1,527           601            --          71,930
  Other...............................        --        1,648            --            --           1,648
                                        --------     --------       -------       -------        --------
Total costs and expenses..............    82,065      546,098        37,545            --         665,708
                                        --------     --------       -------       -------        --------
Income (loss) before income taxes.....   (81,275)      53,127           172            --         (27,976)
Income tax (expense) benefit..........    21,516      (14,064)          (46)           --           7,406
                                        --------     --------       -------       -------        --------
Net income (loss) before extraordinary
  items...............................   (59,759)      39,063           126            --         (20,570)
Extraordinary items, net of tax.......     1,611           --            --            --           1,611
                                        --------     --------       -------       -------        --------
Net income (loss).....................  $(58,148)    $ 39,063       $   126       $    --        $(18,959)
                                        ========     ========       =======       =======        ========

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

19.  CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                   JUNE 30, 1999
                                        -------------------------------------------------------------------
                                                                     NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   -----------   ------------   ------------
                                                                  (IN THOUSANDS)
Revenues..............................  $  1,086     $463,813       $26,918       $    --        $491,817
Costs and expenses:
  Direct expenses.....................        --      349,936        21,492            --         371,428
  Depreciation, depletion and
    amortization expense..............       428       58,403         3,243            --          62,074
  General and administrative
    expense...........................    14,962       34,490         3,656            --          53,108
  Interest............................    65,724        1,559           118            --          67,401
  Other...............................    10,811        5,928            --            --          16,739
                                        --------     --------       -------       -------        --------
Total costs and expenses..............    91,925      450,316        28,509            --         570,750
                                        --------     --------       -------       -------        --------
Income (loss) before income taxes.....   (90,839)      13,497        (1,591)           --         (78,933)
Income tax (expense) benefit..........    29,547       (4,390)          518            --          25,675
                                        --------     --------       -------       -------        --------
Net income (loss) before extraordinary
  items...............................   (61,292)       9,107        (1,073)           --        $(53,258)
Extraordinary items, net of tax.......        --           --            --            --              --
                                        --------     --------       -------       -------        --------
Net income (loss).....................  $(61,292)    $  9,107       $(1,073)      $    --        $(53,258)
                                        ========     ========       =======       =======        ========

                                                         FISCAL YEAR ENDED JUNE 30, 2001
                                       --------------------------------------------------------------------
                                                                     NON-
                                        PARENT      GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDARIES   ELIMINATIONS   CONSOLIDATED
                                       ---------   ------------   -----------   ------------   ------------
                                                                  (IN THOUSANDS)
Net cash provided by (used in)
  operating activities...............  $  68,567     $ 64,408       $ 9,742       $    --        $ 142,717
Net cash provided by (used in)
  investing activities...............    (19,459)     (56,711)       (7,180)           --          (83,350)
Net cash provided by (used in)
  financing activities...............   (158,627)      (8,456)          (59)           --         (167,142)
                                       ---------     --------       -------       -------        ---------
Net increase (decrease) in cash......   (109,519)        (759)        2,503            --         (107,775)
Cash and cash equivalents at
  beginning of period................    111,166       (1,246)          (47)           --          109,873
                                       ---------     --------       -------       -------        ---------
Cash and cash equivalents at end of
  period.............................  $   1,647     $ (2,005)      $ 2,456       $    --        $   2,098
                                       =========     ========       =======       =======        =========

                            KEY ENERGY SERVICES INC.

                          JUNE 30, 2001, 2000 AND 1999

19.  CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                         FISCAL YEAR ENDED JUNE 30, 2000
                                       -------------------------------------------------------------------
                                                                    NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   -----------   ------------   ------------
                                                                 (IN THOUSANDS)
Net cash provided by (used in)
  operating activities...............  $ 18,962     $ 10,434       $ 5,464       $    --        $ 34,860
Net cash provided by (used in)
  investing activities...............    (4,468)     (26,671)       (6,627)           --         (37,766)
Net cash provided by (used in)
  financing activities...............    80,070        9,287           (56)           --          89,301
                                       --------     --------       -------       -------        --------
Net increase (decrease) in cash......    94,564       (6,950)       (1,219)           --          86,395
Cash and cash equivalents at
  beginning of period................    16,602        5,704         1,172            --          23,478
                                       --------     --------       -------       -------        --------
Cash and cash equivalents at end of
  period.............................  $111,166     $ (1,246)      $   (47)      $    --        $109,873
                                       ========     ========       =======       =======        ========

                                                         FISCAL YEAR ENDED JUNE 30, 1999
                                       --------------------------------------------------------------------
                                                                     NON-
                                        PARENT      GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDARIES   ELIMINATIONS   CONSOLIDATED
                                       ---------   ------------   -----------   ------------   ------------
                                                                  (IN THOUSANDS)
Net cash provided by (used in)
  operating activities...............  $ (49,167)    $ 26,508       $ 9,232       $    --        $ (13,427)
Net cash provided by (used in)
  investing activities...............   (272,620)     (13,986)       (8,048)           --         (294,654)
Net cash provided by (used in)
  financing activities...............    313,526       (7,196)          (36)           --          306,294
                                       ---------     --------       -------       -------        ---------
Net increase (decrease) in cash......     (8,261)       5,326         1,148            --           (1,787)
Cash and cash equivalents at
  beginning of period................     24,863          378            24            --           25,265
                                       ---------     --------       -------       -------        ---------
Cash and cash equivalents at end of
  period.............................  $  16,602     $  5,704       $ 1,172       $    --        $  23,478
                                       =========     ========       =======       =======        =========

INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders
Key Energy Services, Inc.:

    We have audited the accompanying consolidated balance sheets of Key Energy Services, Inc., and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, cash flows and stockholders' equity for each of the years in the three-year period ended
June 30, 2001. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule listed in the Index at Item 14. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key Energy Services, Inc. and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

    As discussed in Note 8 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

                                          KPMG LLP
Midland, Texas
August 16, 2001

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS.

    The following table sets forth the names and ages, as of October 25, 2001, of each of the Company's executive officers and directors and includes their current positions.

NAME                                          AGE                       POSITION
----                                        --------                    --------
Francis D. John...........................     47      Chairman of the Board, President, Chief
                                                       Executive Officer and Chief Operating
                                                       Officer
David J. Breazzano........................     45      Director
Kevin P. Collins..........................     51      Director
William D. Fertig.........................     45      Director
William D. Manly..........................     78      Director
W. Phillip Marcum.........................     57      Director
Morton Wolkowitz..........................     73      Director
Thomas K. Grundman........................     41      Executive Vice President of International
                                                       Operations, Chief Financial Officer and
                                                       Chief Accounting Officer
James J. Byerlotzer.......................     55      Executive Vice President of Domestic
                                                       Operations

    Francis D. John has been the President and Chief Executive Officer since October 1989. In addition, Mr. John has been Chairman of the Board since August 1996. Mr. John re-assumed the duties of Chief Operating Officer in April 1999. He has been a Director and President since June 1988 and served as the Chief Financial Officer from October 1989 through July 1997. Before joining the Company, he was Executive Vice President of Finance and Manufacturing of Fresenius U.S.A., Inc. Mr. John previously held operational and financial positions with Unisys, Mack Trucks and Arthur Andersen. He received a BS from Seton Hall University and an MBA from Fairleigh Dickinson University.

    David J. Breazzano has been a Director since October 1997. Mr. Breazzano is one of the founding principals at DDJ Capital Management, LLC, an investment management firm established in 1996. Mr. Breazzano previously served as a Vice President and Portfolio Manager at Fidelity Investments ("Fidelity") from 1990 to 1996. Prior to joining Fidelity, Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. He is also a director of Waste Systems International, Inc. and Samuels Jewelers, Inc. He holds a BA from Union College and an MBA from Cornell University.

    Kevin P. Collins has been a Director since March 1996. Mr. Collins has been a managing member of the Old Hill Company LLC since 1997. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a director of WellTech, Inc. ("WellTech") from January 1994 until March 1996 when WellTech was merged into the Company. Mr. Collins is also a director of The Penn Traffic Company, Metretek Technologies, Inc. and London Fog Industries, Inc. He holds a BS and an MBA from the University of Minnesota.

    William D. Fertig has been a Director since April 2000. Mr. Fertig has been a Principal, Manager of Sales and Training at McMahan Securities Co. L.P. since 1990. Mr. Fertig previously served as a Senior Vice President and Manager of Convertible Sales at Drexel Burnham Lambert prior to joining McMahan

Securities in 1990, and from 1979 to 1989, served as Vice President and Convertible Securities Sales Manager at Credit Suisse First Boston. He holds a BS from Allegheny College and an MBA from NYU Graduate Business School.

    William D. Manly has been a Director since December 1989. He retired from his position as an Executive Vice President of Cabot Corporation in 1986, a position he had held since 1978. Mr. Manly is a director of Metallamics, Inc. and CitiSteel, Inc. He holds a BS and an MS from the University of Notre Dame.

    W. Phillip Marcum has been a Director since March 1996. Mr. Marcum was a director of WellTech from January 1994 until March 1996 when WellTech was merged into the Company. From October 1995 until March 1996, Mr. Marcum was the acting Chairman of the Board of Directors of WellTech. He has been Chairman of the Board, President and Chief Executive Officer of Metretek Technologies, Inc., formerly known as Marcum Natural Gas Services, Inc. ("Metretek Technologies"), since January 1991 and is a director of TestAmerica, Inc. He holds a BBA from Texas Tech University.

    Morton Wolkowitz has been a Director since December 1989. Mr. Wolkowitz served as President and Chief Executive Officer of Wolkow Braker Roofing Corporation, a company that provided a variety of roofing services, from 1958 through 1989. Mr. Wolkowitz has been a private investor since 1989. He holds a BS from Syracuse University.

    Thomas K. Grundman has been an Executive Vice President and the Chief Financial Officer since July 1999 and the Chief Accounting Officer since November 1999. Effective December 1999, Mr. Grundman became Executive Vice President of International Operations. Mr. Grundman also served as Treasurer from July 1999 through August 2000. He joined the Company in April 1999 as Sr. Vice President of Strategic and Business Development. From late 1996 through April 1999, Mr. Grundman was Senior Vice President at PNC Bank, N.A. where he ran the Oil and Gas Corporate Finance Group and was responsible for providing financing and advisory services in all sectors of the energy industry. From 1984 through 1996, Mr. Grundman held several positions at Chase Manhattan Bank and its predecessor institutions, most recently as a Managing Director in the oil and gas group. Mr. Grundman holds a BS in Finance from Syracuse University.

    James J. Byerlotzer has been Executive Vice President of Domestic Well Service and Drilling Operations since July 1999. Effective December 1999,
Mr. Byerlotzer's title was changed to Executive Vice President of Domestic Operations. He joined the Company in September 1998 as Vice President--Permian Basin Operations after the Company's acquisition of Dawson Production
Services, Inc. ("Dawson"). From February 1997 to September 1998, he served as the Senior Vice President and Chief Operating Officer of Dawson. From 1981 to 1997, Mr. Byerlotzer was employed by Pride Petroleum Services, Inc. ("Pride"). Beginning in February 1996, Mr. Byerlotzer served as the Vice President-- Domestic Operations of Pride. Prior to that time, he served as Vice President--Permian Basin of Pride and in various other operating positions in Pride's Gulf Coast and California operations. Mr. Byerlotzer holds a BA from the University of Missouri in St. Louis.

    Directors are elected at the Company's annual meeting of stockholders and serve until the next annual meeting of stockholders and until their successors are elected and qualified. Each executive officer holds office until the first meeting of the Board of Directors following the annual meeting of stockholders and until his successor has been duly elected and qualified.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and 10% stockholders also are required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished to the Company, the Company believes that its directors, executive officers and 10% stockholders complied with all
Section 16(a) filing requirements during the fiscal year ended June 30, 2001.

ITEM 11. EXECUTIVE COMPENSATION.

    SUMMARY COMPENSATION TABLE. The following table reflects the compensation for services to the Company for the years ended June 30, 2001, 2000 and 1999 for
(i) the Chief Executive Officer of the Company and (ii) the other two executive officers of the Company other than the Chief Executive Officer who were serving as executive officers at June 30, 2001 (the "Named Executive Officers").

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                  ANNUAL                            ------------
                                               COMPENSATION                            SHARES        ALL OTHER
                                 FISCAL    --------------------    OTHER ANNUAL      UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS(1)         ($)
---------------------------     --------   ---------   --------   ---------------   ------------   -------------
Francis D. John ..............    2001       594,885   835,000          67,211(2)     1,460,000          74,998(3)
  President, Chief Executive      2000       589,519   307,776              --        2,000,000              --
  Officer and Chief Operating     1999       429,000        --              --        1,200,000              --
  Officer

Thomas K. Grundman ...........    2001       274,966   315,000              --          135,000          78,519(4)
  Executive Vice President of     2000       203,845   100,000              --          500,000          24,975(5)
  International Operations,       1999        35,259(6)      --             --          300,000              --
  Chief Financial Officer, and
  Chief Accounting Officer

James J. Byerlotzer ..........    2001       249,324   275,000              --          115,000         101,000(7)
  Executive Vice President of     2000       185,000    89,000              --          300,000         100,250(8)
  Domestic Operations             1999       121,153(9)      --             --          260,000          75,000(10)

------------------------

(1) Represents the number of shares issuable pursuant to vested and non-vested stock options granted during the applicable fiscal year.

(2) Represents reimbursement of (i) medical expenses of $12,186,
    (ii) professional fees of $45,025, and (iii) other miscellaneous personal expenses of $10,000.

(3) Represents premium payments by the Company for life and health insurance.

(4) Represents (i) forgiveness of relocation loan indebtedness and interest to Mr. Grundman of $52,794, (ii) premium payments made by the Company for life insurance of $24,725 and (iii) contributions by the Company on behalf of Mr. Grundman to the Key Energy Services, Inc. 401(k) Savings & Retirement Plan of $1,000.

(5) Represents (i) premium payments by the Company for life insurance of $24,725 and (ii) contributions by the Company on behalf of Mr. Grundman to the Key Energy Services, Inc. 401(k) Savings & Retirement Plan of $250.

(6) Mr. Grundman joined the Company as an executive officer in April 1999.

(7) Represents (i) payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc. of $100,000, and (ii) contributions by the Company on behalf of Mr. Byerlotzer to the Key Energy Services, Inc. 401(k) Savings & Retirement Plan of $1,000.

(8) Represents (i) payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc. of $100,000, and (ii) contributions by the Company on behalf of Mr. Byerlotzer to the Key Energy Services, Inc. 401(k) Savings & Retirement Plan of $250.

(9) Mr. Byerlotzer joined the Company as an executive officer in September 1998.

(10) Represents payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information relating to options granted under the Key Energy Group, Inc. 1997 Incentive Plan (the "Plan") and outside the Plan to the Named Executive Officers during fiscal 2001. The Company did not grant any stock appreciation rights during fiscal 2001.

                                             NUMBER OF     INDIVIDUAL GRANTS
                                           SECURITIES OF      % OF TOTAL
                                            UNDERLYING      OPTIONS GRANTED    EXERCISE                 GRANT DATE
                                              OPTIONS       TO EMPLOYEES IN    PRICE PER   EXPIRATION    PRESENT
NAME                                          GRANTED       FISCAL YEAR(1)       SHARE        DATE      VALUE (2)
----                                       -------------   -----------------   ---------   ----------   ----------
Francis D. John..........................      960,000(3)         37.9%          $8.25      08/07/10    $4,339,000
                                               500,000(4)         19.7%          $8.25      12/11/10     2,260,000
Thomas K. Grundman.......................      135,000(5)          5.3%          $8.25      12/11/10       620,000
James J. Byerlotzer......................      115,000(6)          4.5%          $8.25      12/11/10       520,000

------------------------

(1) Based on options to purchase a total of 2,533,000 of Common Stock granted during fiscal 2001.

(2) The grant date value of stock options was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility--59%; risk-free interest rate--4.3%; time of exercise--5 years; and no dividend yield.

(3) These options were granted on August 7, 2000, and vested immediately on the date of grant.

(4) These options were granted on December 11, 2000 and vested immediately on the date of grant.

(5) These options were granted on December 11, 2000 and vest in three equal annual installments commencing on July 1, 2001 as follows: 45,000 on July 1, 2001; 45,000 on July 1, 2002; and 45,000 on July 1, 2003.

(6) These options were granted on December 11, 2000 and vest in three equal annual installments commencing on July 1, 2001 as follows: 38,333 on July 1, 2001; 38,333 on July 1, 2002; and 38,334 on July 1, 2003.

AGGREGATED OPTION EXERCISES AND VALUES AS OF FISCAL YEAR END

    The following table sets forth certain information as of June 30, 2001 relating to the number and value of (i) options exercised by the Named Executive Officers and (ii) unexercised options held by the Named Executive Officers.

                                                                                                 VALUE OF UNEXERCISED
                                  SHARES                           NUMBER OF UNEXERCISED         IN-THE MONEY-OPTIONS
                                 ACQUIRED                        OPTIONS AT JUNE 30, 2001        AT JUNE 30, 2001 (2)
                                    ON             VALUE        ---------------------------   ---------------------------
NAME                           EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           ------------   ---------------   -----------   -------------   -----------   -------------
Francis D. John..............   1,825,000        12,850,875      2,418,333       791,667      $5,148,066     $1,732,709

Thomas K. Grundman...........     200,000         1,934,000        250,000       485,000      $  585,000     $1,718,650

James J. Byerlotzer..........     165,000         1,595,550        159,167       350,833      $  391,931     $1,311,469

------------------------

(1) The dollar values in this column are calculated by determining the difference between the fair market value of the Company's common stock on the date of exercise of the relevant options and the exercise price of such options. The fair market value on the date of exercise is based on the last sale price of the Company's common stock on the NYSE on such date.

(2) The dollar values in this column are calculated by determining the difference between the fair market value of the Common Stock for which the relevant options are exercisable as of the end of the fiscal year and the exercise price of the options. The fair market value is based on the last sale price of the Common Stock on the NYSE on June 29, 2001 which was $10.84.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    Effective as of July 1, 2001, the Company entered into an amended and restated employment agreement with Mr. John, which provides that Mr. John will serve as Chairman of the Board, President and Chief Executive Officer of the Company for a five-year term commencing July 1, 2001 and continuing until June 30, 2006, with an automatic one-year renewal on each June 30, commencing on June 30, 2006, unless terminated by the Company or by Mr. John with proper notice. Under this employment agreement, Mr. John's annual base salary is $595,000 per year until December 31, 2002 and $695,000 per year thereafter, in each case subject to increase after annual reviews by the Board of Directors. This employment agreement also provides that Mr. John will be entitled to
(i) participate in the Company's Performance Compensation Plan, with performance criteria to be approved by the Compensation Committee, (ii) receive additional bonuses at the discretion of the Compensation Committee, and (iii) participate in stock option grants made to the Company's executives. In addition to salary and bonus, Mr. John is entitled to medical, dental, accident and life insurance, reimbursement of expenses and various other benefits. To the extent Mr. John is taxed on any such reimbursement or benefit, the Company will pay Mr. John an amount which, on an after-tax basis, equals the amount of these taxes.

    In the event that Mr. John's employment is terminated by the Company voluntarily or by nonrenewal, or by Mr. John for "Good Reason," or by either the Company or Mr. John following a "Change in Control" (in each case as defined in the employment agreement), Mr. John will be entitled to receive: (i) his accrued but unpaid salary and bonuses to the date of termination, and a PRO RATA bonus for the year in which termination occurs; (ii) a severance payment in an amount equal to five times his average total annual compensation (I.E., salary plus bonus) for the preceding three years; (iii) immediate vesting and exercisability of all stock options held by him (to the extent not already vested and exercisable) for the remainder of the original terms of the options; (iv) any other amounts or benefits earned, accruing or owing to him, but not yet paid; and (v) continued participation in medical, dental and life insurance coverage, as well as the receipt of other benefits to which he was entitled, until the first to occur of the third year anniversary of the date his employment was terminated or the date on which he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (or, in the event of a "Change in Control," an amount in cash equal to the reasonable expenses that the Company would incur if it were to provide these benefits for three years). In the event that Mr. John's employment is terminated as a result of Mr. John's disability, Mr. John will be entitled to receive
(i) through (v) above, except that his severance compensation will be an amount equal to three times his average total annual compensation for the preceding three years, reduced by the amount of any Company-paid disability insurance proceeds paid to Mr. John. In the event that Mr. John's employment is terminated by the Company for "Cause," as defined in the employment agreement, or by Mr. John voluntarily or by nonrenewal, he will be entitled to receive only
(i) and (v) above and will forfeit any restricted stock or options not previously vested. In the event Mr. John's employment is terminated by reason of his death, he will be entitled to receive (i), (iii), (iv) and (v) above, except that his family will be entitled to receive the medical and dental insurance coverage provided in (v) above until the death of Mr. John's spouse. In addition, if any of the above benefits are subject to the tax imposed by
Section 4999 of the Internal Revenue Code, the Company will reimburse Mr. John for such tax on an after-tax basis.

    The employment agreement specifies that Mr. John may not engage in any activities that are competitive with the Company for a period of three years after the termination of his employment.

    Pursuant to the employment agreement, the Company will pay to Mr. John, on or prior to December 31, 2001, a one-time retention incentive bonus equal to the aggregate amount of all principal and interest on loans previously made by the Company to Mr. John that were to be forgiven over a ten year period beginning July 1, 2001, as well as the amount, on an after-tax basis, required to pay the taxes incurred Mr. John in connection with such payment. The after-tax proceeds of the bonus will be used to repay such loans. The employment agreement goes on to provide that if, prior to June 30, 2011, Mr. John is terminated by the Company for Cause, or by Mr. John voluntarily or by nonrenewal, Mr. John will repay to the Company a percentage of the retention incentive bonus beginning at 100% during the first year and declining at the rate of 10% each year to 0% on and after June 30, 2011.

    Mr. Grundman entered into an employment agreement with the Company effective as of July 1, 1999, which was amended effective July 1, 2000. This agreement is for a three-year term and thereafter for successive one-year terms unless terminated 60 days prior to the commencement of an extension term. Under this agreement, Mr. Grundman initially receives an annual base compensation of $200,000, which can be increased but not decreased, and is eligible for additional annual incentive bonuses. If, during the term of his employment agreement, Mr. Grundman is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 36-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be payable in a lump sum on the date of termination. Also, if Mr. Grundman is subject to the tax imposed by
Section 4999 of the Internal Revenue code, the Company has agreed to reimburse him for such tax on an after-tax basis.

    Mr. Byerlotzer entered into an employment agreement with the Company effective as of July 1, 1999 for a three-year term and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term. Under the agreement, Mr. Byerlotzer receives an annual base compensation of $185,000 and is eligible for additional annual incentive bonuses. If during the term of his employment agreement Mr. Byerlotzer is terminated by the Company for any reason other than for "Cause", or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be payable in a lump sum on the date of termination.

DIRECTOR COMPENSATION

    No director who is also an employee of the Company or any of its subsidiaries received any fees from the Company for his services as a Director or as a member of any committee of the Board. During the fiscal year ended June 30, 2001 all other Directors ("Non-employee Directors") received a fee equal to $3,000 per month for each month of service and are reimbursed for travel and other expenses directly associated with Company business. Additionally, during fiscal 2001 the Company paid the premiums with respect to life insurance for the benefit of Messrs. Collins and Marcum in the amount of $2,906 and $5,389, respectively.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

MANAGEMENT

    The following table sets forth as of October 25, 2001, the number of shares of Common Stock beneficially owned by each (i) each Director, (ii) each Named Executive Officer, and (iii) all Directors and executive officers of the Company as a group. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person.

                                                                     PERCENTAGE OF
                                                        NUMBER OF     OUTSTANDING
NAME OF BENEFICIAL OWNER                                SHARES (1)    SHARES (2)
------------------------                                ----------   -------------
Francis D. John (3)...................................  2,613,833         2.5%
Kevin P. Collins (4)..................................    223,405           *
William D. Fertig (5).................................     30,000           *
William D. Manly (6)..................................    221,042           *
W. Phillip Marcum (7).................................    223,405           *
David J. Breazzano (8)................................    208,333           *
Morton Wolkowitz (9)..................................    608,302           *
Thomas K. Grundman (10)...............................    355,000           *
James J. Byerlotzer (11)..............................    263,667           *

Directors and Executive Officers as a group (9
  persons)............................................  4,716,987         4.4%

------------------------

*   Less than 1%

(1) Includes all shares with respect to which each Director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or to dispose or to direct the disposition of such shares. Includes shares that may be purchased under currently exercisable stock options and warrants.

(2) Based on 102,357,547 shares of Common stock outstanding at October 25, 2001, plus, for each beneficial owner, those number of shares underlying currently exercisable options held by each executive officer or Director.

(3) Includes 2,543,333 shares issuable upon exercise of vested options. Does not include 666,667 shares issuable pursuant to options that have not vested.

(4) Includes 218,333 shares issuable upon the exercise of vested options. Does not include 51,667 shares issuable pursuant to options that have not vested.

(5) Includes 25,000 shares issuable upon the exercise of vested options. Does not include 25,000 shares issuable pursuant to options that have not vested.

(6) Includes 218,333 shares issuable upon the exercise of vested options. Does not include 51,667 shares issuable pursuant to options that have not vested.

(7) Includes 218,333 shares issuable upon the exercise of vested options. Does not include 51,667 shares issuable pursuant to options that have not vested.

(8) Includes 148,333 shares issuable upon the exercise of vested options. Does not include 51,667 shares issuable pursuant to options that have not vested.

(9) Includes 118,000 shares issuable upon the exercise of vested options. Does not include 57,000 shares issuable pursuant to options that have not vested.

(10) Includes 345,000 shares issuable upon the exercise of vested options. Does not include 390,000 shares issuable pursuant to options that have not vested.

(11) Includes 241,667 shares issuable upon the exercise of vested options. Does not include 268,333 shares issuable pursuant to options that have not vested.

CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of October 25, 2001, certain information regarding the beneficial ownership of Common Stock by each person, other than the Company's directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                                                              SHARES BENEFICIALLY OWNED
                                                                 AT OCTOBER 19, 2001
NAME AND ADDRESS OF BENEFICIAL                                --------------------------
OWNER, IDENTITY OF GROUP                                          NUMBER        PERCENT
------------------------                                      --------------   ---------
Perkins, Wolf, McDonnell & Co. (1)..........................   11,036,014(2)     10.8%
  53 W. Jackson Blvd., Suite 722
  Chicago, IL 60604

Berger, L.L.C. (3)..........................................    9,810,240(2)      9.6%
  210 University Boulevard
  Suite 900
  Denver, CO 80206

Mellon Financial Corporation (4)............................      6,183,414       6.0%
  One Mellon Center
  Pittsburgh, PA 15258

T. Rowe Price Associates, Inc. (5)..........................      6,735,600       6.6%
  100 E. Pratt Street
  Baltimore, MD 21202

------------------------

(1) As reported on Schedule 13G filed with the Commission on October 11, 2001.

(2) The Company believes that Perkins, Wolf, McDonell & Co. shares voting power with respect to 9,810,240 of its shares with Berger, LLC and that, therefore, the 9,810,240 shares shown as being beneficially owned by Berger, LLC are the same securities shown as being beneficially owned by Perkins, Wolf, McDonnell & Co.

(3) As reported on Schedule 13F filed with the Commission on August 14, 2001.

(4) As reported on Schedule 13G filed with the Commission on January 26, 2001.

(5) As reported on Schedule 13G (Amendment No. 1) filed with the Commission on

    February 8, 2001.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the negotiation of the terms of a five-year employment agreement with Mr. Francis D. John, Chairman of the Board, President and Chief Executive Officer of the Company, and as an inducement to Mr. John to enter into such employment agreement, the Company entered into a separate agreement with Mr. John dated as of August 2, 1999, which as amended through June 30, 2001, provides that $6.5 million in loans previously made by the Company to Mr. John, together with the accrued interest payable thereon (accruing at a rate equal to 125 basis points above LIBOR, adjusted monthly) will be forgiven ratably during the ten year period commencing on July 1, 2001 and ending on June 30, 2011. The agreement provides that the foregoing forgiveness of indebtedness is predicated and conditioned upon Mr. John remaining employed by the Company during such period. In addition, in the event that Mr. John is terminated by the Company for "Cause" (as defined in the agreement), or in the event that Mr, John voluntarily terminates his employment with the Company, the agreement further provides that the entire remaining principal balance of these loans, together with accrued interest payable thereon, will become immediately due and payable by Mr. John. However, in the event that Mr. John's employment is terminated for "Good Reason", or as a result of Mr. John's death or "Disability", or as a result of a "Change in Control" (all as defined in that agreement), the agreement stipulates that the remaining principal balance outstanding on the loans, together with accrued interest thereon will be forgiven. This agreement further provides that with respect to any forgiveness of the payment of principal and interest on the loans, Mr. John will be entitled to receive a "gross-up" payment in an amount sufficient for him to pay any federal, state, or local income taxes that may be due and payable by him with respect to the forgiveness of such indebtedness (principal and interest). The agreement has been effectively superseded by Mr. John's new employment agreement that provides for a one-time retention incentive bonus used to repay all amounts owed under the agreement (See Item 11--Executive Compensation--Employment Agreements with Executive Officers).

    In connection with the negotiation of an employment agreement with Thomas K. Grundman, the Company's Executive Vice President of International Operations, Chief Financial Officer and Chief Accounting Officer, the Company made a $240,000 short-term loan and a $150,000 relocation loan to assist
Mr. Grundman's relocation to the Company's executive offices. Interest on these loans accrues at a rate of 6.125% per annum. The short-term loan has been repaid. The relocation loan together with accrued interest will be forgiven in three installments of $50,000 each on July 1, 2000, 2001 and 2002; PROVIDED, HOWEVER, that if Mr. Grundman's employment is terminated during such period in a way that (i) triggers severance obligations, all amounts owed shall be immediately forgiven or (ii) does not trigger severance obligations, all amounts owed shall be immediately due and payable. This agreement further provides that with respect to any forgiveness of the payment of principal and interest on the loans, Mr. Grundman will be entitled to receive a "gross-up" payment in an amount sufficient for him to pay any federal, state, or local income taxes that may be due and payable by him with respect to the forgiveness of such indebtedness (principal and interest).

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENTS AND REPORTS ON FORM 8-K.

    (a) Index to Exhibits

       The following documents are filed as part of this report:

       (1) See Index to Financial Statements set forth in Item 8.

       (2) Financial Statements Schedules:

           Key Energy Services, Inc.:
           Consolidated Supplementary Financial Statement Schedule As of and for Each of the

             Three Years Ended June 30, 2001:
                Schedule II-Consolidated Valuation and Qualifying
           Accounts.......S-1

           The supplemental schedules other than the one listed above are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements or Notes thereto.

       (3) Exhibits:

                 3.1      Amended and Restated Articles of Incorporation of the
                          Company. (Incorporated by reference to the Company's
                          Registration Statement on Form S-4, Registration
                          No. 333-369).

                 3.2      Amended and Restated By-Laws of the Company. (Incorporated
                          by reference to the Company's Registration Statement on
                          Form S-4 dated March 8, 1996, Registration No. 333-369).

                 3.3      Amendment to the Amended and Restated Articles of
                          Incorporation of the Company. (Incorporated by reference to
                          Exhibit 3.1 of the Company's Current Report on Form 8-K
                          dated February 2, 1998, File No. 1-8038).

                 3.4      Amendment to the Amended and Restated Articles of
                          Incorporation of the Company. (Incorporated by reference to
                          Exhibit A of the definitive proxy statement on Schedule 14A filed by the Company on November 17, 1998, File
                          No. 1-8038).

                 3.5      Articles of Amendment to Amended and Restated Articles of
                          Incorporation of the Company (Incorporated by reference to
                          Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q
                          for the quarter ended March 31, 2000, File No. 1-8038).

                 3.6      Unanimous Consent of the Board of Directors of the Company
                          dated January 11, 2000, limiting the designation of the
                          additional authorized shares to common stock (Incorporated by reference to Exhibit 3.2 of the Company's Quarterly
                          Report on Form 10-Q for the quarter ended March 31, 2000,
                          File No. 1-8038).

                 4.1      7% Convertible Subordinated Debenture of the Company due
                          July 1, 2003. (Incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K dated June 30,
                          1996, File No. 1-8038).

                 4.2      Indenture for the 7% Convertible Subordinated Debentures of
                          the Company due July 1, 2003. (Incorporated by reference to
                          Exhibit 4.2 of the Company's Annual Report on Form 10-K
                          dated June 30, 1996, File No. 1-8038).

                 4.3      First Supplemental Indenture dated as of November 20, 1996 by and between Key Energy Group, Inc. and American Stock
                          Transfer & Trust Company, as Trustee. (Incorporated by
                          reference to Exhibit 10(i) to the Company's Quarterly Report on Form 10-Q dated December 31, 1996, File No. 1-8038).

                 4.4      Registration Rights Agreement among the Company, McMahan
                          Securities Co., L.P. and Rausher Pierce Refsnes, Inc., dated as of July 3, 1996. (Incorporated by reference to Exhibit
                          4.3 of the Company's Annual Report on Form 10-K dated
                          June 30, 1996, File No. 1-8038).

                 4.5      Registration Rights Agreement dated as of March 2, 1996
                          among the Company and certain of its stockholders.
                          (Incorporated by reference to Exhibit 4.3 of the Company's
                          Registration Statement on Form S-4, Registration
                          No. 333-369).

                 4.6      Form of Common Stock Purchase Warrant to Purchase Key Common
                          Stock issued in connection with the WellTech Merger.
                          (Incorporated by reference to Exhibit 4.1 of the Company's
                          Registration Statement on Form S-4, Registration
                          No. 333-369).

                 4.7      Indenture dated as of September 25, 1997, among Key Energy
                          Group, Inc. and American Stock Transfer and Trust Company.
                          (Incorporated by reference to Exhibit 10(a) of the Company's
                          Quarterly Report on Form 10-Q for the quarter ended
                          September 30, 1997, File No. 1-8038).

                 4.8      Registration Rights Agreement among Key Energy Group, Inc.,
                          Lehman Brothers Inc., and McMahan Securities Co. L.P. dated as of September 25, 1997. (Incorporated by reference to
                          Exhibit 10(a) of the Company's Quarterly Report on
                          Form 10-Q for the quarter ended September 30, 1997, File
                          No. 1-8038).

                 4.9      Indenture dated February 20, 1997 between Dawson Production
                          Services, Inc. and U.S. Trust Company of Texas, N.A.
                          (Incorporated by reference to Exhibit 99.10 of the Company's
                          Current Report on Form 8-K dated September 28, 1998, File
                          No. 1-8038).

                4.10      Supplemental Indenture dated September 21, 1998, among Key
                          Energy Group, Inc., its Subsidiaries and U.S. Trust Company
                          of Texas, N.A. (Incorporated by reference to Exhibit 99.11 of the Company's Current Report on Form 8-K dated September
                          28, 1998, File No. 1-8038).

                4.11      Warrant Agreement dated as of January 22, 1999 between the
                          Company and The Bank of New York, a New York banking
                          corporation as warrant agent. (Incorporated by reference to
                          Exhibit 99(b) of the Company's Form 8-K filed on February 3,
                          1999, File No. 1-8038).

                4.12      Indenture dated as of January 22, 1999 between the Company and The Bank of New York as trustee. (Incorporated by
                          reference to Exhibit 99(c) of the Company's Form 8-K filed on February 3, 1999, File No. 1-8038).

                4.13      Registration Rights Agreement dated January 22, 1999 by and among the Registrant, certain of its subsidiaries, and
                          Lehman Brothers, Inc., Bear, Stearns & Co. Inc.,
                          F.A.C./Equities, a division of First Albany Corporation, and
                          Dain Rauscher Wessels, a division of Dain Rauscher
                          Incorporated. (Incorporated by reference to Exhibit 99(d) of the Company's Form 8-K filed on February 3, 1999, File
                          No. 1-8038).

                4.14      Warrant Registration Rights Agreement dated January 22,
                          1999, by and among the Company and Lehman Brothers Inc.,
                          Bear, Stearns & Co. Inc., F.A.C./Equities, a division of
                          First Albany Corporation, and Dain Rauscher Wessels, a
                          division of Dain Rauscher Incorporated. (Incorporated by
                          reference to Exhibit 99(e) of the Company's Form 8-K filed on February 3, 1999, File No. 1-8038).

                4.15      Indenture dated March 6, 2001 between the Company and The
                          Chase Manhattan Bank, a New York banking corporation, as
                          Trustee (Incorporated by reference to Exhibit 4.1 of the
                          Company's Form 8-K filed on March 20, 2001, File
                          No. 1-8038)

                4.16      Registration Rights Agreement dated March 6, 2001 among the
                          Company, certain of its subsidiaries, Lehman Brothers, Inc., and Bear Stearns & Co., Inc. (Incorporated by reference to
                          Exhibit 99.2 of the Company's Current Report of Form 8-K
                          dated March 20, 2001 File No. 1-8038)

                10.1      Employment Agreement between the Company and D. Kirk
                          Edwards, dated as of July 1, 1996. (Incorporated by
                          reference to Exhibit 10.1 of the Company's Annual Report on
                          Form 10-K for the year ended June 30, 1997, File
                          No. 1-8038).

                10.2      Amended and Restated Senior Credit Facility among Key Energy
                          Group, Inc. and several other financial institutions dated as of June 6, 1997 as amended and restated through November
                          6, 1997. (Incorporated by reference to Exhibit 10(s) of the
                          Company's Quarterly Report on Form 10-Q for the quarter
                          ended December 31, 1997, File No. 1-8038).

                10.3      First Amendment to the Amended and Restated Credit Agreement
                          dated as of June 6, 1997, as amended and restated through
                          November 6, 1997 dated December 3, 1997. (Incorporated by
                          reference to Exhibit 10(t) of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, File
                          No. 1-8038).

                10.4      Escrow Agreement among Key Energy Group, Inc., Lehman
                          Brothers Inc., Lehman Commercial Paper Inc. and The Bank of
                          New York, dated as of September 14, 1998 (Incorporated by
                          reference to Exhibit 99.6 of the Company's Current Report on
                          Form 8-K dated September 28, 1998, File No. 1-8038).

                10.5      $550,000,000 Second Amended and Restated Senior Credit
                          Facility, among Key Energy Group, Inc., PNC Bank, National
                          Association, Norwest Bank Texas, N.A., PNC Capital Markets,
                          Inc. and the several lenders from time to time parties
                          thereto, dated as of June 6, 1997, as amended and restated
                          through September 14, 1998 (Incorporated by reference to
                          Exhibit 99.7 of the Company's Current Report on Form 8-K
                          dated September 28, 1998, File No. 1-8038).

                10.6      Amended and Restated Master Guarantee and Collateral
                          Agreement made by Key Energy Group, Inc. and certain of its subsidiaries in favor of Norwest Bank Texas, N.A., dated as of June 6, 1998, as amended and restated through September
                          14, 1998 (Incorporated by reference to Exhibit 99.8 of the
                          Company's Current Report on Form 8-K dated September 28,
                          1998, File No. 1-8038).

                10.7      Intercreditor and Collateral Agency Agreement, dated as of
                          September 14, 1998. (Incorporated by reference to Exhibit
                          99.9 of the Company's Current Report on Form 8-K dated
                          September 28, 1998, File No. 1-8038).

                10.8      Consulting Agreement, dated as of October 7, 1998, by and
                          among Key Energy Group, Inc. and Michael E. Little.
                          (Incorporated by reference to Exhibit 10(a) of the Company's
                          Quarterly Report on Form 10-Q for the quarter ended
                          December 31, 1998, File No. 1-8038).

                10.9      Employment Agreement, dated November 13, 1998, by and
                          between Key Energy Group, Inc. and James J. Byerlotzer.
                          (Incorporated by reference to Exhibit 10(b) the Company's
                          Quarterly Report on Form 10-Q for the quarter ended
                          December 31, 1998, File No. 1-8038).

                10.10     Non-Compete Agreement, dated November 13, 1998, by and
                          between Key Energy Group, Inc. and James J. Byerlotzer.
                          (Incorporated by reference to Exhibit 10(c) of the Company's
                          Quarterly Report on Form 10-Q for the quarter ended
                          December 31, 1998, File No. 1-8038).

                10.11     Non-Compete Agreement, dated October 20, 1998, by and
                          between Key Energy Group, Inc. and Joseph B. Eustace.
                          (Incorporated by reference to Exhibit 10(e) of the Company's
                          Quarterly Report on Form 10-Q for the quarter ended
                          December 31, 1998, File No. 1-8038).

                10.12     Consulting Agreement, dated as of November 12, 1998, by and among Key Energy Group, Inc. and C. Ron Laidley.
                          (Incorporated by reference to Exhibit 10(f) of the Company's
                          Quarterly Report on Form 10-Q for the quarter ended
                          December 31, 1998, File No. 1-8038).

                10.13     Key Energy Group, Inc. Performance Compensation Plan.
                          (Incorporated by reference to Exhibit 10(g) of the Company's
                          Quarterly Report on Form 10-Q for the quarter ended
                          December 31, 1998, File No. 1-8038).

                10.14     First Amendment, dated as of December 3, 1997, to the Second
                          Amended and Restated Senior Credit Facility, dated as of
                          June 6, 1997, as amended and restated through November 6,
                          1997. (Incorporated by reference to Exhibit 10(h) of the
                          Company's Quarterly Report on Form 10-Q for the quarter
                          ended December 31, 1998, File No. 1-8038).

                10.15     Second Amendment, dated as of December 29, 1998, to the
                          Second Amended and Restated Senior Credit Facility, dated as of June 6, 1997, as amended and restated through September
                          14, 1998, and as amended by the First Amendment dated as of
                          November 19, 1998. (Incorporated by reference to Exhibit
                          10(i) of the Company's Quarterly Report on Form 10-Q for the
                          quarter ended December 31, 1998, File No. 1-8038).

                10.16     Purchase Agreement dated January 19, 1999 by and among the
                          Registrant, certain of its subsidiaries, Lehman Brothers,
                          Inc., Bear, Stearns & Co. Inc., First Albany Corporation,
                          Dain Rauscher Wessels, a division of Dain Rauscher
                          Incorporated. (Incorporated by reference to Exhibit 99(a) of the Company's Form 8-K filed on February 3, 1999, File
                          No. 1-8038).

                10.17     Employment Agreement between the Company and William C.
                          McCurdy dated as of January 4, 1999. (Incorporated by
                          reference to Exhibit 10(f) of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, File
                          No. 1-8038).

                10.18     Employment Agreement between the Company and Michael R.
                          Furrow dated as of January 4, 1999. (Incorporated by
                          reference to Exhibit 10(g) of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, File
                          No. 1-8038).

                10.19     Purchase Agreement, among the Company, Green-Cohn Group,
                          LLC, ZPG Securities L.L.C. and DFG Corporation, dated as of
                          April 15, 1999. (Incorporated by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K dated April 8,
                          1999, File No. 1-8038).

                10.20     Commitment Letter, between the Company and PNC Investment
                          Corp., dated April 15, 1999. (Incorporated by reference to
                          Exhibit 99.3 of the Company's Current Report on Form 8-K
                          dated April 8, 1999, File No. 1-8038).

                10.21     Fee letter, between the Company and PNC Capital Markets,
                          Inc., dated April 15, 1999. (Incorporated by reference to
                          Exhibit 99.4 of the Company's Current Report on Form 8-K
                          dated April 8, 1999, File No. 1-8038).

                10.22     Third Amendment, dated as of April 8, 1999, to the Second
                          Amended and Restated Senior Credit Facility, among the
                          Company, the several lenders from time to time parties
                          thereto, PNC Bank, National Association, as Administrative
                          Agent, Norwest Bank Texas, N.A., as Collateral Agent and PNC
                          Capital Markets, Inc., as Arranger. (Incorporated by
                          reference to Exhibit 99.5 of the Company's Current Report on
                          Form 10-K dated April 8, 1999, File No. 1-8038).

                10.23     Fourth Amendment, dated as of April 15, 1999, to the Second
                          Amended and Restated Senior Credit Facility, among the
                          Company, the several lenders from time to time parties
                          thereto, PNC Bank, National Association, as Administrative
                          Agent, Norwest Bank Texas, N.A., as Collateral Agent and PNC
                          Capital Markets, Inc., as Arranger. (Incorporated by
                          reference to Exhibit 99.6 of the Company's Current Report on
                          Form 10-K dated April 8, 1999, File No. 1-8038).

                10.24     Underwriting Agreement, dated May 4, 1999, among the
                          Company, and Friedman, Billings, Ramsey & Co., Inc., for
                          itself and as representative for the other underwriter named in Schedule I thereto. (Incorporated by reference to Exhibit
                          1.1 of the Company's Current Report on Form 8-K dated May 4,
                          1999, File No. 1-8038).

                10.25     Letter Agreement, dated May 4, 1999, among the Company, PNC
                          Capital Markets, Inc. and PNC Investment Corp. (Incorporated
                          by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K dated May 4, 1999, File No 1-8038).

                10.26     Fifth Amendment, dated as of May 10, 1999, to the Second
                          Amended and Restated Senior Credit Facility, among the
                          Company, the several lenders from time to time parties
                          thereto, PNC Bank, National Association, as Administrative
                          Agent, Norwest Bank Texas, N.A., as Collateral Agent, and
                          PNC Capital Markets, Inc., as Arranger. (Incorporated by
                          reference to Exhibit 10.91 of the Company's Annual Report on
                          Form 10-K dated June 30, 1999, File No. 1-8038).

                10.27     Consulting Agreement between Key Energy Group, Inc. and The
                          Old Hill Company LLC dated as of December 2, 1998.
                          (Incorporated by reference to Exhibit 10.92 of the Company's
                          Annual Report on Form 10-K dated June 30, 1999, File
                          No. 1-8038).

                10.28     Amended and Restated Employment Agreement dated July 1,
                          1999, between Francis D. John and Key Energy Services, Inc.
                          (Incorporated by reference to Exhibit 10.1 of the Company's
                          Quarterly Report on Form 10-Q for the quarter ended
                          September 30, 1999, File No. 1-8038).

                10.29     Employment Agreement dated August 5, 1999, between Thomas K.
                          Grundman and Key Energy Services, Inc. (Incorporated by
                          reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File
                          No. 1-8038).

                10.30     Employment Agreement dated July 1, 1999, between Danny R.
                          Evatt and Key Energy Services, Inc.(Incorporated by
                          reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File
                          No. 1-8038).

                10.31     Employment Agreement dated July 1, 1999, between James J.
                          Byerlotzer and Key Energy Services, Inc. (Incorporated by
                          reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File
                          No. 1-8038).

                10.32     Agreement dated as of August 2, 1999, between Francis D.
                          John and Key Energy Services, Inc. (Incorporated by
                          reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File
                          No. 1-8038).

                10.33     Promissory Note dated August 3, 1999, made by Thomas K.
                          Grundman in favor of Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.6 of the Quarterly Report on
                          Form 10-Q for the quarter ended September 30, 1999, File
                          No. 1-8038).

                10.34     Demand Note dated August 3, 1999, made by Thomas K. Grundman in favor of Key Energy Services, Inc. (Incorporated by
                          reference to Exhibit 10.7 of the Quarterly Report on
                          Form 10-Q for the quarter ended September 30, 1999, File
                          No. 1-8038).

                10.35     Confidential Separation and Release Agreement dated as of
                          July 1, 1999, between Key Energy Services, Inc. and Stephen
                          E. McGregor (Incorporated by reference to Exhibit 10.8 of
                          the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-8038).

                10.36     Amendment No. 1 dated as of December 1, 1999, to Agreement dated as of August 2, 1999, between Francis D. John and Key
                          Energy Services, Inc. (Incorporated by reference to Exhibit
                          10.1 of the Company's Quarterly Report on Form 10-Q for the
                          quarter ended December 31, 1999, File No. 1-8038).

                10.37     Amendment No. 1 dated as of November 24, 1999, to the
                          Confidential Separation and Release Agreement dated as of
                          July 1, 1999, between Key Energy Services, Inc. and Stephen
                          E. McGregor (Incorporated by reference to Exhibit 10.2 of
                          the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, File No. 1-8038).

                10.38     Sixth Amendment, dated as of July 14, 1999, to the Second
                          Amended and Restated Senior Credit Facility, among the
                          Company, the several lenders from time to time parties
                          thereto, PNC Bank, National Association, as Administrative
                          Agent, Norwest Bank Texas, N.A., as Collateral Agent, and
                          PNC Capital Markets, Inc., as Arranger (Incorporated by
                          reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File
                          No. 1-8038).

                10.39     Seventh Amendment, dated as of March 1, 2000, to the Second
                          Amended and Restated Senior Credit Facility, among the
                          Company, the several lenders from time to time parties
                          thereto, PNC Bank, National Association, as Administrative
                          Agent, Norwest Bank Texas, N.A., as Collateral Agent, and
                          PNC Capital Markets, Inc., as Arranger (Incorporated by
                          reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File
                          No. 1-8038).

                10.40     Production and Delivery Agreement dated March 31, 2000,
                          among Odessa Exploration Incorporated and Norwest Energy
                          Capital, Inc., (Incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-8038).

                10.41     Agreement dated March 31, 2000, among Odessa Exploration
                          Incorporated, Norwest Energy Capital, Inc. and the Company
                          (Incorporated by reference to Exhibit 10.4 of the Company's
                          Quarterly Report on Form 10-Q for the quarter ended
                          March 31, 2000, File No. 1-8038).

                10.42     Underwriting Agreement dated June 27, 2000, among the
                          Company and Lehman Brothers Inc. for itself and as
                          Representative of the several underwriters named in Schedule
                          I thereto (Incorporated by reference to Exhibit 1.1 of the
                          Company's Current Report on Form 8-K dated June 29, 2000,
                          File No. 1-8038).

                10.43     Membership Interest Exchange Agreement dated April 5, 2000 by and between Tetra Services, Inc. and Brooks Well
                          Servicing, Inc. (Incorporated by reference to Exhibit 10.82 of the Company's Annual Report on Form 10-K dated June 30,
                          2000, File No. 1-8038).

                10.44     Amendment No. 2 dated as of June 16, 2000 to Agreement dated as of August 2, 1999, as amended between Francis D. John
                          and Key Energy Services, Inc. (Incorporated by reference to
                          Exhibit 10.83 of the Company's Annual Report on Form 10-K
                          dated June 20, 2000, File No. 1-8038).

                10.45     Amendment dated July 1, 2000 to Employment Agreement dated
                          August 5, 1999 between Thomas K. Grundman and Key Energy
                          Services, Inc. (Incorporated by reference to Exhibit 10.1 of the Company's Quarterly report on Form 10-Q for the quarter ended September 30, 2000, File No. 1-8038).

                10.46     Letter Agreement Amendment dated July 1, 2000 to the Demand
                          Note dated August 3, 1999 made by Thomas K. Grundman in
                          favor of Key Energy Services, Inc. (Incorporated by
                          reference to Exhibit 10.2of the Company's Quarterly Report of Form 10-Q for the quarter ended September 30, 2000, File
                          No. 1-8038).

                10.47     Purchase Agreement dated March 1, 2001 among the Company,
                          certain of its subsidiaries, Lehman Brothers, Inc., and Bear
                          Stearns & Co., Inc. (Incorporated by reference to Exhibit
                          1.1 of the Company's Form 8-K filed on March 20, 2001, File
                          No. 1-8038)

                10.48     Eighth Amendment to the Second Amended and Restated Senior
                          Credit Facility, dated as of June 6, 1997, as amended and
                          restated through September 14, 1998 and as further amended, among Key Energy Group, Inc. (now known as Key Energy
                          Services, Inc.), the several Lenders from time to time
                          parties thereto, PNC Bank, National association, as
                          Administrative Agent, Norwest Bank Texas, N.A., as
                          Collateral Agent and PNC Capital markets, Inc., as Arranger.
                          (Incorporated by reference to Exhibit 99.3 of the Company's
                          Form 8-K filed on March 20, 2001, File No. 1-8038)

                10.49     Amendment No. 3 dated as of May 14, 2001 to Agreement dated as of August 2, 1999, as amended, between Francis D. John
                          and Key Energy Services, Inc.

               *10.50     Second Amended and Restated Employment Agreement dated
                          October 16, 2001 between Francis D. John and Key Energy
                          Services, Inc.

                 21       Significant Subsidiaries of the Company.

                 23       Consent of KPMG LLP.

------------------------

    *  Filed herewith.

(b) Reports on Form 8-K

    The Company did not file any reports on Form 8-K during the quarter ended June 30, 2001.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                       KEY ENERGY SERVICES, INC.
                                                       (Registrant)

Dated: October 26, 2001                                By:             /s/ FRANCIS D. JOHN
                                                            -----------------------------------------
                                                                         Francis D. John
                                                                CHAIRMAN OF THE BOARD, PRESIDENT,
                                                                   AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated: October 26, 2001                                By:             /s/ FRANCIS D. JOHN
                                                            -----------------------------------------
                                                                         Francis D. John
                                                                CHAIRMAN OF THE BOARD, PRESIDENT,
                                                                   AND CHIEF EXECUTIVE OFFICER

Dated: October 26, 2001                                By:            /s/ THOMAS K. GRUNDMAN
                                                            -----------------------------------------
                                                                        Thomas K. Grundman
                                                                     CHIEF FINANCIAL OFFICER
                                                                   AND CHIEF ACCOUNTING OFFICER

Dated: October 26, 2001                                By:             /s/ MORTON WOLKOWITZ
                                                            -----------------------------------------
                                                                         Morton Wolkowitz
                                                                             DIRECTOR

Dated: October 26, 2001                                By:            /s/ DAVID J. BREAZZANO
                                                            -----------------------------------------
                                                                        David J. Breazzano
                                                                             DIRECTOR

Dated: October 26, 2001                                By:              /s/ WILLIAM MANLY
                                                            -----------------------------------------
                                                                          William Manly
                                                                             DIRECTOR

Dated: October 26, 2001                                By:             /s/ KEVIN P. COLLINS
                                                            -----------------------------------------
                                                                         Kevin P. Collins
                                                                             DIRECTOR

Dated: October 26, 2001                                By:            /s/ W. PHILLIP MARCUM
                                                            -----------------------------------------
                                                                        W. Phillip Marcum
                                                                             DIRECTOR

Dated: October 26, 2001                                By:            /s/ WILLIAM D. FERTIG
                                                            -----------------------------------------
                                                                        William D. Fertig
                                                                             DIRECTOR

                                                                     SCHEDULE II

                           KEY ENERGY SERVICES, INC.
                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                                 AS OF JUNE 30,

                                                                    ADDITIONS
                                                          ------------------------------
                                         BALANCE AT       CHARGED TO      CHARGED TO                    BALANCE AT
                                      BEGINNING OF YEAR    EXPENSES    OTHER ACCOUNTS(A)   DEDUCTIONS   END OF YEAR
                                      -----------------   ----------   -----------------   ----------   -----------
                                                                     (IN THOUSANDS)
Allowance for doubtful accounts:
  2001..............................        $3,189          $1,263           $   --          $  370       $4,082
  2000..............................         6,790           1,648               --           5,249        3,189
  1999..............................         2,843           5,928            3,112           5,093        6,790

------------------------

(a) Additions to allowance for doubtful accounts established through purchase accounting.

                                  EXHIBIT E

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

            [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended December 31, 2001

            [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                  For the transition period from _____ to _____


                          Commission file number 1-8038
                                                 ------


                            KEY ENERGY SERVICES, INC.
             (Exact name of registrant as specified in its charter)


                   MARYLAND                        04-2648081
                   --------                        ----------
       (State or other jurisdiction of          (I.R.S. Employer
        incorporation or organization)         Identification No.)


                6 DESTA DRIVE, MIDLAND TX                 79705
                -------------------------                 -----
   (Address of principal executive offices)            (ZIP Code)

        Registrant's telephone number including area code: (915) 620-0300
                                                            --------------



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days. Yes  X   No
                                                    -


         Common Shares outstanding at February 7, 2002: 108,080,196

                          KEY ENERGY SERVICES, INC.

                                    INDEX

--------------------------------------------------------------------------------



PART I. FINANCIAL INFORMATION

Item 1.     Financial Statements

                Consolidated Balance Sheets as of
                December 31, 2001 (unaudited) and June 30, 2001...............3

                Unaudited Consolidated Statements of
                Operations for the Three and Six Months Ended
                December 31, 2001 and 2000....................................4

                Unaudited Consolidated Statements of
                Cash Flows for the Three and Six Months Ended
                December 31, 2001 and 2000....................................5

                Unaudited Consolidated Statements of Comprehensive
                Income for the Three and Six Months Ended
                December 31, 2001 and 2000....................................6

                Notes to Consolidated Financial Statements....................7

Item 2.     Management's Discussion and Analysis of
            Financial Condition and Results of Operations....................22

Item 3.     Quantitative and Qualitative Disclosures about Market Risk.......30

PART  II. OTHER INFORMATION

Item 1.     Legal Proceedings................................................33

Item 2.     Changes in Securities and Use of Proceeds........................33

Item 3.     Defaults Upon Senior Securities..................................33

Item 4.     Submission of Matters to a Vote of Security Holders..............33

Item 5.     Other Information................................................33

Item 6.     Exhibits and Reports on Form 8-K.................................33

Signatures...................................................................35


                                        KEY ENERGY SERVICES, INC.
                                       CONSOLIDATED BALANCE SHEETS



                                                                                                DECEMBER 31, 2001    JUNE 30, 2001
                                                                                                -----------------   ---------------
                                                                                                   (UNAUDITED)
                                                                                                  (THOUSANDS, EXCEPT SHARE DATA)
                                                ASSETS
Current assets:
  Cash and cash equivalents...............................................................           $   7,966        $    2,098
  Accounts receivable, net of allowance for doubtful accounts of $4,590
    and $4,082, at December 31, 2001 and June 30, 2001, respectively......................             149,312           177,016
  Inventories.............................................................................              12,249            16,547
  Prepaid expenses and other current assets...............................................              10,141            10,489
                                                                                                 ----------------   ---------------
Total current assets......................................................................             179,668           206,150
                                                                                                 ----------------   ---------------

Property and equipment:
  Well servicing equipment................................................................             747,848           723,724
  Contract drilling equipment.............................................................             123,022           119,122
  Motor vehicles..........................................................................              68,554            64,907
  Oil and natural gas properties and other related equipment, successful efforts method...              44,502            44,245
  Furniture and equipment.................................................................              29,396            24,865
  Buildings and land......................................................................              37,970            37,812
                                                                                                 ----------------   ---------------
Total property and equipment..............................................................           1,051,292         1,014,675
Accumulated depreciation and depletion....................................................            (250,790)         (220,959)
                                                                                                 ----------------   ---------------
Net property and equipment................................................................             800,502           793,716
                                                                                                 ----------------   ---------------
  Goodwill, net of accumulated amortization of $27,970 at December 31, 2001
  and $28,168 at June 30, 2001............................................................             193,217           189,875
  Deferred costs, net.....................................................................              14,257            17,624
  Notes and accounts receivable - related parties.........................................                 456             6,050
  Other assets............................................................................              28,253            14,869
                                                                                                 ----------------   ---------------
  Total assets............................................................................          $1,216,353        $1,228,284
                                                                                                 ================   ===============


                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................................................       $   28,675       $   42,544
  Other accrued liabilities...................................................................           40,786           48,923
  Accrued interest............................................................................           14,434           16,140
  Current portion of long-term debt and capital lease obligations.............................            8,215            7,946
                                                                                                  ----------------   --------------
Total current liabilities.....................................................................           92,110          115,553
                                                                                                  ----------------   --------------
Long-term debt, less current portion..........................................................          379,269          470,578
Capital lease obligations, less current portion...............................................           16,227           15,383
Deferred revenue..............................................................................           11,541           14,104
Non-current accrued expenses..................................................................            9,816            8,388
Deferred tax liability........................................................................          151,305          127,400
Commitments and contingencies.................................................................                -                -
Stockholders' equity:
   Common stock, $.10 par value:  200,000,000 shares authorized, 108,371,945
    and 101,440,166 shares issued, at December 31, 2001 and June 30, 2001, respectively.......           10,837           10,144
   Additional paid-in capital.................................................................          498,702          444,768
   Treasury stock, at cost; 416,666 shares at December 31, 2001 and June 30, 2001.............           (9,682)          (9,682)
   Accumulated other comprehensive income (loss)..............................................          (23,993)              62
   Retained earnings (deficit)................................................................           80,221           31,586
                                                                                                  ----------------   --------------
Total stockholders' equity....................................................................          556,085          476,878
                                                                                                  ----------------   --------------
Total liabilities and stockholders' equity....................................................       $1,216,353       $1,228,284
                                                                                                  ================   ==============


          SEE THE ACCOMPANYING NOTES WHICH ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                            KEY ENERGY SERVICES, INC.
                                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                           THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                              DECEMBER 31,                      DECEMBER 31,
                                                                          2001            2000              2001            2000
                                                                     -------------------------------   -----------------------------
                                                                                    (THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
   Well servicing..................................................      $186,338        $178,650          $398,839       $345,215
   Contract drilling...............................................        25,654          24,178            59,290         46,323
   Other...........................................................         1,345           1,083             4,445          4,052
                                                                     -------------------------------   -----------------------------
                                                                          213,337         203,911           462,574        395,590
                                                                     -------------------------------   -----------------------------

COSTS AND EXPENSES:
   Well servicing..................................................       117,092         118,123           249,872        229,809
   Contract drilling...............................................        17,340          18,360            38,528         35,818
   Depreciation, depletion and amortization........................        19,724          18,146            37,593         36,457
   General and administrative......................................        16,755          15,264            34,639         29,631
   Bad debt expense................................................            64             709               308            903
   Interest........................................................        11,097          14,581            23,046         30,692
   Other expenses..................................................         1,150             665             2,335          1,988
   Foreign currency transaction loss, Argentina (see Note 10)......         1,844               -             1,844              -
                                                                     -------------------------------   -----------------------------
                                                                          185,066         185,848           388,165        365,298
                                                                     -------------------------------   -----------------------------
   Income (loss) before income taxes...............................        28,271          18,063            74,409         30,292
   Income tax (expense) benefit....................................       (10,903)         (6,969)          (28,045)       (11,688)
                                                                     -------------------------------   -----------------------------

   Income (loss) before extraordinary gain (loss)..................        17,368          11,094            46,364         18,604
   Extraordinary gain (loss) on retirement of debt, less
     applicable income taxes of $1,267 and $1,374 for the three and six months ended December 31, 2001, respectively, and
     income taxes of $41 and $793, for the three and six months
     ended December 31, 2000, respectively.........................         2,091              68             2,271          1,265
                                                                     -------------------------------   -----------------------------

NET INCOME (LOSS)..................................................     $  19,459        $ 11,162          $ 48,635       $ 19,869
                                                                     ===============================   =============================

EARNINGS (LOSS) PER SHARE:
   Basic -- before extraordinary gain (loss).......................      $   0.17        $   0.11          $   0.45       $   0.19
   Extraordinary gain (loss), net of tax...........................          0.02               -              0.02           0.01
                                                                     -------------------------------   -----------------------------
   Basic -- after extraordinary gain (loss)........................      $   0.19        $   0.11          $   0.47       $   0.20
                                                                     ===============================   =============================

   Diluted -- before extraordinary gain (loss).....................      $   0.17        $   0.11          $   0.44       $   0.19
   Extraordinary gain (loss), net of tax...........................          0.02               -              0.02           0.01
                                                                     -------------------------------   -----------------------------
   Diluted -- after extraordinary gain (loss)......................      $   0.19        $   0.11          $   0.46       $   0.20
                                                                     ===============================   =============================


WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic...........................................................       103,115          97,534           102,421         97,207
   Diluted.........................................................       104,811         100,496           104,357        100,336


          SEE THE ACCOMPANYING NOTES WHICH ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                            KEY ENERGY SERVICES, INC.
                                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                         THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                             DECEMBER 31,                      DECEMBER 31,
                                                                        2001             2000              2001            2000
                                                                  ------------------------------------------------------------------
                                                                                              (THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)...........................................      $  19,459          $ 11,162        $  48,635       $  19,869
   ADJUSTMENTS TO RECONCILE INCOME FROM OPERATIONS TO
     NET CASH PROVIDED BY (USED IN) OPERATIONS:
     Depreciation, depletion and amortization..................         19,724            18,146           37,593          36,457
     Bad debt expense..........................................             64               709              308             903
     Amortization of deferred debt issuance costs
       and other deferred costs................................            398             1,008              989           2,416
     Deferred income taxes.....................................          7,731             6,969           22,331          11,688
     (Gain) loss on sale of assets.............................            232               (41)            (830)            (40)
     Foreign currency transaction loss, Argentina..............          1,844                 -            1,844               -
     Extraordinary (gain) loss, net of tax.....................         (2,091)              (68)          (2,271)         (1,265)
   CHANGE IN ASSETS AND LIABILITIES:
     (Increase) decrease in accounts receivable................         31,047            (7,062)          22,903         (22,513)
     (Increase) decrease in other current assets...............         (2,327)           (2,548)          (2,497)          1,838
     Increase (decrease) in accounts payable,
       accrued interest and accrued expenses...................        (17,478)            4,870          (19,466)         (3,316)
     Other assets and liabilities..............................         (1,017)              (38)          (6,722)           (572)
                                                                  ----------------------------------  ------------------------------
   Net cash provided by (used in) operating activities.........         57,586            33,107          102,817          45,465
                                                                  ----------------------------------  ------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures - well servicing.......................        (16,418)           (9,093)         (28,312)        (17,095)
   Capital expenditures - contract drilling....................         (2,923)           (4,041)         (11,077)         (7,174)
   Capital expenditures - other................................         (2,412)           (3,942)          (5,539)         (6,092)
   Proceeds from sale of fixed assets..........................            239               850            3,655             952
   Acquisitions - well servicing...............................         (6,002)           (1,700)          (8,675)         (1,700)
   Acquisitions - contract drilling............................              -              (800)               -            (800)
                                                                  ----------------------------------  ------------------------------
   Net cash provided by (used in) investing activities.........        (27,516)          (18,726)         (49,948)        (31,909)
                                                                  ----------------------------------  ------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of long-term debt.................................       (118,441)          (13,812)        (184,931)       (122,597)
   Repayment of capital lease obligations......................         (2,544)           (2,559)          (4,999)         (4,349)
   Borrowings under line-of-credit.............................         53,000                 -           99,000           4,000
   Proceeds from equity offering, net of expenses..............         42,590                 -           42,590               -
   Proceeds from exercise of warrants..........................              -               265                -             265
   Proceeds from exercise of stock options.....................          1,079             1,024            1,620           1,357
   Other.......................................................            (89)              (15)             (89)           (186)
                                                                  ----------------------------------  ------------------------------
   Net cash provided by (used in) financing activities.........        (24,405)          (15,097)         (46,809)       (121,510)
                                                                  ----------------------------------  ------------------------------
   Effect of exchange rate changes on cash.....................           (192)                -             (192)              -
                                                                  ----------------------------------  ------------------------------
   Net increase (decrease) in cash and cash equivalents........          5,473              (716)           5,868        (107,954)
   Cash and cash equivalents at beginning of period............          2,493             2,635            2,098         109,873
                                                                  ----------------------------------  ------------------------------
   Cash and cash equivalents at end of period..................      $   7,966          $  1,919        $   7,966       $   1,919
                                                                  ==================================  ==============================

          SEE THE ACCOMPANYING NOTES WHICH ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                     KEY ENERGY SERVICES, INC.
                       UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



                                                                               THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                                   DECEMBER 31,                  DECEMBER 31,
                                                                              2001             2000          2001            2000
                                                                           --------------------------------------------------------
                                                                                                 (THOUSANDS)

NET INCOME (LOSS).......................................................   $ 19,459          $11,162      $ 48,635         $19,869

OTHER COMPREHENSIVE INCOME (LOSS):
   Derivative transition adjustment (see Note 7)........................          -                -             -            (778)
   Oil and natural gas derivatives adjustment, net of tax (see Note 7)..        180              (52)          357             (52)
   Amortization of oil and natural gas derivatives, net of tax  (see
     Note 7)............................................................       (154)             146          (188)            292
   Foreign currency translation gain (loss), net of tax (see Note 10)...    (24,202)               -       (24,224)              4
                                                                           --------------------------  ----------------------------

COMPREHENSIVE INCOME (LOSS).............................................   $ (4,717)         $11,256      $ 24,580         $19,335
                                                                           ==========================  ============================

          SEE THE ACCOMPANYING NOTES WHICH ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                        KEY ENERGY SERVICES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2001 AND 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements of Key Energy Services, Inc. (the "Company" or "Key") and its wholly-owned subsidiaries as of December 31, 2001 and for the three and six month periods ended December 31, 2001 and 2000 are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. However, in the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods presented. These unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001. The results of operations for the three and six month periods ended December 31, 2001 are not necessarily indicative of the results of operations for the full fiscal year ending June 30, 2002.

RECLASSIFICATIONS

Certain reclassifications have been made to the consolidated financial statements for the three and six month periods ended December 31, 2000 to conform to the presentation for the three and six month periods ended December 31, 2001. The reclassifications consist primarily of reclassifying oil and natural gas production revenues and expenses. Oil and natural gas production revenues and related expenses have been reclassified to other revenues and other expenses because the Company does not believe this business segment is material to the Company's consolidated financial statements.

2. EARNINGS PER SHARE

The Company accounts for earnings per share based upon Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Under SFAS 128, basic earnings per common share are determined by dividing net earnings applicable to common stock by the weighted average number of common shares actually outstanding during the period. Diluted earnings per common share is based on the increased number of shares that would be outstanding assuming exercise of dilutive stock options and warrants and conversion of dilutive outstanding convertible securities using the "as if converted" method.

                                     KEY ENERGY SERVICES, INC.
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    DECEMBER 31, 2001 AND 2000



                                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                DECEMBER 31,                    DECEMBER 31,
                                                             2001          2000             2001           2000
                                                         ---------------------------     ---------------------------
                                                           (THOUSANDS, EXCEPT PER          (THOUSANDS, EXCEPT PER
                                                                 SHARE DATA)                     SHARE DATA)
BASIC EPS COMPUTATION:
NUMERATOR
   Net income (loss) before extraordinary gain (loss).    $ 17,368       $ 11,094         $ 46,364      $ 18,604
   Extraordinary gain (loss), net of tax..............       2,091             68            2,271         1,265
                                                         ---------------------------     ---------------------------
   Net income (loss)..................................    $ 19,459       $ 11,162         $ 48,635      $ 19,869
                                                         ===========================     ===========================

DENOMINATOR
   Weighted average common shares outstanding.........     103,115         97,534          102,421        97,207
                                                         ---------------------------     ---------------------------

BASIC EPS:
   Before extraordinary gain (loss)...................    $   0.17       $   0.11         $   0.45      $   0.19
   Extraordinary gain (loss), net of tax..............        0.02              -             0.02          0.01
                                                         ---------------------------     ---------------------------
   After extraordinary gain (loss)....................    $   0.19       $   0.11         $   0.47      $   0.20
                                                         ===========================     ===========================

DILUTED EPS COMPUTATION:
NUMERATOR
   Net income (loss) before extraordinary gain (loss).    $ 17,368       $ 11,094         $ 46,364      $ 18,604
   Effect of dilutive convertible securities, tax
     effected.........................................           -              4                -            26
   Extraordinary gain (loss), net of tax..............       2,091             68            2,271         1,265
                                                         ---------------------------     ---------------------------
   Net income (loss)..................................    $ 19,459       $ 11,166         $ 48,635      $ 19,895
                                                         ===========================     ===========================

DENOMINATOR
   Weighted average common shares outstanding.........     103,115         97,534          102,421        97,207
   Warrants...........................................         526             80              552            91
   Stock options......................................       1,170          2,882            1,384         3,003
   7% Convertible Debentures..........................           -              -                -            35
                                                         ---------------------------     ---------------------------
                                                           104,811        100,496          104,357       100,336
                                                         ---------------------------     ---------------------------

DILUTED EPS:
   Before extraordinary gain (loss)...................    $   0.17       $   0.11         $   0.44      $   0.19
   Extraordinary gain (loss), net of tax..............        0.02              -             0.02          0.01
                                                         ---------------------------     ---------------------------
   After extraordinary gain (loss)....................    $   0.19       $   0.11         $   0.46      $   0.20
                                                         ===========================     ===========================


The diluted earnings per share calculation (i) for the three month period ended December 31, 2001 excludes the effects of 3,588,000 stock options and (ii) for the six month period ended December 31, 2000 excludes the effects of 1,463,000 stock options. Both calculations exclude the effects of the conversion of the Company's 5% Convertible Subordinated Notes. The effects of such options and convertible notes on earnings per share would be anti-dilutive.

The diluted earnings per share calculation for the three and six month periods ended December 31, 2000 excludes the effects of 1,175,000 stock options and the effects of the conversion of the Company's 5% Convertible Subordinated Notes because the effects of such options and convertible notes on earnings per share would be anti-dilutive.

                        KEY ENERGY SERVICES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2001 AND 2000


3. STOCKHOLDERS' EQUITY

EQUITY OFFERING

On December 19, 2001, the Company closed an "at-the-market" public offering of 5,400,000 shares of common stock, yielding net proceeds to the Company of approximately $43.2 million or $8.00 per share (the "Equity Offering"). Net proceeds from the Equity Offering of approximately $42.6 million were used to temporarily reduce amounts outstanding under the Company's revolving line of credit. The net proceeds of the Equity Offering were ultimiately used in January, 2002 to redeem a portion of the Company's 14% Senior Subordinated Notes fully utilizing the Company's equity "claw-back" rights for up to 35% of the original $150 million in issue.

4. COMMITMENTS AND CONTINGENCIES

Various suits and claims arising in the ordinary course of business are pending against the Company. Management does not believe that the disposition of any of these items will result in a material adverse impact to the consolidated financial position, results of operations or cash flows of the Company.

5. INDUSTRY SEGMENT INFORMATION

The Company's reportable business segments are well servicing and contract drilling. Oil and natural gas production operations were previously separately presented as a reportable business segment and are now included in "corporate/other".

WELL SERVICING: The Company's operations provide well servicing (ongoing maintenance of existing oil and natural gas wells), completions, workover (major repairs or modifications necessary to optimize the level of production from existing oil and natural gas wells) and production services (fluid hauling and fluid storage tank rental).

CONTRACT DRILLING: The Company provides contract drilling services for major and independent oil companies onshore the continental United States, Argentina and Ontario, Canada.

                                         KEY ENERGY SERVICES, INC.
                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                        DECEMBER 31, 2001 AND 2000



                                                               WELL         CONTRACT     CORPORATE
                                                             SERVICING      DRILLING       /OTHER         TOTAL
                                                             ---------      --------       ------         -----
                                                                                 (THOUSANDS)
THREE MONTHS ENDED DECEMBER 31, 2001
   Operating revenues ..................................      $186,338       $25,654      $  1,345     $  213,337
   Operating profit ....................................        69,246         8,314           195         77,755
   Depreciation, depletion and amortization ............        16,470         2,204         1,050         19,724
   Interest expense ....................................           405             -        10,692         11,097
   Net income (loss) before extraordinary gain (loss)* .        26,546         2,555       (11,733)        17,368
   Identifiable assets .................................       673,162        94,693       255,281      1,023,136
   Capital expenditures (excluding acquisitions) .......        16,418         2,923         2,412         21,753

THREE MONTHS ENDED DECEMBER 31, 2000
   Operating revenues ..................................      $178,650       $24,178      $  1,083     $  203,911
   Operating profit ....................................        60,527         5,818           418         66,763
   Depreciation, depletion and amortization ............        15,261         1,890           995         18,146
   Interest expense ....................................           446             -        14,135         14,581
   Net income (loss) before extraordinary gain (loss)* .        24,720         1,208       (14,834)        11,094
   Identifiable assets .................................       639,979        91,066       233,019        964,064
   Capital expenditures (excluding acquisitions) .......         9,093         4,041         3,942         17,076


*Net income (loss) includes general and administrative expenses allocated on a percentage of revenue basis.





Operating revenues for the Company's foreign operations for the three months ended December 31, 2001 and 2000 were $11.9 million and $13.3 million, respectively. Operating profits for the Company's foreign operations for the three months ended December 31, 2001 and 2000 were $2.1 million and $3.2 million, respectively. The Company had $56.1 million and $75.3 million of identifiable assets as of December 31, 2001 and 2000, respectively, related to foreign operations.

                                          KEY ENERGY SERVICES, INC.
                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                         DECEMBER 31, 2001 AND 2000



                                                            WELL         CONTRACT     CORPORATE
                                                          SERVICING      DRILLING       /OTHER         TOTAL
                                                          ---------      --------       ------         -----
                                                                                 (THOUSANDS)
SIX MONTHS ENDED DECEMBER 31, 2001
  Operating revenues ................................      $398,839       $59,290      $  4,445     $  462,574
  Operating profit ..................................       148,967        20,762         2,110        171,839
  Depreciation, depletion and amortization ..........        31,027         4,584         1,982         37,593
  Interest expense ..................................           953             -        22,093         23,046
  Net income (loss) before extraordinary gain (loss)*        61,091         7,863       (22,590)        46,364
  Identifiable assets ...............................       673,162        94,693       255,281      1,023,136
  Capital expenditures (excluding acquisitions) .....        28,312        11,077         5,539         44,928

SIX MONTHS ENDED DECEMBER 31, 2000
  Operating revenues ................................      $345,215       $46,323      $  4,052     $  395,590
  Operating profit ..................................       115,406        10,505         2,064        127,975
  Depreciation, depletion and amortization ..........        30,950         3,696         1,811         36,457
  Interest expense ..................................         1,103             -        29,589         30,692
  Net income (loss) before extraordinary gain (loss)*        46,499         1,861       (29,756)        18,604
  Identifiable assets ...............................       639,979        91,066       233,019        964,064
  Capital expenditures (excluding acquisitions) .....        17,095         7,174         6,092         30,361


*Net income (loss) includes general and administrative expenses allocated on a percentage of revenue basis.





Operating revenues for the Company's foreign operations for the six months ended December 31, 2001 and 2000 were $23.9 million and $26.5 million, respectively. Operating profits for the Company's foreign operations for the six months ended December 31, 2001 and 2000 were $4.7 million and $6.2 million, respectively. The Company had $56.1 million and $75.3 million of identifiable assets as of December 31, 2001 and 2000, respectively, related to foreign operations.

6. VOLUMETRIC PRODUCTION PAYMENT

In March 2000, Key sold a portion of its future oil and natural gas production from Odessa Exploration Incorporated, its wholly owned subsidiary, for gross proceeds of $20 million pursuant to an agreement under which the purchaser is entitled to receive a portion of the production from certain oil and natural gas properties over the six year period ending February 28, 2006 in amounts starting at 10,000 barrels of oil per month and declining to 3,500 barrels of oil per month and starting at 122,100 Mmbtu of natural gas per month and declining to 58,800 Mmbtu of natural gas per month. The total volume of the forward sale is approximately 486,000 barrels of oil and 6,135,000 Mmbtu of natural gas.

7. DERIVATIVE INSTRUMENTS

The Company utilizes derivative financial instruments to manage well-defined commodity price risks. The Company is exposed to credit losses in the event of nonperformance by the counter-

                        KEY ENERGY SERVICES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2001 AND 2000

parties to its commodity hedges. The Company only deals with reputable financial institutions as counter-parties and anticipates that such counter-parties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of the counter-parties.

The Company periodically hedges a portion of its oil and natural gas production through collar and option agreements. The purpose of the hedges is to provide a measure of stability in the volatile environment of oil and natural gas prices and to manage exposure to commodity price risk under existing sales commitments. The Company's risk management objective is to lock in a range of pricing for expected production volumes. This allows the Company to forecast future earnings within a predictable range. The Company meets this objective by entering into collar and option arrangements which allow for acceptable cap and floor prices.

The Company does not enter into derivative instruments for any purpose other than for economic hedging. The Company does not speculate using derivative instruments. The Company has identified the following derivative instruments:

FREESTANDING DERIVATIVES: On March 30, 2000 the Company entered into a collar arrangement for a 22-month period whereby the Company will pay if the specified price is above the cap index and the counter-party will pay if the price should fall below the floor index. The hedge defines a range of cash flows bounded by the cap and floor prices. On May 25, 2001 the Company entered into an option arrangement for a 12-month period beginning March 2002 whereby the counter-party will pay should the price fall below the floor index. The Company desires a measure of stability to ensure that cash flows do not fall below a certain level.

Prior to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, ("SFAS No. 133"), as amended by SFAS No. 137 and 138, these collars were accounted for as cash flow type hedges. Accordingly, the July 1, 2000 transition adjustment resulted in recording a $778,000 liability for the fair value of the collars to accumulated other comprehensive income. Approximately $97,000 of the transition adjustment was recognized in earnings during the three months ended December 31, 2001. The unamortized balance of the transition adjustment, approximately $64,000, will be recognized in earnings over the next three months. As of July 1, 2001, the Company has documented the May 25, 2001 options as cash flow hedges. During the quarter ended December 31, 2001, the Company recorded a net decrease in net derivative assets of approximately $105,000, which included an earnings charge of approximately $392,000 from ineffectiveness.

EMBEDDED DERIVATIVES. The Company is party to a volumetric production payment of which certain terms meet the definition of an embedded derivative under SFAS No.
133. Effective July 1, 2000, the Company has determined and documented that the production payment is excluded from the scope of SFAS No. 133 under the normal purchases/sales exclusion as set forth in SFAS 138.

                        KEY ENERGY SERVICES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2001 AND 2000

8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Company's senior notes are guaranteed by all of the Company's subsidiaries (except for the foreign subsidiaries), all of which are wholly-owned. The guarantees are joint and several, full, complete and unconditional. There are currently no restrictions on the ability of the subsidiary guarantors to transfer funds to the parent company.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. The information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.

                                       KEY ENERGY SERVICES, INC.
                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      DECEMBER 31, 2001 and 2000

                                   CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                DECEMBER 31, 2001
                                      -----------------------------------------------------------------------
                                                                     NON-
                                      PARENT       GUARANTOR      GUARANTOR
                                     COMPANY     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS   CONSOLIDATED
                                   ----------    ------------    -------------    ------------   ------------
                                                                      (THOUSANDS)
Assets:
  Current assets ..............    $   13,689     $  145,963      $   20,422       $      --      $  180,074
  Net property and equipment...        25,716        739,181          35,605              --         800,502
  Goodwill, net ...............         3,502        188,389           1,326              --         193,217
  Deferred costs, net .........        14,257             --              --              --          14,257
  Intercompany receivables ....       578,459             --              --        (578,459)             --
  Other assets ................        21,470          6,772              61              --          28,303
                                   ----------     ----------      ----------       ---------      ----------
Total assets ..................    $  657,093     $1,080,305      $   57,414       $(578,459)     $1,216,353
                                   ==========     ==========      ==========       =========      ==========
Liabilities and equity:
  Current liabilities .........    $   31,603     $   52,910      $    7,592       $      --      $   92,105
  Long-term debt ..............       379,269             --              --              --         379,269
  Capital lease obligations....           352         15,875              --              --          16,227
  Intercompany payables .......            --        538,818          39,641        (578,459)             --
  Deferred tax liability ......       151,305             --              --              --         151,305
  Other long-term liabilities..         9,716         11,641              --              --          21,357
  Stockholders' equity ........        84,848        461,061          10,181              --         556,090
                                   ----------     ----------      ----------       ---------      ----------
Total liabilities and
  stockholders' equity.........    $  657,093     $1,080,305      $   57,414       $(578,459)     $1,216,353
                                   ==========     ==========      ==========       =========      ==========


                                                                     JUNE 30, 2001
                                      -----------------------------------------------------------------------
                                                                     NON-
                                      PARENT       GUARANTOR      GUARANTOR
                                     COMPANY     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS   CONSOLIDATED
                                   ----------    ------------    -------------    ------------   ------------
                                                                      (THOUSANDS)
Assets:
  Current assets ..............    $   10,680     $  165,653      $   29,817       $      --      $  206,150
  Net property and equipment...        21,418        717,989          54,309              --         793,716
  Goodwill, net ...............         3,374        184,379           2,122              --         189,875
  Deferred costs, net .........        17,624             --              --              --          17,624
  Intercompany receivables ....       664,592             --              --        (664,592)             --
  Other assets ................        15,303          5,616              --              --          20,919
                                   ----------     ----------      ----------       ---------      ----------
Total assets ..................    $  732,991     $1,073,637      $   86,248       $(664,592)     $1,228,284
                                   ==========     ==========      ==========       =========      ==========
Liabilities and equity:
  Current liabilities .........    $   35,671     $   64,679      $   15,203       $      --      $  115,553
  Long-term debt ..............       470,578            --               --              --         470,578
  Capital lease obligations ...            90         15,331             (38)             --          15,383
  Intercompany payables .......          --          608,764          55,828        (664,592)             --
  Deferred tax liability ......       127,400            --               --              --         127,400
  Other long-term liabilities..         8,240         14,252              --              --          22,492
  Stockholders' equity ........        91,012        370,611          15,255              --         476,878
                                   ----------     ----------      ----------       ---------      ----------
Total liabilities and
  stockholders' equity ........    $  732,991     $1,073,637      $   86,248       $(664,592)     $1,228,284
                                   ==========     ==========      ==========       =========      ==========

                                       KEY ENERGY SERVICES, INC.
                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      DECEMBER 31, 2001 and 2000


                              CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                          THREE MONTHS ENDED DECEMBER 31, 2001
                                      -----------------------------------------------------------------------
                                                                             NON-
                                             PARENT       GUARANTOR       GUARANTOR
                                             COMPANY     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS   CONSOLIDATED
                                             --------    ------------    ------------     ------------   ------------
                                                                           (THOUSANDS)
Revenues..................................   $    329       $201,119         $11,889            $  -        $213,337
Costs and expenses:
  Direct expenses.........................          -        125,799           9,783               -         135,582
  Depreciation, depletion and
    amortization..........................        429         18,283           1,012               -          19,724
  General and administrative..............      5,137         10,854             764               -          16,755
  Interest................................     10,692            136             269               -          11,097
  Argentine foreign currency
  transaction loss........................          -              -           1,844               -           1,844
  Other expenses..........................          -             64               -               -              64
                                             --------       --------         -------            ----        --------
Total costs and expenses..................     16,258        155,136          13,672               -         185,066
                                             --------       --------         -------            ----        --------
Income (loss) before income taxes.........    (15,929)        45,983          (1,783)              -          28,271
Income tax (expense) benefit..............      6,145        (17,736)            688               -         (10,903)
                                             --------       --------         -------            ----        --------
Income (loss) before extraordinary items..     (9,784)        28,247          (1,095)              -          17,368
Extraordinary items, net of tax...........      2,091              -               -               -           2,091
                                             --------       --------         -------            ----        --------
Net income (loss).........................   $ (7,693)      $ 28,247         $(1,095)           $  -        $ 19,459
                                             ========       ========         =======            ====        ========


                                                          THREE MONTHS ENDED DECEMBER 31, 2000
                                      -----------------------------------------------------------------------
                                                                             NON-
                                             PARENT       GUARANTOR       GUARANTOR
                                             COMPANY     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS   CONSOLIDATED
                                             --------    ------------    -------------    ------------   ------------
                                                                          (THOUSANDS)
Revenues..................................   $    195       $190,404         $13,312            $  -        $203,911
Costs and expenses:
  Direct expenses.........................          -        127,013          10,135               -         137,148
  Depreciation, depletion and
  amortization............................        474         16,653           1,019               -          18,146
  General and administrative..............      3,230         11,152             882               -          15,264
  Interest................................     14,135            389              57               -          14,581
  Other expenses..........................        311            398               -               -             709
                                             --------       --------         -------            ----        --------
Total costs and expenses..................     18,150        155,605          12,093               -         185,848
                                             --------       --------         -------            ----        --------
Income (loss) before income taxes.........    (17,955)        34,799           1,219               -          18,063
Income tax (expense) benefit..............      6,927        (13,426)           (470)              -          (6,969)
                                             --------       --------         -------            ----        --------
Income (loss) before
  extraordinary items.....................    (11,028)        21,373             749               -          11,094
Extraordinary items, net of tax...........         68              -               -               -              68
                                             --------       --------         -------            ----        --------
Net income (loss).........................   $(10,960)      $ 21,373         $   749            $  -        $ 11,162
                                             ========       ========         =======            ====        ========

                                            KEY ENERGY SERVICES, INC.
                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                           DECEMBER 31, 2001 AND 2000



                                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                            SIX MONTHS ENDED DECEMBER 31, 2001
                                    -------------------------------------------------------------------------------
                                                                         NON-
                                        PARENT        GUARANTOR       GUARANTOR
                                        COMPANY      SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                    -------------- ---------------  -------------- --------------- ----------------
                                                                     (THOUSANDS)

Revenues...........................    $    822         $437,760        $23,992          $ -            $462,574
Costs and expenses:
    Direct expenses................           -          271,449         19,286            -             290,735
    Depreciation, depletion and
    amortization...................         740           34,791          2,062            -              37,593
    General and administrative.....      10,465           22,606          1,568            -              34,639
    Interest.......................      22,093              341            612            -              23,046
    Argentine foreign currency
    transaction loss...............           -                -          1,844            -               1,844
    Other expenses.................           -              308              -            -                 308
                                    -------------- ---------------  -------------- --------------- ----------------
Total costs and expenses...........      33,298          329,495         25,372            -             388,165
                                    -------------- ---------------  -------------- --------------- ----------------
Income (loss) before income taxes..     (32,476)         108,265         (1,380)           -              74,409
Income tax (expense) benefit.......      12,292          (40,784)           537            -             (28,045)
                                    -------------- ---------------  -------------- --------------- ----------------
Income (loss) before                    (20,184)          67,391           (843)           -              46,364
  extraordinary items..............
Extraordinary items, net of tax....       2,271                -              -            -               2,271
                                    -------------- ---------------  -------------- --------------- ----------------
Net income (loss)..................    $(17,913)        $ 67,391        $  (843)         $ -            $ 48,635
                                    ============== ===============  ============== =============== ================


                                                            SIX MONTHS ENDED DECEMBER 31, 2000
                                    -------------------------------------------------------------------------------
                                                                         NON-
                                        PARENT        GUARANTOR       GUARANTOR
                                        COMPANY      SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                    -------------- ---------------  -------------- --------------- ----------------
                                                                    (THOUSANDS)

Revenues...........................    $  1,574         $367,477        $26,539          $ -            $395,590
Costs and expenses:
    Direct expenses................           -          247,299         20,316            -             267,615
    Depreciation, depletion and
    amortization...................         778           33,695          1,984            -              36,457
    General and administrative.....       6,985           20,932          1,714            -              29,631
    Interest.......................      29,589              793            310            -              30,692
    Other expenses.................         311              592              -            -                 903
                                    -------------- ---------------  -------------- --------------- ----------------
Total costs and expenses...........      37,663          303,311         24,324            -             365,298
                                    -------------- ---------------  -------------- --------------- ----------------
Income (loss) before income taxes..     (36,089)          64,166          2,215            -              30,292
Income tax (expense) benefit.......      13,925          (24,759)          (854)           -             (11,688)
                                    -------------- ---------------  -------------- --------------- ----------------
Income (loss) before                    (22,164)          39,407          1,361            -              18,604
  extraordinary items..............
Extraordinary items, net of tax....       1,265                -              -            -               1,265
                                    -------------- ---------------  -------------- --------------- ----------------
Net income (loss)..................    $(20,899)        $ 39,407        $ 1,361          $ -            $ 19,869
                                    ============== ===============  ============== =============== ================

                                            KEY ENERGY SERVICES, INC.
                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                           DECEMBER 31, 2001 AND 2000


                                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS



                                                             THREE MONTHS ENDED DECEMBER 31, 2001
                                      -------------------------------------------------------------------------------
                                                                           NON-
                                          PARENT        GUARANTOR       GUARANTOR
                                          COMPANY      SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                      -------------- ---------------  -------------- --------------- ----------------
                                                                       (THOUSANDS)

Net cash provided by (used in)
   operating activities..............    $ 34,549         $ 21,084        $ 1,953          $ -            $ 57,586
Net cash provided by (used in)
   investing activities..............      (7,431)         (18,862)        (1,223)           -             (27,516)
Net cash provided by (used in)
   financing activities..............     (21,963)          (2,442)             -            -             (24,405)
Effect of exchange rate changes on              -                -           (192)           -                (192)
   cash..............................
                                      -------------- ---------------  -------------- --------------- ----------------
Net increase (decrease) in cash......       5,155             (220)           538            -               5,473
Cash at beginning of period..........      (2,648)           3,996          1,145            -               2,493
                                      -------------- ---------------  -------------- --------------- ----------------
Cash at end of period................    $  2,507         $  3,776        $ 1,683          $ -            $  7,966
                                      ============== ===============  ============== =============== ================


                                                             THREE MONTHS ENDED DECEMBER 31, 2001
                                      -------------------------------------------------------------------------------
                                                                           NON-
                                          PARENT        GUARANTOR       GUARANTOR
                                          COMPANY      SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                      -------------- ---------------  -------------- --------------- ----------------
                                                                        (THOUSANDS)

Net cash provided by (used in)
   operating activities.............     $ 20,880         $ 10,175        $ 2,052          $ -            $ 33,107
Net cash provided by (used in)
   investing activities.............       (5,933)         (10,658)        (2,135)           -             (18,726)
Net cash provided by (used in) in
   financing activities.............      (12,544)          (2,540)           (13)           -             (15,097)
                                      -------------- ---------------  -------------- --------------- ----------------
Net increase (decrease) in cash.....        2,403           (3,023)           (96)           -                (716)
Cash at beginning of period.........        5,074           (3,364)           925            -               2,635
                                      -------------- ---------------  -------------- --------------- ----------------
Cash at end of period...............     $  7,477         $ (6,387)       $   829          $ -            $  1,919
                                      ============== ===============  ============== =============== ================


                                          KEY ENERGY SERVICES, INC.
                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                         DECEMBER 31, 2001 AND 2000



                               CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED DECEMBER 31, 2001
                                      -------------------------------------------------------------------------------
                                          PARENT        GUARANTOR      NON-GUARANTOR
                                          COMPANY      SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                      -------------- ---------------  -------------- --------------- ----------------
                                                                      (THOUSANDS)

Net cash provided by (used in)
   operating activities..............     $ 55,161        $ 46,885        $   771          $ -            $102,817
Net cash provided by (used in)
   investing activities..............      (12,381)        (36,228)        (1,339)           -             (49,948)
Net cash provided by (used in)
   financing activities..............      (41,920)         (4,876)           (13)           -             (46,809)
Effect of exchange rate changes on               -               -           (192)           -                (192)
   cash..............................
                                      -------------- ---------------  -------------- --------------- ----------------
Net increase (decrease) in cash......          860           5,781           (773)           -               5,868
Cash at beginning of period..........        1,647          (2,005)         2,456            -               2,098
                                      -------------- ---------------  -------------- --------------- ----------------
Cash at end of period................     $  2,507        $  3,776        $ 1,683          $ -            $  7,966
                                      ============== ===============  ============== =============== ================

                                                            SIX MONTHS ENDED DECEMBER 31, 2000
                                      -------------------------------------------------------------------------------

                                          PARENT        GUARANTOR      NON-GUARANTOR
                                          COMPANY      SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                      -------------- ---------------  -------------- --------------- ----------------
                                                                      (THOUSANDS)

Net cash provided by (used in)
   operating activities..............    $  21,389        $ 19,924        $ 4,152          $ -           $  45,465
Net cash provided by (used in)
   investing activities..............       (7,906)        (20,754)        (3,249)           -             (31,909)
Net cash provided by (used in)
   financing activities..............     (117,172)         (4,311)           (27)           -            (121,510)
                                      -------------- ---------------  -------------- --------------- ----------------
Net increase (decrease) in cash......     (103,689)         (5,141)           876            -            (107,954)
Cash at beginning of period..........      111,166          (1,246)           (47)           -             109,873
                                      -------------- ---------------  -------------- --------------- ----------------
Cash at end of period................    $   7,477        $ (6,387)       $   829          $ -           $   1,919
                                      ============== ===============  ============== =============== ================


9.  GOODWILL AND OTHER INTANGIBLE ASSETS - ADOPTION OF SFAS 142

The Company has adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142") on July 1, 2001. SFAS 142 eliminates the amortization for goodwill and other intangible assets with indefinite lives. Intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. SFAS 142 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit's goodwill is determined by allocating the unit's fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill and other intangible assets is measured as the excess of its carrying value over its fair value. The Company completed its

                           KEY ENERGY SERVICES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2001 AND 2000

assessment of goodwill impairment during the three months ended December 31, 2001, as allowed by SFAS 142. The assessment did not result in an indication of goodwill impairment.

Intangible assets subject to amortization under SFAS 142 consist of noncompete agreements. Amortization expense is calculated using the straight-line method over the period of the agreement, ranging from 3 to 5 years.

The gross carrying amount of noncompete agreements subject to amortization totaled approximately $8,863,000 and $8,099,000 at December 31, 2001 and June 30, 2001, respectively. Accumulated amortization related to these intangible assets totaled approximately $4,986,000 and $4,953,000 at December 31, 2001 and June 30, 2001, respectively. Amortization expense for the three months ended December 31, 2001 and 2000 was approximately $370,000 and $244,000, respectively. Amortization expense for the six months ended December 31, 2001 and 2000 was approximately $770,000 and $729,000. Amortization expense for the next five fiscal years is estimated to be $1,783,000, $1,054,000, $400,000, $373,000 and $267,000.

The Company has identified its reporting segments to be well servicing and contract drilling. Goodwill allocated to such reporting segments at December 31, 2001 is $178,952,000 and $14,265,000, respectively. The change in the carrying amount of goodwill for the three and six months ended December 31, 2001 of $2,238,000 and $3,144,000, respectively, relates principally to goodwill from well servicing assets acquired during the period and the translation adjustment for Argentina at December 31, 2001.

                                        KEY ENERGY SERVICES, INC.
                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                       DECEMBER 31, 2001 AND 2000

The effect of the adoption of SFAS 142 on net income and earnings per share is as follows:

                                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                               DECEMBER 31,                    DECEMBER 31,
                                                             2001          2000             2001          2000
                                                         -------------- ------------     ------------ --------------
                                                           (THOUSANDS, EXCEPT PER          (THOUSANDS, EXCEPT PER
                                                                 SHARE DATA)                     SHARE DATA)

Reported net income (loss) before extraordinary gain
  (loss)..............................................     $17,368        $11,094          $46,364       $18,604
Add back:  goodwill amortization......................           -          2,204                -         4,655
                                                         -------------- ------------     ------------- -------------
Adjusted net income (loss) before extraordinary gain
  (loss)..............................................      17,368         13,298           46,364        23,259
Extraordinary gain (loss), net of tax.................       2,091             68            2,271         1,265
                                                         -------------- ------------     ------------- -------------
Adjusted net income (loss)............................     $19,459        $13,366          $48,635       $24,524
                                                         ============== ============     ============= =============


BASIC EARNINGS (LOSS) PER SHARE:
Reported net income (loss) before extraordinary gain
  (loss)..............................................       $0.17          $0.11            $0.45         $0.19
Add back:  goodwill amortization......................           -           0.02                -          0.05
                                                         -------------- ------------     ------------- -------------
Adjusted net income (loss) before extraordinary gain
  (loss)..............................................       $0.17          $0.13            $0.45         $0.24
Extraordinary gain (loss), net of tax.................        0.02              -             0.02          0.01
                                                         -------------- ------------     ------------- -------------
Adjusted net income (loss)............................       $0.19          $0.13            $0.47         $0.25
                                                         ============== ============     ============= =============


DILUTED EARNINGS (LOSS) PER SHARE:
Reported net income (loss) before extraordinary gain
  (loss)..............................................       $0.17          $0.11            $0.45         $0.19
Add back:  goodwill amortization......................           -           0.02                -          0.05
                                                         -------------- ------------     ------------- -------------
Adjusted net income (loss) before extraordinary gain
  (loss)..............................................       $0.17          $0.13            $0.45         $0.24
Extraordinary gain (loss), net of tax.................        0.02              -             0.02          0.01
                                                         -------------- ------------     ------------- -------------
Adjusted net income (loss)............................       $0.19          $0.13            $0.47         $0.25
                                                         ============== ============     ============= =============


10.  ARGENTINA FOREIGN CURRENCY TRANSACTION LOSS

The local currency is the functional currency for all of the Company's foreign operations (Argentina and Canada). The cumulative translation gains and losses, resulting from translating each foreign subsidiary's financial statements from the functional currency to U.S. dollars are included in other comprehensive income and accumulated in stockholders' equity until a partial or complete sale or liquidation of the Company's net investment in the foreign entity.

Since 1991, the Argentine peso has been tied to the U.S. dollar at a conversion ratio of 1:1. However, in December 2001, the Government of Argentina announced an exchange holiday and, as a result, Argentine pesos could not be exchanged into other currencies at December 31, 2001. On

                           KEY ENERGY SERVICES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2001 AND 2000


January 5 and 6, 2002, the Argentine Congress and Senate gave the President of Argentina emergency powers and the ability to suspend the law that created the fixed conversion ratio of 1:1. The Government subsequently announced the creation of a dual currency system in which certain qualifying transactions will be settled at an expected fixed conversion ratio of 1.4:1 while all other transactions will be settled using a free floating market conversion ratio. Under existing guidance, dividends would not receive the fixed conversion ratio. On January 11, 2002, the exchange holiday was lifted, making it possible again to buy and sell Argentine pesos. Banks were legally allowed to exchange currencies, but transactions were limited and generally took place at exchange houses. These transactions were conducted primarily by individuals as opposed to commercial transactions, and occurred at free conversion ratios ranging between 1.6:1 and 1.7:1.

Due to the events described above, which resulted in the temporary lack of exchangeability of the two currencies at December 31, 2001, the Company has translated the assets and liabilities of its Argentine subsidiary at December 31, 2001 using a conversion ratio of 1.6:1, which management believes is indicative of the free floating conversion ratio when the currency market re-opened on January 11, 2002. As a result, a foreign currency translation loss of approximately $24.2 million is included in other comprehensive income, a component of stockholders' equity, in the accompanying December 31, 2001 consolidated balance sheet. Since the 1:1 conversion ratio was in existence prior to December 2001, income statement and cash flows information has been translated using the historical 1:1 conversion ratio.

Additionally, the Argentine government has indicated that as part of its monetary policy changes, it will re-denominate certain consumer loans from U.S. dollar-denominated to Argentine peso-denominated. As a result, the Company recorded a foreign currency transaction loss of $1.8 million in the three months ended December 31, 2001 related to accounts receivable subject to certain U.S. dollar-denominated contracts held by its Argentine subsidiary which are subject to re-denomination. These receivables are subject to additional negotiation with the Company's customers which may result in recovery of a portion of this loss.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

                   NOTE REGARDING FORWARD - LOOKING STATEMENTS

The statements in this document that relate to matters that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this document and the documents incorporated by reference, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

     -   fluctuations in world-wide prices and demand for oil and natural gas;

     - fluctuations in the level of oil and natural gas exploration and development activities;

     - fluctuations in the demand for well servicing, contract drilling and ancillary oilfield services;

     - the existence of competitors, technological changes and developments in the industry;

     - the existence of operating risks inherent in well servicing, contract drilling and ancillary oilfield services; and

     - general economic conditions, the existence of regulatory uncertainties, the possibility of political or currency instability in any of the countries in which the Company does business, in addition to the other matters discussed herein.

The following discussion provides information to assist in the understanding of the Company's financial condition and results of operations. It should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this report.

                              RESULTS OF OPERATIONS

As the more detailed discussions below illustrate, the Company's revenues, net income and cash flow for the six months ended December 31, 2001 were at levels significantly higher than for the same period in fiscal 2001. As oil and natural gas prices have weakened, activity levels in both the well servicing and drilling segments have declined as reflected in our second quarter results. Results for the remainder of fiscal 2002 will clearly be influenced by the demand for and pricing of natural gas and oil.

THREE MONTHS ENDED DECEMBER 31, 2001 VERSUS THREE MONTHS ENDED DECEMBER 31, 2000

The Company's revenue for the three months ended December 31, 2001 increased $9,426,000, or 4.6%, to $213,337,000 from $203,911,000 for the three months ended December 31, 2000. The increase in the current period reflects improved rates despite lower activity levels. The Company's net income for the second quarter of fiscal 2002 totaled $19,459,000, or $0.19 per dilutive share, versus a net income of $11,162,000, or $0.11 per dilutive share, for the prior year period.

OPERATING REVENUES

WELL SERVICING. Well servicing revenues for the three months ended December 31, 2001 increased $7,688,000, or 4.3%, to $186,338,000 from $178,650,000 for the three months ended December 31, 2000. The increase in revenues was primarily due to higher rig and fluid hauling rates despite lower activity levels.

CONTRACT DRILLING. Contract drilling revenues for the three months ended December 31, 2001 increased $1,476,000, or 6.1%, to $25,654,000 from $24,178,000 for the three months ended December 31, 2000. The increase in revenues was primarily due to higher rig rates despite lower activity levels.

OPERATING EXPENSES

WELL SERVICING. Well servicing expenses for the three months ended December 31, 2001 decreased $1,031,000, or 0.87%, to $117,092,000 from $118,123,000 for the three months ended December 31, 2000. The decrease was primarily due to marginally lower levels of activity. Well servicing expenses, as a percentage of well servicing revenue, decreased to 62.8% for the three months ended December 31, 2001 from 66.1% for the three months ended December 31, 2000.

CONTRACT DRILLING. Contract drilling expenses for the three months ended December 31, 2001 decreased $1,020,000, or 5.6%, to $17,340,000 from $18,360,000 for the three months ended December 31, 2000. The decrease was primarily due to lower levels of activity. Contract drilling expenses, as a percentage of contract drilling revenues, decreased to 67.6% for the three months ended December 31, 2001 from 75.9% for the three months ended December 31, 2000.

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE

The Company's depreciation, depletion and amortization expense for the three months ended December 31, 2001 increased $1,578,000, or 8.7%, to $19,724,000 from $18,146,000 for the three months ended December 31, 2000. The increase is due to recent acquisitions and increased capital expenditures during the past twelve months as the Company continued major refurbishments of well servicing and contract drilling equipment partially offset by discontinued amortization of goodwill because of the Company's adoption of SFAS 142.

GENERAL AND ADMINISTRATIVE EXPENSES

The Company's general and administrative expenses for the three months ended December 31, 2001 increased $1,491,000, or 9.8%, to $16,755,000 from $15,264,000 for the three months ended December 31, 2000. The increase was due to higher administrative costs related to growth of the Company's operations and reflects additional resources in technology and internal control functions. General and administrative expenses, as a percentage of revenues, increased to 7.9% for the three months ended December 31, 2001 from 7.5% for the three months ended December 31, 2000.

INTEREST EXPENSE

The Company's interest expense for the three months ended December 31, 2001 decreased $3,484,000, or 23.9%, to $11,097,000, from $14,581,000 for the three months ended December 31, 2000. The decrease was primarily due to a significant reduction in the Company's long-term debt using operating cash flow, and to a lesser extent, lower interest rates. Included in the interest expense was the amortization of debt issuance costs of $654,000 and $822,000 for the three months ended December 31, 2001 and 2000, respectively.

BAD DEBT EXPENSE

The Company's bad debt expense for the three months ended December 31, 2001 decreased $645,000, or 91%, to $64,000 from $709,000 for the three months ended December 31, 2000. The Company continues to carefully monitor credit risk associated with our customers.

FOREIGN CURRENCY TRANSACTION LOSS

During the three months ended December 31, 2001, the Company recorded an Argentine foreign currency transaction loss of approximately $1,844,000 related to dollar-denominated receivables resulting from the recent devaluation of Argentina's currency.

EXTRAORDINARY GAIN

During the three months ended December 31, 2001, the Company retired $61,581,000 of its long-term debt, and expensed the related unamortized debt issuance costs which resulted in a net after-tax extraordinary gain of $2,091,000. During the three months ended December 31, 2000, the Company retired $3,000,000 of its long-term debt, and expensed the related unamortized debt issuance costs which resulted in a net after-tax extraordinary gain of $68,000.

INCOME TAXES

The Company's income tax expense for the three months ended December 31, 2001 increased $3,934,000 to an expense of $10,903,000 from an expense of $6,969,000 for the three months ended December 31, 2000. The increase in income tax expense is due to the increase in pretax income. The Company's effective tax rate for the three months ended December 31, 2001 and

December 31, 2000 was approximately 38%. The effective tax rates vary from the statutory rate of 35% because of the disallowance of certain goodwill amortization (for the three months ended December 31, 2000), and other non-deductible expenses and the effects of state and local taxes.

SIX MONTHS ENDED DECEMBER 31, 2001 VERSUS SIX MONTHS ENDED DECEMBER 31, 2000

The Company's revenue for the six months ended December 31, 2001 increased $66,984,000, or 16.9%, to $462,574,000 from $395,590,000 for the six months ended December 31, 2000. The increase in the current period reflects higher activity levels and improved rates. The Company's net income for the first six months of fiscal 2002 totaled $48,635,000, or $0.46 per dilutive share, versus a net income of $19,869,000, or $0.20 per dilutive share, for the prior year period.

OPERATING REVENUES

WELL SERVICING. Well servicing revenues for the six months ended December 31, 2001 increased $53,624,000, or 15.5%, to $398,839,000 from $345,215,000 for the six months ended December 31, 2000. The increase in revenues was primarily due to higher levels of activity and higher rig and fluid hauling rates.

CONTRACT DRILLING. Contract drilling revenues for the six months ended December 31, 2001 increased $12,967,000, or 28.0%, to $59,290,000 from $46,323,000 for the six months ended December 31, 2000. The increase in revenues was primarily due to higher rig rates despite lower activity levels.

OPERATING EXPENSES

WELL SERVICING. Well servicing expenses for the six months ended December 31, 2001 increased $20,063,000, or 8.7%, to $249,872,000 from $229,809,000 for the six months ended December 31, 2000. The increase was primarily due to a higher level of activity and increased wages. Well servicing expenses, as a percentage of well servicing revenue, decreased to 62.6% for the six months ended December 31, 2001 from 66.6% for the six months ended December 31, 2000.

CONTRACT DRILLING. Contract drilling expenses for the six months ended December 31, 2001 increased $2,710,000, or 7.6%, to $38,528,000 from $35,818,000 for the six months ended December 31, 2000. The increase was primarily due to higher wages. Contract drilling expenses, as a percentage of contract drilling revenues, decreased to 65.0% for the six months ended December 31, 2001 from 77.3% for the six months ended December 31, 2000.

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE

The Company's depreciation, depletion and amortization expense for the six months ended December 31, 2001 increased $1,136,000, or 3.1%, to $37,593,000 from $36,457,000 for the six months ended December 31, 2000. The increase is due to recent acquisitions and increased capital expenditures during the past twelve months as the Company continued major refurbishments of well servicing and contract drilling equipment partially offset by discontinued amortization of goodwill because of the Company's adoption of SFAS 142.

GENERAL AND ADMINISTRATIVE EXPENSES

The Company's general and administrative expenses for the six months ended December 31, 2001 increased $5,008,000, or 16.9%, to $34,639,000 from
$29,631,000 for the six months ended December 31, 2000. The increase was due to higher administrative costs related to growth of the Company's operations and reflects additional resources in technology and internal control functions. General and administrative expenses, as a percentage of revenues, remained constant at 7.5% for the six months ended December 31, 2001 and December 31, 2000.

INTEREST EXPENSE

The Company's interest expense for the six months ended December 31, 2001 decreased $7,646,000, or 24.9%, to $23,046,000, from $30,692,000 for the six months ended December 31, 2000. The decrease was primarily due to a significant reduction in the Company's long-term debt using operating cash flow, and to a lesser extent, lower interest rates. Included in the interest expense was the amortization of debt issuance costs of $1,393,000 and $2,044,000 for the six months ended December 31, 2001 and 2000, respectively.

BAD DEBT EXPENSE

The Company's bad debt expense for the six months ended December 31, 2001 decreased $595,000, or 65.9%, to $308,000 from $903,000 for the six months ended December 31, 2000. The Company continues to carefully monitor credit risk associated with our customers.

FOREIGN CURRENCY TRANSACTION LOSS

During the six months ended December 31, 2001, the Company recorded an Argentine foreign currency transaction loss of approximately $1,844,000 related to dollar-denominated receivables resulting from the recent devaluation of Argentina's currency.

EXTRAORDINARY GAIN

During the six months ended December 31, 2001, the Company retired $114,858,000 of its long-term debt, and expensed the related unamortized debt issuance costs which resulted in a net after-tax extraordinary gain of $2,271,000. During the six months ended December 31, 2000, the Company retired $81,544,000 of its long-term debt, and expensed the related unamortized debt issuance costs which resulted in a net after-tax extraordinary gain of $1,265,000.

INCOME TAXES

The Company's income tax expense for the six months ended December 31, 2001 increased $16,357,000 to an expense of $28,045,000 from a expense of $11,688,000 for the six months ended December 31, 2000. The increase in income tax expense is due to the increase in pretax income. The Company's effective tax rate for the six months ended December 31, 2001 and December 31, 2000 was 38% and 39%, respectively. The effective tax rates vary from the statutory rate of 35% because of the disallowance of certain goodwill amortization (for the six months ended December 31, 2000), and other non-deductible expenses and the effects of state and local taxes.

                         LIQUIDITY AND CAPITAL RESOURCES

The Company has historically funded its operations, acquisitions, capital expenditures and working capital requirements using cash flow from operations, bank borrowings and the issuance of equity and long-term debt. The Company believes that the current reserves of cash and cash equivalents, access to our existing credit lines, access to capital markets and internally generated cash flow from operations are and will be sufficient to finance the cash requirements of our current and future operations.

CAPITAL EXPENDITURES

Capital expenditures for fiscal 2002 have been and will be directed toward selectively refurbishing our assets as business conditions warrant. The Company will continue to evaluate opportunities to acquire or divest assets or businesses to enhance the Company's primary operations. Such capital expenditures, acquisitions and divestitures are at the discretion of the Company and will depend on management's view of market conditions as well as other factors.

LONG-TERM DEBT

SENIOR CREDIT FACILITY

As of December 31, 2001, the Company had a senior credit facility (the "Senior Credit Facility") with a syndicate of banks led by PNC Bank, N.A. which consisted of a $100,000,000 revolving loan facility. In addition, up to $20,000,000 of letters of credit can be issued under the Senior Credit Facility, but any outstanding letters of credit reduce the borrowing availability under the revolving loan facility. The commitment to make revolving loans will reduce to $75,000,000 on September 14, 2002. The revolving loan commitment will terminate on September 14, 2003, and all revolving loans must be paid on or before that date. As of December 31, 2001, approximately $25,000,000 was drawn under the revolving loan facility and approximately $12,000,000 of letters of credit related to workman's compensation insurance were outstanding. The Company drew down approximately $43 million on January 14, 2002 in order to redeem the 14% Senior Subordinated Notes.

The revolving loan bears interest based upon, at the Company's option, the prime rate plus a variable margin of 0.75% to 2.00% or a Eurodollar rate plus a variable margin of 2.25% to 3.50%. The Senior Credit Facility has customary affirmative and negative covenants including a maximum debt to capitalization ratio, a minimum interest coverage ratio, a maximum senior leverage ratio, a minimum net worth and minimum EBITDA as well as restrictions on capital expenditures, acquisitions and dispositions.

8 3/8% SENIOR NOTES

On March 6, 2001, the Company completed a private placement of $175,000,000 of 8 3/8% Senior Notes due 2008 (the "8 3/8% Senior Notes"). The cash proceeds from the private placement, net of fees and expenses, were used to repay all of the remaining balance of the Tranche B term loan under the Senior Credit Facility, and a portion of the revolving loan facility under the Senior Credit Facility. The 8 3/8% Senior Notes are subordinate to the Company's senior indebtedness which includes borrowings under the Senior Credit Facility and the Dawson 9 3/8% Senior Notes.

14% SENIOR SUBORDINATED NOTES

On January 22, 1999, the Company completed the private placement of 150,000 units (the "Units") consisting of $150,000,000 of 14% Senior Subordinated Notes due 2009 (the "14% Senior Subordinated Notes") and 150,000 warrants to purchase (as subsequently adjusted) 2,173,433 shares of the Company's Common Stock at an exercise price of $4.88125 per share (the "Unit Warrants"). The net cash proceeds from the private placement were used to repay substantially all of the remaining $148,600,000 principal amount (plus accrued interest) owed under the Company's bridge loan facility arranged in connection with the acquisition of Dawson Production Services, Inc. ("Dawson"). The 14% Senior Subordinated Notes are subordinate to the Company's senior indebtedness which includes borrowings under the Senior Credit Facility, the Dawson 9 3/8% Senior Notes and the 8 3/8% Senior Notes. The Unit Warrants have separated from the 14% Senior Subordinated Notes and became exercisable on January 25, 2000. At December 31, 2001, $132,903,000 principal amount of the 14% Senior Subordinated Notes remained outstanding. As of December 31, 2001, 63,500 Unit Warrants had been exercised leaving 86,500 Unit Warrants outstanding.

On and after January 15, 2004, the Company may redeem some or all of the 14% Senior Subordinated Notes at any time at varying redemption prices in excess of par, plus accrued interest. In addition, before January 15, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 14% Senior Subordinated Notes with the proceeds of certain sales of equity at 114% of par plus accrued interest. On January 14, 2002 the Company exercised its right of redemption for $35,403,000 principal amount of the 14% Senior Subordinated Notes at a price of 114% of the principal amount plus accrued interest, leaving $97,500,000 principal amount outstanding as of January 15, 2002. This transaction resulted in an extraordinary loss before taxes of approximately $8,468,000.

5% CONVERTIBLE SUBORDINATED NOTES

In late September and early October 1997, the Company completed a private placement of $216,000,000 of 5% Convertible Subordinated Notes due 2004 (the "5% Convertible Subordinated Notes"). The 5% Convertible Subordinated Notes are subordinate to the Company's senior indebtedness which includes borrowings under the Senior Credit Facility, the 14% Senior Subordinated Notes, the Dawson 9 3/8% Senior Notes, and the 8 3/8% Senior Notes. The 5% Convertible Subordinated Notes are convertible, at the holder's option, into shares of the

Company's common stock at a conversion price of $38.50 per share, subject to certain adjustments. During the quarter ended December 31, 2001, the Company repurchased (and canceled) $61,581,000 principal amount of the 5% Convertible Subordinated Notes, leaving $50,352,000 principal amount of the 5% Convertible Subordinated Notes outstanding at December 31, 2001.

CRITICAL ACCOUNTING POLICIES

The Company follows certain significant accounting policies when preparing its consolidated financial statements. A complete summary of these policies is included in Note 1 to the consolidated financial statements included in the Company's Annual Report on Form 10-K.

Certain of the policies require management to make significant and subjective estimates which are sensitive to deviations of actual results from management's assumptions. In particular, management makes estimates regarding the fair value of the Company's reporting units in assessing potential impairment of goodwill. In addition, the Company makes estimates regarding future undiscounted cash flows from the future use of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

In assessing impairment of goodwill, the Company has used estimates and assumptions in estimating the fair value of its reporting units. Actual future results could be different than the estimates and assumptions used. Events or circumstances which might lead to an indication of impairment of goodwill would include, but might not be limited to, prolonged decreases in expectations of long-term well servicing and/or drilling activity or rates brought about by prolonged decreases in oil or natural gas prices, changes in government regulation of the oil and natural gas industry or other events which could affect the level of activity of exploration and production companies.

In assessing impairment of long-lived assets other than goodwill where there has been a change in circumstances indicating that the carrying amount of a long-lived asset may not be recoverable, the Company has estimated future undiscounted net cash flows from use of the asset based on actual historical results and expectations about future economic circumstances including oil and natural gas prices and operating costs. The estimate of future net cash flows from use of the asset could change if actual prices and costs differ due to industry conditions or other factors affecting the Company's performance.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

Recently the Financial Accounting Standards Board, ("FASB") issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets ("SFAS 144"). SFAS 143 establishes requirements for the accounting for removal costs associated with asset retirements and SFAS 144 addresses financial accounting and reporting for the impairment of disposal of long-lived assets. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with earlier adoption encouraged, and SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Company is currently assessing the impact of these standards on its consolidated financial statements.


ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Special Note: Certain statements set forth below under this caption constitute "forward-looking statements". See "Special Note Regarding Forward-Looking Statements" for additional factors relating to such statements.

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about the Company's potential exposure to market risk. The term "market risk" refers to the risk of loss arising from adverse changes in foreign currency exchange, interest rates and oil and natural gas prices. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how the Company views and manages its ongoing market risk exposures.

                               INTEREST RATE RISK

At December 31, 2001, the Company had long-term debt and capital lease obligations outstanding of $403,711,000. Of this amount $354,634,000 or 88%, bears interest at fixed rates as follows:

                                                                                   BALANCE AT DECEMBER 31,
                                                                                            2001
                                                                                  --------------------------
                                                                                         (THOUSANDS)
8 3/8% Senior Notes Due 2008.....................................................         $175,000
14% Senior Subordinated Notes Due 2009...........................................          128,263
5% Convertible Subordinated Notes Due 2004.......................................           50,352
Other (rates generally ranging from 8.0% to 8.5%)................................            1,019
                                                                                  --------------------------
                                                                                          $354,634
                                                                                  ==========================

The remaining $49,077,000 of long-term debt and capital lease obligations outstanding as of December 31, 2001 bears interest at floating rates which averaged approximately 5.9% at December 31, 2001. A 10% increase in short-term interest rates on the floating-rate debt outstanding at December 31, 2001 would equal approximately 59 basis points. Such an increase in interest rates would increase Key's fiscal 2002 interest expense by approximately $300,000 assuming borrowed amounts remain outstanding.

The above sensitivity analysis for interest rate risk excludes accounts receivable, accounts payable and accrued liabilities because of the short-term maturity of such instruments.

                              FOREIGN CURRENCY RISK

Recently, the Argentine government suspended the law tying the Argentine peso to the U.S. dollar at the conversion ratio of 1:1 and created a dual currency system in Argentina. Key's net assets from its Argentina subsidiaries are based on the U.S. dollar equivalent of such amounts measured in Argentine pesos as of December 31, 2001. Assets and liabilities of the Argentine operations were translated to U.S. dollars at December 31, 2001, using the applicable free market conversion ratio of 1.6:1. Key's net earnings and cash flows from its Argentina subsidiaries were tied to the U.S. dollar for the six months ended December 31, 2001 and will be based on the U.S. dollar equivalent of such amounts measured in Argentine pesos for periods after December 31, 2001. Revenues, expenses and cash flow will be translated using the average exchange rates during the periods after December 31, 2001. See
Note 10 to the consolidated financial statements.

A 10% change in the Argentine peso to the U.S. dollar exchange rate would not be material to the net assets, net earnings or cash flows of Key.

Key's net assets, net earnings and cash flows from its Canadian subsidiary are based on the U.S. dollar equivalent of such amounts measured in Canadian dollars. Assets and liabilities of the Canadian operations are translated to U.S. dollars using the applicable exchange rate as of the end of a reporting period. Revenues, expenses and cash flow are translated using the average exchange rate during the reporting period.

A 10% change in the Canadian-to-U.S. Dollar exchange rate would not be material to the net assets, net earnings or cash flows of Key.


                              COMMODITY PRICE RISK

Key's major market risk exposure for its oil and natural gas production operations is in the pricing applicable to its oil and natural gas sales. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market for natural gas. Pricing for oil and natural gas production has been volatile and unpredictable for several years.

The Company periodically hedges a portion of its oil and natural gas production through collar and option agreements. The purpose of the hedges is to provide a measure of stability in the volatile environment of oil and natural gas prices and to manage exposure to commodity price risk under existing sales commitments. The Company's risk management objective is to lock in a range of pricing for expected production volumes. This allows the Company to forecast future earnings within a predictable range. The Company meets this objective by entering into collar and option arrangements which allow for acceptable cap and floor prices.

As of December 31, 2001, Key had oil and natural gas price collars and put options in place, as detailed in the following table. The total fiscal 2002 hedged oil and natural gas volumes represent 37% and 30%, respectively, of 2001 calendar year total production. A 10% variation in the market price of oil or natural gas from their levels at December 31, 2001 would have no material impact on the Company's net assets, net earnings or cash flows (as derived from the commodity option contracts).

The following table sets forth the future volumes hedged by year and the weighted-average strike price of the option contracts at December 31, 2001:


                                MONTHLY VOLUMES                               STRIKE PRICE
                                ---------------                               ------------
                                         NATURAL                              PER BBL/MMBTU
                                OIL        GAS                                -------------
                              (BBLS)     (MMBTUS)         TERM               FLOOR       CAP          FAIR VALUE
                              ------     --------         ----               -----       ---          ----------
   At December 31, 2001
     Oil Collars........       5,000           -     Mar 2001-Feb 2002       $19.70     $23.70         $  7,000
     Oil Puts...........       5,000           -     Mar 2002-Feb 2003        22.00       -             169,000
     Natural Gas Collars           -      40,000     Mar 2001-Feb 2002         2.40       2.91            3,000
     Natural Gas Puts...           -      75,000     Mar 2002-Feb 2003         3.00       -             746,000

      (The strike prices for oil are based on the NYMEX spot price for West Texas Intermediate; the strike prices for the natural gas collars are based on the Inside FERC-West Texas Waha spot price; the strike prices for the natural gas puts are based on the Inside FERC-El Paso Permian spot price.)

PART II - OTHER INFORMATION

ITEM 1.       LEGAL PROCEEDINGS

              None.

ITEM 2.       CHANGES IN SECURITIES AND USE OF PROCEEDS.

              None.

ITEM 3.       DEFAULTS UPON SENIOR SECURITIES.

              None.

ITEM 4.       SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

              None.

ITEM 5.       OTHER INFORMATION

              None.

ITEM 6.       EXHIBITS AND REPORTS ON FORM 8-K.

              (a)  Exhibits

                         10.1 Tenth Amendment to the Second Amended and Restated Credit Agreement, dated as of June 6, 1997, as amended and restated through September 14, 1998 and as further amended, among Key Energy Group, Inc. (now known as Key Energy Services, Inc.), the several Lenders from time to time parties thereto, PNC Bank, National Association, as Administrative Agent, Norwest Bank Texas, N.A., as Collateral Agent and PNC Capital Markets, Inc., as Arranger. (Incorporated by reference to Exhibit 10.1 of the Company's Form 8-K filed on December 19, 2001, File No. 1-8038.)

                         10.2 Underwriting Agreement, dated December 13, 2001, between the Registrant and Lehman Brothers Inc. (Incorporated by reference to Exhibit 1.1 of the Company's Form 8-K filed on December 19, 2001, File No. 1-8038.)

                        *10.3 Employment agreement between Key Energy Services, Inc. and Royce W. Mitchell dated December 31, 2001.

                        *10.4 Employment agreement between Key Energy Services, Inc. and James Byerlotzer dated December 31, 2001.

                        *10.5 First Amendment to Second Amended and Restated Employment Agreement between Francis D. John and Key Energy Services, Inc. dated December 31, 2001

              (b) The Company filed the following reports on Form 8-K during the quarter ended December 31, 2001:

                      (i) Current report on Form 8-K dated November 26, 2001 filed to report the resignation of William D. Manly from the Board of Directors and the appointment of
                      J. Robinson West to the Board of Directors.

                      (ii) Current report on Form 8-K dated December 19, 2001 filed to report the public offering of 5,400,000 shares of the Company's common stock and also to report certain management changes.


              ----------------------
              * Filed herewith.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           KEY ENERGY SERVICES, INC.




Dated: February ___, 2002             By:  /s/ FRANCIS D. JOHN
                                           ----------------------------------
                                           Francis D. John
                                           President and Chief Executive Officer



Dated: February ___, 2002             By:  /s/ ROYCE W. MITCHELL
                                           -----------------------------
                                           Royce W. Mitchell
                                           Chief Financial Officer and
                                           Chief Accounting Officer